Filed Pursuant to Rule 424(b)(3)
Registration No. 333-289940

PROSPECTUS

BridgeBio Oncology Therapeutics, Inc.

63,054,549 Shares of Common Stock by the Selling Securityholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 63,054,549 shares of common stock, par value $0.0001 per share of BridgeBio Oncology Therapeutics, Inc. (the “Common Stock”) consisting of (i) up to 24,343,711 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into on February 28, 2025 (the “PIPE Financing”), (ii) up to 4,648,186 shares of Common Stock issued to the Sponsor (as defined below) and certain initial shareholders of Helix (as defined below) in connection with the Business Combination (as defined below), (iii) up to 32,155,445 shares of Common Stock issued or issuable to certain equity holders of the Company pursuant to the Business Combination and (iv) 1,907,207 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $1.02 to $7.88 per share (the “Options”), issued to certain of our affiliates upon conversion of stock options in TheRas, Inc. dba BridgeBio Oncology Therapeutics in connection with the Business Combination.

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Options to the extent such Options are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the offer and sale of certain securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “BBOT”. On September 9, 2025, the closing price of our Common Stock was $10.23 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2025.

MARKET AND INDUSTRY DATA

This prospectus contains assumptions and information concerning our industry, our business, and the market for our services and solutions, including our market position, our general expectations of our market opportunity, and size and growth rates of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to BBOT’s Business” and elsewhere in this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have not independently verified the accuracy or completeness of third-party information, we believe the industry and market information included elsewhere in this prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On August 11, 2025 (the “Closing Date”), Helix Acquisition Corp. II., a Cayman Islands exempted company (“Helix”), consummated the previously announced Business Combination pursuant to the terms of the business combination agreement, dated February 28, 2025 and amended on June 17, 2025 (as amended, the “Business Combination Agreement”), with Helix II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Helix (“Merger Sub”), and TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation (“TheRas”).

Pursuant to the Business Combination Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Helix filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register with the Registrar of Companies of the Cayman Islands (collectively, the “Domestication”), (ii) upon effectiveness of the Domestication, Helix became a Delaware corporation and changed its corporate name to “BridgeBio Oncology Therapeutics, Inc.” (the “Company” or “BBOT”), and (iii) Merger Sub merged with and into TheRas (the “Merger”), with TheRas surviving the Merger as a direct, wholly-owned subsidiary of the Company (collectively, the Merger and Domestication, along with certain other transactions in the Business Combination Agreement, the “Business Combination”).

Unless the context otherwise requires, references in this prospectus to “TheRas”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean TheRas, and references to “BBOT”, the “Company”, “us”, “we”, “our” and any related terms after the closing of the Business Combination, are intended to mean the Company and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

“2016 Plan” means the TheRas, Inc. 2016 Equity Incentive Plan, as amended.

“2025 Plan” means the BridgeBio Oncology Therapeutics, Inc. 2025 Stock Option and Incentive Plan.

“2025 ESPP” means the BridgeBio Oncology Therapeutics, Inc. 2025 Employee Stock Purchase Plan.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 28, 2025 (as amended by Amendment No. 1 to the Business Combination Agreement, dated as of June 17, 2025, and as it may be further amended, restated, supplemented or otherwise modified from time to time) by and among Helix, Merger Sub, and BBOT.

“Bylaws” means the bylaws of Company which became effective upon the Domestication.

“Charter” means the certificate of incorporation of Company which became effective upon the Domestication.

“Company” means Helix after the consummation of the Domestication, which was renamed BridgeBio Oncology Therapeutics, Inc.

“Closing” means the closing of the Business Combination.

“Closing Date” means August 11, 2025.

“DGCL” means the General Corporation Law of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“EMA” means the European Medicines Agency.

“FDA” means the U.S. Food and Drug Administration.

“Helix” means Helix Acquisition Corp. II (which prior to the Domestication was an exempted company incorporated under the laws of the Cayman Islands and following the Domestication is now a corporation incorporated under the laws of the State of Delaware).

“Nasdaq” means the Nasdaq Stock Market LLC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Helix Holdings II LLC, a Cayman Islands limited liability company.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon exercise of the Options. We will receive proceeds from any exercise of the Options for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “BBOT,” “the Company,” “we,” “us” and “our” in this prospectus refer to BridgeBio Oncology Therapeutics, Inc. and its consolidated subsidiaries.

Overview

BBOT is a clinical-stage biotechnology company with the mission of transforming the lives of patients with cancers driven by RAS and PI3Kα, the two most frequently mutated oncogenes. Aberrant RAS signaling drives uncontrolled tumor growth in some of the deadliest cancers, including lung, breast, pancreas and colon cancer. This can come from mutations in RAS itself, which underlie approximately 30% of all human cancers, or from RAS-mediated overactivation of PI3Kα. Our goal is to provide meaningful benefit to patients by designing and developing new therapies to achieve high levels of target inhibition against these oncogenic drivers while maintaining a favorable tolerability profile.

Our pipeline consists of three orally bioavailable small molecule inhibitors that were designed and optimized within BBOT with the goal to provide patients with significant benefit over standard of care. Additionally, we believe BBOT has the opportunity to provide further benefit to patients with KRAS mutant tumors through combination of our inhibitors. We believe our pipeline has the opportunity to address a large number of patients afflicted with metastatic cancer.

Our first (BBO-8520) and third (BBO-11818) programs target KRAS — the most mutated oncogene. KRAS is a small GTPase protein that acts like a molecular switch, toggling between the GTP-bound active “ON” state, and the GDP-bound inactive “OFF” state. Oncogenic mutations in KRAS disrupt the normal equilibrium of the two states, resulting in a dramatic increase in the proportion of the “ON” state, and ultimately activating pathways that result in uncontrolled cell growth and cancer progression.

The majority of KRAS mutations occur in codon 12, with KRAS G12C being the most prevalent. Tumors with this KRAS mutation are present in approximately 15% of NSCLC. In 2021, the FDA approved the first therapeutic that specifically targets KRAS G12C. However, this first-generation drug and others like it exclusively target the “OFF” state, which renders them susceptible to adaptive resistance, which may limit their efficacy and durability. In contrast, BBO-8520, our orally bioavailable dual KRAS G12C “ON/OFF” inhibitor, directly engages both states of the mutant protein. We believe BBO-8520’s next-gen mechanism of action and degree of potency can provide significant benefit to patients with KRAS G12C-driven NSCLC — both as monotherapy and in combination with other therapies.

BBO-8520 is currently in the dose escalation portion of our ONKORAS-101 trial, being evaluated in metastatic KRAS G12C mutant NSCLC patients naïve to, or previously treated with, a KRAS G12C OFF inhibitor. BBO-8520 will also be evaluated in combination with pembrolizumab in KRAS G12C mutant metastatic NSCLC. We expect to share initial interim data from ONKORAS-101 in the second half of 2025.

PI3Kα is involved in many aspects of cell physiology, including growth, differentiation, survival and migration. It also plays an important role in glucose homeostasis through direct activation of its catalytic subunit, p110a, by insulin and IGF-1. In addition to its role in physiologic processes, an oncogenic form of PI3Kα (encoded by the PIK3CA gene) as well as activating mutations in PIK3CA were identified over 20 years ago. As such, oncology drug discovery and development have explored inhibition of the kinase activity of the p110a catalytic subunit to block PI3Ka signaling. Unfortunately, all of these initial efforts have been hampered to varying degrees by undesired hyperglycemia and hyperinsulinemia side effects as they cannot adequately block oncogenic signaling without effects on glucose homeostasis. More recently, direct binding and activation of PI3Kα by RAS proteins has been described in tumorigenesis. Additionally, several studies in mice have shown that selective blocking of RAS activation of PI3Kα can slow tumor growth without interfering with glucose homeostasis. We set out to discover a small molecule that can block RAS activation of PI3Kα with the goal of inhibiting oncogenic signaling while avoiding hyperglycemia and hyperinsulinemia. If successful, we may be able to achieve high levels of target inhibition in patients while maintaining a favorable tolerability profile.

BBO-10203, our RAS:PI3Kα Breaker, is an oral drug candidate that targets the RAS-binding domain of PI3Kα, preventing its activation by HRAS, NRAS, and KRAS in tumors. BBO-10203’s mechanism of action can inhibit PI3Ka signaling in tumors and avoid hyperglycemia and hyperinsulinemia in preclinical models. This stems from the simple fact that insulin signaling does not rely on RAS proteins to mediate glucose uptake. Thus far, we have observed activity in preclinical models and settings where RAS or PI3Kα is known to play a role in tumorigenesis, such as tumors with oncogenic mutations in KRAS or PIK3CA. However, an important additional feature of BBO-10203 is that it is agnostic to the mutational status of RAS and PIK3CA, i.e. BBO-10203 can work in settings where either or both are wild-type. For example, we have observed activity in preclinical models with amplified or overexpressing HER2. So far, in non-clinical testing, BBO-10203 has elicited significant tumor growth inhibition in multiple tumor types as monotherapy, and shown promising activity in combination with HER2 inhibitors, mutant KRAS inhibitors, ER antagonists, CDK4/6 inhibitors, and chemotherapy. BBO-10203 is currently in the dose escalation portion of the Breaker-101 trial, evaluating the molecule in HER2 amp and ER+ breast cancer, as well as KRAS mutant CRC and NSCLC, both as monotherapy and in combination. We expect to share early data from the trial in the first half of 2026.

Our third drug candidate, BBO-11818, is an orally bioavailable pan KRAS “ON/OFF” inhibitor designed to bind directly to the target. It is able to bind to KRAS G12D, G12V, G12C and WT KRAS with picomolar affinity. In KRAS mutant cells, BBO-11818 has shown low nanomolar potency with greater than 500-fold selectivity for KRAS over H- and NRAS. Like BBO-8520, BBO-11818 was designed to inhibit KRAS in both its “ON” and

“OFF” states. We believe these properties will enable BBO-11818 to achieve optimal target inhibition to provide significant benefit to patients with tumors driven by these oncogenes while maintaining a favorable tolerability profile. We submitted the BBO-11818 IND in the first quarter of 2025 and received a study may proceed letter from the FDA. We began enrolling patients with KRAS G12C, G12D, or G12V mutant tumors in March 2025.

BBOT is developing three precision oncology assets to serve patients with tumors driven by the two most prevalent oncogenes. We believe each has the potential to deliver meaningful benefit by achieving high levels of target inhibition while maintaining a favorable safety profile. In addition, BBOT is well positioned to develop combination therapies from within our own pipeline to inhibit both the MAPK and PI3Kα-AKT pathways simultaneously in patients with KRAS mutant tumors. While this has been a major goal in the field for over 20 years, the inability of other inhibitors to distinguish between tumor and wild-type cells has historically resulted in unacceptable toxicity. We aim to succeed where others have failed, due to BBO-10203’s unique mechanism of action that takes advantage of RAS’ distinct role in tumors. By inhibiting any RAS-driven activation of PI3Kα, BBO-10203 blocks oncogenic signaling while avoiding hyperglycemia. The fact that BBO-10203 has the potential to provide benefit and avoid hyperglycemia in WT PIK3CA setting is key to our combination approaches, as RAS and PIK3CA are very rarely co-mutated in human cancer. Hence, we will evaluate the combination of BBO-10203 and BBO-8520, and the combination of BBO-10203 and BBO-11818 in the dose expansion portions of ONKORAS-101 and Breaker-101 trials, respectively.

Strategy

At BBOT, we are accelerating scientific and medical breakthroughs with the goal of delivering well-tolerated, safe medicines with greater efficacy to people facing the deadliest cancers. We focus on patients with RAS- and PI3Kα-driven malignancies, including lung, breast, colorectal and pancreatic cancers. With deep expertise in small molecule targeted oncology, our team understands that maximizing target inhibition is critical to providing significant benefit to patients with oncogene-addicted tumors, requiring novel mechanisms of action and precise inhibitor design. Using state-of-the-art structure-based drug design, BBOT is advancing two approaches to achieve this goal.

First, we have designed KRAS inhibitors that bind the protein directly with high affinity, resulting in inhibition of both the ON and OFF states. By coupling ON-state inhibition — the form of KRAS that drives tumorigenesis — with high affinity, we believe we can achieve maximal suppression of oncogenic signaling in KRAS-driven tumors.

Second, we have designed highly selective PI3Kα inhibitors that exclusively block RAS-dependent signaling. This approach enables inhibition of RAS-driven PI3Kα tumorigenesis while preserving PI3Kα signaling directly activated by growth factor receptors. With this selective mechanism, we believe our RAS:PI3Kα breakers may achieve high levels of inhibition of RAS-dependent PI3Kα signaling while minimizing side effects associated with PI3Kα kinase inhibitors, such as hyperglycemia. Developing these inhibitors both as monotherapy and in combination has the potential to provide meaningful benefit to patients by safely delivering high-level inhibition of oncogenic signaling.

Risk Factors Summary

An investment in our securities is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” These risks include, but are not limited to, the following:

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BBOT has a limited operating history, has not completed any clinical trials, has no products approved for commercial sale, has never commercialized a product, and has not generated any revenue, which may make it difficult for investors to evaluate BBOT’s current business and likelihood of success and viability.

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BBOT’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve its objectives relating to the discovery, development and commercialization of its product candidates. If BBOT is unable to advance its product candidates through development, obtain regulatory approval and ultimately commercialize such product candidates, or experience significant delays in doing so, BBOT’s business will be materially harmed.

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BBOT may require additional capital to finance its operations. If BBOT is unable to raise such capital when needed, or on acceptable terms, BBOT may be forced to delay, reduce or eliminate one or more of its research and drug development programs, future commercialization efforts, product development or other operations.

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BBOT’s preclinical studies and clinical trials may fail to adequately demonstrate the safety and efficacy of any of its product candidates, which would prevent or delay development, regulatory approval and commercialization.

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Any delays in the commencement or completion, or termination or suspension, of BBOT’s current, planned or future clinical trials could result in increased costs to BBOT, delay or limit BBOT’s ability to generate revenue and adversely affect BBOT’s commercial prospects.

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The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials; interim, preliminary and topline data from BBOT’s preclinical studies and clinical trials that BBOT announces or publishes from time to time may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data; and the results of BBOT’s clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.

•	The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable.

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BBOT’s product candidates may cause significant adverse events, toxicities or other undesirable adverse events when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could prevent regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

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BBOT currently relies on third parties to supply and manufacture preclinical and clinical drug supplies, and BBOT intends to rely on third parties to produce commercial supplies of any approved product, which increases the risk that BBOT will not have sufficient quantities of these product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair BBOT’s development or commercialization efforts.

•	BBOT faces substantial competition which may result in others discovering, developing or commercializing products before or more successfully than BBOT does.

•	Any product candidates BBOT develops may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

•	BBOT’s business entails a significant risk of product liability.

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Obtaining and maintaining regulatory approval of BBOT’s product candidates in one jurisdiction does not mean that BBOT will be successful in obtaining regulatory approval of its product candidates in others, and even if BBOT’s product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

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BBOT may seek certain designations for its product candidates, but BBOT might not receive such designations, and even if BBOT does, such designations may not lead to a faster development or regulatory review or approval process.

•	BBOT is or may become subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security.

•	BBOT’s success is highly dependent on BBOT’s ability to attract, hire and retain highly skilled executive officers and employees.

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If BBOT is unable to obtain, maintain and enforce patent protection for its technology and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, BBOT’s competitors could develop and commercialize technology and products similar or identical to BBOT’s.

•	Patent terms may not protect BBOT’s competitive position for an adequate amount of time.

•	BBOT may become involved in lawsuits to protect or enforce its patent or other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

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BBOT relies on third parties to conduct its preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

•	There may not be an active trading market for Common Stock, which may make it difficult to sell shares of Common Stock.

•	Future sales, or the perception of future sales, by BBOT or its stockholders in the public market could cause the market price for BBOT’s securities to decline.

•	BBOT has identified a material weakness in its internal controls over financial reporting.

•	BBOT has increased costs as a result of operating as a public company, and BBOT’s management devotes substantial time to related compliance initiatives.

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We are currently in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition and prospects may be harmed.

Corporate Information

We were incorporated on June 15, 2021 as a Cayman Islands exempted company. Upon the Closing, we changed our name to BridgeBio Oncology Therapeutics, Inc. Our principal executive office is located at 256 E. Grand Avenue, Suite 104, South San Francisco, CA 94080, and our telephone number is (650) 405-4770. Our website address is www.bbotx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of being an Emerging Growth Company and a Smaller Reporting Company

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including (i) being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions, (ii) not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), (iii) certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, (iv) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, and (v) exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary Helix’s initial public offering in February 2024).

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to holders of our Common Stock may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors - Risks Related to Operating as a Public Company.”

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

Resale of Common Stock

Shares of Common Stock Offered by the Selling Securityholders	Up to 63,054,549 shares of Common Stock consisting of (i) up to 24,343,711 PIPE Shares, (ii) up to 4,648,186 shares of Common Stock issued in connection with the Business Combination, (iii) up to 32,155,445 shares of Common Stock issued or issuable to equity holders of the Company pursuant to the Business Combination and (iv) 1,907,207 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $1.02 to $7.88 per share, issued to certain of our affiliates upon conversion of Options in connection with the Business Combination.

Common Stock outstanding prior to the exercise of the Options	79,196,710 shares as of the Closing.

Common Stock outstanding after the exercise of the Options	81,103,917 shares, based on total shares outstanding as of the Closing.

Use of Proceeds	All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except to the extent the Options are exercised for cash. We may receive an aggregate of up to $8.37 million, assuming the exercise in full of the Options for cash. We expect to use the net proceeds from the exercise of the Options, if any, for general corporate purposes. See “Use of Proceeds” in this prospectus for more information.

Market for our Common Stock	Our Common Stock is listed on Nasdaq under the symbol “BBOT” .

Risk Factors	See “Risk Factors” and other information included elsewhere in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of common stock outstanding as of the Closing is 79,196,710 and excludes:

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2,171,345 shares of Common Stock reserved for issuance pursuant to outstanding options under or subject to the 2016 Plan, which were assumed in the Business Combination, other than the 1,907,207 shares of Common Stock issuable upon the exercise of stock options issued to certain of our affiliates upon conversion of Options in connection with the Business Combination;

•	5,373,641 shares of Common Stock reserved for issuance under our 2025 Plan, plus any annual increases under the terms thereof; and

•	895,607 shares of Common Stock reserved for issuance under our 2025 ESPP, plus any annual increases under the terms thereof.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, but are not limited to:

•	statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity;

•

expectations and timing related to the success, cost and timing of product development activities, including timing of initiation, completion and data readouts for clinical trials and the potential approval of BBOT’s product candidates, including the progress and results of the ONKORAS-101 and BREAKER-101 clinical trials;

•	the clinical and therapeutic potential of BBO-8520, BBO-10203 and BBO-11818;

•	the size and growth potential of the markets for BBOT’s product candidates;

•	the therapeutic and curative potential of BBOT’s product candidates;

•	financing and other business milestones;

•	expectations relating to the benefits of the Business Combination, including BBOT’s expected cash runway;

•	projected financial information, anticipated growth rate and market opportunities;

•	our ability to maintain the listing of our Common Stock on Nasdaq;

•	potential liquidity and trading volatility of our Common Stock;

•	our ability to raise financing in the future;

•	success in retaining or recruiting, or changes required in, officers, key employees or directors;

•	our ability to obtain and maintain regulatory approval of current and potential future product candidates;

•	our ability to obtain and maintain intellectual property protection for our technologies and our product candidates;

•	the rate and degree of market acceptance of current and any potential future product candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to our technologies, product candidates and current and future relationships with third parties;

•	our ability to attract and retain key scientific and management personnel;

•	our ability to effectively manage the growth of operations;

•	our ability to compete effectively with existing competitors and new market entrants;

•	our ability to implement and maintain effective internal controls;

•	the impact of supply chain disruptions;

•	unfavorable global economic conditions, including inflationary pressures, market volatility, acts of war and civil and political unrest; and

•	other factors detailed under the section entitled “Risk Factors,” beginning on page 11 of this prospectus.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can BBOT assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to BBOT or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. BBOT undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to BBOT’s Financial Position and Need For Additional Capital

BBOT has a limited operating history, has not completed any clinical trials, has no products approved for commercial sale and has not generated any revenue, which may make it difficult for investors to evaluate BBOT’s current business and likelihood of success and viability.

BBOT is a biopharmaceutical company with a limited operating history upon which investors can evaluate its business and prospects. BBOT was incorporated in August 2016 and commenced significant operations as an independent entity starting in May 2024, has never completed a clinical trial, has no products approved for commercial sale and has never generated any revenue. Drug development is a highly uncertain undertaking and involves a substantial degree of risk. To date, BBOT has devoted substantially all of its resources to research and development activities, including with respect to BBO-8520, BBO-10203 and BBO-11818, and its discovery programs, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations.

BBOT has not yet demonstrated its ability to successfully complete clinical trials, obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for investors to evaluate BBOT’s likelihood of success and viability.

In addition, BBOT may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by biopharmaceutical companies at BBOT’s stage of development in rapidly evolving fields. BBOT also expects that, as BBOT advances its product candidates, BBOT will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. BBOT has not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If BBOT does not adequately address these risks and difficulties or successfully make such a transition, its business will suffer.

BBOT has incurred significant net losses in each period since its inception, and expects to continue to incur significant net losses for the foreseeable future.

BBOT incurred significant net losses in each reporting period since its inception, has not generated any revenue to date and has financed its operations principally through private placements of securities. BBOT’s net losses were $50.5 million and $37.3 million for the six months ended June 30, 2025 and 2024, respectively, and $74.3 million and $64.7 million for the years ended December 31, 2024 and 2023, respectively. As of June 30, 2025, BBOT had an accumulated deficit of $273.0 million. BBOT has not yet completed any clinical trials. As a result, BBOT expects that it will be several years, if ever, before BBOT generates revenue from product sales. Even if BBOT succeeds in receiving marketing approval for and commercializing one or more product candidates, BBOT expects that it will continue to incur substantial research and development and other expenses in order to discover, develop and market additional potential products.

BBOT expects to continue to incur significant and increasing expenses and increasing operating losses for the foreseeable future. The net losses BBOT incurs may fluctuate significantly from quarter to quarter such that a period-to-period comparison of BBOT’s results of operations may not be a good indication of future performance. The size of future net losses will depend, in part, on the pace of development activities and the rate of future growth of expenses and BBOT’s ability to generate revenue. BBOT’s prior losses and expected future losses have had and will continue to have an adverse effect on working capital, BBOT’s ability to fund the development of its product candidates and its ability to achieve and maintain profitability and the performance of its stock.

BBOT’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve its objectives relating to the discovery, development and commercialization of its product candidates.

BBOT relies on its team’s expertise in chemistry, structure-based drug design, oncology drug development, business development and patient-driven approach to develop its product candidates. BBOT’s business depends significantly on the success of its approach and the development and commercialization of the product candidates that BBOT discovers with this approach. BBOT has no products approved for commercial sale and does not anticipate generating any revenue from product sales for the next several years, if ever. BBOT’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve several objectives, including:

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successful and timely completion of preclinical and clinical development of BBO-8520, BBO-10203, BBO-11818 and any future product candidates from BBOT’s discovery programs, and any other future programs;

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maintaining current and establishing new relationships with contract research organizations (“CROs”) and clinical sites for the clinical development of BBO-8520, BBO-10203, BBO-11818 and any future product candidates from BBOT’s current or future discovery programs;

•	timely receipt of marketing approvals from applicable regulatory authorities for any product candidates for which BBOT successfully completes clinical development;

•

developing an efficient and scalable manufacturing process for BBOT’s product candidates, including the production of finished products that are appropriately packaged for sale if BBOT’s product candidates obtain marketing approvals;

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maintaining current and establishing new commercially viable supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and meet the market demand for BBOT’s product candidates, if approved;

•	successful commercial launch following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;

•	maintaining an acceptable safety profile following any marketing approval of BBOT’s product candidates;

•

commercial acceptance of BBOT’s product candidates by patients, the medical community and third-party payors, including the willingness of physicians to use BBOT’s product candidates, if approved, in lieu of (or in conjunction with) other approved therapies;

•	satisfying any required post-marketing approval commitments to applicable regulatory authorities;

•	identifying, assessing and developing new product candidates;

•	obtaining, maintaining and expanding patent protection, trade secret protection and regulatory exclusivity, both in the U.S. and internationally;

•	defending against third-party interference or infringement claims, if any, with respect to BBOT’s intellectual property rights;

•	entering into, on favorable terms, any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize BBOT’s product candidates;

•	obtaining coverage and adequate reimbursement by third-party payors for BBOT’s product candidates, if approved;

•	addressing any competing therapies and technological and market developments; and

•	attracting, hiring and retaining qualified personnel.

BBOT may never be successful in achieving its objectives and, even if it does, may never generate revenue that is significant or large enough to achieve profitability. If BBOT does achieve profitability, BBOT may not be able to sustain or increase profitability on a quarterly or annual basis. BBOT’s failure to become and remain profitable would decrease the value of the company and could impair BBOT’s ability to maintain or further its research and development efforts, raise additional necessary capital, grow its business and continue its operations.

BBOT may require additional capital to finance its operations. If BBOT is unable to raise such capital when needed, or on acceptable terms, BBOT may be forced to delay, reduce or eliminate one or more of its research and drug development programs, future commercialization efforts, product development or other operations.

Since inception, BBOT has used substantial amounts of cash to fund its operations, and its expenses will increase substantially in the foreseeable future in connection with its ongoing activities, particularly as BBOT continues the research and development of, initiates additional clinical trials of, and seeks marketing approval for, its product candidates. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Even if one or more of BBOT’s product candidates or any future product candidates that BBOT develops is approved for commercial sale, BBOT anticipates incurring significant costs associated with sales, marketing, manufacturing and distribution activities. BBOT’s expenses could increase beyond expectations if BBOT is required by the FDA, the EMA or other regulatory authorities to perform clinical trials or preclinical studies in addition to those that BBOT currently anticipates. Other unanticipated costs may also arise. Because the design and outcome of BBOT’s clinical trials, including its planned and anticipated clinical trials, are highly uncertain, BBOT cannot reasonably estimate the actual amount of resources and funding that will be necessary to successfully complete the development and commercialization of its product candidates or any future product candidates that it develops. BBOT has initiated Phase 1 clinical trials of BBO-8520, BBO-10203 and BBO-11818. BBOT is not permitted to market or promote any product candidate before it receives marketing approval from the FDA, EMA or any comparable foreign regulatory authorities. BBOT is also incurring additional costs associated with operating as a public company. Accordingly, BBOT may need to obtain additional funding in order to continue its operations.

BBOT estimates that its existing cash, cash equivalents and short-term marketable securities as of the date of this prospectus, which include the net proceeds from the Business Combination and the PIPE Investments, will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into 2027. Advancing the development of BBO-8520, BBO-10203 and BBO-11818 and BBOT’s discovery programs will require a significant amount of capital. BBOT’s existing cash, cash equivalents and marketable securities will not be sufficient to fund all of BBOT’s product candidates through regulatory approval, and BBOT may need to raise additional capital to complete the development and commercialization of its product candidates. BBOT’s estimate as to how long it expects its existing cash, cash equivalents and marketable securities to fund its operations does not include potential product revenue and is based on assumptions that may prove to be wrong, and BBOT could use its available capital resources sooner than currently expected. Changing circumstances, some of which may be beyond BBOT’s control, could cause BBOT to consume capital significantly faster than currently anticipated, and BBOT may need to seek additional funds.

BBOT may be required to obtain further funding through public or private equity financings, debt financings, collaborative agreements, licensing arrangements or other sources of financing, which may dilute BBOT’s stockholders or restrict its operating activities. BBOT does not have any committed external source of funds. Adequate additional financing may not be available to BBOT on acceptable terms, or at all. BBOT’s ability to raise additional funds may be adversely impacted by general economic conditions, both inside and outside the U.S., including disruptions to, and instability and volatility in, the credit and financial markets in the U.S. and worldwide, including heightened inflation, interest rate and currency rate fluctuations, and economic slowdown or recession as well as concerns related to public health emergencies, natural disasters or geopolitical events, including civil or political unrest or military conflicts. In addition, market instability and volatility, high levels of inflation and interest rate fluctuations may increase BBOT’s cost of financing or restrict BBOT’s access to potential sources of future liquidity. To the extent that BBOT raises additional capital through the sale of equity or convertible debt securities, each investor’s ownership interests will be diluted, and the terms may include liquidation or other preferences that adversely affect each investor’s rights as a stockholder. Debt financing may result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect BBOT’s business. If BBOT raises additional funds through upfront payments or milestone payments pursuant to strategic collaborations with third parties, BBOT may have to relinquish valuable rights to its product candidates or grant licenses on terms that are not favorable to BBOT. In addition, BBOT may seek additional capital due to favorable market conditions or strategic considerations even if BBOT believes it has sufficient funds for its current or future operating plans.

BBOT’s failure to raise capital as and when needed or on acceptable terms would have a negative impact on its financial condition and its ability to pursue its business strategy, and BBOT may have to delay, reduce the scope of, suspend or eliminate one or more of its research or drug development programs, clinical trials or future commercialization efforts.

Risks Related to BBOT’s Product Development, Regulatory Approval And Commercialization

BBOT’s future prospects are substantially dependent on the advancement of its product candidates. If BBOT is unable to advance its product candidates through development, obtain regulatory approval and ultimately commercialize such product candidates, or experience significant delays in doing so, BBOT’s business will be materially harmed.

BBOT has initiated Phase 1 clinical trials of BBO-8520, BBO-10203 and BBO-11818. BBOT’s ability to generate product revenue, which BBOT does not expect will occur for many years, if ever, will depend heavily on the successful clinical development and eventual commercialization of one or more product candidates. BBOT is not permitted to market or promote any product candidate before BBOT receives marketing approval from the FDA, EMA or any comparable foreign regulatory authorities, and BBOT may never receive such marketing approvals.

The success of BBOT’s product candidates will depend on several factors, including the following:

•	successful and timely completion of preclinical studies;

•	submission of INDs in the U.S. and CTAs and/or comparable applications outside the U.S. for regulatory authority review and agreement to proceed with BBOT’s clinical trials;

•	successful initiation and completion of clinical trials;

•	successful and timely patient selection and enrollment in and completion of clinical trials;

•	maintaining and establishing relationships with CROs and clinical sites for the clinical development of BBOT’s product candidates both in the U.S. and internationally;

•	maintaining and growing an organization of scientific, medical and other professionals who can develop and commercialize BBOT’s product candidates;

•	the frequency and severity of adverse events in clinical trials;

•

obtaining positive data that support demonstration of efficacy, safety and tolerability profiles and durability of effect for BBOT’s product candidates that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•	the timely receipt of marketing approvals from applicable regulatory authorities;

•	the timely identification, development and approval of companion diagnostic tests, if required;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

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the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers for clinical development and, if approved, commercialization of BBOT’s product candidates;

•	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the U.S. and internationally;

•	the protection of BBOT’s rights in its intellectual property portfolio;

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establishing sales, marketing and distribution capabilities and the successful launch of commercial sales of BBOT’s product candidates if and when approved for marketing, whether alone or in collaboration with others;

•	maintaining an acceptable safety profile following any marketing approval;

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commercial acceptance by patients, the medical community and third-party payors, including the willingness of physicians to use BBOT’s product candidates, if approved, in lieu of (or in conjunction with) other approved therapies;

•	BBOT’s ability to compete with other therapies; and

•	BBOT’s ability to address any potential delays resulting from factors related to public health emergencies, natural disasters or geopolitical events.

BBOT does not have complete control over many of these factors, including certain aspects of preclinical and clinical development and the regulatory submission process, potential threats to BBOT’s intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. If BBOT is not successful with respect to one or more of these factors in a timely manner or at all, BBOT could experience significant delays or an inability to successfully commercialize any product candidates from its lead programs, which would materially harm its business. If BBOT does not receive marketing approvals for such product candidates, BBOT may not be able to continue its operations.

BBOT’s preclinical studies and clinical trials may fail to adequately demonstrate the safety and efficacy of any of its product candidates, which would prevent or delay development, regulatory approval and commercialization.

Before obtaining marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for the sale of BBOT’s product candidates, BBOT must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that its product candidates are both safe and effective for use in each target indication. Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and the ultimate outcome is uncertain. Failure can occur at any time during the preclinical study and clinical trial processes, there is a high risk of failure, and BBOT may never succeed in developing marketable products.

BBOT may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or BBOT’s ability to commercialize its product candidates, including:

•	failure of BBOT’s product candidates in preclinical studies or clinical trials to demonstrate safety and efficacy;

•	receipt of feedback from regulatory authorities that requires BBOT to modify the design of its clinical trials;

•	negative or inconclusive clinical trial results that may require BBOT to conduct additional clinical trials or abandon certain research, discovery and/or drug development programs;

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the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, particularly if there are other trials enrolling the same or overlapping precisely targeted patient populations, or participants dropping out of these clinical trials at a higher rate than anticipated;

•	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to BBOT in a timely manner, or at all;

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the suspension or termination of BBOT’s clinical trials for various reasons, including non-compliance with regulatory requirements or a finding that BBOT’s product candidates have undesirable adverse events or other unexpected characteristics or risks;

•	the cost of clinical trials of BBOT’s product candidates being greater than anticipated;

•	the supply or quality of BBOT’s product candidates or other materials necessary to conduct clinical trials of BBOT’s product candidates being insufficient or inadequate; and

•	regulators revising the requirements for approving BBOT’s product candidates.

If BBOT is required to conduct additional clinical trials or other testing of its product candidates beyond those that BBOT is currently contemplating, if BBOT is unable to successfully complete clinical trials of its product candidates or other testing in a timely manner, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, BBOT may incur unplanned costs, be delayed in seeking and obtaining marketing approval, if BBOT receives such approval at all, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements or have the drug removed from the market after obtaining marketing approval.

BBOT’s discovery and development activities are focused on precision oncology to treat RAS-dependent cancers, which is a rapidly evolving area of science, and the approach BBOT is taking to discover and develop drugs may never lead to approved or marketable products.

The discovery and development of precision oncology therapeutics for patients with RAS-dependent cancers is an emerging field, and the scientific discoveries that form the basis for BBOT’s efforts to discover and develop product candidates are evolving. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. Although BBOT believes, based on BBOT’s preclinical work and clinical trials to date, that BBOT’s product candidates can inhibit RAS, clinical results may not confirm this hypothesis or may only confirm it for certain tumor types. The patient populations for BBOT’s product candidates are limited to those with KRAS and PI3Ka mutations and HER2 amplification and may not be completely defined but are substantially smaller than the general treated cancer population, and BBOT will need to screen and identify these targeted patients. Successful identification of patients is dependent on several factors, including evaluation of patient biopsies and blood samples, which may require the use of companion diagnostic tests. Furthermore, even if BBOT is successful in identifying patients, BBOT cannot be certain that the resulting patient populations for each mutation will be large enough to allow BBOT to successfully obtain approval for each mutation type and commercialize BBOT’s product candidates and achieve profitability. BBOT does not know if its approach of focusing on treating patients with RAS-dependent cancers will be successful, and if its approach is unsuccessful, BBOT’s business will suffer.

Any delays in the commencement or completion, or any termination or suspension, of BBOT’s current, planned or future clinical trials could result in increased costs to BBOT, delay or limit BBOT’s ability to generate revenue and adversely affect BBOT’s commercial prospects.

Before BBOT can initiate clinical trials of any product candidate in any indication, BBOT must submit the results of preclinical studies to the FDA, EMA or other comparable foreign regulatory authorities along with other information, including information about the product candidate’s chemistry, manufacturing and controls and its proposed clinical trial protocol, as part of an IND or similar regulatory submission under which BBOT must receive authorization to proceed with clinical development. The FDA, EMA or other comparable foreign regulatory authorities may require BBOT to conduct additional preclinical studies for any product candidate before they allow BBOT to initiate clinical trials under any IND, CTA or comparable application which may lead to additional delays and increase the costs of BBOT’s preclinical development programs.

Before obtaining marketing approval from the FDA of BBO-8520, BBO-10203, BBO-11818 or of any other future product candidate in any indication, BBOT must conduct extensive clinical studies to demonstrate safety and efficacy. Clinical testing is expensive, time consuming and uncertain as to outcome. In addition, BBOT expects to rely in part on preclinical, clinical and quality data generated by BBOT’s CROs and other third parties for regulatory submissions for BBOT’s product candidates. While BBOT has or will have agreements governing these third parties’ services, BBOT has limited influence over their actual performance. If these third parties do not make data available to BBOT, or, if applicable, make regulatory submissions in a timely manner, in each case pursuant to BBOT’s agreements with them, BBOT’s development programs may be significantly delayed and BBOT may need to conduct additional studies or collect additional data independently. In either case, BBOT’s development costs would increase. BBOT has initiated Phase 1 clinical trials of BBO-8520, BBO-10203 and BBO-11818. An IND submission must become effective prior to initiating any clinical trials in the U.S. for any of BBOT’s future product candidates.

BBOT could also encounter delays if a clinical trial is suspended or terminated by BBOT, by the independent institutional review board (“IRB”) or independent ethics committee (“IEC”) of the institutions in which such trials are being conducted, by a data safety monitoring board for such trial or by the FDA or foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or BBOT’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse events, failure to demonstrate a benefit from using a pharmaceutical, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and BBOT may need to amend clinical trial protocols to comply with these changes. Amendments may require BBOT to resubmit its clinical trial protocols to IRBs/IECs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, if BBOT is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies governing clinical trials, BBOT’s development plans may be impacted. For example, in December 2022, with the passage of the Food and Drug Omnibus Reform Act (“FDORA”), Congress required sponsors to develop and submit a diversity action plan for each Phase 3 clinical trial or any other “pivotal study”

of a new drug or biological product. Although these diversity action plans are not required to be submitted until after the FDA finalizes its guidance on the topic, such plans are meant to encourage the enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. Similarly, the regulatory landscape related to clinical trials in the European Union (“EU”) recently evolved. The EU Clinical Trials Regulation (“CTR”), which was adopted in April 2014 and repealed the EU Clinical Trials Directive, became applicable on January 31, 2022. While the Clinical Trials Directive required a separate CTA to be submitted in each member state, to both the competent national health authority and an IEC, the CTR introduces a centralized process and only requires the submission of a single application to all member states concerned. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state.

Certain of BBOT’s current or future scientific advisors or consultants who receive compensation from BBOT may become investigators for BBOT’s future clinical trials. Under certain circumstances, BBOT may be required to report some of these relationships to the FDA. Although BBOT expects any such relationships to be within the FDA’s guidelines, the FDA may conclude that a financial relationship between BBOT and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of BBOT’s marketing applications by the FDA and may ultimately lead to the denial of marketing approval of BBOT’s product candidates. If BBOT experiences delays in the completion of, or any termination or suspension of, any clinical trial of any product candidate, the commercial prospects of such product candidate will be harmed, and BBOT’s ability to generate product revenue will be delayed. Moreover, any delays in completing BBOT’s clinical trials will increase BBOT’s costs, slow down BBOT’s development and approval process and jeopardize BBOT’s ability to commence product sales and generate revenue, which may harm BBOT’s business, financial condition, results of operations and prospects significantly.

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of BBOT’s clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.

BBOT will be required to demonstrate with substantial evidence through well-controlled clinical trials that BBOT’s product candidates are safe and effective for use in the target population before BBOT can seek marketing approvals for their commercial sale. Preclinical and clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the preclinical study and clinical trial processes; there is a high risk of failure and BBOT may never succeed in developing marketable products.

The results of preclinical studies may not be predictive of the results of clinical trials of BBOT’s product candidates, and the results of early clinical trials may not be predictive of the results of later-stage clinical trials. Although product candidates may demonstrate promising results in preclinical studies and early clinical trials, they may not prove to be safe or effective in subsequent clinical trials. Favorable results from certain animal studies may not accurately predict the results of other animal studies or of human trials, due to the inherent biologic differences in species, the differences between testing conditions in animal studies and human trials, and the particular goals, purposes, and designs of the relevant studies and trials. Similarly, certain of BBOT’s hypotheses regarding the potential clinical and therapeutic benefits of its product candidates compared to other approved products and product candidates or molecules in development are based on observations from the preclinical studies and early clinical trials that BBOT has completed, and results from such preclinical studies and early clinical trials are not necessarily predictive of the results of later preclinical studies or clinical trials.

There is typically an extremely high rate of attrition from the failure of product candidates proceeding through preclinical studies and clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Likewise, early, smaller-scale clinical trials may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy, insufficient durability of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that commence preclinical studies and clinical trials are never approved as products. The development of BBOT’s product candidates and its stock price may also be impacted by inferences, whether correct or not, that are drawn between the success or failure of preclinical studies or clinical trials of BBOT’s competitors or other companies in the biopharmaceutical industry, in addition to BBOT’s own preclinical studies and clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dose and dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with BBOT’s product candidates may also be undergoing surgical, radiation and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause adverse events that are unrelated to BBOT’s product candidates. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, BBOT’s clinical trial outcomes.

Any preclinical studies or clinical trials that BBOT conducts may not demonstrate the safety and efficacy necessary to obtain regulatory approval to market BBOT’s product candidates. If the results of BBOT’s ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety and efficacy of BBOT’s product candidates, if BBOT does not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with BBOT’s product candidates, BBOT may be prevented or delayed in obtaining marketing approval for such product candidates.

BBOT does not know whether any clinical trials BBOT conducts will demonstrate consistent or adequate efficacy and safety sufficient to obtain approval to market any of BBOT’s product candidates.

In addition to BBO-8520, BBO-10203 and BBO-11818, BBOT’s prospects depend in part upon discovering, developing and commercializing additional product candidates from BBOT’s discovery programs, which may fail in development or suffer delays that adversely affect their commercial viability.

BBOT’s future operating results are dependent on its ability to successfully discover, develop, obtain regulatory approval for and commercialize BBO-8520, BBO-10203 and BBO-11818 and future product candidates from BBOT’s discovery programs. A research candidate can unexpectedly fail at any stage of development. The historical failure rate for research candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of other research candidates that BBOT may develop will depend on many factors, including the following:

•	generating sufficient data to support the initiation or continuation of preclinical studies and clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	successful enrollment of patients in, and the completion of, clinical trials on a timely basis;

•	the timely manufacture of sufficient quantities of a product candidate for use in clinical trials;

•	adverse events in clinical trials; and

•	addressing any delays resulting from factors related to public health emergencies, natural disasters or geopolitical events.

Even if BBOT successfully advances any research candidates into preclinical and clinical development, their success will be subject to all of the preclinical, clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, there can be no assurance that BBOT will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from any product candidates.

BBOT’s approach to the discovery and development of product candidates is unproven, and BBOT may not be successful in its efforts to use and expand its approach to build a pipeline of product candidates with commercial value.

A key element of BBOT’s strategy, which is unproven, is to use and expand BBOT’s expertise in chemistry, structure-based drug design and patient-driven approach to build a pipeline of product candidates and progress these product candidates through clinical development. Although BBOT’s research and development efforts to date have resulted in the discovery of and initiation of clinical development of BBO-8520, BBO-10203 and BBO-11818, such product candidates and any other product candidates BBOT may develop may not be safe or effective as cancer therapeutics, and BBOT may not be able to develop any other product candidates. For example, the potential product candidates that BBOT has identified or identifies in the future may not generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be product candidates that will receive marketing approval from the FDA, EMA or other regulatory authorities or achieve market acceptance. If BBOT does not successfully develop and commercialize product candidates, BBOT will not be able to generate product revenue in the future, which would result in significant harm to BBOT’s financial position and adversely affect its business.

The regulatory approval processes of the FDA, EMA and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If BBOT is ultimately unable to obtain regulatory approval of its product candidates, BBOT will be unable to generate product revenue and its business will be substantially harmed.

Obtaining approval by the FDA, EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that BBOT’s data are insufficient for approval and require additional preclinical, clinical or other data. In addition, the U.S. Supreme Court’s July 2024 decision to overturn prior established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. Even if BBOT eventually completes clinical testing and receives approval for its product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve BBOT’s product candidates for a more limited indication or a narrower patient population than BBOT originally requested or may impose other prescribing limitations or warnings that limit the product candidate’s commercial potential. Even if approved, BBOT may be required to conduct additional studies to verify or confirm the clinical benefits of its products. BBOT has not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of BBOT’s product candidates will ever obtain regulatory approval. Further, development of BBOT’s product candidates and/or regulatory approval may be delayed for reasons beyond its control.

Applications for BBOT’s product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of BBOT’s clinical trials;

•

the FDA, EMA or other comparable foreign regulatory authorities may determine that BBOT’s product candidates are not safe and effective, are only moderately effective or have undesirable or unintended adverse events, toxicities or other characteristics that preclude BBOT obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which BBOT seeks approval;

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with BBOT’s interpretation of data from preclinical studies or clinical trials;

•

the clinical data of the clinical trial may fail to meet the level of statistical significance required to obtain approval of BBOT’s product candidates by the FDA, EMA or other comparable foreign regulatory authorities;

•	BBOT may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that BBOT’s product candidates’ risk-benefit ratios for their proposed indications are acceptable;

•

the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which BBOT contracts for clinical and commercial supplies;

•	the FDA, EMA or other comparable regulatory authorities may fail to approve companion diagnostic tests required for BBOT’s product candidates;

•	BBOT may not obtain or maintain adequate funding to complete its clinical trials in a manner that is satisfactory to the FDA, EMA or other comparable foreign regulatory authorities; and

•	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering BBOT’s clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in BBOT failing to obtain regulatory approval to market any of its product candidates, which would significantly harm BBOT’s business, results of operations and prospects.

BBOT may not be able to submit INDs, CTAs or comparable applications to commence clinical trials on the timelines BBOT expects, and even if BBOT is able to, the FDA, EMA or any comparable foreign regulatory authority may not permit BBOT to proceed.

BBOT’s research and development efforts to date have resulted in the initiation of clinical development of BBO-8520, BBO-10203 and BBO-11818. BBOT may not be able to submit INDs for any future product candidates it may identify on the timelines it expects, or such submissions may not take effect on the timeline that BBOT anticipates, or at all. For example, BBOT may experience manufacturing delays or other delays with IND-enabling studies. Moreover, BBOT cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that could cause BBOT or regulatory authorities to suspend or terminate clinical trials. Additionally, even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND, BBOT cannot guarantee that the FDA will not change its requirements in the future. These considerations also apply to new clinical trials BBOT may submit as amendments to existing INDs or to a new IND. Any failure to submit INDs, CTAs or comparable applications on the timelines BBOT expects or to obtain regulatory approvals for BBOT’s planned clinical trials may prevent BBOT from initiating or completing its clinical trials or commercializing its product candidates on a timely basis, if at all.

BBOT’s product candidates may cause significant adverse events, toxicities or other undesirable adverse events when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could prevent regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

If BBOT’s product candidates are associated with undesirable adverse events or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs, BBOT may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable adverse events or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related adverse events could also affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may prevent BBOT from achieving or maintaining market acceptance of the affected product candidate and may harm BBOT’s business, financial condition and prospects significantly. There have been, and it is likely that there will be additional, adverse events associated with the use of BBOT’s product candidates as is typically the case with oncology drugs. Results of BBOT’s studies or trials could reveal a high and unacceptable severity and prevalence of these or other adverse events. In such an event, BBOT’s trials could be suspended or terminated and the FDA, EMA or comparable foreign regulatory authorities could order BBOT to cease further development of or deny approval of BBOT’s product candidates for any or all targeted indications. Drug-related adverse events could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm BBOT’s business, financial condition and prospects significantly.

In addition, BBOT’s product candidates may be used in populations for which safety concerns may be particularly scrutinized by regulatory authorities. BBOT’s product candidates may be studied in combination with other therapies, which may exacerbate adverse events associated with the therapy. Patients treated with BBOT’s product candidates may also be undergoing surgical, radiation and chemotherapy treatments, which can cause adverse events that are unrelated to BBOT’s product candidates but may still impact the success of BBOT’s clinical trials. The inclusion of critically ill patients in BBOT’s clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses.

If significant adverse events are observed in any of BBOT’s current or future clinical trials, BBOT may have difficulty recruiting patients to the clinical trials, patients may drop out of BBOT’s trials, or BBOT may be required to abandon the trials or its development efforts of that product candidate altogether. BBOT, the FDA, EMA, other comparable foreign regulatory authorities or an IRB may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse events. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause adverse events that prevented their further development. Even if the adverse events do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable adverse events may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm BBOT’s business, financial condition and prospects. Further, if any of BBOT’s product candidates obtain marketing approval, toxicities associated with such product candidates previously not seen during clinical testing may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional contraindications, warnings and precautions being added to the drug label, significant restrictions on the use of the product or the withdrawal of the product from the market. BBOT cannot predict whether its product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical trials.

Interim, preliminary and topline data from BBOT’s preclinical studies and clinical trials that BBOT announces or publishes from time to time may change as more data become available and are subject to audit and verification procedures that could result in material changes in the final data.

BBOT expects to publicly disclose interim, preliminary or topline data from its clinical trials in the future. These interim updates are anticipated to be based on preliminary analyses of then-available data, and the results and related findings and conclusions may be subject to change following a more comprehensive review of the data related to the particular study or trial. For example, BBOT may report responses in certain patients that are unconfirmed at the time and which do not ultimately result in confirmed responses to treatment after follow-up evaluations. BBOT also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and BBOT may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that BBOT reports may differ from future results of the same studies or trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim, preliminary and topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the interim, preliminary or topline data previously published. As a result, interim, preliminary and topline data should be viewed with caution until the final data are available. In addition, BBOT may report interim analyses of only certain endpoints rather than all endpoints. Interim, preliminary and topline data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim, preliminary or topline data and final data could significantly harm BBOT’s business and prospects. Further, additional disclosure of interim, preliminary or topline data by BBOT or by its competitors in the future could result in volatility in the price of BBOT’s common stock.

In addition, the information BBOT chooses to publicly disclose regarding a particular study or trial is typically selected from a more extensive amount of available information. Investors may not agree with what BBOT determines is the material or otherwise appropriate information to include in its public disclosures, and any information BBOT determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or BBOT’s business. If the interim, preliminary or topline data that BBOT reports differs from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, BBOT’s ability to obtain approval for, and commercialize, any of its product candidates may be harmed, which could harm BBOT’s business, financial condition, results of operations and prospects.

If BBOT experiences delays or difficulties in the enrollment or maintenance of patients in clinical trials, BBOT’s regulatory submissions or receipt of necessary marketing approvals could be delayed or prevented.

BBOT may not be able to initiate or continue clinical trials for its product candidates if BBOT is unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trial’s conclusion as required by the FDA, EMA or other comparable foreign regulatory authorities. Patient enrollment is a significant factor in the timing of clinical trials. BBOT’s ability to enroll eligible patients may be limited or may result in slower enrollment than anticipated. BBOT utilizes profiling of patients’ tumors to identify suitable patients for recruitment into its clinical trials. For these clinical trials, BBOT seeks patients who carry specific gene mutation or amplification that its product candidates are designed to precisely target. BBOT cannot be certain (i) how many patients will have the requisite mutation or amplification that qualify for inclusion in its clinical trials, (ii) that the number of patients enrolled in each program will suffice for regulatory approval or (iii) if regulatory approval is obtained, whether each specific mutation or amplification will be included in the approved drug label. Additionally, BBOT faces competition, including from large pharmaceutical companies with significantly more resources than BBOT, for enrollment of BBOT’s targeted patient populations, which may impact BBOT’s ability to successfully recruit patients for its clinical trials. If BBOT’s strategies for patient identification and enrollment prove unsuccessful, BBOT may have difficulty enrolling or maintaining patients appropriate for its product candidates.

Patient enrollment may be affected if BBOT’s competitors have ongoing clinical trials for programs that are under development for the same indications as BBOT’s product candidates, and patients who would otherwise be eligible for BBOT’s clinical trials instead enroll in clinical trials of its competitors’ programs. Patient enrollment for BBOT’s current or future clinical trials may be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and efficacy of approved drugs for the disease under investigation;

•

patient eligibility criteria for the trial in question as defined in the protocol, including biomarker-driven identification and/or certain highly-specific criteria related to stage of disease progression, which may limit the patient populations eligible for BBOT’s clinical trials to a greater extent than competing clinical trials for the same indication that do not have a biomarker-driven patient eligibility criteria;

•	perceived risks and benefits of the product candidate under study;

•

clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved or other product candidates being investigated for the indications BBOT is investigating;

•	clinicians’ willingness to screen their patients for biomarkers to indicate which patients may be eligible for enrollment in BBOT’s clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;

•	proximity and availability of clinical trial sites for prospective patients; and

•

the risk that patients enrolled in clinical trials will drop out of the trials before completion or, because they may be late-stage cancer patients, will not survive the full terms of the clinical trials.

BBOT’s inability to enroll a sufficient number of patients for its clinical trials would result in significant delays or may require BBOT to abandon one or more clinical trials altogether. Enrollment delays in BBOT’s clinical trials may result in increased development costs for its product candidates and jeopardize its ability to obtain marketing approval for the sale of its product candidates. Furthermore, even if BBOT is able to enroll a sufficient number of patients for its clinical trials, BBOT may have difficulty maintaining participation in its clinical trials through treatment and any follow-up periods.

BBOT has limited resources and is currently focusing its efforts on the development of BBO-8520, BBO-10203 and BBO-11818 in particular indications and advancing its discovery programs. As a result, BBOT may fail to capitalize on other indications or product candidates that may ultimately have proven to be more profitable.

BBOT is currently focusing its resources and efforts on its lead product candidates, BBO-8520 a KRAS inhibitor for KRASG12C NSCLC, BBO-10203 a PI3Kα:RAS breaker for PIK3CAmut BC, HER2amp BC, KRASmut NSCLC, KRASmut PDAC, and KRASmut CRC, and BBO-11818 a Pan-KRAS inhibitor for KRASG12X NSCLC, KRASG12X PDAC, KRASG12X CRC, and on advancing BBOT’s discovery programs. As a result, because BBOT has limited resources, BBOT may forgo or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. BBOT’s resource allocation decisions may cause

BBOT to fail to capitalize on viable commercial products or profitable market opportunities. BBOT’s spending on current and future research and development activities for BBO-8520, BBO-10203 and BBO-11818 and BBOT’s discovery programs may not yield any commercially viable products. If BBOT does not accurately evaluate the commercial potential or target markets for BBO-8520, BBO-10203 and BBO-11818 or any future product candidates identified through BBOT’s discovery programs, BBOT may enter into collaboration, licensing or other strategic arrangements with the effect of relinquishing valuable rights in cases in which it would have been more advantageous for BBOT to retain sole development and commercialization rights. In addition, given the similar approaches being utilized by BBOT’s lead product candidates, negative developments for one candidate in the pipeline may have negative implications for other candidates in the pipeline.

BBOT currently relies on third parties to supply and manufacture preclinical and clinical drug supplies, and BBOT intends to rely on third parties to produce commercial supplies of any approved product, which increases the risk that BBOT will not have sufficient quantities of these product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair BBOT’s development or commercialization efforts.

BBOT does not own or operate manufacturing facilities for the production of preclinical, clinical or commercial supplies of the product candidates that BBOT is developing or evaluating in its drug development programs. BBOT has limited personnel with experience in drug manufacturing and lacks the resources and the capabilities to manufacture any of BBOT’s product candidates on a preclinical, clinical or commercial scale. BBOT relies on third parties for supply of its preclinical and clinical drug supplies (including key active pharmaceutical ingredients, or API, drug product, and starting and intermediate materials), and BBOT’s strategy is to outsource to third parties all manufacturing of BBOT’s product candidates and products from preclinical development through clinical trials and commercialization, if any product candidates are approved.

In order to conduct clinical trials of product candidates, BBOT will need to have them manufactured in potentially large quantities, particularly for later-stage trials. BBOT’s third-party manufacturers may be unable to successfully increase the manufacturing capacity for any of its clinical drug supplies (including API, drug product, and key starting and intermediate materials) in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities and at any other time. If these third-party manufacturers are unable to successfully scale up the manufacture of BBOT’s product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or infeasible, and regulatory approval or commercial launch of that product candidate may be delayed or not obtained.

In addition, some of BBOT’s third-party suppliers (including suppliers of key active pharmaceutical ingredients, or API, drug product, and starting and intermediate materials) are currently BBOT’s sole source of supplies and, as a result, an issue with one of these suppliers may more significantly impact or delay BBOT’s development or commercial plans, as discussed further under the risk factor titled, “Some of the third parties upon whom BBOT currently relies for the supply of the active pharmaceutical ingredients, drug product and starting materials used in BBOT’s product candidates are BBOT’s sole source of supply, and the loss of any of these suppliers could delay BBOT’s development efforts and harm BBOT’s business.”

BBOT’s use of new third-party manufacturers or suppliers also increases the risk of delays in production or insufficient supplies of BBOT’s product candidates (and the key API, drug product, and starting and intermediate materials for such product candidates) as BBOT transfers its manufacturing technology to these manufacturers or suppliers and as they gain experience manufacturing or producing BBOT’s product candidates (and the key API, drug product, and starting and intermediate materials for these product candidates).

Even after a third-party manufacturer has gained significant experience in manufacturing BBOT’s product candidates (or the key API, drug product, and starting and intermediate materials for such product candidates), or even if BBOT believes it has succeeded in optimizing the manufacturing process, there can be no assurance that such manufacturer will supply or produce sufficient quantities of BBOT’s product candidates (or the key API, drug product, and starting and intermediate materials for such product candidates) in a timely manner or continuously over time, or at all. BBOT may be delayed if BBOT needs to change the manufacturing process used by a third party. Further, if BBOT changes an approved manufacturing process, then BBOT may be delayed if the FDA or a comparable foreign authority needs to review the new manufacturing process before it may be used.

Reliance on third-party manufacturers for preclinical, clinical and commercial supplies entails risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing or master services agreement by the third party;

•	the possible misappropriation of BBOT’s proprietary information, including trade secrets and know-how; and

•	the possible termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient for BBOT.

While BBOT has entered into master services agreements with its current suppliers under which work is performed on an as-needed basis pursuant to quotations or proposals, BBOT does not currently have any agreements with third-party manufacturers for long-term commercial supply. In the future, BBOT may be unable to enter into agreements with third-party manufacturers for commercial supplies of any of BBOT’s product candidates, or may be unable to do so on acceptable terms. Even if BBOT is able to establish and maintain arrangements with third-party manufacturers for commercial supply, reliance on third-party manufacturers entails risks, including those described above.

Third-party manufacturers may not be able to comply with cGMP requirements or similar regulatory requirements outside the United States. BBOT’s failure, or the failure of its third-party manufacturers, to comply with applicable requirements could result in sanctions being imposed on BBOT, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and/or criminal prosecutions, any of which could significantly and adversely affect supplies of BBOT’s product candidates.

BBOT’s future product candidates and any products that BBOT may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP requirements particularly that use chromatography or purification technology necessary for the manufacture of BBO-10203, and that might be capable of manufacturing for BBOT.

BBOT is also unable to predict how changing regulatory requirements, global economic conditions or ongoing geopolitical conflicts, trade policy, and related global economic sanctions, or potential global health concerns will affect BBOT’s third-party suppliers and manufacturers. Any negative impact of such matters on BBOT’s third-party suppliers and manufacturers may also have an adverse impact on BBOT’s results of operations or financial condition. For example, in 2024, there was Congressional activity related to interactions with Chinese biopharmaceutical companies, including the introduction of the BIOSECURE Act. Although the BIOSECURE Act has not been passed by Congress, if this bill is re-introduced and is passed, or if similar laws are passed in the future, they would have the potential to restrict the ability of U.S. biopharmaceutical companies like BBOT to purchase services or products from, or otherwise collaborate with, certain Chinese biotechnology companies “of concern” without losing the ability to contract with, or otherwise receive funding from, the U.S. government. Some of BBOT’s sole source suppliers are companies in China, including some named in these bills, and it is possible some of BBOT’s contractual counterparties could be impacted by the legislation described above.

If the third parties that BBOT engages to supply any materials or manufacture product for its preclinical tests and clinical trials should cease to continue to do so for any reason, BBOT likely would experience delays in advancing these tests and trials while BBOT identifies and qualifies replacement suppliers or manufacturers, and BBOT may be unable to obtain replacement supplies on terms that are favorable to BBOT or at all. In addition, if BBOT is not able to obtain adequate supplies of its product candidates or the substances used to manufacture them, it will be more difficult for BBOT to develop its product candidates and compete effectively.

BBOT’s current and anticipated future dependence upon others for the manufacture of BBOT’s product candidates (or the key API, drug product, and starting and intermediate materials for such product candidates) may adversely affect BBOT’s future profit margins and ability to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

BBOT faces substantial competition which may result in others discovering, developing or commercializing products before or more successfully than BBOT does.

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. BBOT’s competitors have developed, are developing or may develop products, product candidates and processes competitive with BBOT’s product candidates. Any product candidates that BBOT successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future. BBOT believes that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which BBOT is currently attempting and may in the future attempt to develop product candidates. In addition, BBOT’s product candidates may need to compete with drugs physicians use off-label to treat the indications for which BBOT seeks approval. This may make it difficult for BBOT to replace existing therapies with BBOT’s product candidates.

In particular, there is intense competition in the field of oncology. BBOT has competitors both in the U.S. and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. BBOT also competes with these organizations to recruit and retain qualified scientific and management personnel, which could negatively affect BBOT’s level of expertise and BBOT’s ability to execute its business plan. BBOT will also face competition in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, BBOT’s programs.

For BBO-8520, there are currently two KRASG12C inhibitors approved by the FDA for use in KRASG12C mutant advanced or metastatic NSCLC.

For BBO-10203, there is one PI3Kα inhibitor approved by the FDA for the treatment of HR+ / HER2- advanced or metastatic PIK3CAmut breast cancer.

For BBO-11818, there are no pan-KRAS inhibitors approved by the FDA for the treatment of KRASG12X mutant lung, colorectal, or pancreatic cancers.

Many of BBOT’s competitors, either alone or with their collaborators, have significantly greater financial resources, established presence in the market, and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than BBOT. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology product candidates. These companies also have significantly greater research and marketing capabilities than BBOT and may also have product candidates that have been approved or are in late stages of development, and collaborative arrangements in BBOT’s target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that BBOT develops obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, BBOT’s programs. As a result of all of these factors, BBOT’s competitors may succeed in obtaining approval from the FDA, EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing product candidates in BBOT’s field before BBOT does.

BBOT’s potential commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe adverse events, are more convenient, have a broader label, are marketed more effectively, are more widely reimbursed or are less expensive than any products that BBOT may develop. Physicians may be more willing to prescribe competitors’ products for various reasons, and may rely on guidelines related to treatment of patients issued by medical societies, industry groups or other organizations, which may not include, and may never include, BBOT’s products. BBOT’s competitors also may obtain marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for their products more rapidly than BBOT may obtain approval for its product candidates, which could result in competitors establishing a strong market position before BBOT is able to enter the market, or make BBOT’s development and marketing more complicated. Even if the product candidates BBOT develops achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by BBOT’s competitors may render BBOT’s technologies or product candidates obsolete, less competitive or not economical. If BBOT is unable to compete effectively, BBOT’s opportunity to generate revenue from the sale of products BBOT may develop, if approved, could be adversely affected.

BBOT’s product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if BBOT’s product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of BBOT’s approved product candidates will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in clinical trials compared to alternative treatments;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which a product candidate is approved;

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restrictions on the use of product candidates in the labeling approved by regulatory authorities, such as boxed warnings or contraindications in labeling, or a Risk Evaluation and Mitigation Strategy (REMS), if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of BBOT’s product candidates over alternative treatments;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement by third-party payors, including government authorities;

•	willingness of physicians to use BBOT’s product candidates, if approved, in lieu of (or in conjunction with) other approved therapies;

•	the availability of an approved product candidate for use as a combination therapy;

•	relative convenience and ease of administration;

•

the willingness of the target patient population to try new therapies and undergo required diagnostic screening to determine treatment eligibility and of physicians to prescribe these therapies and diagnostic tests;

•	the effectiveness of sales and marketing efforts;

•	unfavorable publicity relating to BBOT’s product candidates; and

•	the approval of other new therapies for the same indications.

If any of BBOT’s product candidates are approved but do not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, BBOT may not generate or derive sufficient revenue from that product candidate and BBOT’s financial results could be negatively impacted.

The market opportunities for any product candidates BBOT develops, if approved, may be limited to certain smaller patient subsets and may be smaller than BBOT estimates them to be.

When cancer is detected early (referred to as localized disease), conventional treatments, which include chemotherapy, hormone therapy, surgery and radiation therapy and/or selected targeted therapies, may be adequate to cure the patient in many cases. However, once cancer has spread to other areas (advanced or metastatic disease), cancer treatments may not be sufficient to provide a cure but often can significantly prolong life without curing the cancer. First-line therapies designate treatments that are initially administered to patients with advanced or metastatic disease, while second- and third-line therapies are administered to patients when the prior therapies lose their effectiveness. The FDA, EMA and other regulatory bodies often approve cancer therapies for a particular line of treatment. Typically, drug approvals are initially granted for use in later lines of treatment, but with additional evidence of significant efficacy from clinical trials, biopharmaceutical companies can successfully seek and gain approval for use in earlier lines of treatment.

In most instances, BBOT plans to initially seek approval of BBO-8520, BBO-10203 and BBO-11818 and any other future product candidates for previously treated patients with advanced or metastatic cancer where at least one prior therapy has limited clinical benefit or where tumors have developed resistance to such therapy. For those product candidates that prove to be sufficiently safe and effective, if any, BBOT would potentially expect to seek approval ultimately as a first line therapy. There is no guarantee that BBOT’s product candidates, even if approved for previously treated patients, would be approved for an earlier line of therapy, and prior to any such approvals BBOT may have to conduct additional clinical trials that may be costly, time-consuming and subject to risk.

BBOT’s projections of both the number of people who have the cancers BBOT is targeting, as well as the subset of people with these cancers in a position to receive a particular line of therapy and who have the potential to benefit from treatment with BBOT’s product candidates, are based on BBOT’s beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new data and studies may change the estimated incidence or prevalence of the cancers that BBOT is targeting, especially if new therapies that are approved while BBOT advances its product candidates affect the treatment paradigm and/or the size of the target population. The potentially addressable patient population for BBOT’s product candidates may be limited or may not be amenable to treatment with BBOT’s product candidates. Consequently, even if BBOT’s product candidates are approved, the number of patients that may be eligible for treatment with BBOT’s product candidates may turn out to be much lower than expected. In addition, BBOT has not yet conducted market research to determine how treating physicians would expect to prescribe a product that is approved for multiple tumor types if there are different lines of approved therapies for each such tumor type. Even if BBOT obtains significant market share for its products, if approved, if the potential target populations are small, BBOT may never achieve profitability without obtaining regulatory approval for additional indications.

Any product candidates BBOT develops may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

Patients rely on insurance coverage by third-party payors (third-party payors include Medicare and Medicaid (government payors) and commercial insurance companies such as Blue Cross Blue Shield, Humana,

Cigna, etc.), to pay for products. The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of BBOT’s product candidates that receive marketing approval will depend substantially, both in the U.S. and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. No uniform policy exists for coverage and reimbursement in the U.S. If reimbursement is not available, or is available only to limited levels, BBOT may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow BBOT to establish or maintain pricing sufficient to realize an adequate return on BBOT’s investment. Further, it is possible that a third-party payor may consider BBOT’s product candidates as substitutable with competitor products and offer to reimburse patients only for the less expensive competitor product. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which BBOT obtains marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, BBOT may not successfully commercialize any product candidate for which BBOT obtains marketing approval.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the U.S., for example, principal decisions about reimbursement for new products are typically made by the Center for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly. Factors payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational. This process will require BBOT to provide scientific and clinical support for the use of BBOT’s products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

As federal and state governments implement additional health care cost containment measures, including measures to lower prescription drug pricing, BBOT cannot be sure that its products, if approved, will be covered by private or public payors, and if covered, whether the reimbursement will be adequate or competitive with other marketed products. Such other actions by federal and state governments and health plans may put additional downward pressure on pharmaceutical pricing and health care costs, which could negatively impact coverage and reimbursement for BBOT’s products if approved, BBOT’s revenue, and its ability to compete with other marketed products and to recoup the costs of its research and development. For further discussion, see “- Current and future legislation may increase the difficulty and cost for BBOT to obtain reimbursement for its product candidates;” and “- The prices of prescription pharmaceuticals in the U.S. and foreign jurisdictions are the subject of considerable legislative and executive actions and could impact the prices BBOT obtains for its products, if and when licensed for marketing.”

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. BBOT may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of its products. Nonetheless, BBOT’s product candidates may not be considered medically necessary or cost effective. BBOT cannot be sure that coverage and reimbursement will be available for any product that BBOT commercializes and, if reimbursement is available, what the level of reimbursement will be.

In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or products, will apply to companion diagnostics. Additionally, if any companion diagnostic provider is unable to obtain reimbursement or is inadequately reimbursed, that may limit the availability of such companion diagnostic, which would negatively impact prescriptions for BBOT’s product candidates, if approved.

Outside the U.S., the commercialization of therapeutics is generally subject to extensive governmental price controls and other market regulations, and BBOT believes the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as BBOT’s product candidates. In many countries, particularly the countries of the EU, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, BBOT may be required to conduct a clinical trial that compares the cost-effectiveness of BBOT’s product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the U.S. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that BBOT is able to charge for its product candidates. Accordingly, in markets outside the U.S., the reimbursement for BBOT’s products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenue and profits.

If BBOT is unable to establish or sustain coverage and adequate reimbursement for any product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which BBOT receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

BBOT’s business entails a significant risk of product liability and if BBOT is unable to obtain sufficient insurance coverage such inability could have an adverse effect on BBOT’s business and financial condition.

BBOT’s business exposes BBOT to significant product liability and other risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability and other claims or incidents, such as cyber incidents and breaches, could delay or prevent completion of BBOT’s development programs. If BBOT succeeds in marketing products, such claims could result in an FDA, EMA or other regulatory authority investigation of the safety and effectiveness of BBOT’s products, manufacturing processes and facilities or BBOT’s marketing programs. FDA, EMA or other regulatory authority investigations could potentially lead to a recall of BBOT’s products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for BBOT’s products, injury to BBOT’s reputation, costs to defend the related litigation, a diversion of management’s time and BBOT’s resources and substantial monetary awards to trial participants or patients. BBOT currently has product liability and other insurance that BBOT believes is appropriate for its stage of development and may need to obtain higher levels prior to advancing BBOT’s product candidates into later stages of development or marketing any of BBOT’s product candidates, if approved. Any insurance BBOT has or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial, product liability, and other types of insurance (such as cyber insurance) are becoming increasingly expensive and difficult to obtain. As a result, BBOT may be unable to obtain sufficient insurance at a reasonable cost to protect BBOT against losses caused by product liability or other claims or incidents, including data breach and incidents, that could have an adverse effect on BBOT’s business and financial condition.

Certain of BBOT’s product candidates are novel, complex and difficult to manufacture. BBOT could experience manufacturing problems that result in delays in BBOT’s development or commercialization or otherwise harm BBOT’s business.

The manufacturing processes BBOT’s third-party contract manufacturing organizations (“CMOs”) use to produce its product candidates are complex, novel and have not been validated for commercial use. Several factors have caused and may cause future production interruptions, including restrictions on certain manufacturing operations and shortages in on-site personnel at BBOT’s CMOs’ manufacturing facilities, equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of BBOT’s suppliers, including historical disruptions, which could reoccur in connection with any future global pandemic or health emergency.

Several of BBOT’s small molecule product candidates are particularly complex and difficult to manufacture, in some cases due to the number of steps required, the process complexity and the toxicity of end or intermediate-stage products. BBOT’s product candidates require processing steps that are more complex than those required for most small molecule drugs. As a result, assays of the finished product may not be sufficient to ensure that the product is consistent from lot-to-lot or will perform in the intended manner. Accordingly, BBOT’s CMOs must employ multiple steps to control the manufacturing process to assure that the process is reproducible and the product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory to conduct clinical trials or supply commercial markets. BBOT may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA, the EMA or other applicable standards or specifications with consistent and acceptable production yields and costs.

In addition, the FDA, the EMA and other foreign regulatory authorities may require BBOT to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that BBOT not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause BBOT to delay clinical trials, which could be costly to BBOT and otherwise harm BBOT’s business, financial condition, results of operations and prospects.

BBOT’s CMOs also may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate BBOT’s manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements.

Any problems in BBOT’s CMOs’ manufacturing process or facilities could result in delays in planned clinical trials and increased costs, and could make BBOT a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit access to additional attractive development programs. Problems in BBOT’s manufacturing process could also restrict BBOT’s ability to meet potential future market demand for any products that may be approved.

Certain of BBOT’s product candidates are under development for the treatment of patient populations with significant comorbidities that may result in deaths or serious adverse or unacceptable side effects and require BBOT to abandon or limit its clinical development activities.

Patients in certain of BBOT’s ongoing and planned clinical trials of product candidates in genetically driven cancers, as well as patients who may undergo treatment with other product candidates that BBOT may develop, may also receive chemotherapy, radiation, and/or other high dose or myeloablative treatments in the course of treatment of their disease, and may therefore experience side effects or AEs, including death, that are unrelated to BBOT’s product candidates. While these side effects or AEs may be unrelated to BBOT’s product candidates, they may still affect the success of BBOT’s clinical trials. The inclusion of critically ill patients in BBOT’s clinical trials may also result in deaths or other adverse medical events due to underlying disease or to other therapies or medications that such patients may receive. Any of these events could prevent BBOT from advancing its product candidates through clinical development, and from obtaining regulatory approval, and would impair BBOT’s ability to commercialize its product candidates. Any inability to advance BBOT’s product candidates through clinical development may harm BBOT’s business, financial condition, results of operations and prospects.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

BBOT may be unable to obtain U.S. or foreign regulatory approval and, as a result, may be unable to commercialize its product candidates.

BBOT’s product candidates are and will continue to be subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the U.S. and in many foreign jurisdictions before a new drug can be approved for marketing. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. BBOT cannot provide any assurance that any product candidate BBOT may develop will progress through required clinical testing and obtain the regulatory approvals necessary for BBOT to begin selling them.

BBOT does not have experience conducting, managing or completing large-scale or pivotal clinical trials nor managing the regulatory approval process with the FDA, EMA or any other regulatory authority. The time required to obtain approvals from the FDA, EMA and other regulatory authorities is unpredictable and requires successful completion of extensive clinical trials which typically takes many years, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can change during drug development, which makes it difficult to predict with any certainty how such standards will be applied. BBOT may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, changes in applicable FDA, EMA or other regulatory policy during the period of drug development, clinical trials and regulatory review, or significant changes to FDA personnel during the regulatory review.

Applications for BBOT’s product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of BBOT’s clinical trials;

•

the FDA, EMA or other comparable foreign regulatory authorities may determine that BBOT’s product candidates are not safe and effective or have undesirable or unintended adverse events, toxicities or other characteristics that preclude BBOT obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which BBOT seeks approval;

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with BBOT’s interpretation of data from preclinical studies or clinical trials;

•	BBOT may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that BBOT’s product candidates’ risk-benefit ratios for their proposed indications are acceptable;

•

the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which BBOT contracts for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering BBOT’s clinical data insufficient for approval.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on BBOT’s ability to generate revenue from any particular product candidates BBOT is developing and for which BBOT is seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which BBOT may market, promote and advertise the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS plan as part of approving a New Drug Application (“NDA”), or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria, distribution through controlled distribution channels, and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors.

BBOT is also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

BBOT plans to develop certain of its current product candidates and potentially future product candidates in combination with other therapies, which would expose BBOT to additional risks.

BBOT plans to develop certain of its current product candidates in combination with one or more currently approved cancer therapies or therapies in development and may pursue a similar strategy for future product candidates. For example, the ongoing Phase 1 trial of BBO-8520 is evaluating BBO-8520 both as a monotherapy and in combination with pembrolizumab. Even if any of BBOT’s current or future product candidates were to receive marketing approval or be commercialized for use in combination with other existing therapies, BBOT would continue to be subject to the risks that the FDA, EMA or other comparable foreign regulatory authorities could revoke approval of the therapy used in combination with any of BBOT’s product candidates, or safety, efficacy, manufacturing or supply issues could arise with these existing therapies. In addition, it is possible that existing therapies with which BBOT’s product candidates are approved for use could themselves fall out of favor or be relegated to later lines of treatment. This could result in the need to identify other combination therapies for BBOT’s product candidates or BBOT’s own products being removed from the market or being less successful commercially.

BBOT may also evaluate its current or future product candidates in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA, EMA or comparable foreign regulatory authorities. BBOT will not be able to market and sell any product candidate in combination with any such unapproved cancer therapies that do not ultimately obtain marketing approval.

If the FDA, EMA or other comparable foreign regulatory authorities do not approve or withdraw their approval of these other therapies, or if safety, efficacy, commercial adoption, manufacturing or supply issues arise with the therapies BBOT chooses to evaluate in combination with any of its current or future product candidates, BBOT may be unable to obtain approval of or successfully market any one or all of the current or future product candidates BBOT develops. Additionally, if the third-party providers of therapies or therapies in development used in combination with BBOT’s current or future product candidates are unable to produce sufficient quantities for clinical trials or for commercialization of BBOT’s current or future product candidates, or if the cost of combination therapies are prohibitive, BBOT’s development and commercialization efforts would be impaired, which would have an adverse effect on BBOT’s business, financial condition, results of operations and growth prospects.

BBOT has conducted and intends to continue conducting certain of its clinical trials globally. However, the FDA and other foreign equivalents may not accept data from such trials, in which case BBOT’s development plans may be delayed, which could materially harm BBOT’s business.

BBOT has conducted and intends to continue conducting certain of its clinical trials globally. The acceptance by the FDA or other regulatory authorities of study data from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the U.S., the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to good clinical practice (GCP) regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP requirements, and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements.

In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the U.S. or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of BBOT’s business plan, and which may result in BBOT’s product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Conducting clinical trials outside the U.S. also exposes BBOT to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research;

•	diminished protection of intellectual property in some countries; and

•	interruptions or delays in BBOT’s trials resulting from geopolitical events, including civil or political unrest or military conflicts.

Obtaining and maintaining regulatory approval of BBOT’s product candidates in one jurisdiction does not mean that BBOT will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of BBOT’s product candidates in one jurisdiction does not guarantee that BBOT will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the marketing of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the U.S., including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the U.S., a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that BBOT intends to charge for its products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for BBOT and could delay or prevent the introduction of BBOT’s products in certain countries. If BBOT or any future collaborator fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, BBOT’s target market will be reduced and BBOT’s ability to realize the full market potential of BBOT’s product candidates will be harmed.

Further, BBOT could face heightened risks with respect to obtaining marketing authorization in the United Kingdom (“U.K.”) as a result of the withdrawal of the U.K. from the EU, commonly referred to as Brexit. The U.K. is no longer part of the European Single Market and EU Customs Union. As of January 1, 2021, the Medicines and Healthcare Products Regulatory Agency (“MHRA”) became responsible for supervising medicines and medical devices in Great Britain, comprising England, Scotland, and Wales under domestic law, whereas under the terms of the Northern Ireland Protocol, Northern Ireland is currently subject to EU rules. The U.K. and EU have, however, agreed to the Windsor Framework, which fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the U.K. Once implemented, the changes introduced by the Windsor Framework will make the MHRA responsible for approving all medicinal products destined for the U.K. market (i.e., Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland.

In addition, foreign regulatory authorities may change their approval policies and new regulations may be enacted. For instance, the EU pharmaceutical legislation is currently undergoing a complete review process, in the context of the Pharmaceutical Strategy for Europe initiative, launched by the European Commission in November 2020. The European Commission’s proposal for revision of several legislative instruments related to medicinal products (potentially reducing the duration of regulatory data protection, revising the eligibility for expedited pathways, etc.) was published on April 26, 2023. The proposed revisions remain to be agreed and adopted by the European Parliament and European Council and the proposals may therefore be substantially revised before adoption, which is not anticipated before early 2026. The revisions may however have a significant impact on the pharmaceutical industry and BBOT’s business in the long term.

Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, may force BBOT to restrict or delay efforts to seek regulatory approval in the U.K. for its product candidates, which could significantly and materially harm BBOT’s business. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Also, regulatory approval for BBOT’s product candidates may be withdrawn. If BBOT fails to comply with the applicable regulatory requirements, BBOT’s target market will be reduced, BBOT’s ability to realize the full market potential of its product candidates will be harmed, and BBOT’s business, financial condition, results of operations and prospects could be harmed.

Even if BBOT’s product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight.

Any regulatory approvals that BBOT may receive for its product candidates will require the submission of reports to regulatory authorities and ongoing surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements and regulatory inspection. For example, the FDA may require a REMS in order to approve BBOT’s product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA, EMA or foreign regulatory authorities approve BBOT’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for BBOT’s product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with current good manufacturing practices (cGMP) and GCP for any clinical trials that BBOT conducts post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA, EMA and other regulatory authorities for compliance with cGMP regulations and standards. The PREVENT Pandemics Act, which was enacted in December 2022, clarifies that foreign drug manufacturing establishments are subject to registration and listing requirements even if a drug or biologic undergoes further manufacture, preparation, propagation, compounding, or processing at a separate establishment outside the U.S. prior to being imported or offered for import into the U.S. If BBOT or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or BBOT, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA, EMA and other comparable foreign regulatory requirements may subject BBOT to administrative or judicially imposed sanctions, including:

•	delays in or the rejection of product approvals;

•	restrictions on BBOT’s ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements;

•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	imposition of a REMS, which may include distribution or use restrictions; and

•	requirements to conduct additional post-market clinical trials to assess the safety of the product.

The FDA, EMA and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of BBOT’s product candidates. BBOT cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If BBOT is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if BBOT is not able to maintain regulatory compliance, BBOT may lose any marketing approval that BBOT may have obtained and BBOT may not achieve or sustain profitability.

The FDA, EMA and other regulatory authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of BBOT’s product candidates are approved and BBOT is found to have improperly promoted off-label uses of those products, BBOT may become subject to significant liability. The FDA, EMA and other regulatory authorities strictly regulate the promotional claims that may be made about prescription products, such as BBOT’s product candidates, if approved. In particular, a product may not be promoted in the U.S. for uses that are not approved by the FDA as reflected in the product’s approved labeling, or in other jurisdictions for uses that differ from the labeling or uses approved by the applicable regulatory authorities. While physicians may prescribe products for off-label uses, the FDA, EMA and other regulatory authorities actively enforce laws and regulations that prohibit the promotion of off-label uses by companies, including promotional communications made by companies’ sales forces with respect to off-label uses that are not consistent with the approved labeling, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties. If BBOT is found to have promoted such off-label uses, BBOT may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If BBOT cannot successfully manage the promotion of its product candidates, if approved, BBOT could become subject to significant liability, which would materially adversely affect BBOT’s business and financial condition.

If BBOT is required by the FDA, EMA or comparable regulatory authority to obtain clearance or approval of a companion diagnostic test in connection with approval of any of BBOT’s product candidates or a group of therapeutic products, and BBOT does not obtain or BBOT faces delays in obtaining clearance or approval of a diagnostic test, BBOT may not be able to commercialize the product candidate and BBOT’s ability to generate revenue may be materially impaired.

If BBOT is required by the FDA, EMA or a comparable regulatory authority to obtain clearance or approval of a companion diagnostic test in connection with approval of any of BBOT’s product candidates, such companion diagnostic test would be used during BBOT’s more advanced phase clinical trials as well as in connection with the commercialization of BBOT’s product candidates. To be successful in developing and commercializing product candidates in combination with these companion diagnostics, BBOT or its collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. According to FDA guidance, if the FDA determines that a companion diagnostic device is essential to ensuring the safe and effective use of a novel therapeutic product or new indication, the FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic is not also approved or cleared. In certain circumstances (for example, when a therapeutic product is intended to treat a serious or life-threatening condition for which no satisfactory available therapy exists or when the labeling of an approved product needs to be revised to address a serious safety issue), however, the FDA may approve a therapeutic product without the prior or contemporaneous marketing authorization of a companion diagnostic. In this case, approval of a companion diagnostic may be a post-marketing requirement or commitment.

Co-development of companion diagnostics and therapeutic products is critical to the advancement of precision medicine. Whether initiated at the outset of development or at a later point, co-development should generally be conducted in a way that will facilitate obtaining contemporaneous marketing authorizations for the therapeutic product and the associated companion diagnostic. If a companion diagnostic is required to identify patients who are most likely to benefit from receiving the product, to be at increased risk for serious adverse events as a result of treatment with a particular therapeutic product, or to monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness, then the FDA has required marketing approval of all companion diagnostic tests essential for the safe and effective use of a therapeutic product for cancer therapies. Various foreign regulatory authorities also regulate in vitro companion diagnostics as medical devices and, under those regulatory frameworks, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of any future diagnostics BBOT may develop, which BBOT expects will require separate regulatory clearance or approval prior to commercialization in those countries.

The approval of a companion diagnostic as part of the therapeutic product’s labeling limits the use of the therapeutic product to only those patients who express the specific genomic alteration or mutation alteration that the companion diagnostic was developed to detect. If the FDA, EMA or a comparable regulatory authority requires clearance or approval of a companion diagnostic for any of BBOT’s product candidates, whether before, concurrently with approval, or post-approval of the product candidate, BBOT and/or future collaborators, may encounter difficulties in developing and obtaining clearance or approval for these companion diagnostics. The process of obtaining or creating such diagnostic is time consuming and costly. The FDA previously has required in vitro companion diagnostics intended to select the patients who will respond to a product candidate to obtain pre-market approval (“PMA”), simultaneously with approval of the therapeutic candidate. The PMA process, including the gathering of preclinical and clinical data and the submission and review by the FDA, can take several years or longer. It involves a rigorous pre-market review during which the sponsor must prepare and provide FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing, and labeling. After a device is placed on the market, it remains subject to significant regulatory requirements, including requirements governing development, testing, manufacturing, distribution, marketing, promotion, labeling, import, export, record-keeping, and adverse event reporting.

Any delay or failure by BBOT or third-party collaborators to develop or obtain regulatory clearance or approval of a companion diagnostic could delay or prevent approval or continued marketing of BBOT’s related product candidates. Further, in April 2020, the FDA issued guidance on developing and labeling companion diagnostics for a specific group of oncology therapeutic products, including recommendations to support a broader labeling claim rather than individual therapeutic products. BBOT will continue to evaluate the impact of this guidance on BBOT’s companion diagnostic development and strategy. This guidance and future issuances from the FDA, EMA and other regulatory authorities may impact BBOT’s development of a companion diagnostic for BBOT’s product candidates and could result in delays in regulatory clearance or approval or a change in the determination for whether or not a companion diagnostic is still required for BBOT’s product candidates. BBOT may be required to conduct additional studies to support a broader claim or more narrowed claim for a subset population. Also, to the extent other approved diagnostics are able to broaden their labeling claims to include any of BBOT’s future approved product candidates’ covered indications, BBOT may no longer need to continue its companion diagnostic development plans or BBOT needs to alter those companion diagnostic development strategies, which could adversely impact BBOT’s ability to generate revenue from the sale of BBOT’s companion diagnostic test.

Additionally, BBOT may rely on third parties for the design, development and manufacture of companion diagnostic tests for BBOT’s product candidates. If BBOT enters into such collaborative agreements, BBOT will be dependent on the sustained cooperation and effort of its future collaborators in developing and obtaining clearance or approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory clearance or approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a product candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. BBOT and its future collaborators may encounter difficulties in developing, obtaining regulatory clearance or approval for, manufacturing and commercializing companion diagnostics similar to those BBOT faces with respect to its product candidates themselves, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If BBOT is unable to successfully develop companion diagnostics for its product candidates, or experiences delays in doing so, the development of BBOT’s product candidates may be adversely affected, BBOT’s product candidates may not obtain marketing approval, and BBOT may not realize the full commercial potential of any of its product candidates that obtain marketing approval. As a result, BBOT’s business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom BBOT contracts may decide to discontinue selling or manufacturing the companion diagnostic test that BBOT anticipates using in connection with development and commercialization of product candidates or BBOT’s relationship with such diagnostic company may otherwise terminate. BBOT may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of BBOT’s product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the co-development or commercialization of BBOT’s companion diagnostic and therapeutic product candidates.

Where appropriate, BBOT plans to pursue approval from the FDA, EMA or comparable foreign regulatory authorities through the use of accelerated approval pathways. If BBOT is unable to obtain such approval, BBOT may be required to conduct additional preclinical studies or clinical trials beyond those that BBOT contemplates, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if BBOT receives accelerated approval from the FDA, EMA or comparable regulatory authorities, if BBOT’s confirmatory trials do not verify clinical benefit, or if BBOT does not comply with rigorous post-marketing requirements, the FDA, EMA or such other regulatory authorities may seek to withdraw accelerated approval.

Where appropriate, BBOT plans to pursue accelerated development strategies in areas of medical need. BBOT may seek an accelerated approval pathway for one or more of its product candidates from the FDA, EMA or comparable foreign regulatory authorities. Under the accelerated approval provisions in the Federal Food, Drug, and Cosmetic Act, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug.

With passage of FDORA in December 2022, Congress modified certain provisions governing accelerated approval of drug and biologic products. Specifically, the new legislation authorized the FDA to require a sponsor to have its confirmatory clinical trial underway before accelerated approval is awarded, require a sponsor of a product granted accelerated approval to submit progress reports on its post-approval studies to the FDA every six months (until the study is completed), and use expedited procedures to withdraw accelerated approval of an NDA after the confirmatory trial fails to verify the product’s clinical benefit. Further, FDORA requires the FDA to publish on its website the rationale for why a post-approval study is not appropriate or necessary whenever it decides not to require such a study upon granting accelerated approval.

In the EU, a “conditional” marketing authorization may be granted in cases where all the required safety and efficacy data are not yet available. A conditional marketing authorization is subject to conditions to be fulfilled for generating missing data or ensuring increased safety measures. A conditional marketing authorization is valid for one year and has to be renewed annually until fulfillment of all relevant conditions. Once the applicable pending studies are provided, a conditional marketing authorization can become a “standard” marketing authorization. However, if the conditions are not fulfilled within the timeframe set by the EMA, the marketing authorization will cease to be renewed.

Prior to seeking accelerated approval, BBOT will seek feedback from the FDA, EMA or comparable foreign regulatory authorities and will otherwise evaluate BBOT’s ability to seek and receive such accelerated approval. There can be no assurance that after BBOT’s evaluation of the feedback and other factors BBOT will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent feedback from the FDA, EMA or comparable foreign regulatory authorities, BBOT will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if BBOT initially decides to do so. Furthermore, if BBOT decides to submit an application for accelerated approval or any other form of expedited development, review or approval, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA, EMA or other comparable foreign regulatory authorities could also require BBOT to conduct further studies prior to considering BBOT’s application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for BBOT’s product candidate would result in a longer time period to commercialization of such product candidate, could increase the cost of development of such product candidate and could harm BBOT’s competitive position in the marketplace.

BBOT may seek certain designations for its product candidates, including Breakthrough Therapy, Fast Track and Priority Review in the U.S., and PRIME (priority medicines) in the EU, but BBOT might not receive such designations, and even if BBOT does, such designations may not lead to a faster development or regulatory review or approval process.

BBOT may seek certain designations for BBO-8520, BBO-10203 and BBO-11818 or future product candidates that could expedite review and approval by the FDA, such as Breakthrough Therapy or Fast Track designation for its product candidates, or priority review for its marketing applications for its candidates. A Breakthrough Therapy product is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For products that have been designated as Breakthrough Therapies, early and frequent interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development. Sponsors may also have greater interactions with the FDA and the FDA may initiate review of sections of the NDA of a product candidate with Breakthrough Therapy designation before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of data submitted by the sponsor, that a product with Breakthrough Therapy designation may be effective.

BBOT may also seek Fast Track designation for one or more of its product candidates. The FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. Like with Breakthrough Therapy designation, sponsors with Fast Track products may have greater FDA interactions and the FDA may initiate review of sections of a Fast Track product’s NDA before the application is complete if it determines, after its preliminary data evaluation, that the product may be effective.

BBOT may also seek a priority review designation for one or more of its product candidates. If the FDA determines that a product candidate intended to treat a serious condition and, if approved, offers a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation shortens the goal for the FDA to review an application within six months, rather than the standard review period of ten months.

These designations require a sponsor to submit an application for review and approval by the FDA. Accordingly, even if BBOT believes that one of its product candidates meets the criteria for these designations, the FDA may disagree and instead determine not to make such designation. Further, even if BBOT receives a designation, such as the Fast Track designation BBOT has received for BBO-8520 for the treatment of adult patients with previously treated, KRASG12C-mutated metastatic non-small cell lung cancer, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if BBOT’s product candidates qualify for these designations, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

In the EU, BBOT may seek PRIME for some of its product candidates in the future. PRIME is a voluntary program launched by the EMA that is aimed at enhancing the scientific and regulatory support for the development and accelerated assessment of new product candidates that target an unmet medical need. PRIME is aimed to offer early and proactive support to sponsors to optimize the generation of robust data on the product’s benefits and risks and enable accelerated regulatory assessment of new marketing applications. To be eligible for PRIME, a product candidate must meet the eligibility criteria in respect to its potential to offer a major therapeutic advantage over existing treatments, or benefit patients who do not have any treatment options. The benefits of PRIME include the appointment of a Committee for Medicinal Products for Human Use rapporteur to provide continued support and help to build knowledge ahead of a marketing authorization application, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review, meaning reduction in the review time for an opinion on approvability to be issued earlier in the application process. PRIME enables an applicant to request parallel EMA scientific advice and health technology assessment advice to facilitate timely market access. BBOT may apply for PRIME and it may not be granted. Even if BBOT receives PRIME designation for any of its product candidates, the designation may not result in a materially faster development process, review or approval compared to conventional EMA procedures. Further, obtaining PRIME designation does not assure or increase the likelihood of EMA’s grant of a marketing authorization.

BBOT may not be able to obtain orphan drug designation or obtain or maintain orphan drug exclusivity for its product candidates and, even if BBOT does, that exclusivity may not prevent the FDA, EMA or other comparable foreign regulatory authorities, from approving competing products.

Regulatory authorities in some jurisdictions, including the U.S. and the EU, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the U.S., or a patient population greater than 200,000 in the U.S. where there is no reasonable expectation that the cost of researching and developing the drug will be recovered from sales in the U.S. BBOT’s target indications may include diseases with large patient populations or may include orphan indications. There can be no assurances that BBOT will be able to obtain orphan designation for its current product candidates or candidates BBOT may discover and develop in the future.

In the U.S., orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product candidate that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product candidate is entitled to orphan drug exclusivity. Orphan drug exclusivity in the U.S. provides that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances. The applicable exclusivity period is 10 years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

Even if BBOT obtains orphan drug designation for a product candidate, BBOT may not be able to obtain or maintain orphan drug exclusivity for that product candidate. BBOT may not be the first to obtain marketing approval of any product candidate for which BBOT has obtained orphan drug designation, if applicable, for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the U.S. may be limited if BBOT seeks approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if BBOT is unable to ensure that BBOT will be able to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if BBOT obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the product candidate any advantage in the regulatory review or approval process or entitles the product candidate to Priority Review.

The FDA and Congress may further reevaluate the Orphan Drug Act and its regulations and policies. This may be particularly true in light of a decision from the Court of Appeals for the 11th Circuit in September 2021 finding that, for the purpose of determining the scope of exclusivity, the term “same disease or condition” means the designated “rare disease or condition” and could not be interpreted by the FDA to mean the “indication or use.” Thus, the court concluded, orphan drug exclusivity applies to the entire designated disease or condition rather than the “indication or use” for which a product is approved. On January 23, 2023, the FDA announced that, in matters beyond the scope of that court’s order, the FDA would continue to apply its existing regulations tying orphan drug exclusivity to the uses or indications for which the orphan drug was approved. BBOT does not know if, when, or how the FDA or Congress may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect BBOT’s business. Depending on what changes the FDA may make to its orphan drug regulations and policies, BBOT’s business could be adversely impacted.

Current and future legislative and regulatory reform measures and cost containment initiatives may increase the difficulty and cost for BBOT to obtain adequate reimbursement for its product candidates and may adversely affect the prices we may set.

Current and future legislation and regulations may increase the difficulty and cost for us to commercialize our drugs, if approved, and affect the prices we may obtain, including changes in coverage and reimbursement policies in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates, if approved, profitably. If any such changes were to be imposed, they could adversely affect the operation of our business.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. Congress has indicated that it will continue to seek new legislative measures to control drug costs.

In the U.S. and some foreign jurisdictions, there have been and continue to be a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of BBOT’s product candidates, restrict or regulate post-approval activities and affect BBOT’s ability to profitably sell any products for which BBOT obtains marketing approval. BBOT expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that BBOT may receive for any approved products. If reimbursement of BBOT’s products is unavailable or limited in scope, BBOT’s business could be materially harmed.

These laws and other healthcare reform measures may result in additional reductions in Medicare and other healthcare funding and otherwise affect the reimbursement BBOT may obtain for any of its product candidates for which BBOT may obtain regulatory approval or the frequency with which any such product is prescribed or used. BBOT expects that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in coverage and payments from private payors. Accordingly, the implementation of cost containment measures or other healthcare reforms may prevent BBOT from being able to generate revenue, attain profitability or commercialize its product candidates.

At the U.S. state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription product and other health care programs. These measures could reduce the ultimate demand for BBOT’s products, once approved, or put pressure on product pricing. In addition, in some countries, including member states of the EU, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take a significant amount of time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices, and in certain instances render commercialization in certain markets infeasible or disadvantageous from a financial perspective. In some countries, BBOT or its collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of BBOT’s products to other available products in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third party payors or government authorities may lead to further pressure on the prices or reimbursement levels. If reimbursement of BBOT’s products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, the commercial launch of BBOT’s products could be delayed, possibly for lengthy periods of time, BBOT or its collaborators may not launch at all in a particular country, BBOT may not be able to recoup its investment in one or more products, and there could be a material adverse effect on BBOT’s business.

BBOT is or may become subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies, contractual obligations and failure to comply with such requirements could subject BBOT to significant fines and penalties, which may have a material adverse effect on BBOT’s business, financial condition or results of operations.

There are multiple privacy and data security laws that may impact BBOT’s business activities in the U.S. and in other countries where BBOT conducts trials or where BBOT may do business in the future. These laws are evolving and may increase both BBOT’s obligations and its regulatory risks in the future. In the health care industry generally, for example, under the Health Insurance Portability and Accountability Act of 1996 (HIPAA), HHS has issued regulations to protect the privacy and security of protected health information (PHI) used or disclosed by specific covered entities including certain healthcare providers, health plans and healthcare clearinghouses. BBOT is not currently classified as a covered entity or business associate under HIPAA. Thus, BBOT is not directly subject to HIPAA’s requirements or penalties. The healthcare providers, including certain research institutions from which BBOT may obtain patient or subject health information, may be subject to privacy, security, and breach notification requirements under HIPAA. Additionally, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, BBOT could face criminal penalties if BBOT knowingly receives individually identifiable health information from a HIPAA covered entity, business associate or subcontractor that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information. In addition, BBOT may maintain sensitive personally identifiable information, including health and genetic information, that BBOT receives throughout the clinical trial process, in the course of BBOT’s research collaborations, and directly from individuals (or their healthcare providers) who may enroll in patient assistance programs if BBOT chooses to implement such programs. As such, in addition to risks and obligations related to HIPAA, BBOT also may be subject to various state and federal laws regulating the use or disclosure of this information or requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA.

Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic information laws may apply directly to BBOT’s operations and/or those of BBOT’s collaborators and may impose restrictions on BBOT’s collection, use and dissemination of individuals’ health information. Individuals from whom BBOT or its collaborators may obtain health information, as well as the healthcare providers who may share this information with BBOT, may have statutory or contractual rights that limit the ability to use and disclose the information. BBOT may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that BBOT has violated individuals’ privacy rights or breached its contractual obligations, even if BBOT is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm BBOT’s business.

Additionally, the collection and use of personal data, including data concerning health, in the EU is governed by the General Data Privacy Regulation (GDPR), which extends the geographical scope of EU data protection law to non-EU entities under certain conditions and imposes substantial obligations upon companies and new rights for individuals.

Brexit may adversely impact BBOT’s ability to obtain regulatory approvals for its product candidates in the EU, result in restrictions or imposition of taxes and duties for importing BBOT’s product candidates into the EU, and may require BBOT to incur additional expenses in order to develop, manufacture and commercialize BBOT’s product candidates in the EU.

Disruptions at the FDA, the SEC and other government agencies or comparable regulatory authorities caused by funding shortages or global health concerns, in addition to substantial uncertainty regarding the new U.S. presidential administration’s initiatives and staffing cuts and how these might impact the FDA, its implementation of laws, regulations, policies and guidance, and its personnel, could hinder government agencies’ ability to hire and retain key leadership and other personnel, or otherwise prevent new products and services from being developed or commercialized in a timely manner, or otherwise prevent those agencies from performing normal business functions on which BBOT’s business operations rely, including timely reviews, which could negatively impact BBOT’s business.

The ability of the FDA or comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes that may otherwise affect the FDA’s or comparable foreign regulatory authorities’ ability to perform routine functions. In addition, government funding of the SEC and other government agencies or comparable foreign regulatory authorities on which BBOT’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies, including substantial leadership departures, personnel cuts, and policy changes, may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would harm BBOT’s business. Changes and cuts in FDA staffing could result in delays in the FDA’s responsiveness or in its ability to review IND submissions or applications, issue regulations or guidance, or implement or enforce regulatory requirements in a timely fashion or at all.

Similar consequences would also result in the event of another significant shutdown of the federal government. For example, over the last several years, the U.S. federal government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, or if geopolitical or global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process BBOT’s regulatory submissions, which could materially adversely affect BBOT’s business, financial condition, results of operations and prospects. Such changes could significantly impact the ability of the FDA to timely review and take action on BBOT’s regulatory submissions, which could have a material adverse effect on BBOT’s business, including INDs placed on clinical holds or delayed new drug approvals. Further, in BBOT’s operations as a public company, future government shutdowns or substantial leadership, personnel, and policy changes could impact BBOT’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue BBOT’s operations. If the FDA is constrained in its ability to engage in oversight and implementation activities in the normal course, BBOT’s business may be negatively impacted.

With the change in the U.S. presidential administration in 2025, there is substantial uncertainty as to whether and how the new administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over BBOT’s product candidates and any products for which BBOT obtains approval. This uncertainty could present new challenges and/or opportunities as BBOT navigates development and approval of BBOT’s product candidates. Some of these efforts have manifested to date in the form of personnel cuts and measures that could impact the FDA’s ability to hire and retain key personnel, which could result in delays or limitations on BBOT’s ability to obtain guidance from the FDA on BBOT’s product candidates in development and obtain the requisite regulatory approvals in the future. There remains general uncertainty regarding future activities. The new administration could issue or promulgate executive orders, regulations, policies or guidance that adversely affect BBOT or create a more challenging or costly environment to pursue the development of new therapeutic products. Alternatively, state governments may attempt to address or react to changes at the federal level with changes to their own regulatory frameworks in a manner that is adverse to BBOT’s operations. If BBOT becomes negatively impacted by future governmental orders, regulations, policies or guidance as a result of the new administration, there could be a material adverse effect on BBOT and its business.

If BBOT’s product candidates are licensed for marketing and receive federal healthcare reimbursement, any relationships BBOT may have with healthcare providers will be subject to applicable healthcare fraud and abuse laws and regulations, which could expose BBOT to criminal and civil penalties and exclusion from participation in government healthcare programs.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any products for which BBOT is able to obtain marketing approval. Any arrangements BBOT has with healthcare providers, third-party payors and customers will subject BBOT to broadly applicable fraud and abuse and other healthcare laws and regulations. The laws and regulations may constrain the business or financial arrangements and relationships through which BBOT conducts clinical research, markets, sells and distributes any products for which BBOT obtains marketing approval. These include the following:

•	Anti-Kickback Statute. The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration

(including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward or in return for, either the referral of an individual for or the purchase, lease or order of a good, facility, item or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

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False Claims Laws. The federal false claims and civil monetary penalties laws, including the federal civil False Claims Act, impose criminal and civil penalties, including through civil whistleblower or qui tam actions against individuals or entities for, among other things, knowingly presenting or causing to be presented false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government, with potential liability including mandatory treble damages and significant per-claim penalties. Pharmaceutical companies can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims.

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HIPAA. HIPAA imposes criminal and civil liability for, among other things, executing a scheme or making materially false statements in connection with the delivery of or payment for health care benefits, items or services. Additionally, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations on covered entities and their business associates that perform certain functions or activities that involve the use or disclosure of protected health information on their behalf, including mandatory contractual terms and technical safeguards, with respect to maintaining the privacy, security and transmission of individually identifiable health information.

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The U.S. Federal Physician Payments Sunshine Act. The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or transfers of value made to physicians, other healthcare providers and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members.

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Price Reporting Laws. Certain federal and state laws including U.S. federal government price reporting laws, which require manufacturers to calculate and report complex pricing metrics in an accurate and timely manner to government programs.

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Analogous State and Foreign Laws. Analogous state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, can apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors and are generally broad and are enforced by many different federal and state agencies as well as through private actions.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the EU. Infringement of these laws could result in substantial fines and imprisonment. Payments made to physicians in certain EU Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct applicable in the EU Member States. BBOT’s failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Efforts to ensure that any business arrangements BBOT has with third parties and BBOT’s business generally will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that BBOT’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If BBOT’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to BBOT, BBOT may be subject to significant civil, criminal and administrative penalties, damages, fines, individual imprisonment, additional reporting requirements and oversight if BBOT becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of BBOT’s operations.

Defending against any such actions in connection with these laws can be costly and time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws or regulations, they may be subject to significant criminal, civil, or administrative sanctions, including exclusions from government-funded healthcare programs. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected.

BBOT’s employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

BBOT is exposed to the risk that its employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage or may have engaged in fraud, misconduct or other improper activities. Misconduct by these parties could include failures to comply with FDA, EMA or comparable foreign regulatory authority regulations, provide accurate information to the FDA, EMA or comparable foreign regulatory authorities, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to BBOT. In particular, research, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to BBOT’s reputation. BBOT has adopted a code of conduct and engages contractors that agree to undertake certain measures with respect to their employees, but it is not always possible to identify and deter misconduct by these parties, and the precautions BBOT takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting BBOT from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against BBOT, and BBOT is not successful in defending itself or asserting its rights, those actions could have a significant impact on BBOT’s business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of BBOT’s operations.

BBOT’s business activities may be subject to the U.S. Foreign Corrupt Practices Act (FCPA) and similar anti-bribery and anti-corruption laws of other countries in which BBOT operates, as well as U.S. and certain foreign export controls, economic sanctions, import, and trade and national security laws and regulations.

Compliance with these legal requirements could limit BBOT’s ability to compete in foreign markets and subject BBOT to liability if BBOT violates them.

BBOT’s business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which BBOT operates. The FCPA generally prohibits companies and their employees and third-party intermediaries from offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. BBOT’s business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals are owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. The biotechnology and pharmaceutical industries have historically presented a heightened risk profile for FCPA enforcement. There is no certainty that all of BBOT’s employees, agents or contractors, or those of BBOT’s affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against BBOT, its officers or employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of BBOT’s business. Any such violations could include prohibitions on BBOT’s ability to offer its products in one or more countries and could materially damage BBOT’s reputation, brand, international activities, ability to attract and retain employees and business, prospects, operating results and financial condition.

In addition, BBOT’s business activities (including conduct of clinical trials) and products may be subject to U.S. and foreign export controls, economic sanctions, import and trade and national security laws and regulations. Governmental regulation of the import or export of BBOT’s products, or BBOT’s failure to obtain any required import or export authorization for its products, when applicable, could harm BBOT’s international or domestic sales and adversely affect revenue. Compliance with applicable regulatory requirements regarding the conduct of clinical trials and export of BBOT’s products may create delays in the introduction of BBOT’s products in international markets or, in some cases, prevent the export of BBOT’s products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit certain transactions and the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If BBOT fails to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges and reputational harm.

Moreover, any new export controls, import restrictions, economic sanctions, national security policy, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of BBOT’s products by, or in BBOT’s decreased ability to export its products to, existing or potential customers with international operations, in addition to adversely affecting cross-border operations and transactions. Any decreased use of BBOT’s products or limitation on BBOT’s ability to export or sell its products, or import materials for its products, would likely adversely affect BBOT’s business. For instance, the U.S. Department of Justice has issued a final rule prohibiting certain covered data transactions (including for human ‘omic and personal health data) and establishing data security requirements for restricted transactions involving China, Russia, and other countries of concern on national security grounds. More recently, tariffs have been proposed on products from Canada, China, Mexico and potentially other countries, which could have the effect of disrupting, and increasing costs associated with, BBOT’s supply chain of materials and other imports needed for its operations and business in the United States. The course of trade relations between the United States and other countries is difficult to predict, including how operations, transactions, products, and services may be impacted by the respective trade policies of the United States and other countries (including those in retaliation). If BBOT is unable to conduct transactions, obtain or use services, or export or sell products or services to third parties, including vendors, customers, and partners in other countries, BBOT’s business, liquidity, financial condition, or operations would be materially and adversely affected.

If BBOT fails to comply with applicable environmental, health and safety laws and regulations, BBOT could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of BBOT’s business.

BBOT is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures, and the handling, use, storage, treatment and disposal of hazardous materials and wastes. BBOT’s operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. BBOT’s operations also produce hazardous waste products. BBOT generally contracts with third parties for the disposal of these materials and wastes. BBOT cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from BBOT’s use of hazardous materials, BBOT could be held liable for any resulting damages, and any liability could exceed BBOT’s resources. BBOT also could incur significant costs associated with civil or criminal fines and penalties.

Although BBOT maintains workers’ compensation insurance to cover BBOT for costs and expenses BBOT may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. BBOT does not maintain insurance for environmental liability or toxic tort claims that may be asserted against BBOT in connection with BBOT’s storage or disposal of biological, hazardous or radioactive materials. Compliance with applicable environmental, health and safety laws and regulations is expensive, and current or future environmental regulations may impair BBOT’s business, prospects, financial condition or results of operations.

Risks Related to BBOT’s Business

BBOT’s success is highly dependent on BBOT’s ability to attract, hire and retain highly skilled executive officers and employees, and BBOT may experience difficulties in managing the future growth of BBOT’s organization.

BBOT currently has a small team focused on research and development of RAS-pathway targeted small molecules. To succeed, BBOT must recruit, hire, retain, manage and motivate qualified clinical, scientific, technical, financial and management personnel, and BBOT faces significant competition for experienced personnel. Personnel with the required skills and experience may be scarce or may not be available at all. In addition, competition for these skilled personnel is intense and recruiting and retaining skilled employees is difficult, particularly for a development-stage company such as BBOT. Even if BBOT is successful in identifying, attracting, hiring and retaining qualified employees, recent market changes, including labor shortages, and rising inflation have increased employee-related costs substantially, which may negatively affect BBOT’s operating results.

BBOT is highly dependent on the principal members of its management and scientific and medical staff. If BBOT does not succeed in attracting and retaining qualified personnel in these positions, it could adversely affect BBOT’s ability to execute its business plan and harm its operating results. In particular, the loss of one or more of BBOT’s executive officers could be detrimental if BBOT cannot recruit suitable replacements in a timely manner.

Many of the other biotechnology companies that BBOT competes against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than BBOT does. They also may provide higher compensation, more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what BBOT has to offer. If BBOT is unable to continue to attract and retain high-quality personnel, the rate and success at which BBOT can discover, develop and commercialize its product candidates will be limited and the potential for successfully growing BBOT’s business will be harmed.

Additionally, BBOT relies on its clinical advisory board and other scientific and clinical advisors and consultants to assist BBOT in formulating its research, development and clinical strategies. Most of these advisors and consultants are not BBOT’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability. In addition, these advisors and consultants typically will not enter into non-compete agreements with BBOT. If a conflict of interest arises between their work for BBOT and their work for another entity, BBOT may lose their services. Furthermore, BBOT’s advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with BBOT’s. In particular, if BBOT is unable to maintain consulting or employment relationships with other scientific and clinical advisors, or if they provide services to BBOT’s competitors, BBOT’s development and commercialization efforts will be impaired and BBOT’s business will be significantly harmed. For example, if BBOT is no longer able to access its network of physician-scientists, BBOT’s ability to define and characterize patients’ needs for future product candidate development may be negatively affected.

In order to successfully implement BBOT’s development and commercialization plans and strategies, and as BBOT grows as a public company, BBOT expects to need significant additional managerial, operational, financial, sales, marketing and other personnel. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, retaining and motivating BBOT’s current and additional employees;

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managing BBOT’s internal development efforts effectively, including the preclinical, clinical, FDA, EMA and other comparable foreign regulatory authorities’ review process for BBO-8520, BBO-10203 and BBO-11818 and BBOT’s discovery programs, while complying with any contractual obligations to contractors and other third parties;

•	managing increasing operational and managerial complexity; and

•	improving BBOT’s operational, financial and management controls, reporting systems and procedures.

BBOT currently relies, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including key aspects of research, clinical development and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to BBOT on a timely basis when needed, or that BBOT can find qualified replacements. In addition, if BBOT is unable to effectively manage its outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, BBOT’s preclinical studies and clinical trials may be extended, delayed or terminated, and BBOT may not be able to obtain marketing approval for any of its product candidates or otherwise advance its business. There can be no assurance that BBOT will be able to manage its existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If BBOT is not able to effectively expand its organization by hiring new employees and/or engaging additional third-party service providers, BBOT may not be able to successfully implement the tasks necessary to further develop and commercialize BBO-8520, BBO-10203 and BBO-11818 or any future product candidate from BBOT’s discovery programs and, accordingly, may not achieve its research, development and commercialization goals.

BBOT’s reliance on a limited number of employees who provide various administrative, research and development, and other services across BBOT’s organization presents operational challenges that may adversely affect BBOT’s business.

As of August 20, 2025, BBOT had 77 full-time employees, upon whom BBOT relies for various administrative, research and development, and other services. The small size of BBOT’s team may limit BBOT’s ability to devote adequate personnel, time, and resources to support BBOT’s operations or research and development activities, and the management of financial, accounting, and reporting matters. If BBOT’s team fails to provide adequate administrative, research and development, or other services across BBOT’s organization, its business, financial condition, and results of operations could be harmed.

BBOT’s internal computer systems, or those of any of BBOT’s CROs, manufacturers, other contractors or consultants or potential future collaborators, may fail or suffer actual or suspected security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of BBOT’s proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to BBOT’s brand and material disruption of BBOT’s operations, and potentially significant delays in BBOT’s delivery to market.

Despite the implementation of security measures, policies and procedures in an effort to protect systems that store BBOT’s data, given their size and complexity and the increasing amount of information maintained on BBOT’s internal information technology systems and external processing and storage systems (i.e., cloud), and those of BBOT’s third-party CROs, other contractors (including sites performing BBOT’s clinical trials) and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by BBOT’s employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise BBOT’s system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, BBOT’s data. The risk of a security breach or disruption through cyber-attacks has generally increased as the number, intensity and sophistication of attempted attacks from around the world have increased. For example, companies have experienced an increase in phishing and social engineering attacks from third parties. Also, a majority of BBOT’s employees are working remotely. As a result, BBOT may have increased cybersecurity and data security risks, due to increased use of home wi-fi networks and virtual private networks, as well as increased disbursement of physical machines. While BBOT implements IT controls to reduce the risk of a cybersecurity or data security breach, there is no guarantee that these measures will be adequate to safeguard all systems.

To the extent that any disruption or security breach were to result in a loss, destruction, unavailability, alteration or dissemination of, or damage to, BBOT’s data (including confidential information and personal data) or applications, or for it to be believed or reported that any of these occurred, BBOT could incur liability and reputational damage and the development and commercialization of BBOT’s product candidates could be delayed. There can be no assurance that BBOT’s data protection efforts, annual security assessments and investment in information technology, or the efforts or investments of CROs, consultants or other third parties, will prevent significant breakdowns or breaches in systems or other cyber incidents that cause loss, destruction, unavailability, alteration or dissemination of, or damage to, BBOT’s data that could have a material adverse effect upon BBOT’s reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in BBOT’s operations, it could result in a material disruption of BBOT’s programs and the development of BBOT’s product candidates could be delayed. In addition, the loss of clinical trial data for BBOT’s product candidates could result in delays in BBOT’s marketing approval efforts and significantly increase BBOT’s costs to recover or reproduce the data, as well as claims or investigations from regulators or other third parties. Furthermore, significant disruptions of BBOT’s internal information technology systems or security breaches could result in the loss, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, data (including trade secrets or other confidential information, intellectual property, proprietary business information, and personal data), which could result in financial, legal, business, and reputational harm to BBOT, including significant expenses, remediation costs, litigation, disputes, claims by third parties and regulatory actions or investigations. For example, any such event that leads to unauthorized access, use, or disclosure of personal data, including personal data regarding BBOT’s clinical trial subjects or employees, could harm BBOT’s reputation directly, compel BBOT to comply with federal and/or state breach notification laws and foreign law equivalents, subject BBOT to financial exposure related to investigation of the incident (including cost of forensic examinations), subject BBOT to mandatory corrective action, and otherwise subject BBOT to liability under laws and regulations that protect the privacy and security of data, which could result in significant legal and financial exposure and reputational damages that could potentially have a material adverse effect on BBOT’s business.

Notifications, follow-up actions, claims and investigations related to a security incident could impact BBOT’s reputation and cause BBOT to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in BBOT’s regulatory approval efforts and significantly increase BBOT’s costs to recover or reproduce the lost data. BBOT expects to incur significant costs in an effort to detect and prevent security incidents, and BBOT may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security breach. BBOT also relies on third parties to manufacture its product candidates, and similar events relating to their computer systems could also have a material adverse effect on BBOT’s business. To the extent that any disruption or security incident were to result in a loss, destruction or alteration of, or damage to, BBOT’s data (including personal data), or inappropriate disclosure of confidential or proprietary information, BBOT could be exposed to litigation and governmental investigations, the further development and commercialization of BBOT’s product candidates could be delayed, and BBOT could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or privacy and security laws from countries outside of the U.S.

BBOT’s insurance policies may not be adequate to compensate BBOT for the potential losses arising from any such disruption in or, failure or security breach of BBOT’s systems or third-party systems where information important to BBOT’s business operations or commercial development is stored. In addition, such insurance may not be available to BBOT in the future on economically reasonable terms, or at all. Further, BBOT’s insurance may not cover all claims made against BBOT and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

BBOT’s operations are vulnerable to interruption by flood, fire, earthquakes, power loss, telecommunications failure, terrorist activity, pandemics and other events beyond BBOT’s control, which could harm BBOT’s business.

BBOT’s corporate headquarters are located in South San Francisco, California. BBOT has not undertaken a systematic analysis of the potential consequences to its business and financial results from a major flood, fire, earthquake, power loss, telecommunications failure, terrorist activity, pandemic or other disasters and BBOT does not have a recovery plan for such disasters. In addition, BBOT does not carry sufficient insurance to compensate for actual losses from interruption of BBOT’s business that may occur, and any losses or damages incurred by BBOT could harm BBOT’s operations and financial condition and increase costs and expenses.

BBOT has never commercialized a product candidate as a company before. If BBOT is unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market BBOT’s product candidates, BBOT may not be able to successfully sell or market its product candidates that obtain regulatory approval.

BBOT has never commercialized a product and currently does not have and has never had a significant marketing or sales team. In order to commercialize any product candidates, if approved, BBOT must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which BBOT may have approval to sell or market its product candidates. BBOT may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize BBOT’s product candidates will be expensive and time-consuming and will require significant attention of BBOT’s executive officers to manage. Any failure or delay in the development of BBOT’s internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of BBOT’s product candidates that BBOT obtains approval to market if BBOT does not have arrangements in place with third parties to provide such services on its behalf. Alternatively, if BBOT chooses to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment BBOT’s own sales force and distribution systems or in lieu of BBOT’s own sales force and distribution systems, BBOT will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration and such arrangements may prove to be less profitable than commercializing the product on BBOT’s own. If BBOT is unable to enter into such arrangements when needed, on acceptable terms or at all, BBOT may not be able to successfully commercialize any of its product candidates that receive regulatory approval, or any such commercialization may experience delays or limitations. If BBOT is unable to successfully commercialize its approved product candidates, either on its own or through collaborations with one or more third parties, BBOT’s future product revenue will suffer, and BBOT may incur significant additional losses.

A variety of risks associated with marketing BBOT’s product candidates internationally could materially adversely affect BBOT’s business.

BBOT may seek regulatory approval of its product candidates outside of the U.S. and, accordingly, BBOT expects that it will be subject to additional risks related to operating in foreign countries if BBOT obtains the necessary approvals, including:

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differing regulatory requirements and reimbursement regimes in foreign countries, such as the lack of pathways for accelerated drug approval, may result in foreign regulatory approvals taking longer and being more costly than obtaining approval in the U.S.;

•	foreign regulatory authorities may disagree with the design, implementation or results of BBOT’s clinical trials or BBOT’s interpretation of data from preclinical studies or clinical trials;

•	approval policies or regulations of foreign regulatory authorities may significantly change in a manner rendering BBOT’s clinical data insufficient for approval;

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the impact of pandemics or other public health emergencies, natural disasters and geopolitical events on BBOT’s ability to produce its product candidates and conduct clinical trials in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with legal requirements applicable to privacy, data protection, information security and other matters;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes and government payors in foreign countries;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	potential liability under the FCPA or comparable foreign regulations;

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challenges enforcing BBOT’s contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical events, including war and terrorism, trade policies, treaties and tariffs.

These and other risks associated with international operations may materially adversely affect BBOT’s ability to attain or maintain profitable operations.

Changes in tax law could adversely affect BBOT’s business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, the U.S. Treasury Department and other applicable tax authorities. Changes to tax laws (which changes may have retroactive application) could adversely affect BBOT or holders of BBOT common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on BBOT’s business, cash flow, financial condition or results of operations.

BBOT’s ability to utilize its net operating loss carryforwards and certain other tax attributes to offset future taxable income may be limited.

BBOT’s federal net operating loss (“NOL”) carryforwards may be unavailable to offset future taxable income because of restrictions under U.S. tax law. Under the Tax Cut and Jobs Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act, BBOT’s federal NOLs may be carried forward indefinitely, but for taxable years beginning after December 31, 2020, the deductibility of federal NOL carryforwards generated in tax years beginning after December 31, 2017 is limited to 80% of BBOT’s current year taxable income. As of December 31, 2024, BBOT had available federal NOL carryforwards of approximately $60.1 million and available state NOL carryforwards of approximately $12.2 million.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points (by value) over a rolling three-year period), the corporation’s ability to use its pre-change NOL carryforwards and certain other pre-change tax attributes to offset its post-change taxable income may be limited. Similar rules may apply under state tax laws. BBOT may have experienced such ownership changes in the past, and BBOT may experience ownership changes in the future as a result of shifts in BBOT’s stock ownership, some of which are outside BBOT’s control. However, BBOT does not expect that the transactions contemplated herein will cause an “ownership change” within the meaning of Section 382. BBOT has not conducted any studies to determine annual limitations, if any, that could result from such changes in the ownership. There is also a risk that due to regulatory changes, such as suspensions on the use of NOL carryforwards, or other unforeseen reasons, BBOT’s existing NOL carryforwards could expire or otherwise be unavailable to offset future income tax liabilities. Because BBOT’s ability to utilize BBOT’s NOL carryforwards, which could have a material adverse effect on BBOT’s cash flows and results of operations.

If BBOT engages in future acquisitions or strategic partnerships, this may increase BBOT’s capital requirements, dilute BBOT’s stockholders, cause BBOT to incur debt or assume contingent liabilities, and subject BBOT to other risks.

From time to time, BBOT evaluates various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, product candidates, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	the issuance of BBOT’s equity securities;

•	assimilation of operations, intellectual property, products and product candidates of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of BBOT’s management’s attention from its existing programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel and uncertainties in BBOT’s ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products, product candidates and marketing approvals; and

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BBOT’s inability to generate revenue from acquired technology and/or products sufficient to meet BBOT’s objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if BBOT undertakes acquisitions or pursues partnerships in the future, BBOT may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

Adverse events in the field of oncology or the biopharmaceutical industry could damage public perception of BBOT’s current or future product candidates and negatively affect BBOT’s business.

The commercial success of BBOT’s products, if approved, will depend in part on public acceptance of the use of targeted cancer therapies. While a number of targeted cancer therapies have received regulatory approval and are being commercialized, BBOT’s approach to targeting cancer cells carrying tumor causing mutations, including oncogenic RAS pathway mutations, is novel and unproven. Adverse events in clinical trials of BBOT’s product candidates, or post-marketing activities, or in clinical trials of others developing similar products or that are related to approved targeted therapies, particularly those targeting oncogenic RAS pathway mutations, including sotorasib and adagrasib and the resulting publicity, as well as any other adverse events in the field of oncology that may occur in the future, could result in a decrease in demand for any product that BBOT may develop. If public perception is influenced by claims that the use of cancer therapies is unsafe, whether related to BBOT therapies or those of BBOT’s competitors, BBOT’s product candidates or products, if approved, may not be accepted by the general public or the medical community.

Future adverse events in oncology or the biopharmaceutical industry could also result in greater government regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of BBOT’s products. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for BBOT’s current or future product candidates.

Risks Related to BBOT’s Intellectual Property

Derivation proceedings may be necessary to determine priority of inventions, and an unfavorable outcome may require BBOT to cease using the related technology or to attempt to license rights from the prevailing party.

Derivation proceedings provoked by third parties or brought by BBOT or declared by the U.S. Patent and Trademark Office (“USPTO”) may be necessary to determine the priority of inventions with respect to one or more of BBOT’s patents or patent applications or those of BBOT’s future licensors. An unfavorable outcome may require BBOT to cease using the related technology or to attempt to license rights to it from the prevailing party. BBOT’s business could be adversely affected if the prevailing party does not offer BBOT a license on commercially reasonable terms. BBOT’s defense of derivation proceedings may fail and, even if successful, may result in substantial costs and distract BBOT’s management and other employees. In addition, the uncertainties associated with such proceedings could have a material adverse effect on BBOT’s ability to raise the funds necessary to continue BBOT’s clinical trials and development programs, license necessary technology from third parties or enter into development or manufacturing partnerships that would help BBOT bring its product candidates to market.

If BBOT is unable to obtain, maintain and enforce patent protection for its technology and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, BBOT’s competitors could develop and commercialize technology and products similar or identical to BBOT’s, and BBOT’s ability to successfully develop and commercialize its technology and product candidates may be adversely affected.

BBOT’s success depends in large part on its ability to obtain and maintain protection of the intellectual property rights BBOT owns (either solely and jointly with others), or may in the future license from third parties (in particular, worldwide patents relating to any proprietary technology and product candidates BBOT develops). BBOT seeks to protect its proprietary position by filing patent applications in the U.S. and select other countries related to its technologies and product candidates that are important to its business and by in-licensing intellectual property related to such technologies and product candidates. BBOT does not yet have issued patents for all of its most advanced product candidates in all markets in which BBOT may commercialize them, but BBOT continues to actively pursue patent protection for its technology and product candidates in certain jurisdictions around the world. However, BBOT cannot guarantee that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications BBOT may file in the future, nor can BBOT be sure that any patents that may be granted to BBOT in the future will be commercially useful in protecting BBOT’s products, or the methods of use or manufacture of those products. If BBOT is unable to obtain and maintain meaningful patent protection in jurisdictions important to BBOT’s business for its product candidates, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment, or other proprietary technologies, BBOT’s business, financial condition, results of operations and prospects could be adversely affected.

The patent prosecution process is expensive, time-consuming and complex, and BBOT may not be able to file, prosecute, maintain or defend all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that BBOT will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, in some circumstances involving technology that BBOT may license from third parties, BBOT may not have the sole right to control the preparation, filing and prosecution of patent applications or to maintain, enforce and defend the in-licensed patents. Therefore, any in-licensed patents and applications may not be prepared, filed, prosecuted, maintained, defended and enforced in a manner consistent with the best interests of BBOT’s business.

The patent rights of pharmaceutical and biotechnology companies, like BBOT, generally are highly uncertain, involve complex legal and factual questions and have been the subject of much litigation in recent years. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents, particularly those related to oncology, has emerged in the U.S. The relevant patent laws and their interpretation outside of the U.S. are also uncertain. Various courts, including the U.S. Supreme Court, have rendered decisions that affect the scope of patent eligibility of certain inventions or discoveries relating to biotechnology. These decisions conclude, among other things, that abstract ideas, natural phenomena and laws of nature are not themselves patent eligible subject matter. Precisely what constitutes a law of nature or abstract idea is uncertain, and certain aspects of BBOT’s technology could be considered ineligible for patenting under applicable law. In addition, the scope of patent protection outside the U.S. is uncertain, and laws of foreign countries may not protect BBOT’s rights to the same extent as the laws of the U.S. or vice versa. For example, European patent law precludes the patentability of methods of treatment of the human body by surgery or therapy. BBOT cannot predict whether the patent applications BBOT is currently pursuing will issue as patents that protect BBOT’s technology and product candidates, in whole or in part, in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors. Changes in either the patent laws or interpretation of the patent laws in the U.S. or other countries may diminish the value of BBOT’s patents and the ability to obtain, protect, maintain, defend and enforce BBOT’s patent rights, narrow the scope of BBOT’s patent protection and, more generally, affect the value or narrow the scope of BBOT’s patent rights.

Further, third parties may have intellectual property rights relating to BBOT’s product candidates of which BBOT is unaware. For example, third parties may have blocking patents that could be used to prevent BBOT from commercializing its product candidates and practicing its proprietary technology. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases are not published at all. Therefore, neither BBOT nor its future licensors can know with certainty whether either BBOT or its future licensors were the first to make the inventions claimed in the patent applications BBOT owns or any patents or patent applications BBOT may own or in-license in the future, or that either BBOT or any of its future licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of BBOT’s owned and future owned or in-licensed patent rights are uncertain. For example, currently unpublished patent applications may later publish and limit BBOT’s ability to obtain valid and enforceable patents.

Moreover, any issued patents BBOT does obtain or in-license may be challenged, invalidated, or circumvented. BBOT or its future licensors may be subject to a third-party pre-issuance submission of prior art to the USPTO, or to a foreign patent office, or become involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference proceedings challenging BBOT’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, BBOT’s patent rights, allow third parties to commercialize BBOT’s technology or product candidates and compete directly with BBOT, without payment to BBOT, or result in BBOT’s inability to manufacture or commercialize drugs without infringing third-party patent rights. If the breadth or strength of protection provided by any patents and patent applications BBOT obtains or in-licenses is threatened, regardless of the outcome, it could dissuade companies from collaborating with BBOT to license, develop or commercialize current or future product candidates. Moreover, BBOT’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents BBOT may obtain. For these reasons and others, BBOT may face competition with respect to its product candidates.

Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if BBOT’s owned and any future in-licensed patent applications issue as patents, they may not issue in a form that will provide BBOT with any meaningful protection, prevent competitors from competing with BBOT, or otherwise provide BBOT with any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and any patents BBOT does obtain may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit BBOT’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of BBOT’s technology and product candidates. Such challenges also may result in substantial cost and require significant time from BBOT’s management and employees, even if the eventual outcome is favorable to BBOT. Furthermore, BBOT’s competitors may be able to circumvent any patents BBOT obtains or in-licenses in the future by developing similar or alternative technologies or products in a non-infringing manner. For these reasons, even if BBOT is successful in obtaining patents or in-licensing patents in the future, BBOT’s patent portfolio may not provide BBOT with sufficient rights to exclude others from using or commercializing technology and products similar or identical to any of BBOT’s technology and product candidates for any period of time.

Patent terms may not protect BBOT’s competitive position for an adequate amount of time.

Issued patents can provide protection for varying periods of time, depending, for example, upon the type of patent, the date of filing of the patent application, the date of patent issuance and the legal term of patents in the countries in which they are obtained. However, patents have a limited lifespan. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. The term of a patent outside of the U.S. varies in accordance with the laws of the foreign jurisdiction.

Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering BBOT’s product candidates are obtained, once the patent life has expired, BBOT may be open to competition from competitive products, including generics. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are approved for use or commercialized.

Changes to patent laws in the U.S. and other jurisdictions could diminish the value of patents in general, thereby impairing BBOT’s ability to protect its products.

Changes in either the patent laws or interpretation of patent laws in the U.S. or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of BBOT’s owned and any future in-licensed patent applications and the maintenance, enforcement or defense of any issued patents BBOT may obtain or in-license.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals and biopharmaceuticals are particularly uncertain. For example, the USPTO regularly revises its policies and procedures for patent examination. Future political changes may impose new difficulties in obtaining patent protection. This combination of events has increased uncertainty with respect to the validity and enforceability of patents once obtained. Similarly, foreign courts and patent offices have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. BBOT cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by U.S. and foreign legislative bodies. Those changes may materially affect BBOT’s patents or patent applications and BBOT’s ability to obtain patent protection in the future.

BBOT may become involved in lawsuits to protect or enforce its patent or other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate patents or other intellectual property that BBOT owns or licenses. As a result, BBOT or its future licensors may need to file infringement, misappropriation or other intellectual property claims, which can be expensive and time-consuming. Any claims BBOT asserts against others could provoke them to assert counterclaims against BBOT alleging that BBOT infringes, misappropriates or otherwise violates their intellectual property rights. BBOT’s ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe BBOT’s intellectual property will depend in part on the extent to which BBOT obtains and enforces patent claims that cover BBOT’s technology, inventions, and improvements.

Furthermore, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. In a patent infringement proceeding, the perceived infringers could counterclaim that the patents BBOT or its licensors have asserted are invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are common. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion include an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may institute such claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions, such as opposition proceedings in the European Patent Office. The outcomes of allegations of invalidity or unenforceability are unpredictable. With respect to validity, for example, even if BBOT is successful in obtaining patents or in-licensing patents, BBOT cannot be certain that there is no invalidating prior art of which the patent examiner and BBOT or its future licensing partners were unaware during prosecution.

An adverse result in any such proceeding could put one or more of the patents that BBOT may own or in-license in the future at risk of being invalidated or interpreted narrowly, and could put any of BBOT’s present or future owned or in-licensed patent applications at risk of not yielding an issued patent. A court may also refuse to stop the third party from using the technology at issue in a proceeding, for example, on the basis that BBOT owned or in-licensed patents do not cover that technology. Furthermore, if the breadth or strength of protection provided by BBOT’s patent applications and any future patents is threatened, regardless of the outcome, it could dissuade companies from collaborating with BBOT to license, develop or commercialize current or future products, diagnostic tests or services.

In addition, interference or derivation proceedings provoked by third parties or brought by BBOT or declared by the USPTO may be necessary to determine the priority of inventions with respect to BBOT’s patent applications or any future patents. An unfavorable outcome could require BBOT to cease using the related technology or to attempt to license rights to it from the prevailing party. BBOT’s business could be adversely affected if the prevailing party does not offer BBOT a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and BBOT’s competitors gain access to the same technology. BBOT’s defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract BBOT’s management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on BBOT’s ability to raise funds as needed to continue BBOT’s clinical trials and discovery programs, license necessary technology from third parties, or enter into development partnerships that would help BBOT bring its product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of BBOT’s confidential information or trade secrets could be compromised by disclosure during litigation. Any of the foregoing could allow third parties to develop and commercialize competing technologies and products and have a material adverse impact on BBOT’s business, financial condition, results of operations and prospects.

Third parties may allege that BBOT is infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on BBOT’s business.

BBOT’s commercial success depends upon its ability and the ability of its collaborators to develop, manufacture, market and sell BBOT’s product candidates and use its proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. There is considerable patent and other intellectual property litigation in the pharmaceutical and biotechnology industries. BBOT has been and may in the future be threatened with, and may in the future become party to, adversarial proceedings or litigation regarding intellectual property rights with respect to BBOT’s technology and product candidates, including interference proceedings, post grant review, inter partes review and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, including BBOT’s competitors, exist in the fields in which BBOT is pursuing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that BBOT’s technologies or product candidates may be subject to claims that they infringe the patent rights of third parties. BBOT’s competitors and others may have significantly larger and more mature patent portfolios than BBOT has. In addition, future litigation may be initiated by patent holding companies or other third parties who have no relevant product or service revenue and against whom BBOT’s future patents, if any, may provide little or no deterrence or protection. Competitors may also assert that BBOT’s product candidates infringe their intellectual property rights as part of a business strategy to impede BBOT’s successful entry into those markets.

The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources and management attention to defend. The risks of being involved in such litigation and proceedings may increase if and as BBOT’s product candidates near commercialization and as BBOT gains greater visibility as a public company. Third parties may assert infringement claims against BBOT based on existing patents or patents that may be granted in the future, regardless of merit. Even if BBOT believes third-party intellectual property claims are without merit, there is no assurance that a court would find in BBOT’s favor on questions of infringement, validity, enforceability or priority. Because patent applications can take many years to issue, pending patent applications may result in issued patents that BBOT’s product candidates infringe. For example, there may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the discovery, use or manufacture of BBOT’s product candidates or technologies. BBOT may not be aware of all such intellectual property rights potentially relating to its technology and product candidates, or BBOT may incorrectly conclude that third-party intellectual property is invalid or that BBOT’s activities and product candidates do not infringe the intellectual property rights of third parties. Thus, BBOT does not know with certainty that its technology and product candidates, or its development and commercialization thereof, do not and will not infringe, misappropriate or otherwise violate any third party’s intellectual property rights. Parties making claims against BBOT may also obtain injunctive or other equitable relief. For example, if any third-party patents were held to cover the manufacturing process of BBOT’s product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block BBOT’s ability to commercialize such product candidates. In the event of a successful claim of infringement against BBOT, BBOT may also have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, indemnify customers, collaborators or other third parties, seek new regulatory approvals, and redesign BBOT’s infringing products, which may not be possible or practical. If BBOT is found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, BBOT may be required to obtain a license from such third party to continue developing, manufacturing and marketing its technology and product candidates. However, BBOT may not be able to obtain any required license on commercially reasonable terms or at all. Even if BBOT were able to obtain a license, it could be non-exclusive, thereby giving BBOT’s competitors and other third parties access to the same technologies licensed to BBOT, and could require BBOT to make substantial licensing and royalty payments. Claims that BBOT has misappropriated the confidential information, trade secrets or other intellectual property rights of third parties could have a similar material adverse effect on BBOT’s business, financial condition, results of operations and prospects.

If BBOT is unable to obtain licenses from third parties on commercially reasonable terms, BBOT’s business could be adversely affected.

It may be necessary for BBOT to use the patented or proprietary technology of third parties to commercialize its products, in which case BBOT would be required to obtain a license from the third parties. The in-licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights that BBOT may consider attractive or necessary. These established companies may have a competitive advantage over BBOT due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive BBOT to be a competitor may be unwilling to sell, assign or license rights to BBOT. In addition, BBOT expects that competition for the in-licensing or acquisition of third-party intellectual property rights for product candidates that are attractive to BBOT may increase in the future, which may mean fewer suitable opportunities for BBOT as well as higher acquisition or licensing costs. If BBOT is unable to license such technology, or if BBOT is forced to license such technology on unfavorable terms, such as substantial licensing or royalty payments, BBOT’s business could be materially and adversely affected. If BBOT is unable to obtain a necessary license, the third parties owning such intellectual property rights could seek an injunction prohibiting BBOT’s sales or BBOT may be unable to otherwise develop or commercialize the affected product candidates, which could materially harm BBOT’s business. Even if BBOT is able to obtain a license, it may be non-exclusive, thereby giving BBOT’s competitors access to the same technologies licensed to BBOT.

If BBOT is unable to obtain rights to required third-party intellectual property rights, BBOT may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing they nor to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If BBOT is unable to do so, BBOT may be unable to develop or commercialize the affected technology and product candidates, which could harm BBOT’s business, financial condition, results of operations, and prospects significantly.

If BBOT fails to comply with its obligations in any future intellectual property licenses with third parties that BBOT may enter into, or otherwise experiences disruptions to its business relationships with future licensors, BBOT could lose intellectual property rights that are important to BBOT’s business.

BBOT may in the future enter into licensing and funding arrangements with third parties that may impose, among other things, diligence, development, and commercialization timelines, milestone payment, royalty, insurance and other obligations on BBOT. If BBOT fails to comply with those obligations, BBOT’s counterparties may have the right to terminate these agreements, in which event BBOT might not be able to develop, manufacture or market, or may be forced to cease developing, manufacturing or marketing, any product that is covered by these agreements or may face other penalties under such agreements, or BBOT’s counterparties may require BBOT to grant them certain rights. Such an occurrence could materially adversely affect the value of any product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of BBOT’s rights under these agreements, or restrictions on BBOT’s ability to freely assign or sublicense its rights under such agreements when it is in the interest of BBOT’s business to do so, may result in BBOT having to negotiate new or reinstated agreements with less favorable terms, cause BBOT to lose its rights under these agreements, including its rights to important intellectual property or technology, which would have a material adverse effect on BBOT’s business, financial condition, results of operations, and prospects, or impede, delay or prohibit the further development or commercialization of, one or more product candidates that rely on such agreements.

For example, disputes may arise regarding intellectual property that is or becomes subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other matters of contract interpretation;

•	whether and the extent to which BBOT’s technology and processes infringe the intellectual property rights of the licensor that are not subject to the licensing agreement;

•	whether BBOT’s licensor had the right to grant the license agreement;

•	whether third parties are entitled to compensation or equitable relief, such as an injunction, for BBOT’s use of the intellectual property rights without their authorization;

•	BBOT’s involvement in the prosecution of licensed patents and BBOT’s licensors’ overall patent enforcement strategy;

•	the amounts of royalties, milestones or other payments due under the license agreement;

•	the sublicensing of patent and other rights under collaborative development relationships;

•	BBOT’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by BBOT’s licensors and by BBOT and its partners; and

•	the priority of invention of patented technology.

If BBOT does not prevail in such disputes, BBOT may lose any or all of its rights under such license agreements.

In addition, intellectual property license agreements are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what BBOT believes to be the scope of its rights to the relevant intellectual property or technology, or increase what BBOT believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on BBOT’s business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that BBOT may license prevent or impair BBOT’s ability to maintain its licensing arrangements on commercially acceptable terms, BBOT may be unable to successfully develop and commercialize the affected technology and product candidates, which could have a material adverse effect on BBOT’s business, financial condition, results of operations and prospects.

BBOT’s future licensors may rely on third-party consultants or collaborators or on funds from third parties such that BBOT’s licensors are not the sole and exclusive owners of the patents and patent applications BBOT may in-license. If other third parties have ownership rights to patents and/or patent applications BBOT may in-license, they may be able to license such patents to BBOT’s competitors, and BBOT’s competitors could market competing products and technology. In addition, BBOT may need the cooperation of any such co-owners of BBOT’s in-licensed patents in order to enforce such patents against third parties, and BBOT may not receive such cooperation. This could have a material adverse effect on BBOT’s competitive position, business, financial condition, results of operations and prospects.

Despite BBOT’s efforts, BBOT’s future licensors might conclude that BBOT has materially breached its license agreements and might therefore terminate the license agreements, thereby removing BBOT’s ability to develop and commercialize product candidates and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, competitors could seek regulatory approval for and market products and technologies identical to BBOT’s. This could have a material adverse effect on BBOT’s competitive position, business, financial condition, results of operations and prospects.

If BBOT is unable to adequately protect its proprietary technology or obtain and maintain patent protection for its technology and products or if the scope of the patent protection obtained is not sufficiently broad, BBOT’s competitors could develop and commercialize technology and products similar or identical to BBOT’s, and BBOT’s ability to successfully commercialize its technology and products will be impaired.

BBOT’s commercial success will depend in part on its ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for its product candidates, and its core technologies, including its novel target discovery technology and other know-how. BBOT seeks to protect its proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to its proprietary technology, inventions and improvements that are important to the development and implementation of its business. BBOT also relies on trade secrets, know-how and continuing technological innovation to develop and maintain its proprietary and intellectual property position.

BBOT may not be able to protect its intellectual property and proprietary rights throughout the world.

Third parties may attempt to develop and commercialize competitive products in foreign countries where BBOT does not have any patent protection and/or where legal recourse may be limited. This may have a significant commercial impact on BBOT’s foreign business operations.

Filing, prosecuting, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S., and even where such protection is nominally available, adequate judicial and governmental enforcement of such intellectual property rights may be lacking. Consequently, BBOT may not be able to prevent third parties from practicing BBOT’s inventions in all countries outside the U.S., or from selling BBOT’s inventions in such countries or importing products made using BBOT’s inventions into the U.S. or other jurisdictions. Competitors may use BBOT’s technologies in jurisdictions where BBOT has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where BBOT does obtain patent protection or future licenses but enforcement is not as strong as that in the U.S. These products may compete with BBOT’s products, and BBOT’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical and biotechnology products, which could make it difficult for BBOT to stop the infringement of any patents BBOT does obtain or in-license or marketing of competing products in violation of BBOT’s intellectual property and proprietary rights generally. In addition, certain jurisdictions do not protect, to the same extent as the U.S. or at all, inventions that constitute new methods of treatment.

Proceedings to enforce BBOT’s intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert BBOT’s efforts and attention from other aspects of BBOT’s business, could put any patents BBOT obtains at risk of being invalidated or interpreted narrowly, could put BBOT’s patent applications at risk of not issuing, and could provoke third parties to assert claims against BBOT. BBOT may not prevail in any lawsuits that BBOT initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, BBOT’s efforts to enforce its intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that BBOT develops or licenses.

BBOT works with third-party contractors located in China to develop certain of BBOT’s intellectual property. On December 1, 2020, the Chinese government implemented a new Export Control Law which regulates the export of certain technologies outside of China. As currently implemented, BBOT does not believe the Export Control Law applies to its product candidates, and BBOT does not expect it to impact BBOT’s business; however the Export Control Law could be amended in the future in a way that could adversely affect BBOT’s business.

Many countries, including India, China and certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patents. If BBOT does obtain or in-license patents and BBOT or any of its licensors are forced to grant a license to third parties with respect to any patents relevant to BBOT’s business, BBOT’s competitive position may be impaired and BBOT’s business, financial condition, results of operations, and prospects may be adversely affected.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by BBOT’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect BBOT’s business or permit BBOT to maintain its competitive advantage. For example:

•	others may be able to make products that are similar to BBOT’s product candidates or utilize similar technology but that are not covered by the claims of the patents that BBOT licenses or may own;

•	BBOT or its licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that BBOT licenses or owns now or in the future;

•	BBOT or its licensors or collaborators, might not have been the first to file patent applications covering certain of BBOT’s or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of BBOT’s technologies without infringing BBOT’s owned or licensed intellectual property rights;

•	it is possible that BBOT’s present or future pending patent applications (whether owned or licensed) will not lead to issued patents;

•	issued patents that BBOT holds rights to may be held invalid or unenforceable, including as a result of legal challenges by BBOT’s competitors or other third parties;

•

BBOT’s competitors or other third parties might conduct research and development activities in countries where BBOT does not have patent rights and then use the information learned from such activities to develop competitive products for sale in BBOT’s major commercial markets;

•	BBOT may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm BBOT’s business; and

•	BBOT may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on BBOT’s business, financial condition, results of operations and prospects.

BBOT may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

BBOT or its future licensors may be subject to claims that current or former employees, collaborators, CROs, universities or other third parties have an interest in BBOT’s owned or future in-licensed patents and patent applications, trade secrets or other intellectual property as an inventor, co-inventor, owner or co-owner. For example, BBOT or its future licensors may have inventorship or ownership disputes that arise from conflicting obligations of employees, consultants, CROs or others who are involved in developing BBOT’s product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership of any future owned or in-licensed patents, trade secrets or other intellectual property. If BBOT or its licensors fail in defending any such claims, BBOT may be required to pay monetary damages and BBOT may also lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to BBOT’s product candidates. Even if BBOT is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Additionally, if residents of other countries can claim inventorship of BBOT’s patents and patent applications, BBOT may be required to fulfill additional obligations. For example, some countries, including China, require a patent owner to provide remuneration to inventors who assign rights to inventions developed during course of their employment. Litigation may be necessary to defend against claims based on foreign inventors. Any of the foregoing could have a material adverse effect on BBOT’s business, financial condition, results of operations and prospects.

BBOT may not identify relevant third-party patents or pending patent applications or may incorrectly interpret the relevance, scope or expiration of a third-party patent which might adversely affect BBOT’s ability to develop and market its product candidates.

BBOT is developing certain product candidates in highly competitive areas and cannot guarantee that any patent searches or analyses that BBOT may conduct, including the identification of relevant patents or pending patent applications, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can BBOT be certain that it has identified each and every third-party patent and pending patent application in the U.S. and abroad that is or may be relevant to or necessary for the commercialization of BBOT’s product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. Patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patents or pending patent applications covering BBOT’s product candidates could have been or may be filed in the future by third parties without BBOT’s knowledge. Additionally, patents and pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover BBOT’s product candidates or the manufacturing or use of BBOT’s product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. BBOT’s interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect, which may negatively impact BBOT’s ability to market its product candidates. BBOT may incorrectly determine that BBOT’s product candidates are not covered by a third-party patent or pending patent application or that BBOT is otherwise free to operate in relation to its product candidates. BBOT may also incorrectly predict whether a third party’s pending application will issue with claims of relevant scope, or incorrectly determine the expiration date of any patent in the U.S. or abroad that BBOT considers relevant. Any failure by BBOT to identify and correctly interpret relevant patents or pending patent applications may negatively impact BBOT’s ability to develop and market its product candidates.

If BBOT fails to identify or correctly interpret relevant patents, BBOT may be subject to infringement claims or otherwise be forced to obtain licenses to relevant patents or pending patent applications, which may require BBOT to pay significant royalties, license fees or other payments. BBOT cannot guarantee that it will be able to successfully settle or otherwise resolve any infringement claims. If BBOT fails in any such dispute, in addition to being forced to pay damages, potentially including in the form of future royalties, which may be significant, BBOT may be temporarily or permanently prohibited from commercializing any of its product candidates that are held to be infringing. BBOT might, if possible, also be forced to redesign product candidates so that BBOT no longer infringes the third-party intellectual property rights. Any of these events, even if BBOT were ultimately to prevail, could require BBOT to divert substantial financial and management resources that BBOT would otherwise be able to devote to its business and could adversely affect BBOT’s business, financial condition, results of operations and prospects.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit BBOT’s exclusive rights and limit BBOT’s ability to contract with non-U.S. manufacturers.

Inventions contained within BBOT in-licensed patents and patent applications have been, and BBOT may in the future develop, acquire, or license intellectual property rights that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require BBOT to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). If the U.S. government exercises its “march-in” rights in any future intellectual property rights that are generated through the use of U.S. government funding or grants, BBOT could be forced to license or sublicense intellectual property developed by BBOT, which terms may be unfavorable to BBOT, and there can be no assurance that BBOT would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require BBOT to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the U.S. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit BBOT’s ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. Any exercise by the government of any of the foregoing rights could harm BBOT’s competitive position, business, financial condition, results of operations and prospects.

BBOT may be subject to claims by third parties asserting that BBOT’s employees, consultants or contractors have wrongfully used or disclosed confidential information of such third parties, or that they have wrongfully used or disclosed alleged trade secrets of their current or former employers, or that BBOT has misappropriated their intellectual property, or that they own what BBOT regards as its own intellectual property.

Many of BBOT’s employees, physician-scientist partners, consultants and contractors are or were previously employed at or engaged by universities or other pharmaceutical or biotechnology companies, including BBOT’s competitors or potential competitors. Many of them executed proprietary rights, non-disclosure and/or non-competition agreements in connection with such previous employment or engagement. Although BBOT tries to ensure that the individuals who work for BBOT do not use the intellectual property rights, proprietary information, know-how or trade secrets of others in their work for BBOT, BBOT may be subject to claims that BBOT or they have, inadvertently or otherwise, used, infringed, misappropriated or otherwise violated the intellectual property rights, or disclosed the alleged trade secrets or other proprietary information, of these former employers, competitors or other third parties. BBOT may also be subject to claims that BBOT has improperly used or obtained such trade secrets. Litigation may be necessary to defend against these claims. Any litigation or the threat of litigation may adversely affect BBOT’s ability to hire employees or engage consultants and contractors. A loss of key personnel or their work product could hamper or prevent BBOT from developing and commercializing products and product candidates, which could harm BBOT’s business.

In addition, while it is BBOT’s policy to require its employees, physician-scientist partners, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to BBOT, BBOT may be unsuccessful in obtaining such an agreement from each party who in fact develops intellectual property that BBOT regards as its own. BBOT’s intellectual property assignment agreements with them may not be self-executing or may be breached, and BBOT may be forced to bring claims against third parties, or defend claims they may bring against BBOT, to determine the ownership of what BBOT regards as its intellectual property. Additionally, assignment agreements and related agreements may be interpreted under the laws of a foreign country, which may be unpredictable. Such claims could have a material adverse effect on BBOT’s business, financial condition, results of operations, and prospects.

If BBOT fails in prosecuting or defending any such claims, BBOT may be required to pay monetary damages, and BBOT may also lose valuable intellectual property rights or personnel, which could have a material adverse effect on BBOT’s competitive position and prospects. Such intellectual property rights could be awarded to a third party, and BBOT could be required to obtain a license from such third party to commercialize BBOT’s technology or products, which license may not be available on commercially reasonable terms, or at all, or such license may be non-exclusive. Even if BBOT is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to BBOT’s management and employees.

If BBOT is unable to protect the confidentiality of its trade secrets and other proprietary information, BBOT’s business and competitive position would be adversely affected.

In addition to seeking patents for some of BBOT’s technology and product candidates, BBOT also relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology and other proprietary information to maintain BBOT’s competitive position. BBOT seeks to protect its trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as BBOT’s employees, consultants, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. BBOT cannot guarantee that it has entered into such agreements with each party that may have or has had access to its trade secrets or proprietary technology. Despite these efforts, any of these parties may breach the agreements and disclose BBOT’s proprietary information, including its trade secrets, unpublished patent applications or other confidential research, and BBOT may not be able to obtain adequate remedies for such breaches. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of BBOT’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, BBOT would have no right to prevent them, or those to whom they communicate such trade secrets, from using that technology or information to compete with BBOT.

Furthermore, BBOT expects that, over time, BBOT’s trade secrets, know-how and proprietary information may be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel to and from academic and industry scientific positions. Consequently, without costly efforts to protect BBOT’s proprietary technology, BBOT may be unable to prevent others from exploiting that technology, which could affect BBOT’s ability to expand in domestic and international markets. If any of BBOT’s trade secrets were to be disclosed to or independently developed by a competitor or other third party, BBOT’s competitive position would be materially and adversely affected.

BBOT also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. These security measures may be breached or otherwise accessed in an unauthorized manner, and BBOT may not have adequate remedies for any breach.

If BBOT’s trademarks and trade names are not adequately protected, BBOT may not be able to build name recognition in its markets of interest and BBOT’s business may be adversely affected.

If BBOT’s trademarks and trade names are not adequately protected, BBOT may not be able to build name recognition in its markets of interest and BBOT’s business may be adversely affected. BBOT’s trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. As a means to enforce BBOT’s trademark rights and prevent infringement, BBOT may be required to file trademark claims against third parties or initiate trademark opposition or cancellation proceedings. This can be time-consuming and expensive, particularly for a company of BBOT’s size. In addition, in an infringement proceeding, a court may decide that a trademark of BBOT’s is not valid or is unenforceable, or may determine another trademark is not infringing BBOT’s trademarks. BBOT may not be able to protect its rights to these trademarks and trade names or may be forced to stop using these trademarks or trade names, which BBOT needs to build name recognition among potential collaborators or customers in BBOT’s markets of interest. At times, competitors may adopt trademarks or trade names similar to BBOT’s, thereby impeding BBOT’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark or trade name infringement claims brought by owners of other registered trademarks or trade names that incorporate variations of BBOT’s trademarks or trade names. Over the long term, if BBOT is unable to successfully register its trademarks and trade names and establish name recognition based on its trademarks and trade names, BBOT may not be able to compete effectively and BBOT’s business may be adversely affected. BBOT’s efforts to enforce or protect its proprietary rights related to trademarks and trade names may be ineffective and could result in substantial costs and diversion of resources and could adversely impact BBOT’s financial condition or results of operations.

Trademark applications BBOT may file in the future may not proceed to registration and/or may be opposed by third parties. Even if such applications proceed to registration, third parties may challenge BBOT’s use of such trademarks or seek to invalidate BBOT’s registration in the future. Other companies in BBOT’s industry may be using trademarks that are similar to BBOT’s and may in the future allege that the use of BBOT’s trademarks in connection with BBOT’s products infringes or otherwise violates their trademark rights. Trademark-granting authorities may decide to investigate BBOT’s trademarks on their own initiative if they believe that there may be potential issues to be resolved. In addition, failure to maintain BBOT’s trademark registrations, or to obtain new trademark registrations in the future, could limit BBOT’s ability to protect and enforce its trademarks and impede BBOT’s marketing efforts in the countries in which BBOT operates. Over the long term, if BBOT is unable to establish brand recognition based on its trademarks and trade names, then BBOT may not be able to compete effectively and BBOT’s business may be adversely affected.

If BBOT does not obtain patent term extension in the U.S. under the Hatch-Waxman Act and in foreign countries under similar legislation, which if granted could extend the term of BBOT’s marketing exclusivity for any product candidates BBOT may develop, BBOT’s business may be materially and adversely affected.

In the U.S., the term of a patent that covers an FDA-approved drug may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration date of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. In addition, the patent term of only one patent applicable to an approved drug may be extended, and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar provisions are available in Europe and certain other non-U.S. jurisdictions to extend the term of a patent that covers an approved drug. While, in the future, if and when BBOT’s product candidates receive FDA approval, BBOT expects to apply for patent term extensions on any patents that issue covering those product candidates, there is no guarantee that the applicable authorities will agree with BBOT’s assessment of whether such extensions should be granted and, even if granted, the length of such extensions. BBOT may not be granted patent term extension either in the U.S. or in any foreign country, even where BBOT obtains a patent that is eligible for patent term extension, if, for example, an applicable government authority determines that BBOT fails to exercise due diligence during the testing phase or regulatory review process, fails to apply within applicable deadlines, fails to apply prior to expiration of relevant patents or otherwise fails to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than BBOT requests. If BBOT obtains such an extension, it may be for a shorter period than BBOT had sought. If BBOT is unable to obtain any patent term extension or the term of any such extension is less than BBOT requests, BBOT’s competitors may obtain approval of competing products following the expiration of BBOT’s patent rights, and BBOT’s business, financial condition, results of operations and prospects could be materially and adversely affected.

Furthermore, for any patents BBOT may in-license in the future, BBOT may not have the right to control prosecution, including filing with the USPTO, of a petition for patent term extension under the Hatch-Waxman Act. Thus, if a patent BBOT in-licenses in the future is eligible for patent term extension under the Hatch-Waxman Act, BBOT may not be able to control whether a petition to obtain a patent term extension is filed or whether the requested extension is obtained from the USPTO.

Also, there are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. BBOT may be unable to obtain or in-license patents covering BBOT’s product candidates that contain one or more claims that satisfy the requirements for listing in the Orange Book. Even if BBOT or its future licensors submit a patent for listing in the Orange Book, the FDA may decline to list the patent, or a manufacturer of generic drugs may challenge the listing. If one of BBOT’s product candidates is approved and a patent covering that product candidate is not listed in the Orange Book, a manufacturer of generic drugs would not have to provide advance notice to BBOT of any abbreviated new drug application filed with the FDA to obtain permission to sell a generic version of such product candidate.

Risks Related to BBOT’s Dependence on Third Parties

BBOT relies on third parties to conduct its preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

BBOT utilizes and depends upon independent investigators and collaborators, such as medical institutions, CROs, CMOs, and strategic partners (collectively, partners) to conduct and support its preclinical studies and clinical trials under agreements with BBOT and plans to continue to do so for future preclinical studies and clinical trials. These third parties have had and will continue to have a significant role in the conduct of BBOT’s preclinical studies and clinical trials and the subsequent collection and analysis of data. For example, BBOT’s partners contribute highly enabling technologies and services that include, among others: (i) clinical conduct support from CROs, (ii) support for BBOT’s translational research efforts, (iii) crystallography to enable structure-based drug discovery, (iv) biochemical and cell-based assays to guide lead generation and optimization, and (v) patient-derived, cell and xenograft models to translate BBOT’s findings to the clinical setting.

These third parties are not BBOT’s employees, and except for remedies available to BBOT under BBOT’s agreements with such third parties, BBOT has limited ability to control the amount or timing of resources that any such third party will devote to BBOT’s preclinical studies or clinical trials. The third parties BBOT relies on for these services may also have relationships with other entities, some of which may be BBOT’s competitors, for whom they may also be conducting clinical trials or other drug development activities, which could affect their performance on BBOT’s behalf. Some of these third parties may terminate their engagements with BBOT at any time. BBOT also has to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and BBOT may not be able to do so on favorable terms, which may result in delays to BBOT’s development timelines and increased costs. If BBOT needs to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay BBOT’s drug development activities, as well as materially impact BBOT’s ability to meet its desired clinical development timelines.

BBOT’s heavy reliance on these third parties for such drug development activities reduces BBOT’s control over these activities. As a result, BBOT has less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if BBOT were relying entirely upon its own staff. Nevertheless, BBOT is responsible for ensuring that each of its studies and trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and BBOT’s reliance on third parties does not relieve BBOT of its regulatory responsibilities. For example, BBOT remains responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires BBOT to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. The EMA also requires BBOT to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If BBOT or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in BBOT’s clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require BBOT to perform additional clinical trials before approving BBOT’s marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of BBOT’s clinical trials substantially comply with GCP regulations. In addition, BBOT’s clinical trials must be conducted with product produced under current cGMP regulations and require a large number of test patients. BBOT’s failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require BBOT to repeat clinical trials, which would delay the regulatory approval process. Moreover, BBOT’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct BBOT’s clinical trials in accordance with regulatory requirements or BBOT’s stated protocols, or if these third parties need to be replaced, BBOT will not be able to obtain, or may be delayed in obtaining, marketing approvals for its product candidates and will not be able to, or may be delayed in efforts to, successfully commercialize its product candidates. As a result, BBOT’s financial results and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

BBOT’s manufacturing process needs to comply with FDA regulations relating to the quality and reliability of such processes. Any failure to comply with relevant regulations could result in delays in or termination of BBOT’s clinical programs and suspension or withdrawal of any regulatory approvals.

In order to commercially produce BBOT’s products either at a third party’s facility or in any BBOT facility, BBOT will need to comply with the FDA’s cGMP regulations and guidelines. BBOT may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. BBOT is subject to inspections by the FDA and comparable foreign regulatory authorities to confirm compliance with applicable regulatory requirements. Any failure to follow cGMP or other regulatory requirements or delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of BBOT’s precision medicines as a result of a failure of BBOT’s facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair BBOT’s ability to develop and commercialize its product candidates, including leading to significant delays in the availability of BBOT’s product candidates for its clinical trials or the termination of or suspension of a clinical trial, or the delay or prevention of a filing or approval of marketing applications for BBOT’s product candidates. Significant non-compliance could also result in the imposition of sanctions, including warning or untitled letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for BBOT’s product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could damage BBOT’s reputation and business.

If BBOT’s third-party manufacturers use hazardous materials in a manner that causes injury or violates applicable law, BBOT may be liable for damages.

BBOT’s research and development activities involve the controlled use of potentially hazardous substances, including chemical materials, by BBOT’s third-party manufacturers. BBOT’s manufacturers are subject to federal, state and local laws and regulations in the U.S. and local laws in other foreign jurisdictions governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although BBOT believes that its manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, BBOT cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, BBOT may incur liability or local, city, state, federal or foreign authorities may curtail the use of these materials and interrupt BBOT’s business operations. In the event of an accident, BBOT could be held liable for damages or penalized with fines, and the liability could exceed BBOT’s resources. BBOT does not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair BBOT’s research, development and production efforts, which could harm BBOT’s business, prospects, financial condition or results of operations.

If BBOT decides to establish collaborations but is not able to establish those collaborations on commercially reasonable terms, BBOT may have to alter its development and commercialization plans.

BBOT’s drug development programs and the potential commercialization of its product candidates may require additional cash to fund expenses. BBOT may seek to selectively form collaborations to expand its capabilities, potentially accelerate research and development activities and provide for commercialization activities by third parties. Any of these relationships may require BBOT to incur non-recurring and other charges, increase near- and long-term expenditures, issue securities that dilute existing stockholders, or disrupt BBOT’s management and business.

BBOT faces significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Whether BBOT reaches a definitive agreement for a collaboration depends, among other things, upon BBOT’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of preclinical studies or clinical trials, the likelihood of approval by the FDA, EMA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to BBOT’s ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with BBOT for its product candidate. Further, BBOT may not be successful in its efforts to establish a collaboration or other alternative arrangements for product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if BBOT is successful in entering into a collaboration, the terms and conditions of that collaboration may restrict BBOT from entering into future agreements on certain terms with potential collaborators.

If and when BBOT seeks to enter into collaborations, BBOT may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If BBOT is unable to do so, BBOT may have to curtail the development of a product candidate, reduce or delay its development program or one or more of its discovery programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If BBOT elects to increase its expenditures to fund development or commercialization activities on its own, BBOT may need to obtain additional capital, which may not be available to BBOT on acceptable terms or at all. If BBOT does not have sufficient funds, BBOT may not be able to further develop its product candidates or bring them to market and generate product revenue.

BBOT may enter into collaborations with third parties for the development and commercialization of product candidates. If those collaborations are not successful, BBOT may not be able to capitalize on the market potential of these product candidates.

If BBOT enters into any collaboration arrangements with any third parties for the development and commercialization of its product candidates, BBOT will likely have limited control over the amount and timing of resources that BBOT’s collaborators dedicate to the development or commercialization of BBOT’s product candidates. BBOT’s ability to generate revenue from these arrangements will depend on its collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving BBOT’s product candidates would pose numerous risks to BBOT, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

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collaborators may deemphasize or not pursue development and commercialization of BBOT’s product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a business combination or sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with BBOT’s product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than BBOT’s;

•	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of BBOT’s product relative to other products;

•	BBOT may grant exclusive rights to its collaborators that would prevent BBOT from collaborating with others;

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collaborators may not properly obtain, maintain, defend or enforce BBOT’s intellectual property rights or may use BBOT’s proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate BBOT’s proprietary information and intellectual property or expose BBOT to potential litigation or other intellectual property related proceedings;

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disputes may arise between the collaborators and BBOT that result in the delay or termination of the research, development or commercialization of BBOT’s product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

•	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all;

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collaborators may not provide BBOT with timely and accurate information regarding development progress and activities under the collaboration or may limit BBOT’s ability to share such information, which could adversely impact BBOT’s ability to report progress to its investors and otherwise plan development of BBOT’s product candidates;

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collaborators may own or co-own intellectual property covering BBOT’s products or product candidates that result from BBOT collaborating with them, and in such cases, BBOT would not have the exclusive right to develop or commercialize such intellectual property; and

•	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

Some of the third parties upon whom BBOT currently relies for the supply of the active pharmaceutical ingredients, drug product and starting materials used in BBOT’s product candidates are BBOT’s sole source of supply, and the loss of any of these suppliers could delay BBOT’s development efforts and harm BBOT’s business.

The API, drug product and starting materials used in BBOT’s product candidates are currently supplied to BBOT primarily from sole-source suppliers pursuant to quotations or proposals issued on an as-needed basis under master services agreements entered into between BBOT and the corresponding suppliers in the ordinary course, on terms customary in the industry for similarly-situated biopharmaceutical companies. BBOT’s ability to successfully develop its product candidates, and to ultimately supply its commercial products in quantities sufficient to meet the market demand, depends in part on BBOT’s ability to obtain the API, drug product and starting materials for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization.

In addition, BBOT does have arrangements in place for a redundant or second-source supply of API, drug product or starting materials in the event any of BBOT’s current suppliers of such API, drug product or starting materials ceases its operations for any reason, although manufacturing with such second-source supply is currently expected to begin in 2026. Although BBOT believes such second-source supply or other alternative second-source supplies could be made available to it on the timelines necessary to operate in accordance with BBOT’s current business plans, if any of BBOT’s current or planned third-party suppliers or manufacturers ceases its operations for any reason or is unable or unwilling to supply API, drug product or starting material in sufficient quantities, on the timelines necessary, or at acceptable prices, to meet BBOT’s needs, it could impede, delay, limit or prevent BBOT’s development efforts, which could harm BBOT’s business, results of operations, financial condition and prospects.

For all of BBOT’s product candidates, BBOT intends to identify and qualify additional manufacturers to provide such API, drug product and starting materials prior to or after submission of an NDA to the FDA and/or an MAA to the EMA. BBOT is not certain, however, that its single-source suppliers will be able to meet BBOT’s demand for their products, either because of the nature of BBOT’s agreements with those suppliers, BBOT’s limited experience with those suppliers or BBOT’s relative importance as a customer to those suppliers. It may be difficult for BBOT to assess their ability to timely meet BBOT’s demand in the future based on past performance. While BBOT’s suppliers have generally met BBOT’s demand for their products on a timely basis in the past, they may subordinate BBOT’s needs in the future to their other customers.

Establishing additional or replacement suppliers for the API, drug product and starting materials used in BBOT’s product candidates, if required, may not be accomplished within the timeframes required to avoid delays in BBOT’s development and commercialization efforts. When BBOT finds a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in delays. While BBOT seeks to maintain adequate inventory of the API, drug product and starting materials used in its product candidates, any interruption or delay in the supply of components or materials, or BBOT’s inability to obtain such API, drug product or starting materials from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent BBOT’s development efforts, which could harm BBOT’s business, results of operations, financial condition and prospects.

Risks Related to Operating as a Public Company

There may not be an active trading market for Common Stock, which may make it difficult to sell shares of Common Stock.

An active trading market Common Stock may not develop or be sustained following the closing of the Business Combination. If an active trading market for Common Stock does not develop or is not sustained, you may not be able to sell your shares at an attractive price or at all. Furthermore, an inactive market may also impair the Company’s ability to raise capital by selling shares of Common Stock in the future, and may impair the Company’s ability to enter into strategic collaborations or acquire companies or products by using shares of the Company’s common stock as consideration.

The market price of Common Stock may be volatile, and investors could lose all or part of their investment.

The trading price of Common Stock is likely to be, highly volatile and subject to wide fluctuations in response to various factors, many of which the Company cannot control. The stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of the Company’s common stock, regardless of its actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include, without limitation:

•	the timing and results of INDs, preclinical studies and clinical trials of BBOT’s product candidates or those of BBOT’s competitors;

•	the success of competitive products or announcements by potential competitors of their product development efforts;

•	regulatory actions with respect to BBOT’s products or product candidates or BBOT’s competitors’ products or product candidates;

•	actual or anticipated changes in BBOT’s growth rate relative to its competitors;

•	regulatory or legal developments in the U.S. and other countries;

•	developments or disputes concerning BBOT’s patent applications, issued patents, or other proprietary rights;

•	the recruitment or departure of key personnel;

•	announcements by BBOT or its competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to BBOT;

•	market conditions in the pharmaceutical and biotechnology sector;

•	changes in the structure of healthcare payment systems;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of Common Stock;

•	announcement or expectation of additional financing efforts;

•	sales of Common Stock by the Company, its insiders or its other stockholders;

•	expiration of market stand-off or lock-up agreements;

•	the impact of any public health emergencies, natural disasters, or geopolitical events, including civil or political unrest or military conflicts; and

•	general economic, political, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of Common Stock.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding BBOT, BBOT’s business or BBOT’s market, the Company’s stock price and trading volume could decline.

The trading market for Common Stock may be influenced by the research and reports that securities or industry analysts publish about BBOT, BBOT’s business or BBOT’s market. If any of the analysts who cover BBOT issue adverse or misleading research or reports regarding BBOT, BBOT business model, intellectual property, stock performance or market, or if BBOT’s operating results fail to meet the expectations of analysts, BBOT’s stock price would likely decline. If one or more of these analysts cease coverage of BBOT or fail to publish reports on BBOT regularly, BBOT could lose visibility in the financial markets, which in turn could cause the Common Stock price or trading volume to decline.

BBOT’s operating results may fluctuate significantly, which makes BBOT’s future operating results difficult to predict and could cause BBOT’s operating results to fall below expectations or guidance.

BBOT’s quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for BBOT to predict its future operating results. From time to time, BBOT may enter into license or collaboration agreements or strategic partnerships with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of BBOT’s revenue. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in BBOT’s operating results from one period to the next.

In addition, BBOT measures compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, as determined by the BBOT Board, and recognizes the cost as an expense over the employee’s requisite service period. As the variables that BBOT uses as a basis for valuing these awards change over time, BBOT’s underlying stock price and stock price volatility, the magnitude of the expense that BBOT must recognize may vary significantly.

Furthermore, BBOT’s operating results may fluctuate due to a variety of other factors, many of which are outside of BBOT’s control and may be difficult to predict, including the following:

•	the timing and cost of, and level of investment in, research and development activities relating to BBOT’s programs, which will change from time to time;

•	BBOT’s ability to enroll patients in clinical trials and the timing of enrollment;

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the cost of manufacturing BBOT’s current product candidates and any future product candidates, which may vary depending on FDA, EMA or other comparable foreign regulatory authority guidelines and requirements, the quantity of production and the terms of BBOT’s agreements with manufacturers;

•	expenditures that BBOT will or may incur to acquire or develop additional product candidates and technologies or other assets;

•	the timing and outcomes of preclinical studies and clinical trials for BBO-8520, BBO-10203 and BBO-11818 and any product candidates from BBOT’s discovery programs, or competing product candidates;

•	the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

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competition from existing and potential future products that compete with BBO-8520, BBO-10203 and BBO-11818 or any of BBOT’s discovery programs, and changes in the competitive landscape of BBOT’s industry, including consolidation among BBOT’s competitors or partners;

•	any delays in regulatory review or approval of BBO-8520, BBO-10203 and BBO-11818 or product candidates from any of BBOT’s discovery programs;

•	the level of demand for any of BBOT’s product candidates, if approved, which may fluctuate significantly and be difficult to predict;

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the risk/benefit profile, cost and reimbursement policies with respect to BBOT’s product candidates, if approved, and existing and potential future products that compete with BBO-8520, BBO-10203 and BBO-11818 or any of BBOT’s discovery programs;

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BBOT’s ability to commercialize BBO-8520, BBO-10203 and BBO-11818 or product candidates from any of BBOT’s discovery programs, if approved, inside and outside of the U.S., either independently or working with third parties;

•	BBOT’s ability to establish and maintain collaborations, licensing or other arrangements;

•	BBOT’s ability to adequately support future growth;

•	potential unforeseen business disruptions that increase BBOT’s costs or expenses;

•	future accounting pronouncements or changes in BBOT’s accounting policies; and

•	the changing, volatile and instable global economic and political environment.

The cumulative effect of these factors could result in large fluctuations and unpredictability in BBOT’s quarterly and annual operating results. As a result, comparing BBOT’s operating results on a period-to-period basis may not be meaningful. Investors should not rely on BBOT’s past results as an indication of future performance. This variability and unpredictability could also result in BBOT failing to meet the expectations of industry or financial analysts or investors for any period. If BBOT’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts BBOT may provide to the market, or if the forecasts BBOT provides to the market are below the expectations of analysts or investors, the price of BBOT’s common stock could decline substantially. Such a stock price decline could occur even when BBOT has met any previously publicly stated guidance BBOT may provide.

Several of our principal stockholders own a significant percentage of our Common Stock and can exert significant control over matters subject to stockholder approval.

Holders of 5% or more of BBOT’s capital stock and their respective affiliates collectively beneficially own in excess of 45% of our outstanding Common Stock. In addition, several of BBOT’s directors, including Frank McCormick, Michelle Doig, Neil Kumar, Raymond Kelleher and Bihua Chen are affiliated with certain of our large stockholders. BBOT’s principal stockholders, acting together or on their own, could exert significant control over matters requiring stockholder approval. For example, they may be able to impact elections of directors, amendments of the Company’s Charter and Bylaws or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for the Company’s common stock that investors may feel are in their best interest as one of the Company’s stockholders. The interests of this group of stockholders may not always coincide with each investor’s interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our Common Stock.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Company’s securities to decline.

The sale of the Company’s securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Company’s securities. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that BBOT deems appropriate.

Shares of Common Stock reserved for future issuance under its equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of the Company’s board of directors may determine the exact number of shares to be reserved for future issuance under the Company’s equity incentive plans at its discretion. the Company expects to file registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to its equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, BBOT may also issue its securities in connection with investments or acquisitions. The number of shares of BBOT’s common stock issued in connection with an investment or acquisition could constitute a material portion of BBOT’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to BBOT’s stockholders.

Raising additional capital may cause dilution to the Company’s existing stockholders, restrict BBOT’s operations or require BBOT to relinquish rights to its technologies or product candidates.

Until such time, if ever, as BBOT can generate substantial product revenues, BBOT expects to finance its cash needs through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that BBOT raises additional capital through the sale of equity or convertible debt securities, BBOT’s stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of BBOT’s stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on BBOT’s ability to incur additional debt, limitations on BBOT’s ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact BBOT’s ability to conduct its business. If BBOT raises additional funds through future strategic partnerships and alliances and licensing arrangements with third parties, BBOT may have to relinquish valuable rights to its technologies or product candidates or grant licenses on terms unfavorable to BBOT.

BBOT has increased costs as a result of operating as a public company, and BBOT’s management devotes substantial time to related compliance initiatives.

As a public company, BBOT incurs significant legal, accounting and other expenses. BBOT is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including those related to climate change and other environmental, social and governance focused disclosures, are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. BBOT will have to hire additional accounting, finance, and other personnel in connection with becoming a public company. BBOT’s management and other personnel devote a substantial amount of time to these compliance initiatives and BBOT cannot accurately predict or estimate the amount or timing of additional costs BBOT may incur to respond to these requirements.

In addition, as a public company BBOT is required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, BBOT is required to maintain effective disclosure and financial controls and to make a formal assessment of the effectiveness of BBOT’s internal control over financial reporting.

BBOT has identified a material weakness in its internal controls over financial reporting. If BBOT is unable to maintain effective internal controls over financial reporting and disclosure controls and procedures, the accuracy and timeliness of its financial and operating reporting may be adversely affected, and confidence in its operations and disclosures may be lost.

In connection with the preparation and audit of BBOT’s financial statements for the years ended December 31, 2024 and 2023, BBOT’s management identified a material weakness in BBOT’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness is as follows:

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BBOT does not have sufficient full-time accounting personnel, (i) to enable appropriate reviews over the financial close and reporting process, (ii) to allow for an appropriate segregation of duties, (iii) to perform an effective risk assessment process, and (iv) with the requisite experience and technical accounting knowledge to identify, review and resolve complex accounting issues under U.S. GAAP.

As a private company at the time, BBOT was not required to perform an evaluation of internal control over financial reporting as of December 31, 2024 and 2023 in accordance with the provisions of the Sarbanes-Oxley

Act of 2002. Had such an evaluation been performed, additional control deficiencies may have been identified by BBOT’s management, and those control deficiencies could have also represented one or more material weaknesses.

BBOT intends to take certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weakness. Although BBOT intends to complete this remediation process as quickly as possible, it cannot at this time estimate how long it will take. BBOT cannot assure you that the measures it takes will be sufficient to remediate the control deficiencies that led to its material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

If BBOT is not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, it may be unable to accurately and timely report its financial position, results of operations, cash flows or key operating metrics, which could result in late filings of annual or quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access equity or debt capital or commercial lending markets, or other material adverse effects on its business, reputation, results of operations, financial condition or liquidity. BBOT’s investors could lose confidence in BBOT’s reported financial information, the market price of BBOT’s common stock could decline, and BBOT could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Incorrect estimates, including those related to the size of BBOT’s addressable patient populations and markets, or assumptions by management in connection with the preparation of BBOT’s financial statements could adversely affect BBOT’s reported assets, liabilities or expenses.

BBOT’s projections of both the number of people who have the diseases its product candidates are targeting, as well as the subset of people with such disease who have the potential to benefit from treatment with any of BBOT’s product candidates, are based on estimates.

The total addressable market opportunity will ultimately depend upon, among other things, the diagnosis criteria included in the final label, and, if BBOT’s product candidates are approved for sale for these indications, acceptance by the medical community and patient access, product pricing and reimbursement. The number of patients with RAS-dependent cancers may turn out to be lower than expected, patients may not be otherwise amenable to treatment with BBOT’s products, or new patients may become increasingly difficult to identify or gain access to. BBOT may not be successful in its efforts to identify additional product candidates. Assumptions made by management in connection with the preparation of BBOT’s financial statements could adversely affect BBOT’s reported assets, liabilities or expenses if BBOT’s estimates of the addressable patient populations and markets are incorrect.

BBOT’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

BBOT is subject to the periodic reporting requirements of the Exchange Act. BBOT has designed its disclosure controls and procedures to reasonably assure that information BBOT must disclose in reports BBOT files or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. BBOT believes that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the fact that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in BBOT’s control system, misstatements due to error or fraud may occur and not be detected.

BBOT does not intend to pay dividends on BBOT common stock so any returns will be limited to the value of BBOT’s stock.

BBOT has never declared or paid any cash dividends on its common stock. BBOT currently anticipates that BBOT will retain future earnings for the development, operation and expansion of BBOT’s business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of their stock.

BBOT’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations following the completion of the Business Combination, or the future consolidated results of operations or financial position of the Company. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

General Risk Factors

Anti-takeover provisions in BBOT’s Charter and Bylaws and Delaware law might discourage, delay or prevent a change in control of BBOT or changes in BBOT’s management and, therefore, depress the market price of Common Stock.

BBOT’s Charter and Bylaws contain provisions that could depress the market price of BBOT’s Common Stock by acting to discourage, delay or prevent a change in control of the Company or changes in the Company’s management that the stockholders of the Company may deem advantageous. These provisions, among other things, include:

•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•	a prohibition on stockholder actions through written consent, which requires that all stockholder actions be taken at a meeting of the Company stockholders;

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a requirement that special meetings of stockholders be called only by the Company’s board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office;

•	advance notice requirements for stockholder proposals and nominations for election to the Company’s board of directors;

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a requirement that no member of the Company’s board of directors may be removed from office by The Company’s stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares of the Company’s voting stock then entitled to vote in the election of directors;

•	a requirement of approval of not less than two-thirds of all outstanding shares of the Company’s voting stock to amend any bylaws by stockholder action; and

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the authority of the BBOT Board to issue preferred stock on terms determined by the Company’s board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of the Company’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of the Charter, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for the Company’s stockholders to receive a premium for their shares of the Company capital stock and could also affect the price that some investors are willing to pay for Common Stock.

BBOT’s Bylaws designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or the Company’s directors, officers, or employees.

BBOT’s Bylaws provide that, unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware are the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of, or a claim based on, fiduciary duty owed by any of the Company’s current or former directors, officers, and employees to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”). The Delaware Forum Provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. The Bylaws further provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act (the “Federal Forum Provision”). In addition, the Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of common stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision in the Bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clauses in the Bylaws may limit the Company’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with the Company or the Company’s directors, officers or employees, which may discourage such lawsuits against the Company and its directors, officers and employees even though an action, if successful, might benefit the Company’s stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Company’s Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, the Company may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the U.S. may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to the Company than the Company’s stockholders.

We are currently in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates.

U.S. and global markets have recently been experiencing volatility and disruption caused by economic uncertainty, including as a result international trade disputes and ongoing military disputes and related geopolitical uncertainty. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact BBOT’s business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs for BBOT or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. BBOT is continuing to monitor the trade disputes, inflation, interest rates and the military conflicts and the impacts to global capital markets to BBOT’s business.

BBOT is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

BBOT is, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years from the date of Helix’s initial public offering in February 2024, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, Helix was a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Following the Closing, the Company has determined it remains a smaller reporting company. The Company will be able to continue to take advantage of the smaller reporting company scaled disclosures since its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or BBOT’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act).

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding Options for cash, we will receive an aggregate of approximately $8.37 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Options, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Options. There is no assurance that the holders of the Options will elect to exercise for cash any or all such Options.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET INFORMATION

On August 12, 2025, the Common Stock began trading on the Nasdaq under the symbol “BBOT”. On September 9, 2025, the closing sale price of our common stock was $10.23 per share. As of August 28, 2025, there were approximately 60 registered holders of our Common Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of the Closing, we had (i) 5,373,641 shares of common stock authorized for issuance under the 2025 Plan and (ii) 895,607 shares of common stock authorized for issuance under the 2025 ESPP. In addition, we had 4,078,552 shares of Common Stock reserved for issuance pursuant to outstanding options under or subject to the 2016 Plan, which were assumed in the Business Combination.

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable under the 2016 Plan, 2025 Plan and the 2025 ESPP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated or the context otherwise requires, references to: (a) “Company” refers to Helix and its consolidated subsidiaries after giving effect to the Business Combination, (b) “BBOT” refers to TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation, prior to the Closing and (c) “Helix” refers to Helix Acquisition Corp. II, a Cayman Islands exempted company, prior to the Closing. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the proxy statement/final prospectus filed by Helix with the SEC which became effective on July 10, 2025, prior to the consummation of the Business Combination (the “Proxy Statement/Prospectus”).

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination, other events contemplated by the Business Combination Agreement, and other transactions described below.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). The unaudited pro forma condensed combined financial information presents the combination of the financial information of Helix and BBOT, adjusted to give effect to the Business Combination and other related transactions, which includes:

•	The Domestication of Helix as a Delaware corporation; and

•	The Merger, including the following:

•	Acquisition of BBOT by Helix; and

•	PIPE Investment.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the unaudited condensed balance sheet of BBOT with the unaudited condensed consolidated balance sheet of Helix on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combines the unaudited condensed statement of operations of BBOT for the six months ended June 30, 2025 and the unaudited condensed consolidated statement of operations of Helix for the six months ended June 30, 2025, giving effect to the transactions as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2024. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 combines the audited statement of operations of BBOT for the twelve months ended December 31, 2024 and the audited statement of operations of Helix for the twelve months ended December 31, 2024, giving effect to the transactions as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information have been prepared for informational purposes only and are not necessarily indicative of what the Company’s condensed financial position or results of operations actually would have been had the Business Combination and other related transactions been consummated on or prior to June 30, 2025, nor are they necessarily indicative of future results of operations. The unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	Audited financial statements of Helix for the year ended December 31, 2024, included in Form 10-K filed with the SEC on March 11, 2025;

•	Unaudited condensed consolidated financial statements of Helix for the three and six months ended June 30, 2025, included in Form 10-Q filed with the SEC on August 1, 2025;

•	Audited financial statements of BBOT for the year ended December 31, 2024, included in the Proxy Statement/Prospectus and incorporated by reference;

•	Unaudited condensed financial statements of BBOT for the three and six months ended June 30, 2025, included elsewhere in this prospectus; and

•

Other information relating to Helix and BBOT included in the Proxy Statement/Prospectus and incorporated by reference, including but not limited to the description of certain terms in the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement”.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BBOT” included elsewhere in this prospectus.

Description of Business Combination and Other Transactions

On February 28, 2025, Helix, Merger Sub, and BBOT entered into the Business Combination Agreement, as amended on June 17, 2025, pursuant to which on August 11, 2025 (the “Closing Date”) Merger Sub merged with and into BBOT, with BBOT surviving the merger as a wholly-owned subsidiary of Helix (the “Merger”), in accordance with the Business Combination Agreement and DGCL. In connection with the consummation of the Business Combination, Helix changed its corporate name to BridgeBio Oncology Therapeutics, Inc., also referred to as the Company herein. The aggregate transaction consideration paid to the BBOT equity holders at the Closing pursuant to the Business Combination Agreement was based on an estimated Equity Value of approximately $461.1 million

Upon the consummation of the Business Combination, each share of BBOT capital stock was converted into shares of Common Stock. Each share of BBOT capital stock initially received a deemed value of $0.95 per share after giving effect to a Conversion Ratio of approximately 0.0889, based on the terms of the Business Combination Agreement and the fully-diluted capitalization of BBOT as of the Closing Date. The Business Combination occurred based on the following transactions as contemplated by the Business Combination Agreement:

The Domestication — The Domestication occurred one business day prior to the Closing Date, pursuant to which Helix de-registered from the Register of Companies in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Helix Articles, Section 388 of the DGCL and Part XII of the Cayman Companies Act (the “Domestication”). Immediately prior to the completion of the Domestication, the following occurred:

•	Helix effected the redemption and cancellation of 7,119,750 Public Shares that were validly submitted for redemption and not withdrawn by the Public Shareholders for $76.3 million,

•	The Sponsor surrendered to Helix 307.874 Sponsor Forfeited Shares;

•

Each holder of each issued and outstanding Helix Class B Share (other than the Sponsor Forfeited Shares) irrevocably and unconditionally elected to convert, on a one-for-one basis, each Helix Class B Share held by it into one Helix Class A Share (the “Class B Share Conversion”).

At the effective time of the Domestication, each outstanding Helix Class A Share (excluding the Public Shares validly submitted for redemption and the Sponsor Forfeited Shares, but including Helix Class A Shares issued upon the Class B Share Conversion), were reclassified as one share of Common Stock.

The Merger — At the effective time of the Merger (the “Merger Effective Time”) the following occurred:

•	Merger Sub, the wholly owned subsidiary of Helix, merged with and into BBOT, with BBOT as the surviving company;

•

Each share of BBOT capital stock issued and outstanding (excluding treasury shares and dissenting shares), was canceled and converted into the right to receive a corresponding number of shares of Common Stock based on the Consideration Ratio;

•

Each outstanding and unexercised BBOT Option became a stock option containing the same terms, conditions, vesting and other provisions as are currently applicable to such BBOT Options prior to the Business Combination based on the Consideration Ratio; and

•	The Sponsor surrendered and forfeited 152,940 Sponsor Contributed Shares.

The Other Transactions — Other related events that are contemplated to take place in connection with the Business Combination are summarized:

•

PIPE Investment: In connection with the Business Combination Agreement, Helix entered into Subscription Agreements with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of Helix (collectively, the “PIPE Investors”). On the Closing Date, the PIPE Investors purchased an aggregate of $260.9 million PIPE Shares at a purchase price of $10.7173 per share.

•

Non-Redemption Agreements: On February 28, 2025, Helix entered into Non-Redemption Agreements with Non-Redeeming Shareholders, pursuant to which, each Non-Redeeming Shareholder irrevocably and unconditionally agreed, for the benefit of Helix, that neither it nor its controlled affiliates will exercise any redemption rights under Helix’s Articles with respect to Public Shares held by such holder as of the date of the Non-Redemption Agreement at any meeting of Helix Shareholders. The Non-Redemption Agreements do not provide for any consideration to be paid by Helix or BBOT to the Non-Redeeming Shareholders in connection with such agreements. The Sponsor and Cormorant are not parties to the Non-Redemption Agreements. There are an aggregate of 450,900 Helix Class A Shares reflected in the pro forma condensed combined financial information presented as NRA Shares.

•

Helix Support Agreement: On February 28, 2025, the Sponsor, Cormorant, and other Helix Insiders entered into the Helix Support Agreement with Helix and BBOT, pursuant to which Helix Insiders agreed to certain voting and transfer covenants. Pursuant to the Helix Support Agreement, each of Cormorant and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Helix Class A Shares owned by it for redemption in connection with the Business Combination. As part of the Helix Support Agreement, the following key terms are summarized:

•	Non-Redemption: Cormorant and the Sponsor have agreed not to redeem 2,400,000 outstanding Helix Class A shares that are subject to redemption.

•

Class B Conversion: Each of the Sponsor and each Helix Insider elected to convert, on a one-for-one basis, their Helix Class B Shares into Helix Class A Shares immediately prior to the Domestication and to waive their rights under Helix’s Articles to have their Helix Class B Shares converted into Helix Class A Shares at a ratio of greater than one-to-one.

•

Sponsor Forfeited Shares: Effective as of immediately prior to the Domestication, the Sponsor surrendered and forfeited to Helix 307,874 Helix Class B Shares held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4.6 million less (B) $46.0 million divided by (ii) the Redemption Price.

•

Sponsor Contributed Shares: Since the Helix Closing Cash was less than $400.0 million on the Closing Date, and BBOT waived the Minimum Cash Condition, the Sponsor surrendered and forfeited 152,940 shares of Common Stock equal to (a) 3.36 million multiplied by (b) one minus the number resulting from dividing (i) the Helix Closing Cash by (ii) $400.0 million, with any fractional share rounded to the nearest whole number resulting from such product.

No consideration has been or will be paid by Helix or BBOT to the Helix Insiders in connection with such agreements.

Following the Business Combination and related transactions, the shares issued are comprised of the following:

•

34,972,186 shares of Common Stock issued to the BBOT investors, excluding Sponsor and Cormorant, which includes the outstanding shares of BBOT common stock and conversion of outstanding BBOT preferred stock, in each case calculated using the Conversion Ratio (“BBOT Shares”). The BBOT Shares exclude Options exercisable for 4,078,552 shares of Common Stock subsequent to the Business Combination;

•	17,345,680 shares of Common Stock issued to the PIPE Investors, excluding Sponsor and Cormorant, at a purchase price of $10.7173 per share (“PIPE Shares”);

•

17,878,594 shares of Common Stock issued to the Sponsor and Cormorant which includes: 3,952,377 outstanding shares of BBOT common stock held by Cormorant prior to the Business Combination, 6,998,031 PIPE Shares purchased by Cormorant, 4,480,000 Helix Class B Shares held by the Sponsor prior to the Business Combination less 307,874 Sponsor Forfeited Shares, 2,400,000 Helix Class A Shares held by Cormorant prior to the Business Combination which Cormorant agreed not to redeem pursuant to the Helix Support Agreement, 509,000 Helix Class A Shares held by Sponsor prior to the Business Combination, and the surrender of 152,940 Sponsor Contributed Shares (“Sponsor and Cormorant Shares”);

•	120,000 shares of Common Stock are held by Helix’s independent directors and advisor (“Helix Insider Shares”); and

•

8,880,250 shares of Common Stock issued to the holders of Helix Class A Shares, excluding Sponsor and Cormorant, that did not redeem their shares in connection with the Business Combination closing (“Helix Shares”). This amount includes 450,900 shares of Common Stock issued pursuant to the Non-Redemption Agreements.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Company upon consummation of the Business Combination and other related transactions in accordance with U.S. GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and other transactions occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the completion of the Business Combination..

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Helix and BBOT have not had any historical relationship prior to the discussion of the Business Combination and other transactions. Helix and BBOT continue to have no relationship that would require any pro forma adjustments to eliminate activities between the companies.

The following summarizes the shares of Common Stock issued and outstanding immediately after the Business Combination and the related ownership percentages. The share amounts included in the table do not include the potentially dilutive Options outstanding and exercisable for 4,078,552 shares of Common Stock immediately after the Business Combination. The table below also excludes shares of Common Stock that will initially be available for issuance under the 2025 Plan and 2025 ESPP.

	Pro Forma Combined
	Shares	%
HLXB Public Stockholders (excluding Cormorant)	8,880,250	11.0%
Sponsor and Cormorant (including Cormorant Affiliates)	17,878,594	22.6%
HLXB Directors and Advisors	120,000	0.2%
BBOT stockholders (excluding Cormorant)	34,972,186	44.2%
PIPE Investors (excluding Cormorant)	17,345,680	22.0%

Pro forma total shares of the Post-Combination Company Common Stock outstanding at Closing	79,196,710	100.0%

Accounting Treatment for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP as BBOT has been determined to be the accounting acquirer. Under this method of accounting, Helix, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and BBOT, the legal acquiree, will be treated as the accounting acquirer. Accordingly, the assets, liabilities, and results of operations of BBOT will become the historical financial statements of the Company, and Helix’s assets, liabilities, and results operations will be consolidated with BBOT’s starting from the Closing Date. For accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of BBOT, with the Business Combination being treated as the equivalent of BBOT issuing stock for the net assets of Helix, accompanied by recapitalization. The net assets of Helix will be stated at historical carrying values, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of BBOT in future financial reporting of the Company.

BBOT was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	BBOT is the larger entity based on the presence of substantive operations and employee base and will assume the ongoing operations of the Company;

•	BBOT’s existing stockholders (excluding Cormorant) will have the greatest minority voting interest;

•	BBOT’s existing stockholders will have the greatest ability to influence decisions regarding the election and removal of the Company’s board of directors;

•	BBOT will hold a majority of the Company’s board of directors;

•	BBOT’s senior management will comprise the senior management of the Company;

•	The Company will assume BBOT’s name;

•	BBOT’s headquarters will become the Company headquarters; and

•	Helix does not meet the definition of a business.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

(in thousands)

	HLXB Historical (Note 2)	BBOT Historical	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$664	$31,518	$196,514	A	$393,956
	—	—	260,899	B
	—	—	(6,870)	C
	—	—	(919)	CC
	—	—	(8,546)	CCC
	—	—	(76,304)	FF
	—	—	(3,000)	K
Short-term marketable securities	—	99,880	—		99,880
Receivables from related parties	—	175	—		175
Prepaid expenses and other current assets	212	10,773	(4,983)	C	6,921
			919	CC

Total current assets	876	142,346	357,710		500,932
Property and equipment, net	—	900	—		900
Operating lease right-of-use asset	—	2,549	—		2,549
Marketable securities and cash held in Trust Account	196,514	—	(196,514)	A	—
Restricted cash	—	132	—		132
Other non-current assets	—	5,326	—		5,326

Total assets	$197,390	$151,253	$161,196		$509,839

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	—	2,197	(638)	C	1,559
Accrued compensation and benefits	—	2,740	—		2,740
Accrued research and development liabilities	—	19,802	—		19,802
Accrued professional services	—	1,640	(674)	C	966
Payables to related parties	107	330	(107)	CCC	330
Operating lease liability	—	320	—		320
Other accrued liabilities	2,522	222	(2,419)	CCC	325
Participation right liability	—	—	—		—

Total current liabilities	2,629	27,251	(3,838)		26,042

Deferred underwriting fee	5,520	—	(5,520)	CCC	—
Operating lease liability, noncurrent	—	2,514	—		2,514

Total liabilities	8,149	29,765	(9,358)		28,556

Common stock subject to possible redemption (HLXB)	196,514	—	(196,514)	F	—
Redeemable convertible preferred stock (BBOT)	—	349,221	(349,221)	E	—
Stockholders’ Equity (Deficit):
Common Stock	—	—	2	B	8
	—	—	4	E
	—	—	2	F

	HLXB Historical (Note 2)	BBOT Historical	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Assets
	—	—	(1)	FF
	—	—	1	G
	—	—	—	H
BBOT Common stock	—	—	—		—
HLXB Class A Shares	—	—	—		—
HLXB Class B Shares	—	—	—	D	—
			—	G
Additional paid-in capital	—	45,229	260,897	B	757,237
	—	—	(10,541)	C
	—	—	—	D
	—	—	349,217	E
	—	—	196,512	F
	—	—	(76,303)	FF
	—	—	88	I
	—	—	(7,861)	J
	—	—	—	H
	—	—	(1)	G
Accumulated other comprehensive income	—	51	—		51
Accumulated deficit	(7,273)	(273,013)	(500)	CC	(276,013)
	—	—	(88)	I
	—	—	7,861	J
	—	—	(3,000)	K

Total stockholder’s equity (deficit)	(7,273)	(227,733)	716,289		481,283

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$197,390	$151,253	$161,196		$509,839

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2025

(in thousands, except share and per share amounts)

	HLXB Historical (Note 2)	BBOT (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating expenses:
Research and development	—	48,073	—		48,073
General and administrative	3,637	5,157	—		8,794

Total operating expenses	3,637	53,230	—		56,867

Loss from operations	(3,637)	(53,230)	—		(56,867)

Other income (expense), net:
Interest income	—	3,475	—		3,475
Change in fair value of participation right liability	—	(725)	—		(725)
Interest earned on bank deposits	4	—	—		4
Other income (expense)	—	(10)	—		(10)
Interest earned on marketable securities held in Trust Account	4,064	—	(4,064)	L	—

Total other income (expense), net	4,068	2,740	(4,064)		2,744

Net income (loss)	$431	$(50,490)	$(4,064)		$(54,123)

Weighted average shares outstanding of Common Stock - basic and diluted (Note 4)	—	—	79,196,710	M	79,196,710
Basic and diluted net loss per share - Common Stock (Note 4)	—	—	$(0.68)	M	$(0.68)
Basic and diluted weighted average number of shares outstanding (BBOT)	—	486,104	—		—
Basic and diluted net loss per share (BBOT)	—	$(103.87)	—		—
Basic weighted average shares outstanding, Class A ordinary shares	18,909,000	—	—		—
Basic net income per share, Class A ordinary shares	$0.02	—	—		—
Diluted weighted average shares outstanding, Class A ordinary shares	18,909,000	—	—		—
Diluted net income per share, Class A ordinary shares	$0.02	—	—		—
Basic weighted average shares outstanding, Class B ordinary share	4,600,000	—	—		—
Basic net income per share, Class B ordinary shares	$0.02	—	—		—
Diluted weighted averages shares outstanding, Class B ordinary shares	4,600,000	—	—		—
Diluted net income per share, Class B ordinary shares	$0.02	—	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in thousands, except share and per share amounts)

	HLXB Historical (Note 2)	BBOT (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating expenses:
Research and development	—	73,107	—		73,107
General and administrative	856	7,756	500	O	12,200
	—	—	88	P
	—	—	3,000	Q

Total operating expenses	856	80,863	3,588		85,307

Loss from operations	(856)	(80,863)	(3,588)		(85,307)

Other income (expense), net:
Interest income	—	6,377	—		6,377
Income from related party under transition services agreement	—	775	—		775
Change in fair value of participation right liability	—	(564)	—		(564)
Interest earned on bank deposits	6	—	—		6
Other income (expense)	—	—	—		—
Interest earned on marketable securities held in Trust Account	8,449	—	(8,449)	N	—

Total other income (expense), net	8,455	6,588	(8,449)		6,594

Net income (loss)	$7,599	$(74,275)	$(12,037)		$(78,713)

Weighted average shares outstanding of Common Stock - basic and diluted (Note 4)	—	—	79,196,710	R	79,196,710
Basic and diluted net loss per share - Common Stock (Note 4)	—	—	$(0.99)	R	$(0.99)
Basic and diluted weighted average number of shares outstanding (BBOT)	—	145,125	—		—
Basic and diluted net loss per share (BBOT)	—	$(511.80)	—		—
Basic weighted average shares outstanding, Class A ordinary shares	16,635,787	—	—		—
Basic net income per share, Class A ordinary shares	$0.36	—	—		—
Diluted weighted average shares outstanding, Class A ordinary shares	16,635,787	—	—		—
Diluted net income per share, Class A ordinary shares	$0.36	—	—		—
Basic weighted average shares outstanding, Class B ordinary share	4,527,869	—	—		—
Basic net income per share, Class B ordinary shares	$0.36	—	—		—
Diluted weighted averages shares outstanding, Class B ordinary shares	4,600,000	—	—		—
Diluted net income per share, Class B ordinary shares	$0.36	—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Helix, the legal acquirer, is treated as the accounting acquiree for financial reporting purposes, and BBOT, the legal acquiree, is treated as the accounting acquirer.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Helix and BBOT is presented in accordance with U.S. GAAP. The following represents the assumptions regarding the Business Combination closing in each of the statements included:

•	The unaudited pro forma condensed combined balance sheet gives effect to the Business Combination and other transactions as if they had occurred on June 30, 2025.

•

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 gives effect to the transactions as if the Business Combination and other transactions had been consummated on January 1, 2024.

•

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 gives effect to the transactions as if the Business Combination and other transactions had been consummated on January 1, 2024.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, tax savings or cost savings that may be associated with the Business Combination and other related transactions. The pro forma adjustments reflecting the completion of the Business Combination and other related transactions are based on currently available information, assumptions, and methodologies that Helix believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments described in the accompanying notes may materially differ from subsequent filings to be made by the Company if additional information becomes available.

Helix believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and other related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and consolidated financial position would have been had the Business Combination and other related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Helix and BBOT. There is no tax effect reflected in the pro forma financial information and transaction accounting adjustments described below.

2. Domestication

The Domestication occurred one business day prior to the Closing Date. At the effective time of the Domestication, each share of Helix Class A Share (excluding the Public Shares validly submitted for redemption and the Sponsor Forfeited Shares but including Helix Class A Shares issued upon the Class B Share Conversion)

were automatically surrendered and converted into one share of Common Stock. No accounting adjustments were recorded from the Domestication.

3. Transaction Accounting Adjustments

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(A)

Reflects the liquidation and reclassification of $196.5 million of marketable securities and cash held in the Trust Account to cash and cash equivalents that became available for general use by the Company following the Closing.

(B)

Reflects the cash proceeds of $260.9 million received from the PIPE Investment from the issuance and sale of 24,343,711 shares of Common Stock at the purchase price of $10.7173 per share. This adjustment impacts the Common Stock (based on the par value of $0.0001 per share) of $2 thousand and the remainder of $260.9 million recorded in additional paid-in-capital.

(C)

Reflects the direct and incremental transaction costs incurred by BBOT related to the Business Combination of approximately $10.5 million for underwriting, financial advisory, legal, accounting, and other fees. BBOT has reflected the direct and incremental transaction costs related to the Business Combination as a reduction to the Company additional paid-in capital, and to derecognize the BBOT deferred transaction costs of $5.0 million and the liability related to the transaction costs of $1.3 million included in accounts payable and accrued professional services. Through June 30, 2025, BBOT has paid $3.7 million of the total estimated transaction costs, with the remaining amounts payable after the Business Combination Closing.

(CC)	Reflects the capitalization of directors and officers insurance paid by Helix with respect to the Company operations upon the Business Combination Closing.

(CCC)

Reflects the direct and incremental transaction costs incurred by Helix related to the Business Combination of approximately $8.5 million for underwriting, capital market advisor, legal, and other fees. Helix has reflected the direct and incremental transaction costs related to the Business Combination as a charge to increase the Company’s accumulated deficit of $0.5 million, and to derecognize the deferred underwriting fee liability of the Company of $5.5 million, accrued legal fees of $2.4 million, and related party liability related to the Sponsor services of $0.1 million.

(D)	Reflects the forfeiture of 307,874 Helix Class B Shares for no consideration, or Sponsor Forfeited Shares, pursuant to the Helix Support Agreement.

(E)

Reflects the conversion of the redeemable convertible preferred stock of BBOT into 38,874,365 shares of the Company Common Stock and reclassification of its carrying value of $349.2 million into the equity of the Company upon the Closing. This adjustment impacts the Common Stock (based on the par value of $0.0001 per share) of $4 thousand and the remainder of $349.2 million recorded in additional paid-in-capital.

(F)

Reflects the reclassification of the remaining Helix Class A Shares subject to possible redemption to permanent equity and immediate conversion of the remaining Helix Class A Shares into shares of Common Stock on a one-to-one basis. Separate adjustment (FF) is then presented to reflect the final redemption. This adjustment impacts the Common Stock (based on the par value of $0.0001 per share) of $2 thousand and the remainder of $196.5 million recorded in additional paid-in-capital.

(FF)

Reflects the actual redemption of 7,119,750 Public Shares for $76.3 million using par value of $0.0001 per share at a Redemption Price of $10.7173 per share. This adjustment impacts the Common Stock (based on the par value of $0.0001 per share) of $1 thousand and the remainder of $76.3 million recorded in additional paid-in-capital.

(G)

Reflects the reclassification of par value from Helix Ordinary Shares and BBOT Common Stock classified under stockholders’ equity into Common Stock. The par value of Common Stock is $0.0001 per share which is consistent with historical Helix Ordinary Shares and BBOT Common Stock par value.

(H)	Reflects 152,940 shares of Common Stock forfeited for no consideration, or the Sponsor Share Contribution, with immaterial impact.

(I)	Reflects the accelerated vesting of Helix Class B Shares upon closing of Business Combination.

(J)	Reflects the elimination of Helix’s historical accumulated deficit of $7.9 million.

(K)	Reflects the $3.0 million performance cash bonus payable to the BBOT Chief Executive Officer, a change of control payment upon closing of the Business Combination.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(L)	Reflects the elimination of investment income related to the investments held in the Trust Account.

(M)

Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(N)	Reflects the elimination of investment income related to the investments held in the Trust Account.

(O)	Reflects $0.5 million of Helix direct and incremental transaction costs for underwriting, capital market advisor, and other fees incurred through the Closing of Business Combination.

(P)

Reflects the acceleration of unrecognized stock-based compensation of less than $0.1 million related to Helix Class B Shares upon closing of the Business Combination. Upon the Closing of the Business Combination, the unvested Founder Shares were fully vested based on the original terms of the Founder Shares.

(Q)	Reflects the $3.0 million performance cash bonus paid to the BBOT Chief Executive Officer upon closing of the Business Combination.

(R)

Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related transactions, assuming the shares were outstanding since January 1, 2024. As the Business Combination and other related transactions are being reflected as if they had occurred as of January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and other related transactions have been outstanding for the entire periods presented.

Weighted average shares outstanding for both basic and diluted was calculated as follows for the six months ended June 30, 2025 and for the year ended December 31, 2024:

	For the six months ended June 30, 2025	For the year ended December 31, 2024
Weighted average shares calculation, basic and diluted
Net loss	$(54,123)	$(78,713)
Weighted average shares outstanding — basic and diluted	79,196,710	79,196,710

Pro forma net loss per share, basic and diluted	$(0.68)	$(0.99)

Weighted Average Shares Outstanding — Basic and Diluted
HLXB Public Stockholders (excluding Cormorant)	8,880,250
Sponsor and Cormorant (including Cormorant Affiliates)	17,878,594
HLXB Directors and Advisors	120,000
BBOT stockholders (excludhg Cormorant)	34,972,186
PIPE Investors (excluding Cormorant)	17,345,680

Total weighted average shares outstanding, basic and diluted	79,196,710

The following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the six months ended June 30, 2025 and for the year ended December 31, 2024:

Anti-Dilutive Securities	June 30, 2025	December 31, 2024
Former BBOT Stock Options	4,078,552	4,078,552

BUSINESS

Overview

BBOT is a clinical-stage biotechnology company with the mission of transforming the lives of patients with cancers driven by RAS and PI3Kα, the two most frequently mutated oncogenes. Aberrant RAS signaling drives uncontrolled tumor growth in some of the deadliest cancers, including lung, breast, pancreas and colon cancer. This can come from mutations in RAS itself, which underlie approximately 30% of all human cancers, or from RAS-mediated overactivation of PI3Kα. Our goal is to provide meaningful benefit to patients by designing and developing new therapies to achieve high levels of target inhibition against these oncogenic drivers while maintaining a favorable tolerability profile.

Our pipeline consists of three orally bioavailable small molecule inhibitors that were designed and optimized within BBOT with the goal to provide patients with significant benefit over standard of care. Additionally, we believe BBOT has the opportunity to provide further benefit to patients with KRAS mutant tumors through combination of our inhibitors. We believe our pipeline has the opportunity to address a large number of patients afflicted with metastatic cancer.

Our first (BBO-8520) and third (BBO-11818) programs target KRAS - the most mutated oncogene. KRAS is a small GTPase protein that acts like a molecular switch, toggling between the GTP-bound active “ON” state, and the GDP-bound inactive “OFF” state. Oncogenic mutations in KRAS disrupt the normal equilibrium of the two states, resulting in a dramatic increase in the proportion of the “ON” state, and ultimately activating pathways that result in uncontrolled cell growth and cancer progression.

The majority of KRAS mutations occur in codon 12, with KRAS G12C being the most prevalent. Tumors with this KRAS mutation are present in approximately 15% of NSCLC. In 2021, the FDA approved the first therapeutic that specifically targets KRAS G12C. However, this first-generation drug and others like it exclusively target the “OFF” state, which renders them susceptible to adaptive resistance, which may limit their efficacy and durability. In contrast, BBO-8520, our orally bioavailable dual KRAS G12C “ON/OFF” inhibitor, directly engages both states of the mutant protein. We believe BBO-8520’s next-gen mechanism of action and degree of potency can provide significant benefit to patients with KRAS G12C-driven NSCLC - both as monotherapy and in combination with other therapies. BBO-8520 is currently in the dose escalation portion of our ONKORAS-101 trial, being evaluated in metastatic KRAS G12C mutant NSCLC patients naïve to, or previously treated with, a KRAS G12C OFF inhibitor. BBO-8520 will also be evaluated in combination with pembrolizumab in KRAS G12C mutant metastatic NSCLC. We expect to share initial interim data from ONKORAS-101 in the second half of 2025.

PI3Kα is involved in many aspects of cell physiology, including growth, differentiation, survival and migration. It also plays an important role in glucose homeostasis through direct activation of its catalytic subunit, p110a, by insulin and IGF-1. In addition to its role in physiologic processes, an oncogenic form of PI3Kα (encoded by the PIK3CA gene) as well as activating mutations in PIK3CA were identified over 20 years ago. As such, oncology drug discovery and development have explored inhibition of the kinase activity of the p110a catalytic subunit to block PI3Ka signaling. Unfortunately, all of these initial efforts have been hampered to varying degrees by undesired hyperglycemia and hyperinsulinemia side effects as they cannot adequately block oncogenic signaling without effects on glucose homeostasis. More recently, direct binding and activation of PI3Kα by RAS proteins has been described in tumorigenesis. Additionally, several studies in mice have shown that selective blocking of RAS activation of PI3Kα can slow tumor growth without interfering with glucose homeostasis. We set out to discover a small molecule that can block RAS activation of PI3Kα with the goal of inhibiting oncogenic signaling while avoiding hyperglycemia and hyperinsulinemia. If successful, we may be able to achieve high levels of target inhibition in patients while maintaining a favorable tolerability profile.

BBO-10203, our RAS:PI3Kα Breaker, is an oral drug candidate that targets the RAS-binding domain of PI3Kα, preventing its activation by HRAS, NRAS, and KRAS in tumors. BBO-10203’s mechanism of action can inhibit PI3Ka signaling in tumors and avoid hyperglycemia and hyperinsulinemia in preclinical models. This stems from the simple fact that insulin signaling does not rely on RAS proteins to mediate glucose uptake. Thus far, we have observed activity in preclinical models and settings where RAS or PI3Kα is known to play a role in tumorigenesis, such as tumors with oncogenic mutations in KRAS or PIK3CA. However, an important additional feature of BBO-10203 is that it is agnostic to the mutational status of RAS and PIK3CA, i.e. BBO-10203 can work in settings where either or both are wild-type. For example, we have observed activity in preclinical models with amplified or overexpressing HER2. So far, in non-clinical testing, BBO-10203 has elicited significant tumor growth inhibition in multiple tumor types as monotherapy, and shown promising activity in combination with HER2 inhibitors, mutant KRAS inhibitors, ER antagonists, CDK4/6 inhibitors, and chemotherapy. BBO-10203 is currently in the dose escalation portion of the Breaker-101 trial, evaluating the molecule in HER2 amp and ER+ breast cancer, as well as KRAS mutant CRC and NSCLC, both as monotherapy and in combination. We expect to share early data from the trial in the first half of 2026.

Our third drug candidate, BBO-11818, is an orally bioavailable pan KRAS “ON/OFF” inhibitor designed to bind directly to the target. It is able to bind to KRAS G12D, G12V, G12C and WT KRAS with picomolar affinity. In KRAS mutant cells, BBO-11818 has shown low nanomolar potency with greater than 500-fold selectivity for KRAS over H- and NRAS. Like BBO-8520, BBO-11818 was designed to inhibit KRAS in both its “ON” and “OFF” states. We believe these properties will enable BBO-11818 to achieve optimal target inhibition to provide significant benefit to patients with tumors driven by these oncogenes while maintaining a favorable tolerability profile. We submitted the BBO-11818 IND in the first quarter of 2025 and received a study may proceed letter from the FDA. We began enrolling patients with KRAS G12C, G12D, or G12V mutant tumors in March 2025.

BBOT is developing three precision oncology assets to serve patients with tumors driven by the two most prevalent oncogenes. We believe each has the potential to deliver meaningful benefit by achieving high levels of target inhibition while maintaining a favorable safety profile. In addition, BBOT is well positioned to develop combination therapies from within our own pipeline to inhibit both the MAPK and PI3Kα-AKT pathways simultaneously in patients with KRAS mutant tumors. While this has been a major goal in the field for over 20 years, the inability of other inhibitors to distinguish between tumor and wild-type cells has historically resulted in unacceptable toxicity. We aim to succeed where others have failed, due to BBO-10203’s unique mechanism of action that takes advantage of RAS’ distinct role in tumors. By inhibiting any RAS-driven activation of PI3Ka,

BBO-10203 blocks oncogenic signaling while avoiding hyperglycemia. The fact that BBO-10203 has the potential to provide benefit and avoid hyperglycemia in WT PIK3CA setting is key to our combination approaches, as RAS and PIK3CA are very rarely co-mutated in human cancer. Hence, we will evaluate the combination of BBO-10203 and BBO-8520, and the combination of BBO-10203 and BBO-11818 in the dose expansion portions of ONKORAS-101 and Breaker-101 trials, respectively.

Strategy

At BBOT, we are accelerating scientific and medical breakthroughs with the goal of delivering well-tolerated, safe medicines with greater efficacy to people facing the deadliest cancers. We focus on patients with RAS- and PI3Kα-driven malignancies, including lung, breast, colorectal and pancreatic cancers. With deep expertise in small molecule targeted oncology, our team understands that maximizing target inhibition is critical to providing significant benefit to patients with oncogene-addicted tumors, requiring novel mechanisms of action and precise inhibitor design. Using state-of-the-art structure-based drug design, BBOT is advancing two approaches to achieve this goal.

First, we have designed KRAS inhibitors that bind the protein directly with high affinity, resulting in inhibition of both the ON and OFF states. By coupling ON-state inhibition—the form of KRAS that drives tumorigenesis—with high affinity, we believe we can achieve maximal suppression of oncogenic signaling in KRAS-driven tumors.

Second, we have designed highly selective PI3Ka inhibitors that exclusively block RAS-dependent signaling. This approach enables inhibition of RAS-driven PI3Kα tumorigenesis while preserving PI3Ka signaling directly activated by growth factor receptors. With this selective mechanism, we believe our RAS:PI3Kα breakers may achieve high levels of inhibition of RAS-dependent PI3Ka signaling while minimizing side effects associated with PI3Kα kinase inhibitors, such as hyperglycemia. Developing these inhibitors both as monotherapy and in combination has the potential to provide meaningful benefit to patients by safely delivering high-level inhibition of oncogenic signaling.

Overview of BBO-8520 Program

Preclinical

BBO-8520 is a direct and covalent dual inhibitor of GTP-bound (ON) and GDP-bound (OFF) KRAS G12C. KRAS G12C is an oncogenic mutation that leads to insensitivity to GTPase activating protein (GAP)-mediated hydrolysis, which significantly increases the proportion of KRAS G12C in the ON state and promotes tumor cell growth. Currently approved inhibitors of KRAS G12C bind and inhibit the OFF-form only. The mechanism of action of these inhibitors is through sequestering the OFF-form and preventing it from cycling to the ON-form. Tumor cells can adapt to this mechanism of action rather easily by activating receptor protein tyrosine kinases (RTKs) upstream of KRAS and by increasing de novo protein production through mutant allele amplification. Activation of RTKs activates SOS pushing KRAS into its ON-form where OFF-only inhibitors cannot bind. Amplification of the mutant allele also leads to increased ON-form protein as there is ten times more GTP than GDP in the cells. To prevent fast adaptation through the above-mentioned mechanisms and to achieve optimal target coverage of the KRAS G12C driver oncogene, new generation inhibitors must inhibit the ON-form of KRAS G12C. To address this critical gap in target coverage by approved OFF-only inhibitors, we have designed BBO-8520 to be a direct, covalent dual inhibitor of both OFF- and ON- forms of KRAS G12C.

Biochemical studies using MALDI-TOF show that while the OFF-only inhibitors effectively modify GDP-bound KRAS G12C, they are unable to modify the GTP-bound form. In contrast, MALDI-TOF demonstrates that BBO-8520 modifies KRAS G12C whether it is bound to GDP or GTP. The ability to modify GTP-bound KRAS G12C provides BBO-8520 with a differentiating mechanism of action that functions by blocking effector binding instead of just trapping the OFF-form. Effector binding blockade is only possible with inhibitors that target the ON-form as this is the only form of KRAS G12C that binds effector.

BBO-8520 binds to the same switch II pocket and takes advantage of the same cysteine 12 mutant residue as OFF-only inhibitors. Head-to-head in vitro comparisons of potency, measured as kinact/Ki, show that BBO-8520 is almost three times more active than the most active OFF-only inhibitor, divarasib, and adds strong affinity against the ON-form of the protein which is completely absent in the OFF-only inhibitors. Notably, we were able to demonstrate activity in these studies against the ON-form while maintaining the selectivity of the molecule. Global cysteine proteomics shows that BBO-8520 is very specific for KRAS G12C with no significant binding to other cysteine containing proteins.

BBO-8520 has shown rapid (within 30 minutes) engagement of Cys-12 in the KRAS G12C mutant MIA PaCa-2 and SW1463 cell lines, leading to KRAS G12C covalent modification and strong pERK signal suppression, consistent with its dual (ON/OFF) mechanism of action. This early effect appears to only be achievable by engaging KRAS G12C (ON) as we have not observed it with sotorasib and adagrasib even at 5× higher concentrations (100 nmol/L). Peak downregulation of the MAPK signaling pathway was observed within the first 2 hours and lasted for at least 24 hours in both cell lines. A time course of pERK inhibition using HTRF, as a complementary method, in both MIA PaCa-2 and SW1463 cells confirmed the rapid and sustained inhibition of ERK phosphorylation by BBO-8520. To better understand the potency and selectivity of BBO-8520 in malignant cells, we have profiled BBO-8520 in a panel of approximately 50 cancer cell lines harboring either wild type or mutant KRAS (G12C, G12D, G12S, G12V, and G13D) or a BRAFV600E mutation. BBO-8520 compared favorably against sotorasib and adagrasib in both the ERK phosphorylation inhibition and 3D viability assays, displaying better than 10-fold gain in potency, in its results of head-to-head testing. Comparison with RMC-6291, a tricomplex KRAS G12C ON inhibitor, in six KRAS G12C cell lines showed a similar degree of inhibition for both compounds. BBO-8520 demonstrated selectivity for KRAS G12C over other KRAS codon 12 mutations approximately 50- to 500-fold selectivity and approximately 500- to 30,000-fold for 3D viability, and wild-type KRAS (>1,600-fold for pERK and >450-fold for 3D viability) and has no demonstrable activity in the BRAFV600E mutant cell line A375 (>10,000-nmol/L IC50 for pERK and 3D viability). BBO-8520 also demonstrated inhibition of pAKT signaling in some KRASG12C cell lines with IC50 below 10 nmol/L.

In vivo activity was also studied in the NSCLC heterozygous KRAS G12C model NCI-H358. Orally administered BBO-8520, once daily for 28 days at 0.3, 1, 3, or 10 mg/kg resulted in tumor growth inhibition of 20% (0.3 mg/kg) and 71% (1 mg/kg), and mean tumor regressions of 19% (3 mg/kg) and 100% (10 mg/kg), in mice. The ED50 was 0.6 mg/kg, and ED90 was 1.6 mg/kg. Tumors from 1/10 and 10/10 mice in the 3- and 10-mg/kg BBO-8520 groups, respectively, had complete regressions. When the activity of BBO-8520 at the 3 mg/kg dose was compared to divarasib’s 5 mg/kg dose, which is equivalent to the clinically determined recommended phase 2 dose of 400 mg, we observed that BBO-8520 was able to achieve better or similar activity with about a tenth of the free drug exposure. We believe BBO-8520 is able to achieve similar effects at a much lower free drug concentration because of its ability to inhibit all KRAS G12C (ON/OFF). Inhibition of the ON-form may allow BBO-8520 to decouple PK from PD, meaning that drug does not have to be present all the time to capture the cycling of KRAS G12C as required by OFF-only inhibitors. We believe the ability to provide optimal target coverage at lower free drug concentration could significantly reduce the toxicities observed in patients as both monotherapy and in combination with anti-PD-1 antibodies. If BBO-8520 is able to achieve better tolerability in combination with anti-PD-1 antibodies, the combination could provide first line metastatic NSCLC patients a better option than OFF inhibitors where liver toxicity has been observed and is a concern.

BBO-8520 showed promising results compared to divarasib in preclinical models at a fraction of the plasma exposure

NCI-H358 KRAS^{G12C} NSCLC Model

Divarasib data

Fitted Tumor Volume (mm³)
1024
512
256
128
64
32
16
0
5
10
15
20
25
Day
Vehicle
GDC-6036, 0.1 mg/kg
GDC-6036, 1 mg/kg
GDC-6036, 5 mg/kg
Stasis
GDC-6036, 15 mg/kg
GDC-6036, 50 mg/kg
LLoD

BBO-8520 data

Fitted tumor volume (mm³)
1024
512
256
128
64
32
16
0
5
10
15
20
25
Days on Treatment
Vehicle (QD, po)
BBO-8520 (0.3 mg/kg, QD, po)
BBO-8520 (1 mg/kg, QD, po)
BBO-8520 (3 mg/kg, QD, po)
BBO-8520 (10 mg/kg, QD, po)

Efficacy and Free Drug Levels

	GDC-6036 (5 mg/kg)	GDC-6036 (15 mg/kg)	GDC-6036 (50 mg/kg)	BBO-8520 (3 mg/kg)	BBO-8520 (10 mg/kg)
Efficacy	0% Regression	52% Regression	75% Regression	**20% Regression**	**100% Regression**
AUC, u (hr*ng/mL)	22.4	67.2	294	**2.8**	**13.1**
AUC, u (h*nM)	36	108	473	**3.8**	**17.9**

Notes: * BBO-8520 preclinical data collected in NCI-H358 G12C NSCLC mouse model
Source: Slide contains aggregated data from: (divarasib data): Tran et al., Anal Chem 2023; AACR 2022; (BBO-8520 data) internal BBOT data

To assess BBO-8520’s ability to combine with anti-PD-1 antibodies, we have generated preclinical data in two syngeneic mouse models with limited sensitivity to anti-PD-1 reagents. Using both a subcutaneous model and a liver metastasis model, the combination of BBO-8520 and anti-PD-1 antibodies produced strong anti-tumor activity with favorable durability.

Clinical

The ONKORAS-101 Phase 1 study has been enrolling patients with non-small cell lung cancer (NSCLC) carrying KRAS G12C mutation since mid-2024 (NCT06343402) and the study is planned to enroll approximately 250 patients. During Phase 1a dose escalation, BBO-8520 will be evaluated at escalating doses as monotherapy and in combination with pembrolizumab. Patients with KRASG12C mutant NSCLC who have received prior treatment with KRASG12C (OFF) inhibitors are allowed to participate in Phase 1a.

During Phase 1b dose expansion, BBO-8520 will be evaluated as monotherapy in expansion cohorts of: (1) patients with advanced NSCLC and prior treatment with KRASG12C (OFF) inhibitors; and (2) patients with advanced NSCLC and no prior treatment with KRASG12C inhibitors. BBO-8520 will also be evaluated in combination with pembrolizumab in an expansion cohort of patients with advanced NSCLC and no prior treatment with immune checkpoint or KRASG12C inhibitors.

The preliminary clinical activity of BBO-8520 monotherapy in patients with NSCLC that carry KRAS G12C mutation is encouraging. As of the data extract date, January 19, 2025, in the efficacy evaluable patients (n=10), 6 patients had confirmed partial response (PR) including 1/4 PR in the 100mg QD cohort, 3/3 PRs in the 200mg QD cohort and 2/3 PRs in the 300mg QD cohort. One patient in the 300mg QD who had confirmed PR (>50% tumor reduction) previously progressed on sotorasib after approximately 18 months of treatment with best response of stable disease. The responses appear durable, although the follow-up period has been relatively short to date. There was no treatment discontinuation due to tolerability.

The preliminary safety profile appears tolerable, with only Grade 1 or 2 treatment-related adverse events observed as of the data extract date. The most commonly reported TRAEs were gastrointestinal related, such as nausea and diarrhea. There were no AST or ALT elevations observed of any grade.

Opportunities

Lung cancer is among the most common cancers in the United States, with an annual estimated incidence of approximately 235,000 in 2024. Non-small cell lung cancer (NSCLC) accounts for approximately 87% of diagnosed lung cancer cases and approximately 10% of these patients have KRASG12C mutations. Current FDA-approved therapies targeting KRASG12C mutations in NSCLC include Sotorasib, which received accelerated approval in 2021, and Adagrasib, which received accelerated approval in 2022. Both of these therapies are indicated for second-line monotherapy treatment in the metastatic setting and target the OFF state of the KRAS protein. Additionally, both therapies have modest efficacy compared to other precision oncology medicines, with an ORR of approximately 40% and a median PFS of approximately 6 months based on phase 3 trials and have suffered from grade 3+ toxicities in some patients. By targeting both the ON and OFF states of KRASG12C with strong affinity, we believe BBO-8520 has the potential to improve clinical outcomes for patients with KRASG12C NSCLC. BBOT aims to offer BBO-8520 to NSCLC patients who carry KRASG12C mutation across settings of the disease either as monotherapy or in combination with other agents such as immunotherapy and other candidates in BBOT’s internal pipeline.

Overview of BBO-10203 Program

Preclinical

Phosphoinositide 3-kinases function in many aspects of cell physiology, including growth, differentiation, survival, and migration. PI3Ka is regulated by receptor tyrosine kinases and contributes to insulin homeostasis. The catalytic subunit of PI3Kα, p110α (encoded by the PIK3CA gene), is recruited to activated receptors through its direct interaction with the PI3Kα regulatory subunit p85, or in the case of insulin and insulin-like growth factor 1 (IGF-1), through p85 binding to insulin receptor substrate (IRS) proteins. Deletion of p110a causes embryonic lethality, whereas mice heterozygous for p110a survive but are glucose intolerant and suffer from hyperinsulinemia and hyperphagia, among other phenotypes associated with defective insulin signaling. An oncogenic form of PI 3-kinase a (PIK3CA) was discovered in an avian retrovirus, and activating mutations in PIK3CA were later identified in human tumors. These mutations occur in 24-46% of endometrial cancers, 20-32% of breast cancers, 20-27% of bladder cancers, and at notable frequencies in most other cancer types. Canonical RAS proteins bind directly to PI 3-kinases but with lower affinity than to RAF kinases. Oncogenic RAS proteins activate PI3Ka when over-expressed. The ability to bind and activate PI3Ka gives mutant RAS the ability to co-activate both the MAPK and PI3K/AKT pathways leading to its strong tumorigenic activity.

The interaction between RAS and PI3Kα plays a critical role in malignant cells but not in normal human physiology

Normal Context

GF
RTK
p110α
p85
AKT
PRAS40
GSK3β
S6K
mTOR
Cell growth and glucose metabolism

Chart derived from Hopkins et al., Nat Rev Endocrinol 16(5):276-283 (2020)

Malignant Context

GF
RTK
GF
RTK
p110α
p85
RAS
AKT
RAF
MEK1/2
ERK
PRAS40
GSK3β
S6K
mTOR
Tumorigenesis

Chart derived from Cuesta et al., Genes 12(7):1094 (2021)

Note: GF: Growth Factor, RTK: Receptor Tyrosine Kinase, AKT: Protein Kinase B, RAS: Rat Sarcoma Virus, PI3Kα: Phosphoinositide 3-kinase alpha

Disrupting RAS-PI3Ka interaction through mutations T208D and K227A in the PI3Ka RAS-binding domain (RBD) severely impairs tumor formation driven by KRAS-G12D. Systemic disruption of RAS-PI3Ka interaction in mice is well tolerated and does not provoke hyperglycemia. Tumors driven by oncogenic mutants of EGFR regress after genetic disruption of RAS-PI3Ka binding, and neo-angiogenesis is impaired. These findings indicate that RAS binding to PI3Ka is not essential in normal cells, or for insulin homeostasis, but is vital for tumor formation and maintenance.

Genetic disruption of the RAS:PI3Kα interaction has been shown to inhibit KRAS^{G12D}-driven tumor growth with no observed hyperglycemia

Malignant context with RBD (RAS Binding Domain) disruption

GF
RTK
p110α
p85
RAS
Mutations in RBD disrupt RAS:PI3Kα binding
AKT
PRAS40
GSK3β
S6K
mTOR
Signaling inhibition

T208D and K227A mutations in the PI3Kα RBD slow KRAS^{G12D}-driven growth

Tumor no. (surface counts)
200
150
100
50
ns
***
WT/flox
RBD/flox
WT/flox
RBD/flox
WT/-
RBD/-
-TX
-TX
+TX
4 weeks old
16 weeks old

Note: RBD: RAS Binding domain; GF: Growth Factor, RTK: Receptor Tyrosine Kinase, AKT: Protein Kinase B, RAS: Rat Sarcoma Virus, PI3Kα: Phosphoinositide 3-kinase alpha
Source: Gupta et. al. Cell 2007; Castellano et al., Cancer Cell. 2013; Left hand chart derived from study findings

The hypothesis for the BBO-10203 program is that if we could mimic the effect of these two point mutations in the RBD domain of PI3Kα with a small molecule, we could recapitulate the benefits on the efficacy without the limitations of potential safety signals. BBO-10203 is a covalent small molecule that binds to the RBD of PI3Kα. It is specific for PI3Kα, does not inhibit the kinase activity of PI3Kα, blocks K-, H-, & NRAS from binding to PI3Kα, and it is agnostic to the mutational status of either RAS or PI3Kα. This mutation agnostic feature is important because more than 90% of human mutant RAS tumors are PI3Kα wild type. Therefore, recently developed selective inhibitors of mutant PI3Kα cannot be combined with mutant KRAS inhibitors. BBO-10203 has single digit nanomolar affinity for the PI3Kα RBD and has shown the ability to potently inhibit signaling.

Pharmacology experiments using mouse models with BBO-10203 showed that significant inhibition of pAKT could be achieved by disrupting the interaction between PI3Kα and RAS. In a pharmacodynamic model, increasing doses of BBO-10203 were inversely correlated with pAKT levels, reaching maximal inhibition of approximately 81%. Importantly, this inhibition of pAKT resulted in 44% tumor regression as monotherapy when BBO-10203 was dosed daily, orally, for 28 days. As predicted by the genetic experiments, BBO-10203 treatment did not result in hyperglycemia. In a glucose tolerance test in male mice, BBO-10203, at three times the dose required to elicit tumor regressions, did not induce hyperglycemia when compared to the PI3Kα kinase inhibitor, alpelisib. This trait has the potential to differentiate BBO-10203 from all PI3Kα/Akt pathway inhibitors.

BBO-10203 showed strong activity while avoiding the hyperglycemic effects associated with approved kinase inhibitors in preclinical models

KYSE-410 CDX
HER2[amp]/KRAS[G12C]

Pharmacodynamic Assay

(8 hours post Breaker dose)
% pAKT
(normalized to vehicle)
[Breaker] (µM)
Dose (mg/kg)
Veh
1
3
10
30
100
% pAKT: Breaker
PK

ED50 (mg/kg) [95% CI]	ED90 (mg/kg) [95% CI]
2.5 [1.5 – 4.2]	3.9 [3.4 – 4.5]

Activity

Tumor volume (mm³)
Days on Treatment
Vehicle (QD, po)
3 mg/kg, QD
10 mg/kg, QD
30 mg/kg, QD

Blood Glucose Levels (Oral Tolerance Test)

No changes in blood glucose observed at 100 mg/kg (>3x regression dose); suggests potential for an **improved safety profile** relative to kinase inhibitors

Blood Glucose (mg/dL)
Time (min)
Treatment dosed
Glucose dosed
Vehicle (QDx1)
Alpelisib (50 mg/kg, QDx1)
Alpelisib (20 mg/kg, QDx1)
Breaker (100 mg/kg, QDx1)

Note: BBOT cell derived xenograft models shown with tumor volume as measurement of activity; Pharmacodynamic Assay: One-way ANOVA with Dunnett's test vs vehicle *p<0.0001; Efficacy: All treatment groups *p<0.0001 compared to vehicle group; Blood Glucose: One-way ANOVA with Dunnett's multiple comparisons test vs vehicle: *p<0.05, **p<0.01, ***p<0.001, ****p<0.0001
Source: Internal BBOT data

In the context of human tumors, PI3Kα mutations are mostly found within breast cancers. BBO-10203 as monotherapy, or in combination with standard of care, showed significant tumor growth inhibition in three PI3Kα mutant preclinical breast cancer models. In two models, a HER2 overexpressing model and an ER+ model, BBO-10203 showed tumor growth inhibition consistent with its GI arrest mechanism of action. Interestingly, when combined with standard of care inhibitors like trastuzumab, fulvestrant and palbociclib, BBO-10203 showed significantly better preclinical activity than these single agents alone.

In combination with mutant KRAS inhibitors, BBO-10203 presents a unique opportunity to co-inhibit both the MAPK and PI3Kα signaling pathways. As previously mentioned, a key attribute of mutant RAS is that it can co-activate the MAPK and PI3Kα/Akt pathways. Tumors driven by mutant KRAS can be targeted with new generation KRAS inhibitors (such as BBO-8520 and BBO-11818) resulting in strong MAPK pathway inhibition. This effect drives reactivation of the PI3Kα/AKT pathway for cell survival and resistance. In the presence of a mutant KRAS inhibitor, reactivation of PI3Kα/AKT is driven by WT RAS (K-, H-, or N-). As BBO-10203 is agnostic to the RAS isoform and/or mutation status, we believe it is the ideal therapeutic candidate to inhibit PI3Kα/AKT pathway reactivation in KRAS mutant tumors.

The combination of BBO-10203 with our KRAS G12C inhibitor BBO-8520 has shown that strong preclinical activity is achievable by inhibiting both pathways. In three different xenograft models with KRAS G12C mutations, the combination of both agents was significantly better than either alone. This is true whether the model is inherently sensitive or resistant to BBO-8520 monotherapy. In the clinically relevant H2122 xenograft model, which displays a KEAP1 mutation, the combination of BBO-8520 and BBO-10203 resulted in significantly better effects than either agent alone. Importantly, this combination led to significant decrease in cell proliferation and to increase in cellular apoptosis and was well tolerated in tumor bearing mice with no differences in body weight versus the vehicle group.

Clinical

BREAKER-101 is currently enrolling patients with HER2+ and HR+/HER2- breast cancer and KRAS mutant colorectal and non-small cell lung cancer (NSCLC) in the monotherapy dose escalation portion of a Phase 1a trial and the study is planned to enroll approximately 153 patients. BBO-10203 will be evaluated at escalating doses as monotherapy and in combination with trastuzmab, and we plan on evaluating additional combinations, such as with fulvestrant, BBO-8520 and BBO-11818, respectively. We anticipate that initial interim data from the study will be available in 2026.

Opportunities

BBO-10203 is being developed in hormone receptor-positive PIK3CA mutant breast cancer in combination with HR-directed therapies and CDK4/6 inhibitors, HER2-positive breast cancer in combination with HER2-directed biologics, and KRASG12X non-small cell lung cancer (NSCLC), colorectal cancer (CRC), and pancreatic ductal adenocarcinoma (PDAC) in combination with KRAS inhibitors.

Breast cancer is among the most common cancers in the U.S. with an annual estimated incidence of approximately 314,000 in 2024. Approximately 14% of patients have HER2+ breast cancer while 70% of patients have HR+/HER2- breast cancer with 40% of HR+/HER2- breast cancer patients presenting with PIK3CA mutations.

In the HER2+ setting, standard of care for first- and second-line patients includes HER2-directed monoclonal antibodies, such as trastuzumab and pertuzumab, combined with taxane-based chemotherapy and antibody-drug conjugates, such as trastuzumab deruxtecan. Third line patients are eligible to receive tucatinib, an oral HER2-directed agent, in combination with trastuzumab and capecitabine, which has shown an ORR of approximately 40% and median PFS of approximately 8 months in the HER2CLIMB trial. Based on preclinical activity in HER2+ xenograft models, we believe BBO-10203 may be able to gain market share in 3L+ and potentially earlier lines of therapy in combination with HER2-directed biologics.

In HR+/HER2- PIK3CAmut breast cancer, Alpelisib is a PI3Kα inhibitor that was approved in 2019 and is indicated for second line or greater treatment in advanced or metastatic patients. In combination with fulvestrant in the SOLAR-1 study, alpelisib showed an approximately 27% ORR and 11-month median PFS but suffered from significant wild-type PI3Kα-kinase pathway related adverse events, with approximately 33% grade 3+ hyperglycemia resulting in dose interruptions and modifications. BBO-10203’s mechanism of action is designed to avoid hyperglycemia and offer a more favorable tolerability profile to this patient population.

In KRASG12X cancers, the primary strategy for BBO-10203 is to evaluate this candidate in combination with BBO-8520 in KRASG12C mutant NSCLC and in combination with BBO-11818 in KRASG12D and KRASG12V mutant NSCLC, CRC, and PDAC. Lung cancer is among the most common cancers with an annual estimated incidence in the U.S. of approximately 235,000 in 2024. Non-small cell lung cancer (NSCLC) accounts for approximately 87% of diagnosed lung cancer cases and approximately 10% of these patients have KRASG12C mutations and approximately 8% of patients have KRASG12D and KRASG12V mutations. As of 2024, there were an estimated 153,000 patients with colorectal cancer in the U.S. Approximately 15% of patients have KRASG12D mutations and approximately 10% of patients have KRASG12V mutations. As of 2024, there were an estimated 66,000 pancreatic cancer patients in the U.S., with approximately 90% of these patients presenting with pancreatic ductal adenocarcinoma. Of these patients, approximately 40% have KRASG12D mutations and 29% have KRASG12V mutations. Based on preclinical data in xenograft models, we believe BBO-10203 may provide improved clinical activity for mutant-selective KRAS inhibitors in these patient populations by mitigating wild type RAS reactivation of PI3Ka-AKT signaling.

Overview of BBO-11818 Program

Preclinical

KRAS is one of the most commonly mutated oncogenes in human cancers, with mutations found in approximately 11% to 15% of all cancers. It is particularly prevalent in lung, colorectal, and pancreatic cancers, where mutations occur in about 30%, 40%, and 90% of cases, respectively. The most common KRAS mutations occur at codon 12, accounting for 81% of all KRAS mutations. The most frequent mutations are KRASG12D (glycine to aspartate), which accounts for 33%, and KRASG12V (glycine to valine), which accounts for 23%. Every year, over 90,000 patients in the United States are diagnosed with cancers harboring KRASG12D or KRASG12V mutations. These mutations result in a significantly increased abundance of the active GTP-bound state of KRAS, disrupting the normal GAP-mediated cycling of GTP to GDP. This persistent activation leads to continuous downstream signaling, driving tumor cell growth and contributing to oncogenesis.

BBO-11818 is a selective, orally bioavailable non-covalent dual ON/OFF panKRAS inhibitor. Its discovery was facilitated by the structure-based drug design from our KRAS G12C inhibitor program that produced BBO-8520. It is designed to target KRAS G12D and G12V mutations, two of the three most common KRAS mutations in human cancers. BBO-11818 effectively binds both the inactive GDP-bound (OFF) and active GTP-bound (ON) forms of KRAS, exhibiting high affinity and specificity for KRAS over other RAS isoforms like HRAS and NRAS. In SPR assays, the KD value for the (OFF)-form of KRAS G12D is in the sub nanomolar range. In contrast, KD values for HRAS and NRAS are significantly higher, demonstrating the compound’s specificity for KRAS. BBO-11818 has also been shown to disrupt the interaction between KRAS and its effector RAF1, demonstrating strong affinity for the GTP-bound (ON) form of KRAS, which we believe is a key attribute to achieve optimal target coverage.

In cellular assays, BBO-11818 exhibited inhibition of pERK and cell viability in a range of cancer cell lines harboring KRAS mutations. The EC50 values for pERK inhibition in a series of KRAS G12D and G12V-mutant cell lines ranged from sub nanomolar to low double digit nanomolar potency. Importantly, BBO-11818 demonstrated similar activity in reducing cell viability in KRASG12D, KRASG12V, and KRASG12C-mutant cell lines, with EC50 values as low as 0.244 nM. The degree of inhibition of BBO-11818 in the short-term signaling assay was consistent with what was observed in the long-term 3D-viability, and this inhibition has been shown to be important in translating the activity of mutant KRAS inhibitors to in vivo tumor models and clinical studies. Cell-based data using NRAS and BRAF mutant cell lines showed insensitivity to BBO-11818, reinforcing the compound’s high selectivity for KRAS mutations.

The strong affinity of inhibition and selectivity of BBO-11818 in KRAS mutant cell lines have translated well into in vivo animal models of human cancers. BBO-11818 exhibited robust in vivo antitumor activity in KRASG12D- and KRASG12V-driven CDX models of CRC, PDAC, and NSCLC. BBO-11818 showed a clear dose response in all three models with significant tumor regressions shown at the 100 mg/kg BID dose level in the KRAS G12D setting and stasis in the KRAS G12V setting. In the HPAC CDX model of KRAS G12D PDAC, BBO-11818 achieved ED50 of 9.0 mg/kg BID and an ED90 of 30.1 mg/kg BID.

A significant focus in the development of BBO-11818 is combinations with other targeted therapies to overcome resistance mechanisms and potentially enhance clinical activity. We believe BBOT is uniquely positioned to deliver the combination of co-inhibition of the MAPK and PI3Ka/Akt pathways with a therapeutic index. Consistent with our data showing the strong interaction between our KRAS G12C inhibitor with our BBO-10203 RAS:PI3Kα inhibitor, the combination of BBO-11818 with BBO-10203 in the PDAC Capan-2 CDX model (KRAS G12V) showed significant tumor volume regressions in the combination treatment. Notably, MOA studies demonstrated that BBO-11818 had tumor intrinsic effects on decreasing cell proliferation and increasing apoptosis, and that the combination of BBO-11818 and BBO-10203 led to an antitumor benefit likely due to further reduction tumor cell proliferation and increase in apoptosis in this model.

Combining BBO-11818 with cetuximab, an anti-EGFR monoclonal antibody, in the LS513 model of KRAS G12D-driven CRC, led to synergy in a 2D cellular viability assay, suppression of the long-term growth of cells in a clonogenic assay, and robust 57% mean tumor regression in an efficacy study, which surpassed the antitumor effects of either compound alone. We believe this combination may be particularly beneficial for CRC patients with KRAS G12D or KRAS G12V mutations, as it targets the feedback activation of EGFR signaling, which can mediate resistance to KRAS inhibition.

The immunosuppressive nature of KRAS-mutant tumors prompted exploration of combining KRAS inhibitors with ICIs. In the CT26 syngeneic mouse model of KRAS G12D CRC, the combination of BBO-11818 and anti-PD-1 significantly prolonged survival compared to both monotherapy treatments alone and led to 44% of the mice having complete tumor regressions.

BBO-11818 + anti-PD-1 showed combination activity in the CRC KRAS^{G12D} CT26 syngeneic mouse model

CT26 Syngeneic (KRAS^{G12D}) Survival

Termination of Dosing
Survival (%)
100
80
60
40
20
0
0 7 14 21 28 35 42 49 56 63 70
Anti-PD-1:
Days on Treatment
Vehicle (BID, po)
BBO-11818 (100 mg/kg, BID, po)
Anti-PD-1 (10 mg/kg, BIW, ip)
BBO-11818 + Anti-PD-1

Rechallenge of 4 mice cured following BBO-11818 + anti-PD-1 combination treatment showed no tumor growth confirming adaptive immune response

Group (n=10)	Day 67				Median Overall Survival (day)
	p value vs vehicle	p value vs combo	Survival	Complete Regression	
Vehicle (BID)	-	-	0%	0/10	19
BBO-11818 (100 mg/kg, BID)	0.0054	<0.0001	0%	0/10	25
Anti-PD-1 (10 mg/kg, BIW)	0.0808	0.0001	0%	0/10	20.5
BBO-11818 (100 mg/kg, BID) + Anti-PD-1 (10 mg/kg, BIW)*	<0.0001	-	44%	4/9	50

Note: Log-rank (Mantel-Cox) test performed for the statistical analyses; *One mouse was found dead in the combination group on day 4 (cause of death was unknown and mouse did not have a large tumor, so it was excluded from the survival analysis); Vehicle and BBO-11818 were only dosed QD on day 5 (evening dose was missed); No dosing following day 28
Source: Internal BBOT data

These preclinical findings provide support to the evaluation of BBO-11818 as both monotherapy and in combination particularly with EGFR inhibitors, ICIs, or PI3Ka inhibitors. We believe these combination approaches have the potential to overcome resistance mechanisms and offer superior therapeutic outcomes for patients with KRAS G12D and KRAS G12V mutations, paving the way for further clinical benefit.

KONQUER-101 is an open-label, multi-center, Phase 1 study designed to evaluate the safety, tolerability, pharmacokinetics, and efficacy of BBO-11818 alone and in combination with pembrolizumab, pembrolizumab cis/carboplatin and pemetrexed, or cetuximab in subjects with locally advanced unresectable or metastatic KRAS mutant solid tumors (NCT06917079). This study is planned to enroll approximately 287 patients. The primary endpoints of the study include assessments of treatment emergent adverse events (TEAEs), serious adverse events (SAEs), and dose-limiting toxicities (DLTs), as well as determining the recommended dose of BBO-11818 as part of combination regimens. Secondary endpoints include assessments of tumor response and survival per RECIST criteria, along with assessments of pharmacokinetics. We anticipate that initial interim data from this study will be available in 2026.

Opportunities

We intend to develop BBO-11818 primarily in KRASG12D and KRASG12V mutant NSCLC, CRC, and PDAC. Lung cancer had an annual estimated incidence in the U.S. of approximately 235,000 in 2024. Non-small cell lung cancer (NSCLC) accounts for approximately 87% of diagnosed lung cancer cases and approximately 10% of these patients have KRASG12C mutations and approximately 8% of patients have KRASG12D and KRASG12V mutations. As of 2024, there were an estimated 153,000 patients with colorectal cancer in the U.S. Approximately 15% of patients have KRASG12D mutations and approximately 10% of patients have KRASG12V mutations. As of 2024, there were an estimated 66,000 incident pancreatic cancer patients in the U.S., with approximately 90% of these patients presenting with pancreatic ductal adenocarcinoma. Of these patients, approximately 40% have KRASG12D mutations and 29% have KRASG12V mutations.

There are currently no targeted therapies approved for KRASG12D and KRASG12V mutations. If approved, we believe BBO-11818 may offer an improved product profile over current standard of care. In NSCLC, commercial opportunities include combination with immune-oncology agents such as pembrolizumab with and without platinum- based chemotherapy regimens in the first line, as well as monotherapy potential and combination with BBO-10203 in 2L+ metastatic populations. CRC commercial opportunities include combination with chemotherapy and bevacizumab in 1L populations, as well as monotherapy potential and combination with BBO-10203. The commercial opportunity in PDAC includes combinations with chemotherapy regimens as well as monotherapy potential and combination with BBO-10203.

Intellectual Property

We pursue a layered intellectual property strategy, including by securing and/or filing for patents, trademarks, and trade secret rights, to protect our drug candidates.

Our commercial success depends in large part on our ability to protect our intellectual property rights, including our ability to obtain and maintain patent protection in the U.S. and other countries for our drug candidates, to operate without infringing valid and enforceable patents and proprietary rights of others, and to defend and enforce our intellectual property rights, in particular our patent rights. We seek to protect our proprietary position by filing, in the U.S. and certain other countries, patent applications that cover the composition of matter of our drug candidates, their methods of use and related discoveries, technologies, inventions and improvements that may be commercially important to our business. We may also rely on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We also intend to take advantage of regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions where available.

We have three drug candidates in our KRAS and PI3K programs. Given the early stage of development of our drug candidates, we cannot be certain that any of our intellectual property rights will provide protection for any drug candidate that may ultimately be commercialized. Our patent portfolio consists of patent applications co-owned with Lawrence Livermore National Security, LLC and Frederick National Laboratory for Cancer Research, operated by Leidos Biomedical Research, Inc., and Company-owned patent applications. As of March 31, 2025, our patent portfolio consists of patent applications filed in the United States and in foreign jurisdictions such as Argentina, Australia, Brazil, Canada, Chile, China, Colombia, Eurasia, Europe, Hong Kong, India, Indonesia, Israel, Japan, Republic of Korea, Malaysia, Mexico, New Zealand, Peru, Philippines, Saudi Arabia, Singapore, South Africa, Taiwan, Thailand, Ukraine, and Vietnam, directed to, for example, compositions of matter and methods of use related to our drug candidates. Of these, BBOT has 12 patent families directed to KRAS inhibitor compounds and 1 patent family each directed to methods of treatment with BBO-8520 or BBO-11818. The term of any patents that issue from our U.S. and foreign patent applications will vary in accordance with the laws of each jurisdiction but is typically 20 years from the earliest non-provisional filing date. In the United States, the patent term may be shortened if a patent is terminally disclaimed over another patent that expires earlier. The term of a U.S. patent may be lengthened by patent term adjustment if there are administrative delays by the USPTO in examining and granting a patent. Any patents that may issue in the future from our pending patent applications are projected to expire between 2042 and 2046, unless extended or otherwise adjusted.

The patent positions for biotechnology and pharmaceutical companies like us are generally uncertain and can involve complex legal, scientific and factual issues. Changes in either the patent laws or their interpretation in the U.S. and other countries may diminish our ability to protect our investigational products and enforce the patent rights that we own and could affect the value of such intellectual property and the business. With respect to our intellectual property, we cannot guarantee that the patent applications we are currently pursuing or may file in the future will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Our competitors may independently develop similar investigational products or technologies that are outside the scope of the rights granted under any patents that may issue. We cannot be sure that any patents granted to us will be commercially useful in protecting our products or their methods of use or manufacture. Moreover, even issued patents do not guarantee us the right to commercialize our products. For example, third parties may have blocking patents that could be used to prevent us from commercializing or manufacturing our investigational products.

In addition, the coverage claimed in a patent application may be significantly reduced before a patent is granted, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our products will be protected or remain protectable by enforceable patents. Moreover, any patents that we license or may own in the future may be challenged, circumvented, or invalidated by third parties. In addition, because of the extensive time required for clinical development and regulatory review of a product candidate we may develop, it is possible that, before our product candidate can be commercialized successfully, any related patents may expire or remain in force for only a short period following commercial launch, thereby limiting the protection such patent would afford the applicable product and any competitive advantage such patent may provide.

Because of the extensive time required for development, testing and regulatory review of an investigational product, it is possible that, before a product can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides. In the U.S., the term of a patent covering an FDA-approved product may, in certain cases, be eligible for a patent term extension (“PTE”) under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension may be extended and the amount of available extension to any PTE-eligible patent depends on a variety of factors, including the date on which the patent issues and certain dates related to the regulatory review period. Similar extensions may be available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved product. While we intend to seek patent term extensions in any jurisdictions where they are available to us, there is no guarantee that the applicable authorities, including the FDA or the USPTO, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

We cannot be sure that any patents will issue from any pending or future patent applications. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law or governmental agency, will provide us with any significant protection against competitive products, or will afford us a commercial advantage over competitive products. For example:

•	we might not have been the first to file patent applications for the inventions covered by our pending patent applications and any patents that issue therefrom;

•	others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•	some or all of our pending patent applications may not result in issued patents or the claims that issue may be narrow in scope and not provide us with a competitive advantage;

•	any patents that issue from any of our pending patent applications may be challenged by a third party and invalidated;

•

any patents that issue from our pending patent applications may be subject to post-grant proceedings, oppositions or other administrative or court proceedings that may result in a reduction in their scope or their loss altogether;

•	we may not develop proprietary technologies or investigational products that are patentable; and

•	the patents of others may prevent us from discovering, developing or commercializing our investigational products.

The defense and prosecution of intellectual property infringement suits, post-grant proceedings, oppositions and related legal and administrative proceedings are costly, time-consuming to pursue and divert resources. The outcome of these types of proceedings is uncertain and could significantly harm our business.

The development of our investigational products and the commercialization of any resulting drugs may be impacted by patents of other companies or by companies engaged in the development of competitive programs or those with significantly greater resources. This could result in the expenditure of significant legal fees and management resources.

We also rely on trade secrets to protect our technology and product candidates, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are often difficult to protect, especially outside of the U.S. While we believe that we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose our trade secrets to others, including competitors. Enforcing a claim that a third party illegally disclosed, obtained or is using our trade secrets would be expensive and time-consuming, and the outcome would be unpredictable. Even if we are able to maintain our trade secrets as confidential, our competitors may independently develop information that is equivalent or similar to our trade secrets.

KRAS Portfolio

The KRAS patent portfolio consists of fourteen patent families, including G12C and G12D KRAS inhibitors and pan-KRAS inhibitors. The G12C portfolio includes patent applications directed to BBO-8520 composition of matter, pharmaceutical compositions thereof, and methods of use in treating diseases mediated by KRAS. Patent applications covering BBO-8520 are pending in the United States and foreign jurisdictions including Argentina, Australia, Brazil, Canada, Chile, China, Colombia, Eurasia, Europe, Hong Kong, India, Indonesia, Israel, Japan, Republic of Korea, Malaysia, Mexico, New Zealand, Peru, Philippines, Saudi Arabia, Singapore, South Africa, Taiwan, Thailand, Ukraine, and Vietnam. Any patents issuing from these patent applications, if granted, are expected to expire mid-2042, without taking potential patent term adjustments or extensions into account. The pan-KRAS portfolio includes patent applications directed to BBO-11818 composition of matter, pharmaceutical compositions thereof, and methods of use in treating diseases mediated by KRAS. Patent applications covering BBO-11818 are pending in the United States and foreign jurisdictions including Argentina, Australia, Brazil, Canada, China, Europe, India, Israel, Japan, Republic of Korea, Mexico, New Zealand, South Africa, and Taiwan. Any patents issuing from these patent applications, if granted, are expected to expire mid-2043, not including patent term adjustments and extensions. Other filings in the KRAS portfolio, if granted, are expected to expire between 2042 and 2046, not including patent term adjustments and extensions.

PI3K Breaker Portfolio

Our PI3K breaker portfolio consists of eight patent families, including patent applications directed to BBO-10203 composition of matter, pharmaceutical compositions thereof, and methods of use in treating diseases associated with interruption of the interaction between a PI3K protein and a RAS protein. Patent applications covering BBO-10203 are pending in the United States and foreign jurisdictions including Argentina, Australia, Brazil, Canada, Chile, China, Colombia, Eurasia, Europe, India, Indonesia, Israel, Japan, Republic of Korea, Malaysia, Mexico, New Zealand, Peru, Philippines, Saudi Arabia, Singapore, South Africa, Taiwan, Thailand, Ukraine, and Vietnam. Any patents issuing from the patent applications, if granted, are expected to expire in February 2043, not including patent term adjustments and extensions. Other filings in the PI3K breaker portfolio, if granted, are expected to expire between 2044 and 2046, not including patent term adjustments and extensions.

Combination of a KRAS Inhibitor and a PI3K Breaker

We have one provisional application directed to the use of a KRAS inhibitor compound in combination with a PI3K breaker compound. Any patents that claim priority to this provisional application, if issued, are expected to expire in 2045, not including patent term adjustments and extensions.

License and Cooperative Research and Development Agreements

LLNS Cooperative Research and Development Agreement

On May 22, 2018, BBOT entered into a cooperative research and development agreement with Lawrence Livermore National Security, LLC (“LLNS”), as amended by that certain Amendment No. 1 to the cooperative research and development agreement, dated as of December 2, 2019, as further amended by that certain Amendment No. 2 to the cooperative research and development agreement, dated as of May 21, 2021, as further amended by that certain Amendment No. 3 to the cooperative research and development agreement, dated as of June 22, 2022, as further amended by that certain Amendment No. 4 to the cooperative research and development agreement, dated as of December 21, 2023, as extended by that certain No Cost Time Extension Letter, dated as of December 2, 2024, and as further amended by that certain Amendment No. 5 to the cooperative research and development agreement, dated as of May 20, 2025 (collectively, the “Livermore CRADA”). Pursuant to the Livermore CRADA, BBOT and LLNS granted each other a royalty-free, nonexclusive, nontransferable, worldwide license to practice (a) such party’s background intellectual property and (b) the inventions of LLNS or BBOT made during the performance of work under the Livermore CRADA (the “Subject Inventions”), in each case to the extent needed by the non-granting party to perform its obligations or practice its rights under the Livermore CRADA. BBOT has the exclusive option for a specified period of time to negotiate an exclusive license to LLNS’s Subject Inventions in the field of small molecule KRAS inhibitors. The United States government retains a nonexclusive, nontransferable, irrevocable, paid-up, worldwide license to practice the Subject Inventions.

As of June 30, 2025, BBOT has contributed a total value of $28,599,169 for the Livermore CRADA, of which $6,466,369 was contributed funds-in and $22,132,800 was contributed in-kind.

The Livermore CRADA will expire on December 22, 2025 unless the parties mutually agree to extend the term. Either party has a right to terminate the CRADA for any reason by providing advanced written notice. The parties’ rights in the Subject Inventions and data survive the expiration of the Livermore CRADA in accordance with the terms therein.

PI3Kα Breakers Patent License Agreement

On July 7, 2022, BBOT entered into a patent license agreement (the “PI3Kα Breakers Patent License Agreement”) with LLNS, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable (through no more than two tiers) license under certain patent rights relating to the PI3Kα breakers compounds to make, have made, use, import/export, develop, sell, offer to sell, and have sold licensed products and licensed services, and to practice and have practiced licensed methods for all fields of use, subject to certain retained rights by LLNS. Under certain circumstances and subject to restrictions, the United States government reserves the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the PI3Kα Breakers Patent License Agreement, including the obligation to use commercially reasonable efforts to develop, manufacture, and sell any licensed method, licensed product or licensed service and file and obtain relevant regulatory applications for the manufacturing, marketing, and sale of licensed products. In addition, BBOT is obligated to use commercially reasonable efforts to meet specific development, regulatory and commercial performance obligations.

BBOT made a one-time, noncreditable, nonrefundable upfront payment of $65,000 to LLNS after BBOT entered into the PI3Kα Breakers Patent License Agreement. Additionally, BBOT is obligated to pay LLNS (i) an annual license maintenance fee of a specified amount until the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (ii) a creditable, tiered, minimum annual royalty in a low-to-mid hundred thousand dollar range after the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (iii) a low single-digit tiered royalty on sales of licensed products or licensed services, (iv) up to a total of $7.0 million in regulatory and commercialization milestones based upon indication, (v) a mid double-digit percentage in the range of 45% to 55% of certain non-royalty consideration received under a sublicense to a third party, subject to a specified cap, and (vi) an assignment fee of a specified amount.

As of June 30, 2025, BBOT has paid an aggregate of $90,000 to LLNS under the PI3Kα Breakers Patent License Agreement.

The term of the PI3Kα Breakers Patent License Agreement will extend until the expiration of the last to expire of the patents and patent applications included within the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire in 2043. LLNS may terminate the PI3Kα Breakers Patent License Agreement or convert the exclusive license granted to a nonexclusive license upon the occurrence of certain events, including if BBOT materially breaches the PI3Kα Breakers Patent License Agreement or becomes insolvent. LLNS may immediately terminate the PI3Kα Breakers Patent License Agreement or convert the exclusive license granted to a nonexclusive license if BBOT directly or indirectly challenges the validity of any of the licensed patent rights. BBOT may terminate the PI3Kα Breakers Patent License Agreement for any reason by giving written notice to LLNS.

KRAS G12C Inhibitors Patent License Agreement

On July 7, 2022, BBOT entered into a patent license agreement (the “KRAS G12C Inhibitors Patent License Agreement”) with LLNS, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable

(through no more than two tiers) license under certain patent rights relating to the KRAS G12C inhibitor compounds to make, have made, use, import/export, develop, sell, offer to sell, and have sold licensed products and licensed services, and to practice and have practiced licensed methods for all fields of use, subject to certain retained rights by LLNS. Under certain circumstances and subject to restrictions, the United States government reserves the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the KRAS G12C Inhibitors Patent License Agreement, including the obligation to use commercially reasonable efforts to develop, manufacture, and sell any licensed method, licensed product or licensed service and file and obtain relevant regulatory applications for the manufacturing, marketing, and sale of licensed products. In addition, BBOT is obligated to use commercially reasonable efforts to meet specific development, regulatory and commercial performance obligations.

BBOT made a one-time, noncreditable, nonrefundable upfront payment of $65,000 to LLNS after BBOT entered into the KRAS G12C Inhibitors Patent License Agreement. Additionally, BBOT is obligated to pay LLNS (i) an annual license maintenance fee of a specified amount until the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (ii) a creditable, tiered, minimum annual royalty in a low-to-mid hundred thousand dollar range after the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (iii) a low single-digit tiered royalty on sales of licensed products or licensed services, (iv) up to a total of $7.0 million in regulatory and commercialization milestones based upon indication, (v) a mid double-digit percentage in the range of 45% to 55% of certain non-royalty consideration received under a sublicense to a third party, subject to a specified cap, and (vi) an assignment fee of a specified amount.

As of June 30, 2025, BBOT has paid $340,000 to LLNS under the KRAS G12C Inhibitors Patent License Agreement.

The term of the KRAS G12C Inhibitors Patent License Agreement will extend until the expiration of the last to expire of the patents and patent applications included within the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire between 2042-2043. LLNS may terminate the KRAS G12C Inhibitors Patent License Agreement or convert the exclusive license granted to a nonexclusive license upon the occurrence of certain events, including if BBOT materially breaches the KRAS G12C Inhibitors Patent License Agreement or becomes insolvent. LLNS may immediately terminate the KRAS G12C Inhibitors Patent License Agreement or convert the exclusive license granted to a nonexclusive license if BBOT directly or indirectly challenges the validity of any of the licensed patent rights. BBOT may terminate the KRAS G12C Inhibitors Patent License Agreement for any reason by giving written notice to LLNS.

Pan-KRAS Inhibitors Agreement

On December 20, 2024, BBOT entered into a patent license agreement (the “Pan-KRAS Inhibitors Agreement”) with LLNS, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable (through no more than two tiers) license, under certain patent rights relating to the Pan-KRAS inhibitor compounds to make, have made, use, import/export, develop, sell, offer to sell, and have sold licensed products and licensed services, and to practice and have practiced licensed methods, limited to the oncology indications, subject to certain retained rights by LLNS. Under certain circumstances and subject to restrictions, the United States government reserves the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the Pan-KRAS Inhibitors Agreement, including the obligation to use commercially reasonable efforts to develop, manufacture, and sell any licensed method, licensed product or licensed service and file and obtain relevant regulatory applications for the manufacturing, marketing, and sale of licensed products. In addition, BBOT is obligated to use commercially reasonable efforts to meet specific development, regulatory and commercial performance obligations.

BBOT will make a one-time, noncreditable, nonrefundable upfront payment of $100,000 to LLNS after BBOT entered into the Pan-KRAS Inhibitors Agreement. Additionally, BBOT is obligated to pay LLNS (i) an annual license maintenance fee of a specified amount until the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (ii) a creditable, tiered, minimum annual royalty in a low-to-mid hundred thousand dollar range after the first commercial sale or other exploitation of a licensed method, licensed product or licensed service, (iii) a low single-digit tiered royalty on sales of licensed products or licensed services, (iv) up to a total of $7.0 million in regulatory and commercialization milestones based upon indication, (v) a mid double-digit percentage in the range of 45% to 55% of certain non-royalty consideration received under a sublicense to a third party, subject to a specified cap, and (vi) an assignment fee of a specified amount.

As of June 30, 2025, BBOT has paid an aggregate of $0 to LLNS under the Pan-KRAS Inhibitors Agreement.

The term of the Pan-KRAS Inhibitors Agreement will extend until the expiration of the last to expire of the patents and patent applications included within the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire between 2042-2044. LLNS may terminate the Pan-KRAS Inhibitors Agreement or convert the exclusive license granted to a nonexclusive license upon the occurrence of certain events, including if BBOT materially breaches the Pan-KRAS Inhibitors Agreement or becomes insolvent. LLNS may immediately terminate the Pan-KRAS Inhibitors Agreement or convert the exclusive license granted to a nonexclusive license if BBOT directly or indirectly challenges the validity of any of the licensed patent rights. BBOT may terminate the Pan-KRAS Inhibitors Agreement for any reason by giving written notice to LLNS.

Leidos Cooperative Research and Development Agreement

On March 3, 2017, BBOT entered into a cooperative research and development agreement with The Frederick National Laboratory for Cancer Research, operated by Leidos Biomedical Research, Inc. (“Leidos”), as amended by that certain Amendment No. 1 to the cooperative research and development agreement dated as of January 19, 2018, as further amended by that certain Amendment No. 2 to the cooperative research and development agreement dated as of January 2, 2019, as further amended by that certain Amendment No. 3 to the cooperative research and development agreement dated as of November 14, 2019, as further amended by that certain Amendment No. 4 to the cooperative research and development agreement dated as of January 13, 2020, as further amended by that certain Amendment No. 5 to the cooperative research and development agreement dated as of September 22, 2021, as further amended by that certain Amendment No. 6 to the cooperative research and development agreement dated as of March 27, 2023, as further amended by that certain Amendment No. 7 to the cooperative research and development agreement dated as of August 20, 2024 (collectively, the “Leidos CRADA”). Pursuant to the Leidos CRADA, Leidos retains the right (a) to utilize any invention of either or both parties conceived or first actually reduced to practice in the performance of work under the Leidos CRADA (“CRADA Subject Invention”) that constitutes an improvement to a tangible material not first produced in the performance of the Leidos CRADA that is owned or controlled by BBOT and used in the performance of work under the Leidos CRADA, solely as a research tool for internal, non-profit, pre-clinical research purposes and (b) to any CRADA Subject Invention included within the scope of the retained rights under the exclusive license agreement entered into between BBOT and The Regents of the University of California, San Francisco (“UCSF”) dated as of September 28, 2016 (the “UCSF License Agreement”). Leidos granted BBOT an exclusive option for a specified period of time to negotiate an exclusive or nonexclusive commercialization license to CRADA Subject Inventions made solely or jointly by Leidos for a field of use that does not exceed the scope of the work committed to under the Leidos CRADA. To the extent required by applicable law, BBOT granted the United States government a nonexclusive, nontransferable, irrevocable, paid-up, worldwide license to practice and have practiced the CRADA Subject Inventions for research and government purposes.

As of June 30, 2025, BBOT has paid an aggregate of $14,418,478 to Leidos under the Leidos CRADA.

The Leidos CRADA expires on September 3, 2025. Either Party has a right to terminate the CRADA upon at least 60 days’ prior written notice.

Leidos PLA I

On August 5, 2022, BBOT entered into a patent license agreement (the “Leidos PLA I”) with Leidos, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable (through multiple tiers) license under certain patent rights relating to the PI3Kα breaker compounds to (i) make and have made, to use and have used, to sell and have sold, to offer to sell, to develop, and to import licensed products and (ii) practice and have practiced any licensed processes, in each case (i) and (ii), for prophylactic, therapeutic, and diagnostic use in humans and animals. The licensed patent rights result from an ongoing research collaboration between BBOT and Leidos, and BBOT may opt to negotiate an exclusive license to any additional inventions resulting from such research collaboration. Under certain circumstances and subject to restrictions, Leidos and the United States government reserve the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the Leidos PLA I, including the obligation to use reasonable commercial efforts to bring the licensed products and licensed processes to practical application, and upon the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, the obligation to use reasonable commercial efforts to make the licensed products and licensed processes reasonably accessible to the United States public. In addition, BBOT has specific development and regulatory performance milestones to meet.

BBOT made a one-time, noncreditable, nonrefundable upfront payment of $500,000 to Leidos after BBOT entered into the Leidos PLA I. Additionally, BBOT is obligated to pay Leidos (i) a nonrefundable minimum annual royalty of $150,000 until the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, (ii) a low, single-digit royalty on sales of licensed products, (iii) up to a total of (A) $6.75 million in development milestones for the first indication for the first licensed product and (B) $1.875 million in development milestones for the second indication for each licensed product, (iv) a low double-digit percentage in the range of 5% to 15% of certain non-royalty consideration received under a sublicense to a third party, and (v) reimburse Leidos for patenting expenses for the licensed patent rights, if any.

As of June 30, 2025, BBOT has paid an aggregate of $1,511,500 to Leidos under the Leidos PLA I.

The term of the Leidos PLA I will extend to the expiration of the last to expire of the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire in 2034. BBOT has the unilateral right to terminate the Leidos PLA I at any time upon prior written notice to Leidos. Additionally, the Leidos PLA I will terminate if BBOT files a claim that asserts any portion of the licensed patent rights are invalid or unenforceable, unless BBOT withdraws or cause the withdrawal of such claim within a specified period of time. Leidos may terminate the Leidos PLA I in its entirety for BBOT’s material breach that is not remediated within a specified period of time, or upon the occurrence of certain events of BBOT’s insolvency. Further, Leidos has the right to terminate or modify the Leidos PLA I if Leidos determines that BBOT (i) is not using commercially reasonable efforts to develop and commercialize the licensed patent rights, (ii) has not achieved the milestone benchmarks set forth in the Leidos PLA I, or (iii) has willfully made a false statement of, or willfully omitted a material fact in the license application or any report required by the Leidos PLA I.

Leidos PLA II

On August 5, 2022, BBOT entered into a patent license agreement (the “Leidos PLA II”) with Leidos, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable (through multiple tiers) license under patent rights relating to the KRAS G12C inhibitor compounds to (i) make and have made, to use and have used, to sell and have sold, to offer to sell, to develop, and to import licensed products and (ii) practice and have practiced any licensed processes, in each case (i) and (ii), for prophylactic, therapeutic, and diagnostic use in humans and animals. The licensed patent rights result from an ongoing research collaboration between BBOT and Leidos, and BBOT may opt to negotiate an exclusive license to any additional inventions resulting from such research collaboration. Under certain circumstances and subject to restrictions, Leidos and the United States government reserve the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the Leidos PLA II, including the obligation to use reasonable commercial efforts to bring the licensed products and licensed processes to practical application, and upon the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, the obligation to use reasonable commercial efforts to make the licensed products and licensed processes reasonably accessible to the United States public. In addition, BBOT has specific development and regulatory performance milestones to meet.

BBOT made a one-time, noncreditable, nonrefundable upfront payment of $500,000 to Leidos after BBOT entered into the Leidos PLA II. Additionally, BBOT is obligated to pay Leidos (i) a nonrefundable minimum annual royalty of $150,000 until the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, (ii) a low, single-digit royalty on sales of licensed products, (iii) up to a total of (A) $6.75 million in development milestones for the first indication for the first licensed product and (B) $1.875 million in development milestones for the second indication for each licensed product, (iv) a low double-digit percentage in the range of 5% to 15% of certain non-royalty consideration received under a sublicense to a third party, and (v) reimburse Leidos for patenting expenses for the licensed patent rights, if any.

As of June 30, 2025, BBOT has paid an aggregate of $1,511,500 to Leidos under the Leidos PLA II.

The term of the Leidos PLA II will extend to the expiration of the last to expire of the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire between 2042-2043. BBOT has the unilateral right to terminate the Leidos PLA II at any time upon prior written notice to Leidos. Additionally, the Leidos PLA II will terminate if BBOT files a claim that asserts any portion of the licensed patent rights are invalid or unenforceable, unless BBOT withdraws or causes the withdrawal of such claim within a specified period of time. Leidos may terminate the Leidos PLA II in its entirety for BBOT’s material breach that is not remediated within a specified period of time, or upon the occurrence of certain events of BBOT’s insolvency. Further, Leidos has the right to terminate or modify the Leidos PLA II if Leidos determines that BBOT (i) is not using commercially reasonable efforts to develop and commercialize the licensed patent rights, (ii) has not achieved the milestone benchmarks set forth in the Leidos PLA II, or (iii) has willfully made a false statement of, or willfully omitted a material fact in the license application or any report required by the Leidos PLA II.

Leidos PLA III

On December 20, 2023, BBOT entered into a patent license agreement (the “Leidos PLA III”) with Leidos, pursuant to which BBOT received a worldwide, exclusive, royalty-bearing, sublicensable (through multiple tiers) license under certain patent rights relating to the Pan-KRAS inhibitor compounds to (i) make and have made, to use and have used, to sell and have sold, to offer to sell, to develop, and to import licensed products and (ii) practice and have practiced any licensed processes, in each case (i) and (ii), for prophylactic, therapeutic, and diagnostic use in humans and animals. The licensed patent rights result from an ongoing research collaboration between BBOT and Leidos, and BBOT may opt to negotiate an exclusive license to any additional inventions resulting from such research collaboration. Under certain circumstances and subject to restrictions, Leidos and the United States government reserve the right to a nonexclusive, royalty-free, irrevocable, nontransferable license under the licensed patent rights.

BBOT has certain typical diligence obligations under the Leidos PLA III, including the obligation to use reasonable commercial efforts to bring the licensed products and licensed processes to practical application, and upon the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, the obligation to use reasonable commercial efforts to make the licensed products and licensed processes reasonably accessible to the United States public. In addition, BBOT has specific development and regulatory performance milestones to meet.

BBOT made a one-time, noncreditable, nonrefundable upfront payment of $750,000 to Leidos after BBOT entered into the Leidos PLA III. Additionally, BBOT is obligated to pay Leidos (i) a nonrefundable minimum annual royalty of $200,000 until the initial transfer of a licensed product or initial practice of a licensed process in exchange for compensation, (ii) a low, single-digit royalty on sales of licensed products, (iii) up to a total of (A) $6.75 million in development milestones for the first indication for the first licensed product and (B) $1.875 million in development milestones for the second indication for each licensed product, (iv) a low double-digit percentage in the range of 5% to 15% of certain non-royalty consideration received under a sublicense to a third party, and (v) reimburse Leidos for patenting expenses for the licensed patent rights, if any.

As of June 30, 2025, BBOT has paid an aggregate of $950,000 to Leidos under the Leidos PLA III.

The term of the Leidos PLA III will extend to the expiration of the last to expire of the licensed patent rights, unless earlier terminated. The licensed patent applications, if issued, are expected to expire between 2042-2044. BBOT has the unilateral right to terminate the Leidos PLA III at any time upon prior written notice to Leidos. Additionally, the Leidos PLA III will terminate if BBOT files a claim that asserts any portion of the licensed patent rights are invalid or unenforceable, unless BBOT withdraws or causes the withdrawal of such claim within a specified period of time. Leidos may terminate the Leidos PLA III in its entirety for BBOT’s material breach that is not remediated within a specified period of time, or upon the occurrence of certain events of BBOT’s insolvency. Further, Leidos has the right to terminate or modify the Leidos PLA III if Leidos determines that BBOT (i) is not using commercially reasonable efforts to develop and commercialize the licensed patent rights, (ii) has not achieved the milestone benchmarks set forth in the Leidos PLA III, or (iii) has willfully made a false statement of, or willfully omitted a material fact in the license application or any report required by the Leidos PLA III.

Manufacturing and Supply

BBOT currently contracts with third parties to manufacture its products and anticipates using third parties for all preclinical, clinical and commercial manufacturing if any of our investigational products obtain marketing approval. BBOT does not own or operate facilities for product manufacturing, packaging, storage and distribution, or testing. We have internal personnel and utilize consultants with extensive technical, manufacturing, analytical, and quality experience to oversee contract manufacturing and testing activities. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our investigational products.

BBO-8520: We have engaged a contract manufacturer who has manufactured the starting material for our API, and then manufactured five API and seven drug product lots under cGMP. BBOT is currently establishing the stability of this drug substance and drug product.

BBO-10203: We have engaged a contract manufacturer who has manufactured the starting material for our API, and six lots of API and drug product under cGMP. Stability testing for the API and drug product is ongoing.

BBO-11818: We have engaged a contract manufacturer who has manufactured the starting material for our API and three API and drug product lots under cGMP. BBOT is currently establishing the stability of this drug substance and drug product.

To date, we have obtained APIs and drug product for our investigational products from single-sourced third-party CMOs. We are in the process of developing our supply chain for each of our investigational products and put in place framework agreements under which CMOs will generally provide us with necessary quantities of API and drug product on a project-by-project basis based on our development needs, and which agreements will provide us with intellectual property rights necessary to conduct the business. BBOT will continue to expand and strengthen its network of third-party providers to include second sourcing and diversification of the supply chain as circumstances warrant. Overall, as we advance our investigational products through development, we will start by seeking multiple sources for raw materials and address other potential points of concern over time.

Commercialization

We intend to retain significant development and commercial rights to our investigational products and, if marketing approval is obtained, to commercialize our investigational products on our own, or potentially with a partner, in the U.S. and other regions. We intend to build the necessary infrastructure and sales, marketing and commercial product distribution capabilities for the U.S., and potentially other regions, following further advancement of our investigational products. Clinical data, the size of the addressable patient population and the size of the commercial infrastructure and manufacturing needs and economics related to the foregoing may all influence or alter our commercialization plans.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While we believe that our technology, development experience and scientific knowledge provide us with competitive advantages, we face potential competition from many different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing and commercialization of cancer therapies. Any investigational products that we successfully develop and commercialize will compete with new therapies that may become available in the future.

We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop small molecules and drug conjugates as treatments for cancer patients. There are many other companies that have commercialized and/or are developing such treatments for cancer including large pharmaceutical and biotechnology companies, such as AstraZeneca plc, Bristol-Myers Squibb Company, Merck, Pfizer in partnership with Merck KGaA, Regeneron Pharmaceuticals, Inc. in partnership with Sanofi Genzyme and Roche.

We are currently developing BBO-8520 in KRASG12C NSCLC as a KRASG12C ON/OFF inhibitor. If approved, BBO-8520 would compete with approved KRASG12C inhibitors Sotorasib and Adagrasib, which target the OFF state of the KRASG12C protein. There are also a number of other KRASG12C OFF inhibitor product candidates in clinical development, including Divarasib, Opnurasib, Glecirasib, Olomorasib, and MK-1084. In addition, BBO-8520 may compete with Elironrasib, a tricomplex inhibitor of KRASG12C ON that is currently in early clinical development and FMC-376, a direct inhibitor of KRASG12C ON/OFF that is currently in early clinical development. BBO-10203 is being developed in hormone receptor-positive PIK3CA mutant breast cancer in combination with HR-directed therapies and CDK4/6 inhibitors, HER2-positive breast cancer in combination with HER2-directed biologics, and KRASG12X NSCLC, CRC, and PDAC in combination with KRAS inhibitors. If approved in the HR+ PIK3CAmut breast cancer setting, BBO-10203 will compete with approved non-mutant-selective PI3Kα inhibitors, Alpelisib and Inavolisib. BBO-10203 may also compete with mutant-selective PI3Kα inhibitors that are currently in clinical development such as STX-478, RLY-2608, and OKI-219. BBO-10203 may also compete with downstream inhibitors of the PI3Kα pathway such as AKT inhibitor Capivasertib and mTOR inhibitor Everolimus as well as PI3K/mTOR inhibitors such as Gedatolisib. In HER2+ breast cancer, if approved, BBO-10203 may compete with approved small molecule inhibitors of HER2 including Tucatinib, Neratinib, and Lapatinib as well as small molecules inhibitors of HER2 that are currently in clinical development such as ELVN-002, Pyrotinib, Epertinib, IAM-1363, DZD-1516. In KRASmut tumors BBO-10203 may compete with Daraxonrasib, a pan-RAS inhibitor currently in early clinical development and ERAS-0015, a pan-RAS inhibitor currently in preclinical development.

BBO-11818 is planned to be developed in KRASG12X mutant solid tumors with a specific focus on KRASG12D and KRASG12V mutant tumors in NSCLC, CRC, and PDAC. If approved, BBO-11818 may compete with other pan-KRAS inhibitors currently in clinical or preclinical development such as QTX-3034, BI3706674, QLC1101, PF-07934040, YL-17231, JAB-23400, LY4066434, ABT-200, QTX-3544, BPI-585359, GFH547, ERAS-4001. BBO-11818 may also compete with KRASG12D inhibitors currently in clinical or preclinical development such as RMC-9805, ASP-3082, HRS-4642, INCB161734, GHF-375, TSN1611, ASP4396, QTX-3046, SHR1127, LY3962673, HBW-012D. BBO-11818 may compete with KRASG12V inhibitors currently in preclinical development such as RMC-5127. BBO-11818 may also compete with Daraxonrasib, a pan-RAS inhibitor currently in early clinical development and ERAS-0015, a pan-RAS inhibitor currently in preclinical development.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our investigational products, if approved, are likely to be their degree of efficacy, tolerability profile, convenience and price, the effectiveness of companion diagnostics (if required), the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.

Government Regulation

Government authorities in the U.S. at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Drug Development

In the U.S., the FDA regulates drugs under the Food, Drug, and Cosmetic Act (“FDCA”). Drugs also are subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-market may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Our product candidates are considered small molecule drugs and must be approved by the FDA through the new drug application (“NDA”), process before they may be legally marketed in the U.S. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with the FDA’s Good Laboratory Practice (“GLP”);

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent IRB or ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related protocols and regulations to establish substantial evidence of the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA after completion of pivotal trial(s) and other required clinical studies;

•	determination by the FDA within 60 days of its receipt of an NDA to accept the filing for substantive review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA filing;

•	FDA review and approval of the NDA, including consideration of the views of any FDA advisory committee, if applicable, prior to any commercial marketing or sale of the drug in the U.S.; and

•	compliance with any post-approval requirements, including the potential requirement to implement a REMS and the potential requirement to conduct post-approval studies.

The data required to support an NDA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any current and future product candidates will be granted on a timely basis, or at all.

Preclinical Studies and IND

The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin.

Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all clinical trial subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB must also approve the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.

A sponsor who wishes to conduct a clinical trial outside of the U.S. may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA. When the foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study is conducted in accordance with GCP, including review and approval by an independent ethics committee (IEC) and informed consent from subjects. The GCP requirements are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. FDA must also be able to validate the data from the study through an on-site inspection if necessary. An NDA based solely on foreign clinical data meeting U.S. criteria for marketing approval may be approved if (1) the foreign data are applicable to the U.S. population and U.S. medical practice, (2) the studies have been performed by clinical investigators of recognized competence and (3) the FDA is able to validate the data through an onsite inspection or other appropriate means, if deemed necessary.

Clinical trials in the U.S. generally are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, which may overlap or be combined.

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Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, tolerability and safety of the drug.

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Phase 2 clinical trials involve studies in disease-affected patients to determine the dose and dosing schedule required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted.

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Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, are conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. The sponsor is also responsible for submitting written IND safety reports, including reports of serious and unexpected suspected adverse reactions, findings from other studies suggesting a significant risk to humans exposed to the drug, findings from animal or in vitro testing that suggest a significant risk for human subjects, and any clinically significant increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the clinical trial subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Concurrent with clinical trials, companies often complete additional animal safety studies and also must develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process, as performed by the manufacturing facility, must be capable of consistently producing quality batches of our product candidates. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that our product candidates do not undergo unacceptable deterioration over their labeled shelf life.

NDA Review Process

Following completion of the clinical trials, the results of preclinical studies and clinical trials are submitted to the FDA as part of an NDA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data, which is analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. In short, the NDA is a request for approval to market the drug in the U.S. for one or more specified indications and must contain proof of safety and efficacy for a drug.

The application must include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA must be obtained before a drug may be legally marketed in the U.S.

Under the Prescription Drug User Fee Act (“PDUFA”), as amended, each NDA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for each marketed human drug. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months, from the filing date, in which to complete its initial review of a new molecular-entity NDA and respond to the applicant, and six months from the filing date of a new molecular-entity NDA designated for priority review. The FDA may make a decision earlier than the PDUFA goal date or, the review process may be extended by FDA requests for additional information or clarification.

Before approving an NDA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements.

Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process.

After the FDA evaluates an NDA, it will issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A complete response letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The complete response letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies and/or manufacturing. If a complete response letter is issued, the applicant may resubmit the NDA, addressing all of the deficiencies identified in the letter, withdraw the application, or request the opportunity for a hearing. Even if an applicant submits the requested data and information, the FDA may decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making the product available in the U.S. for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our product candidates for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication. If one of our product candidates designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

The FDA has a number of programs intended to facilitate and expedite development and review of new drugs if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition.

The fast track program is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA approval, but ideally no later than the pre-NDA meeting with the FDA.

Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.

Additionally, a drug may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of breakthrough therapy designation include the same benefits as fast track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

A product may also be eligible for accelerated approval, if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. FDA may withdraw drug approval or require changes to the labeled indication of the drug if confirmatory post-market trials fail to verify clinical benefit or do not demonstrate sufficient clinical benefit to justify the risks associated with the drug. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.

Post-approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, requirements to report adverse events and comply with promotion and advertising requirements. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may also place other conditions on approvals, including the requirement for REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications;

•	suspension or revocation of product approvals;

•	product seizure or detention;

•	refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

From time to time, legislation is drafted, introduced, passed in Congress and signed into law that could significantly change the statutory provisions governing the approval, manufacturing, and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations, guidance, and policies are often revised or reinterpreted by the agency in ways that may significantly affect the manner in which pharmaceutical products are regulated and marketed.

Other U.S. Regulatory Matters

Pharmaceutical manufacturers are subject to various healthcare laws, regulation, and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Our conduct, including those of our employees, as well as our business operations and relationships with third parties, including current and future arrangements with healthcare providers, third-party payors, customers, and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, which may constrain the business or financial arrangements and relationships through which we research, as well as, sell, market, and distribute any products for which we obtain marketing approval. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

•	Anti-Kickback Statute. The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration

(including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward or in return for, either the referral of an individual for or the purchase, lease or order of a good, facility, item or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

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False Claims Laws. The federal false claims and civil monetary penalties laws, including the federal civil False Claims Act, impose criminal and civil penalties, including through civil whistleblower or qui tam actions against individuals or entities for, among other things, knowingly presenting or causing to be presented false or fraudulent claims for payment by a federal healthcare program or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government, with potential liability including mandatory treble damages and significant per-claim penalties. Pharmaceutical companies can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims.

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HIPAA. HIPAA imposes criminal and civil liability for, among other things, executing a scheme or making materially false statements in connection with the delivery of or payment for health care benefits, items or services. Additionally, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations on covered entities and their business associates that perform certain functions or activities that involve the use or disclosure of protected health information on their behalf, including mandatory contractual terms and technical safeguards, with respect to maintaining the privacy, security and transmission of individually identifiable health information.

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The U.S. Federal Physician Payments Sunshine Act. The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or transfers of value made to physicians, other healthcare providers and teaching hospitals, as well as information regarding ownership and investment interests held by physicians and their immediate family members.

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Price Reporting Laws. Certain federal and state laws including U.S. federal government price reporting laws, which require manufacturers to calculate and report complex pricing metrics in an accurate and timely manner to government programs.

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Analogous State and Foreign Laws. Analogous state and foreign fraud and abuse laws and regulations, such as state anti-kickback and false claims laws, can apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors and are generally broad and are enforced by many different federal and state agencies as well as through private actions.

Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Affordable Care Act. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws. In addition, the distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant civil, criminal and administrative penalties, including damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts.

U.S. Patent-Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents, if issued, may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND or the issue date of the patent, whichever is later, and the submission date of an NDA plus the time between the submission date of an NDA or the issue date of the patent, whichever is later, and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for a generic version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA by another applicant. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness or generate such data themselves.

European Union Drug Development

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls.

The EU Clinical Trials Directive has been repealed by the Clinical Trials Regulation (EU) No. 536/2014 (“EU Clinical Trials Regulation”), which became applicable on 31 January 2022. The EU Clinical Trials Regulation harmonizes the processes for assessment and supervision of clinical trials throughout the EU. The EU Clinical Trials Regulation enables sponsors to submit one online application via a single online platform known as the Clinical Trials Information System (“CTIS”) for approval to run a clinical trial in several European Union countries, making it more efficient to carry out such multinational trials and for EU Member States to evaluate and authorize such applications together, via the CTIS.

Other key benefits of the EU Clinical Trials Regulation include:

•	improving information-sharing and collective decision-making on clinical trials;

•	increasing transparency of information on clinical trials;

•	ensuring high standards of safety for all participants in EU clinical trials.

For clinical trials conducted in the EU, sponsors must report suspected unexpected serious adverse reactions through the EudraVigilance system.

European Union Drug Review and Approval

In the European Economic Area (“EEA”), which comprises the Member States of the European Union and three European Free Trade Association States (Norway, Iceland and Liechtenstein), medicinal products can only be commercialized after obtaining a marketing authorization (“MA”). There are two types of MAs.

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The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use, of the EMA, and is valid throughout the entire territory of the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicines such as gene-therapy, somatic cell-therapy or tissue-engineered medicines and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

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National MAs, which are issued by the competent authorities of the Member States of the EU and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in a Member State of the EU, this national MA can be recognized in other EU Member States through the mutual recognition procedure. If the product has not received a national MA in any EU Member State at the time of application, it can be approved simultaneously in various EU Member States through the decentralized procedure.

Under the above-described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EU make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Data and Marketing Exclusivity

In the EU, new products authorized for marketing, or reference products, qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial authorization of the reference product in the EU. The 10-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those 10 years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

Orphan Designation

In the EU, a medicinal product can be designated as an orphan drug if its sponsor can establish that the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the EU when the application is made, or that the product is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the EU and that, without incentives, it is unlikely that the marketing of the drug in the EU would generate sufficient return to justify the necessary investment in development. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the drug will be of significant benefit to those affected by that condition.

In the EU, an application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. Marketing authorization for an orphan drug leads to a 10-year period of market exclusivity. During this market exclusivity period, the EMA or the EU Member State competent authorities, cannot accept another application for a marketing authorization, or grant a marketing authorization, for a similar medicinal product for the same indication as the authorized orphan product. The period of market exclusivity is extended by two years for orphan medicines that have also complied with an agreed pediatric investigational plan.

This period may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example because the product is sufficiently profitable not to justify market exclusivity. In very select cases a marketing authorization may be granted to a similar medicinal product for the same indication as an authorized orphan product during the market exclusivity period, such as where there is consent from the marketing authorization holder for the authorized orphan product, inability to supply sufficient quantities of the authorized orphan product, or demonstration of “clinical superiority” by a similar medicinal product to the authorized orphan product. Medicinal products designated as orphan products are eligible for incentives made available by the EU and its Member States to support research into, and the development and availability of, orphan products.

All of the aforementioned EU rules are generally applicable in the EEA.

The European Commission introduced legislative proposals in April 2023 that, if implemented, will replace the current regulatory framework in the EU for all medicines (including those for rare diseases and for children). The European Commission has provided the legislative proposals to the European Parliament and the European Council for their review and approval, and, in April 2024, the European Parliament proposed amendments to the legislative proposals. Once the European Commission’s legislative proposals are approved (with or without amendment), they will be adopted into EU law.

Coverage and Reimbursement

Sales of our products, if approved, will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the U.S., for example, principal decisions about reimbursement for new products are typically made by CMS. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor basis.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmacoeconomic studies to demonstrate the medical necessity and cost effectiveness of our products. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Additionally, coverage policies and third party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“MMA”), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own payment rates.

In addition, in case a drug product needs companion diagnostics, then companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. An EU Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Healthcare Reform

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. For example, the Affordable Care Act substantially changed the way healthcare is financed by both the government and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. The Affordable Care Act contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal healthcare programs. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The Affordable Care Act made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price (“AMP”), to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The Affordable Care Act also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. Additionally, for a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.

Other legislative changes have been proposed and adopted in the U.S. since the Affordable Care Act was enacted. These changes included the U.S. Budget Control Act of 2011, which among other things, included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2031 unless additional congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The American Rescue Plan Act of 2021 eliminates the statutory Medicaid drug rebate cap, currently previously set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. The Inflation Reduction Act of 2022 (the “IRA”) also was signed into law in August 2022. The IRA, in part, creates a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, imposes new manufacturer financial liability on all drugs in Medicare Part D, allows the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, requires companies to pay rebates to Medicare for drug prices that increase faster than inflation, and delays the rebate rule that would require pass through of pharmacy benefit manager rebates to beneficiaries. The implementation of the IRA is currently subject to ongoing litigation challenging the constitutionality of the IRA’s Medicare drug price negotiation program. The effect of IRA on our business and the healthcare industry in general is not yet known. Overall, these new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

Additionally, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. It is possible that additional governmental action is taken in response to the ongoing COVID-19 pandemic, which may impact our business. We are unable to predict the future course of federal or state healthcare legislation in the U.S. directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework that reduce our revenue or increase our costs could also have a material and adverse effect on our business, financial condition and results of operations.

Facilities

Our principal executive office is located in South San Francisco, California, where we lease approximately 11,000 square feet of combined office and lab space under a lease that terminates in April 2030. We believe that these existing facilities will be adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required.

Human Capital

As of August 20, 2025, we had 77 employees, all of whom were full-time and 51 of whom were engaged in research and development activities. Of these employees, 48 are located in the San Francisco Bay area. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

We recognize that attracting, motivating and retaining talent at all levels is vital to our continued success. Our employees are a significant asset and we aim to create an environment that is equitable, inclusive and representative in which our employees can grow and advance their careers, with the overall goal of developing, expanding and retaining our workforce to support our current pipeline and future business goals. By focusing on employee retention and engagement, we also improve our ability to support our clinical-stage platform, business and operations, and also protect the long-term interests of our securityholders. Our success also depends on our ability to attract, engage and retain a diverse group of employees. Our efforts to recruit and retain a diverse and passionate workforce include providing competitive compensation and benefits packages and ensuring we listen to our employees.

We value agility, passion and teamwork, and are building a diverse environment where our employees can thrive and one that inspires exceptional contributions and professional and personal development in order to achieve our mission to significantly change the practice of oncology. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We are committed to providing a competitive and comprehensive benefits package to our employees. Our benefits package provides a balance of protection along with the flexibility to meet the individual health and wellness needs of our employees.

We plan to continue to develop our efforts related to attracting, retaining and motivating our workforce as we grow and develop and hire more employees.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

In September 2016, BBOT entered into the UCSF License Agreement with The Regents of the University of California, San Francisco for an exclusive license to certain compounds. Although in June 2021 the UCSF License Agreement was terminated, certain of its terms survived, including one calling for a payment that would become due to UCSF upon the occurrence of a change of control or an initial public offering of BBOT, as those events are contractually defined in the UCSF License Agreement (the “Indexed Milestone Payment”). In April 2025, UCSF sent an email to BBOT, followed by a letter dated June 16, 2025, stating that, in the future, the Indexed Milestone Payment in an amount less than $5 million will become due on an unspecified date following the Closing Date of the Business Combination Agreement. BBOT disagrees with UCSF’s interpretation of the terminated UCSF License Agreement and believes that no such payment will be due now or in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of BBOT’s financial condition and results of operations of TheRas, Inc., d/b/a BridgeBio Oncology Therapeutics (for purposes of this section, “BBOT” “we” “our” or “us”) should be read together with BBOT’s audited annual financial statements for the years ended December 31, 2024 and 2023 are included in the Proxy Statement/Prospectus beginning on Page F-62, BBOT’s unaudited condensed financial statements for the three and six months ended June 30, 2025 and 2024, and related notes included elsewhere in this prospectus, as well as the unaudited pro forma condensed combined financial information included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

BBOT is a clinical-stage biopharmaceutical company advancing a next-generation pipeline of novel small-molecule therapeutics targeting RAS and PI3K malignancies. BBOT is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of BBOT.

BBOT was established in August 2016 by BridgeBio Pharma and operated as part of BridgeBio Pharma through April 30, 2024. Since its inception, BBOT has devoted substantially all of its resources to raising capital, conducting discovery and research activities, and establishing arrangements with third parties. BBOT is currently developing three lead product candidates:

•

BBO-8520 is a direct inhibitor of KRASG12C in both the “ON” and “OFF” states and is currently being evaluated in Phase 1 ONKORAS-101 trial (NCT06343402) for patients with KRASG12C mutant non-small cell lung cancer.

•

BBO-10203 is an orally bioavailable small molecule with a novel mechanism of action designed to inhibit the physical interaction between RAS and PI3Kα, inhibiting RAS-driven PI3Kα-AKT signaling in tumors. BBO-10203 is being evaluated in the Phase 1 BREAKER-101 trial (NCT06625775) for patients with locally advanced and unresectable or metastatic HER2+ breast cancer, HR+/HER2- breast cancer, KRAS mutant colorectal cancer and KRAS mutant non-small cell lung cancer.

•	BBO-11818 is a pan-KRAS inhibitor that targets mutant KRAS in both the “ON” and “OFF” states. It has strong potency against KRASG12D and KRASG12V mutants.

BBOT has no product candidates approved for sale and has not generated any revenue. To date, BBOT has funded its operations primarily with proceeds from the issuance of its redeemable convertible preferred stock. Between its inception and June 30, 2025, BBOT has received gross proceeds of $346.1 million from the sales of its redeemable convertible preferred stock and issued $23.3 million of redeemable convertible preferred stock to BridgeBio Pharma in exchange for the settlement of related party payables. As of June 30, 2025, BBOT had cash, cash equivalents, and marketable securities of $131.4 million. In April 2025, BBOT settled its Participation Right with the Regents of the University of California (“UCSF”) through the issuance of Series B redeemable convertible preferred stock and received an additional $22.2 million of cash proceeds.

Since its inception, BBOT has incurred significant operating losses. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. Our ability to generate sufficient product revenue to achieve profitability will depend heavily on the development and eventual commercialization efforts related to our product candidates. We expect to continue to incur significant expenses, and our operating losses are expected to increase for the foreseeable future if and as we:

•	Advance our existing and future research and development and discovery-related development of our development programs, including potential expansion into additional indications;

•	Seek and identify additional research programs and product candidates and initiate discovery-related activities and preclinical studies for those programs;

•	Complete future clinical studies for our product candidates;

•	Pursue investigational new drug applications or comparable foreign applications that allow commencement of the planned clinical trials or future clinical trials for any programs we may develop;

•	Initiate enrollment and successfully complete clinical trials;

•	Pursue positive results from our future clinical trials that support an acceptable risk-benefit profile in the intended populations, and a competitive efficacy, safety, and half-life profile;

•	Hire research and development, clinical, manufacturing, and commercial personnel;

•	Add operational, financial, and management information systems and personnel;

•	Experience any delays, challenges, or other issues associated with the preclinical and clinical development of our product candidates, including with respect to our regulatory strategies;

•

Develop, maintain, and enhance sustainable, scalable, reproducible, and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third party or our own manufacturing facility for the product candidates that we may develop;

•	Seek, obtain, and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;

•	Ultimately establish a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

•	Generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;

•	Maintain safety, tolerability, and efficacy profile of any product we may develop in additional indications following approval in one indication;

•

Maintain, expand, enforce, defend, and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

•	Further acquire or in-license product candidates or programs, intellectual property, and technologies;

•	Maintain our current licenses and establish and maintain any future collaborations, including making related development and sales milestone payments, royalties, or other required payments; and

•

Incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory, and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables could result in a significant change in the costs and timing associated with the development of our product candidates. For example, if the U.S. Food and Drug

Administration or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for any of our product candidates.

We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for any product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result of the above factors, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time as we can generate significant revenue from our product sales, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements on favorable terms or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our programs.

Because of the numerous risks associated with product development, we cannot accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or cannot sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

The Business Combination

On February 28, 2025, BBOT entered into the definitive Business Combination Agreement with Helix, a publicly traded special purpose acquisition company listed on the Nasdaq under the ticker symbol “HLXB.” Pursuant to the Business Combination Agreement closing, the Merger Sub, a wholly owned subsidiary of Helix, merged with and into BBOT, with BBOT surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc. (the “Company”) and redomiciled as a Delaware corporation (“Business Combination”).

Concurrent with the execution of the Business Combination Agreement, Helix entered into subscription agreements (“Subscription Agreements”) with certain investors pursuant to which it agreed to issue and sell to investors in a private placement financing (“PIPE”) shares of its common stock for an aggregate purchase price of approximately $260.9 million, which was completed immediately prior to the Closing (as defined below).

The Business Combination was consummated on August 11, 2025 (the “Closing”) and the combined company’s common stock became listed on Nasdaq under the ticker symbol “BBOT” on August 12, 2025. Upon the Closing, the Company, received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. These proceeds are expected to advance the project pipeline of the Company and will be used for research and development, business development, working capital, and other general corporate purposes.

As of June 30, 2025, BBOT had a balance of cash, cash equivalents, and marketable securities of $131.4 million. We estimate that the proceeds of $366.8 million from the Business Combination, together with the existing cash, cash equivalents, and short-term marketable securities of BBOT, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into 2027. We have based this estimate on assumptions that may prove to be wrong, and our operating plan may change due to many factors currently unknown to management. We could exhaust our available capital resources after the Business Combination closing sooner than management expects.

We anticipate that the Business Combination will be accounted for as a reverse recapitalization effective upon the Closing. Under this method of accounting, Helix will be treated as the acquired company for accounting purposes, and BBOT is the deemed acquirer for accounting purposes. Effective on the Closing date, the Company, or the combined entity, became the successor SEC registrant and reporting entity. In our future filings, the financial statements of the Company for periods prior to the Closing will include financial information of BBOT, and the number of shares and per share amounts for all periods presented will be adjusted to reflect the capital structure of the Company based on the Consideration Ratio of approximately 0.0889 determined under the terms of the Business Combination Agreement. See Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this prospectus for further information.

As a result of the Business Combination, the Company assumed the operations of BBOT upon the Closing, and became subject to the regulatory and reporting requirements and customary practices applicable to public companies. The costs and administrative demands associated with operating as a public company, including hiring additional personnel and implementing certain procedures and processes, may materially impact our financial position and results of operations.

As an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act (the “JOBS Act”), the Company is eligible for certain regulatory relief, including reduced disclosure obligations and extended transition periods for adopting new or revised accounting standards. The Company’s EGC status commenced upon the completion of Helix’s initial public offering in February 2024 and is expected to continue for up to five years from such date, unless certain disqualifying events occur earlier, such as achieving large accelerated filer status.

Impact of General Economic Risk Factors on the Operations of BBOT

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics, particularly in the pharmaceutical and biotech spaces, recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions.

While we closely monitor the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors, business partners, and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period. We will continue to evaluate the nature and extent of the potential impacts on our business, results of operations, liquidity, and capital resources.

Basis of Presentation

The unaudited condensed financial statements of BBOT for the three and six months ended June 30, 2025 and 2024, included elsewhere in this prospectus, are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date included in the Proxy Statement/Prospectus beginning on page F-62, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All costs, assets, and liabilities directly associated with BBOT’s business activity are included in our financial statements.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024 (“BBOT Series B Financing”), BBOT had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in BBOT, and it started operating independently from BridgeBio Pharma. After April 30, 2024, the financial information in the financial statements relates to BBOT operating on a standalone basis.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, the financial statements of BBOT have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the financial statements of BBOT include allocations of certain general and administrative expenses to BBOT from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had BBOT been an entity that operated independently from BridgeBio Pharma.

Components of Results of Operations

Revenues

To date, BBOT has not generated any revenue and does not expect to generate any revenue in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue from product sales in the future. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, and the development of our product candidates, which include:

•	Employee-related expenses, including salaries, related benefits, stock-based compensation, and travel expenses for employees engaged in research and development functions;

•	Expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with CROs;

•	The cost of consultants and contract manufacturing organizations (the “CMOs”), that manufacture drug products for use in our preclinical studies and clinical trials;

•	Facilities, depreciation, insurance, and other direct and allocated expenses incurred as a result of research and development activities; and

•	Payments made under third-party licensing and asset acquisition agreements.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Our direct research and development costs consist primarily of external costs, such as fees paid to consultants, contractors, CMOs, and CROs in connection with our preclinical and clinical development activities.

We are heavily dependent on the success of our product candidates, which are in early stages of development, and require a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will increase substantially in connection with our planned clinical and preclinical development activities in the near term and in future reporting periods, as we conduct additional clinical trials for our product candidates. BBOT currently tracks research and development expenses based on expense nature.

General and Administrative Expenses

Our general and administrative costs consist primarily of employee-related costs, travel expenses, expenses for outside professional services, including legal, human resources, audit, accounting, and tax services, and allocated facilities-related costs. Employee-related costs include salaries, bonuses, related benefits, and stock-based compensation.

We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our administrative, finance, and legal functions to support the anticipated growth of our business.

Other Income (Expenses), Net

Interest Income

Other income consists of interest income earned on our cash equivalents and marketable securities.

Income from Related Party Under Transition Services Agreement

Other income also includes income for services provided to BridgeBio Pharma subsequent to the BBOT Series B Financing under the transition services agreement between BridgeBio Pharma and BBOT.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability represents the income or expense from the right to participate in the BBOT Series B Financing that we provided to the Regents of the University of California (“UCSF”), which was determined to be a freestanding financial instrument. This right was not exercised upon the initial issuance of the Series B in April 2024 and was subsequently extended through March 2025. UCSF elected to exercise the participation right in March 2025, and it was settled in full through the issuance of Series B shares in April 2025.

Results of Operations

Comparison of the Three Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three months ended June 30, 2025 and 2024 (in thousands):

	Three Months Ended June 30,
	2025	2024	Change	Change,%
Operating expenses:
Research and development	$27,438	$22,508	$4,930	21.9%

	Three Months Ended June 30,
	2025	2024	Change	Change,%
General and administrative	2,655	1,363	1,292	94.8%

Total operating expenses	30,093	23,871	6,222	26.1%

Loss from operations	(30,093)	(23,871)	(6,222)	26.1%
Other income (expense), net:
Interest income	1,666	1,766	(100)	(5.7)%
Income from related party under transition services agreement	—	282	(282)	(100.0)%
Other income (expense)	(8)	—	(8)	100.0%

Total other income (expense), net	1,658	2,048	(390)	(19.0)%

Net loss	$(28,435)	$(21,823)	$(6,612)	30.3%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Three Months Ended June 30,
	2025	2024	Change
Personnel-related expenses	$5,377	$5,222	$155
Research and drug discovery	3,402	3,305	97
Contract manufacturing	11,095	1,693	9,402
Clinical development	5,317	2,594	2,723
Professional and consultant fees	796	6,718	(5,922)
Stock-based compensation	612	1,232	(620)
Facility-related and other expenses	645	869	(224)
License fees	194	875	(681)

Total research and development	$27,438	$22,508	$4,930

Research and development expenses increased by $4.9 million or 21.9%, from $22.5 million for the three months ended June 30, 2024, to $27.4 million for the three months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing and clinical development activities related to our product candidates during the second quarter of 2025, compared to the reliance on certain professional services and external consultants during the second quarter of 2024. The change in our research and development expenses was primarily driven by a $9.4 million increase in contract manufacturing costs and a $2.7 million increase in clinical development costs for our product candidates based on their development status \. This increase was partially offset by a $5.9 million decrease in professional and consultant fees, $0.7 million decrease in license fees, and $0.6 million decrease in stock-based compensation benefits. The recognition of our license fees is driven by the timing of achieving development milestones specified under our in-licensing agreements. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, partially offset by $0.6 million in stock-based compensation related to BBOT stock options during the second quarter of 2025.

General and Administrative Expenses

General and administrative expenses increased by $1.3 million or 94.8%, from $1.4 million for the three months ended June 30, 2024, to $2.7 million for the three months ended June 30, 2025. Changes in our general and administrative expenses reflect the initiation of our standalone operations and hiring personnel. The change was primarily driven by a $0.8 million increase in personnel-related expenses, a $0.4 million increase in professional and consulting services, and a $0.3 million increase in legal fees as we prepared for public company operations. This increase was partially offset by a $0.2 million decrease in facility-related and other expenses.

Interest Income

Interest income remained consistent at $1.8 million for the three months ended June 30, 2024, and $1.7 million for the three months ended June 30, 2025. During each of these two quarters, interest income was derived from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing.

Income from Related Party Under Transition Services Agreement

Other income of $0.3 million for the three months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the three months ended June 30, 2025.

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three and six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,
	2025	2024	Change	Change,%
Operating expenses:
Research and development	$48,073	$35,678	$12,395	34.7%
General and administrative	5,157	3,642	1,515	41.6%

Total operating expenses	53,230	39,320	13,910	35.4%

Loss from operations	(53,230)	(39,320)	(13,910)	35.4%
Other income (expense), net:
Interest income	3,475	1,771	1,704	96.2%
Change in fair value of participation right liability	(725)	—	(725)	100.0%
Income from related party under transition services agreement	—	284	(284)	(100.0)%
Other income (expense)	(10)	—	(10)	100.0%

Total other income (expense), net	2,740	2,055	685	33.3%

Net loss	$(50,490)	$(37,265)	$(13,225)	35.5%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change
Personnel-related expenses	$10,498	$9,845	$653
Research and drug discovery	6,445	7,767	(1,322)
Contract manufacturing	17,115	2,423	14,692

	Six Months Ended June 30,
	2025	2024	Change
Clinical development	8,620	3,750	4,870
Professional and consultant fees	1,656	6,975	(5,319)
Stock-based compensation	1,052	2,138	(1,086)
Facility-related and other expenses	1,581	1,774	(193)
License fees	1,106	1,006	100

Total research and development	$48,073	$35,678	$12,395

Research and development expenses increased by $12.4 million or 34.7%, from $35.7 million for the six months ended June 30, 2024, to $48.1 million for the six months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing activities related to our product candidates during the first half of 2025, compared to the reliance on certain professional services and external consultants during the first half of 2024. The change in our research and development expenses was primarily driven by a $14.7 million increase in contract manufacturing costs, a $4.9 million increase in clinical development costs for our product candidates based on their development status, and a $0.7 million increase in personnel-related expenses as we expanded our operations. This increase was partially offset by a $5.3 million decrease in professional and consultant fees, a $1.3 million decrease in research and drug discovery, and a $1.1 million decrease in stock-based compensation. The recognition of research and drug discovery expenses is driven by the timing of various projects within the Company’s drug development process. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, with no similar awards granted subsequently.

General and Administrative Expenses

General and administrative expenses increased by $1.5 million or 41.6%, from $3.6 million for the six months ended June 30, 2024, to $5.2 million for the six months ended June 30, 2025. The increase was primarily driven by a $1.0 million increase in professional and consulting services as we prepare for public company operations, a $0.8 million increase in personnel-related expenses, and a $0.4 million increase in license fees. This increase was partially offset by a $0.5 million decrease in stock-based compensation and a $0.3 million decrease in facility-related and other expenses.

Interest Income

Interest income increased by $1.7 million, from $1.8 million for the six months ended June 30, 2024, to $3.5 million for the six months ended June 30, 2025. In both periods, interest income was derived primarily from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing. Prior to May 2024, we did not have similar investments, and our interest income from cash equivalents was nominal, which resulted in the lower amounts reported for the first half of 2024.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability of $0.7 million for the six months ended June 30, 2025, represents the expense from the participation right that we provided to UCSF and is driven primarily by the increase in the estimated fair value per share of the Series B. The participation right was settled in full in April 2025. There were no changes in the fair value of participation right liability during the six months ended June 30, 2024, since this right was issued on April 30, 2024, and the estimated fair value per underlying Series B share remained the same during this period.

Income from Related Party Under Transition Services Agreement

Other income of $0.3 million for the six months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the six months ended June 30, 2025.

Liquidity, Going Concern, and Capital Resources

Sources of Liquidity

Since our inception, BBOT has incurred significant operating losses. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025.

In January 2017, BBOT issued to BridgeBio Pharma 8,998,965 shares of Series Seed redeemable convertible preferred stock in a single closing at $0.1112 per share for gross cash proceeds of $1.0 million. Between May 2017 and April 2024, BBOT issued to BridgeBio Pharma 122,927,763 shares of Series A redeemable convertible preferred stock (“Series A”) at $0.9999 per share for gross cash proceeds of $122.9 million and 23,312,615 shares of the Series A at $0.9999 per share in exchange for the settlement of related party payables of $23.3 million.

In April 2024, BBOT received $175.0 million in gross cash proceeds from the issuance of 222,278,669 shares of Series B at $0.7873 per share. In May 2024, BBOT received $25.0 million in gross cash proceeds through the issuance of 31,754,096 shares of Series B at $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right. BBOT settled the Participation Right in April 2025 through the issuance of 28,225,863 shares of the Series B redeemable convertible preferred stock for $22.2 million of cash proceeds.

In August 2025, upon closing of the Business Combination, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. We estimate that the existing cash, cash equivalents, and marketable securities of BBOT of $131.4 million as of June 30, 2025, along with the funding received from Helix upon the Closing, will be sufficient to meet the cash requirements of the Company, the successor of BBOT, for at least twelve months from the issuance date of the unaudited condensed financial statements for the six months ended June 30, 2025 included elsewhere in this prospectus.

In the future, we plan to access capital resources by public or private equity offerings, debt financings, potential collaborations, licensing agreements, and other sources. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock, although no assurance can be provided that we will continue to be successful doing so in the future. If sufficient funds on acceptable terms are not available when needed, the Company may be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives.

Cash Flows

Overview of BBOT Cash Flows

During the six months ended June 30, 2024, we received significant cash inflows presented as financing activities, including proceeds from the Series A financing from BridgeBio Pharma and the BBOT Series B Financing from new investors. During the six months ended June 30, 2025, we received additional proceeds from Series B financing activities based on the exercise of the participation right granted to a third-party investor.

Prior to April 30, 2024, the allocated carve-out expenses from BridgeBio Pharma are presented as constructive cash inflows from financing activities, as they are substantially similar to an equity transaction. We utilized proceeds from the issuance of redeemable convertible preferred stock to finance our operating activities during the year ended December 31, 2024 and through June 30, 2025.

Prior to April 30, 2024, we operated as part of the BridgeBio Pharma cash pooling system. Under the centralized cash management program, excess cash was swept into a cash pool managed by BridgeBio Pharma, with a corresponding related party receivable recognized by BBOT. Changes in related party receivables related to cash pooling arrangements are presented as investing activities. As a result, prior to the BBOT Series B Financing, our cash balances may not reflect how we would have financed our operations had BBOT been a separate, standalone entity.

Subsequent to April 30, 2024, we operated as a standalone entity and invested the available funds from the BBOT Series B Financing into marketable securities, which resulted in a significant increase in cash outflows from investing activities during the year ended December 31, 2024 and for the six months ended June 30, 2025.

Material Adjustments for Non-Cash Transactions

During the six months ended June 30, 2025, we recognized $5.0 million in deferred transaction costs, of which $1.3 million remained unpaid and were included in accounts payable and accrued professional services. During the six months ended June 30, 2025, we also recognized $3.8 million in settlement of participation right liability upon the issuance of the Series B redeemable convertible preferred stock, which resulted in a reclassification of the settlement date fair value of this liability to temporary equity.

During the six months ended June 30, 2024, we extinguished related party payables of $19.7 million due to the conversion of these liabilities into Series A redeemable convertible preferred stock issued to BridgeBio Pharma and reduced the proceeds from the BBOT Series B Financing to reflect $2.5 million for the initial fair value of the participation right liability. Additionally, at the time of the BBOT Series B Financing, we recognized $3.7 million from the forgiveness of our related party payables to BridgeBio Pharma as a deemed contribution credited to additional paid-in capital.

Cash Flow Comparison for the Six Months Ended June 30, 2025 and 2024

The following table summarizes our cash flows during the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change
Net cash used in operating activities	$(42,892)	$(17,020)	$(25,872)
Net cash provided by (used in) investing activities	25,007	(149,110)	174,117
Net cash provided by financing activities	18,552	206,238	(187,686)

Net increase in cash, cash equivalents, and restricted cash	$667	$40,108	$(39,441)

Net Cash Flows from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $42.9 million. This amount consisted of our net loss of $50.5 million, adjusted for a change in net operating assets and liabilities of $5.9 million, and further reduced by non-cash charges of $1.7 million. Our non-cash charges primarily consisted of $1.5 million in stock-based compensation, $0.7 million for losses from changes in fair value of participation right liability, partially offset by $0.8 million in net accretion of premiums on marketable securities. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $11.5 million in accrued research and development liabilities and $0.3 million in accrued professional services. These changes were partially offset by an increase of $2.7 million in prepaid expenses and other current assets, a decrease of $1.5 million in accounts payable, a decrease of $1.1 million in accrued compensation and benefits, and an increase of $0.3 million in other non-current assets.

Net cash used in operating activities for the six months ended June 30, 2024 was $17.0 million. This amount consisted of our net loss of $37.3 million, adjusted for a change in net operating assets and liabilities of $17.3 million, and further reduced by non-cash charges of $3.0 million. Our non-cash charges primarily included $3.1 million in stock-based compensation. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $9.3 million recognized from the net related party balances, $7.0 million in accrued compensation and benefits, and $3.3 million in accrued research and development liabilities. These charges were partially offset by an increase of $1.9 million in prepaid expenses and a decrease of $0.5 million in accounts payable.

Net Cash Flows from Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2025 was $25.0 million, which consisted of $83.8 million in cash inflows from maturities of marketable securities, offset by $58.4 million in cash outflows from purchases of marketable securities and $0.4 million in purchases of property and equipment.

Net cash used in investing activities for the six months ended June 30, 2024, was $149.1 million, which consisted of $151.5 million in cash outflows from purchases of marketable securities offset by $2.4 million in cash inflows related to a cash pooling arrangement with BridgeBio Pharma.

Net Cash Flows from Financing Activities

Net cash provided by financing activities of $18.6 million for the six months ended June 30, 2025 included $22.2 million cash inflows from the issuance of the Series B redeemable convertible preferred stock, offset by $3.7 million cash outflow related to the payment of deferred transaction costs.

Net cash provided by financing activities of $206.2 million for the six months ended June 30, 2024 included primarily the net proceeds from the Series B redeemable convertible preferred stock financing of $199.3 million, the net proceeds from the Series A redeemable convertible preferred stock financing of $5.9 million, and $1.1 million for constructive cash inflows related to contributions from BridgeBio Pharma.

Future Funding Requirements

We will not generate revenue from product sales unless we complete clinical development and obtain regulatory approval for our product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

Subsequent to the Business Combination, we expect to incur additional costs associated with operating as a public company. In the future, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution, or licensing arrangements. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring debt, making capital expenditures, or declaring dividends. Further, we may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms or at all. If we fail to raise capital or enter into such agreements, as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	The successful achievement of preclinical and clinical milestones;

•	Continuing our research and drug discovery and development efforts;

•	Conducting preclinical and clinical trials for our current product candidates and additional product candidates;

•	Establishing a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

•

Establishing and maintaining manufacturing and supply chain capacity sufficient to provide adequate supplies of our product candidates to support our ongoing and planned clinical trials and commercial quantities of any product candidates for which we may obtain marketing approval;

•	Maintaining, expanding, and protecting our intellectual property portfolio;

•	Acquiring or in-licensing other product candidates and technologies;

•	Continuing to discover and develop additional product candidates;

•	Hiring additional personnel to support our product candidate development efforts to obtain regulatory approval and securing additional facilities for operations; and

•	Operating as a public company following the Business Combination.

Because of the numerous risks and uncertainties associated with the development of our product candidates, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at the planned levels and be forced to reduce or terminate our operations.

License and Collaboration Agreements

The Regents of the University of California License Agreements

In September 2016, BBOT entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and was terminated in June 2021.

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors, which survived the termination of the UCSF License (“Participation Right”). Because UCSF was not notified of the BBOT Series B Financing at the time it was completed in 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B at the original issue price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. In March 2025, UCSF elected to exercise the Participation Right, and BBOT settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million.

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, BBOT entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). In December 2018, BBOT and Leidos entered into a license agreement (“Initial Leidos License”), under which BBOT was granted certain worldwide exclusive licenses to use the licensed compounds related to its drug discovery and development initiatives. The Initial Leidos License was terminated in 2021.

BBOT and Leidos subsequently entered into three additional license agreements (“Additional Leidos Licenses”), including two related to KRAS G12C inhibitor and P13Ka breaker compounds that were executed in August 2022, and one related to the PanKRAS inhibitor executed in December 2023. The Leidos CRADA, Initial Leidos License, and Additional Leidos Licenses are referred to as the “Leidos Agreements.”

Under the Additional Leidos Licenses, BBOT incurred initial upfront fees of $1.8 million and BBOT is required to pay Leidos certain annual license maintenance fees and royalties on net sales for such licensed compounds. See “License and Cooperative Research Development Agreements.” As of June 30, 2025, BBOT is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, BBOT recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the BBOT recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreement. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, BBOT entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge therapeutics possibilities to KRAS drug discovery utilizing LLNS’ high-performance computing machines. BBOT and LLNS executed five subsequent amendments to the LLNS CRADA between December 2019 and May 2025 to clarify the scope and provide for term extensions. In July 2022, BBOT entered into an exclusive patent license agreement for KRAS G12C inhibitors and an exclusive patent license agreement for PI3Kα breaker compounds. In December 2024, BBOT entered into an exclusive license agreement with LLNS for research and development of Pan KRAS inhibitor. These three agreements are collectively referred to as the LLNS Agreements.

Upon execution of the LLNS Agreements, BBOT paid initial upfront cash fees of $0.2 million in the aggregate. In addition, under the terms of the LLNS Agreements, BBOT is required to pay LLNS certain annual license maintenance fees and royalties to LLNS on net sales for such licensed compounds. See “License and Cooperative Research and Development Agreements.” As of June 30, 2025, BBOT is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, BBOT recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, BBOT recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

Off-Balance Sheet Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in Note 2 to BBOT’s unaudited condensed financial statements included elsewhere in this prospectus. We believe that the following accounting policies are most critical to the judgments and estimates used in the preparation of the BBOT financial statements.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel-related costs, including stock-based compensation, laboratory supplies, preclinical studies, clinical trials, and related clinical manufacturing costs, costs related to manufacturing preparations, fees paid to other entities to conduct certain research and development activities on our behalf, and allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed. Subsequently, advance payments are recognized as research and development expenses, which may include estimates related to the progress of the underlying activities.

Accrued Research and Development Liabilities

We record accrued liabilities for estimated costs of research and development activities conducted by third-party service providers, including preclinical studies and clinical trials, and contract manufacturing activities. We record the estimated costs of research and development activities based on the estimated amount of services provided but not yet invoiced and include these costs in accrued research and development liabilities in the balance sheet and within research and development in the statement of operations. These costs are a significant component of our research and development expenses.

We record accruals for these costs based on factors such as estimates of the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and in accordance with agreements established with our third-party service providers for such services. We make significant judgments and estimates in determining the accrued research and development liabilities balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed, the number of patients enrolled in clinical trials and the rate of patient enrollment may vary from our estimates and could result in us reporting amounts that are too high or too low in any particular period. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers. We record advance payments to service providers as prepaid assets, which are expensed as the contracted services are performed. To date, there have been no material differences between our accrued costs and actual costs.

Allocated Operating Expenses and Related Party Transactions

Historically, our operating expenses included significant amounts charged by BridgeBio Pharma.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the BBOT’s operations were recorded in the BBOT ledger with a corresponding liability, based on their nature. BBOT also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if BBOT were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by BBOT in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to our operations.

We consider the allocation methodology used to be reasonable and to appropriately reflect the related expenses attributable to BBOT based on its activity in each period and for the purposes of financial statements for the years ended December 31, 2024. However, the allocated expenses reflected in financial statements for the years ended December 31, 2024, may not be indicative of the actual expenses that would have been incurred during the periods presented if BBOT had operated as a separate standalone entity. In addition, the allocated expenses may not be indicative of expenses BBOT will incur in the future.

If BBOT was not required to reimburse BridgeBio Pharma for the operating expenses, such amounts were presented as a deemed contribution from BridgeBio Pharma to BBOT and credited to stockholders’ deficit. If BBOT was required to reimburse BridgeBio Pharma for the operating expenses, such amounts were credited to liability. Subsequent to the BBOT Series B Financing, all outstanding amounts under the transition services agreement with BridgeBio Pharma are presented as assets and liabilities.

During the three and six months ended June 30, 2025, BBOT recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

During the three and six months ended June 30, 2024, BBOT recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.9 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

During the three and six months ended June 30, 2024, BBOT recognized $0.3 million and $0.3 million in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series B financing to facilitate BBOT’s transition to standalone operations.

Stock-based Compensation

Stock-based compensation is recorded in research and development expenses, or general and administrative expenses based on the grantee function. Prior to April 30, 2024, stock-based compensation recorded included the following components:

•	Amounts related to equity and liability-classified awards issued by BridgeBio Pharma to non-employees of BBOT engaged in its research and development activities. These amounts were initially credited to liability and subsequently settled by BBOT through the issuance of Series A redeemable convertible preferred stock.

•

Amounts related to stock-based awards issued by BridgeBio Pharma and allocated to BBOT based on the carve-out expense allocation methodology. These amounts were not expected or required to be settled in cash and were credited to stockholders’ deficit, within additional paid-in capital.

Subsequent to April 30, 2024, stock-based compensation includes expenses related to common stock options granted by BBOT. The associated stock-based compensation is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of share-based awards are accounted for as they occur. The fair value of stock options is estimated on the grant date using the Black-Scholes option-pricing model, which requires certain assumptions further discussed below:

•

Fair Value of Common Stock: The fair value of BBOT’s common stock was determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company with no significant revenues, BBOT has concluded that it was appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. In addition, BBOT considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the achievement of the development milestones by BBOT; (2) the significant risks associated with BBOT’s stage of development; (3) capital market conditions for comparable, privately held, early-stage life science companies; (4) BBOT’s available liquidity, financial condition, and results of operations; (5) the sales of BBOT’s shares to third parties, such as the BBOT Series B Financing; and (6) the preferential rights of the redeemable convertible preferred stockholders.

•	Expected Dividend Yield: BBOT has historically paid no dividends and does not anticipate paying dividends in the future.

•

Expected Equity Volatility: BBOT has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to BBOT (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.

•	Risk-Free Interest Rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.

•

Expected Term: BBOT uses the simplified method to calculate the expected term for options granted to employees, as it does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term.

Participation Right Liability

The participation right liability represented the right granted to USCF to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair value, until the participation right was exercised. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. The participation light liability was subsequently settled in full in April 2025 as part of the issuance of the Series B shares, and its fair value represented the estimated intrinsic value per Series B share as of the settlement date.

As of the settlement date in April 2025, the fair value of the participation right liability was $0.14 per share, determined based on the intrinsic value of the underlying option to purchase each share of the Series B. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the Business Combination, an initial public offering, and a sale of BBOT, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

•	Probability of a Qualifying Liquidity Event: This refers to the likelihood that a qualifying liquidity event will occur during the expected term of the liability.

•	Expected Term, Years: This represents the estimated timeframe in years until a qualifying liquidity event is expected to occur.

•	Discount Rate: The discount rate is applied to future cash flows to calculate their present value.

Recent Accounting Pronouncements

See Note 2, “Summary of significant accounting policies — Recently Adopted Accounting Pronouncements” to the unaudited interim condensed financial statements of BBOT, which are included elsewhere in this prospectus, for more information.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions – BBOT

Series A Financing

From January 2023 through April 2024, BBOT issued to a subsidiary of BridgeBio Pharma, a beneficial holder of more than 5% of BBOT’s capital stock, an aggregate of 79,227,206 shares of Series A Preferred Stock at $0.9999 per share, for aggregate consideration of approximately $79.2 million. Neil Kumar, PhD, one of BBOT’s directors, is the Founder and Chief Executive Officer of BridgeBio Pharma, and Frank McCormick, Ph.D, BBOT’s chairman of the board of directors, is a member of the board of directors of BridgeBio Pharma.

Series B Financing

From April 2024 to May 2024, BBOT issued and sold to investors in a private placement an aggregate of 254,032,765 shares of Series B Preferred Stock at a purchase price of $0.7873 per share, for aggregate consideration of approximately $200.0 million.

The following table sets forth the aggregate number of shares of Series B Preferred Stock acquired by beneficial holders of 5% or more of BBOT’s capital stock in the financing transaction described above.

Participant	Shares of Series B Preferred Stock	Aggregate Purchase Price
Entities affiliated with Cormorant(1)	44,210,734	$34,999,999
Entities affiliated with Deerfield(2)	44,455,734	$34,999,999
Omega Fund VII, L.P.(3)	31,754,096	$25,000,000
Entities affiliated with ECOR1(4)	31,754,096	$25,000,000
Wellington Biomedical Innovation Master Investors (Cayman III) L.P.	25,403,277	$20,000,000

(1)

Reflects the conversion of 245,000 shares of Series B Preferred Stock to BBOT Common Stock in February 2025. Consists of 21,310,064 shares of Series B Preferred Stock purchased by Cormorant Private Healthcare Fund IV, LP, 19,717,007 shares of Series B Preferred Stock purchased by Cormorant Private Healthcare Fund V, LP and 3,183,663 shares of Series B Preferred Stock purchased by Cormorant Global Healthcare Master Fund. Raymond Kelleher, MD, PhD, one of our directors, is managing director at Cormorant Asset Management.

(2)	Consists of 22,227,867 shares of Series B Preferred Stock purchased by Deerfield Private Design Fund V, L.P. and 22,227,867 shares of Series B Preferred Stock purchased by Deerfield Partners, L.P.
(3)	Michelle Doig, one of our directors, is Partner, Head of Corporate Development at Omega Funds.
(4)	Consists of 1,479,741 shares of Series B Preferred Stock purchased by ECOR1 Capital Fund, L.P. and 30,274,355 shares of Series B Preferred Stock purchased by ECOR1 Capital Fund Qualified, L.P.

Investors’ Rights Agreement and A&R Registration Rights Agreement

In connection with the issuance of BBOT’s Series B Preferred Stock, in April 2024, BBOT entered into an Amended and Restated Investors’ Rights Agreement (the “IRA”) with certain of its preferred stockholders, many of which are beneficial owners of more than 5% of BBOT’s capital stock or are entities with which certain of BBOT’s directors are affiliated. The IRA imposes certain affirmative obligations on BBOT and also grants certain rights to holders, including certain registration rights with respect to the securities held by them, certain information, and certain additional rights. Certain provisions of the IRA terminated in connection with the Closing and BBOT entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the Helix Insiders and certain BBOT Stockholders have specified rights to require the Company to register all or a portion of their shares of Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. See “Certain Relationships and Related Persons Transactions – Helix – Agreements Related to the Business Combination – Amended and Restated Registration Rights Agreement” and “Description of Capital Stock—Registration Rights”.

Transition Services Agreement

On April 30, 2024, BBOT entered into a Transition Services Agreement (the “TSA”) with BridgeBio Services, Inc. (“BridgeBio Services”), an affiliate of BridgeBio Pharma, pursuant to which BridgeBio Services provides certain specified services to BBOT for a period of 18 months. The TSA may be earlier terminated upon mutual written agreement of the parties or by BBOT by giving written notice to BridgeBio Services at least two weeks prior to the effective date of such termination. From April 30, 2024 through the end of the second quarter of 2025, BBOT paid an aggregate of approximately $3.01 million to BridgeBio Services for services rendered under the TSA.

On August 11, 2025, BBOT entered into an amendment to the TSA with BridgeBio Services and another affiliate of BridgeBio Pharma, pursuant to which BBOT agreed to issue 784,720 shares of its Common Stock to the affiliate of BridgeBio Pharma in exchange for BridgeBio Services’ agreement to provide additional financial and accounting support services to BBOT through December 31, 2025.

PIPE Financing and Subscription Agreement

In connection with the Business Combination, Helix had entered into a subscription agreement with certain investors, including Cormorant and other existing Helix Shareholders, pursuant to which, among other things, Helix agreed to issue and sell to the investors, and the Investors agreed to subscribe for and purchase an aggregate of approximately $260.9 million of shares of Common Stock at a purchase price equal to the $10.7173 per share (the “PIPE Financing”). At Closing, the investors purchased from BBOT an aggregate of 24,343,711 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.7173 per share and an aggregate purchase price of $260.9 million, as further described in the section “Certain Relationships and Related Persons Transactions – Helix – Agreements Related to the Business Combination – Subscription Agreement” herein below.

Indemnification Agreements and Insurance

The Company has entered into an indemnification agreement with each of its directors and officers and the Company has purchased directors’ and officers’ liability insurance. The indemnification agreements require the Company to indemnify its directors and officers to the fullest extent permitted under Delaware law.

Compensation Arrangements

Compensation arrangements for the Company’s named executive officers and directors are described elsewhere in this prospectus. See “Executive Compensation” and “Director Compensation”.

Policies and Procedures for Related Persons Transactions

The Company adopted a related party transaction approval policy and the Company’s audit committee is responsible for the review, consideration and approval or ratification of related party transactions. For purposes of the Company’s policy, a “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of our board of directors;

•	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

Certain Relationships and Related Person Transactions - Helix

Founder Shares

On June 19, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain of Helix’s offering and formation costs in exchange for 2,875,000 Founder Shares. On November 29, 2023, the Sponsor transferred 30,000 Founder Shares to each of Helix’s independent directors, Mark McKenna and John Schmid, and to Helix advisor, Andrew Phillips. On February 1, 2024, the Company issued an additional 1,437,500 Founder Shares to the Sponsor, resulting in the Sponsor holding a total of 4,222,500 Founder Shares. On February 8, 2024, the Company issued an additional 287,500 Founder Shares to the Sponsor, resulting in the Sponsor holding a total of 4,510,000 Founder Shares as of the date of this prospectus, with up to 600,000 Founder Shares subject to surrender and forfeiture depending on the extent to which the initial public offering (“IPO”) underwriter’s over-allotment option is exercised. On February 13, 2024, simultaneously with the closing of the IPO, the IPO underwriter fully exercised its over-allotment option, and accordingly, the 600,000 Founder Shares are no longer subject to surrender and forfeiture. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 18,400,000 shares if the IPO underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent approximately 20% of the outstanding shares after the IPO. On February 8, 2025, in connection with the appointment of Mr. Albert A. Holman, III to the board of directors, the Sponsor transferred 30,000 Founder Shares held by it to Mr. Holman.

In connection with the IPO, the Sponsor and Helix’s directors, officers, and advisor have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of an initial business combination and (B) subsequent to an initial business combination, (x) if the closing price of the Helix Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Helix Class A Shares for cash, securities or other property. Following the Closing of the Business Combination, such lock-up was superseded and replaced by the post-Closing lock-up included in the Lock-Up Agreement (as defined below).

Private Placement of Helix Class A Shares

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 509,000 Helix Class A Shares in a private placement at a price of $10.00 per share, or $5,090,000 in the aggregate.

The Helix Class A Shares purchased in the private placement may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of Helix’s initial business combination. Upon the Closing of the Business Combination, such lock-up was superseded and replaced by the post-Closing lock-up included in the Lock-Up Agreement.

Working Capital Loans

On June 19, 2021, as amended in October 2023, Helix issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which Helix may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2024 or (ii) the completion of the IPO. As of March 31, 2025 and December 31, 2024, Helix had no amounts outstanding under the Promissory Note. Borrowing under the Note is no longer available.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor, Cormorant, or certain of Helix’s officers and directors may, but are not obligated to, provide Helix with Working Capital Loans. Following the completion of the Business Combination, Helix has repaid any such Working Capital Loans out of the proceeds of the Trust Account released to Helix, without interest. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2025, Helix had no outstanding borrowings under Working Capital Loans.

Administrative Services and Indemnification Agreement

The Administrative Services and Indemnification Agreement, dated February 8, 2024, by and between Helix and the Sponsor (the “Administrative Services and Indemnification Agreement”), requires Helix to pay the Sponsor a total of $6,458 per month for office space, utilities and secretarial, and administrative support services, commencing on February 8, 2024 and extending through the earlier of the consummation of Helix’s initial business combination and Helix’s liquidation. In addition, pursuant to such agreement, Helix will indemnify the Sponsor, members and managers and representatives of the Sponsor (collectively, “Sponsor Indemnitees”) from any claims arising out of or relating to the IPO or Helix’s operations or conduct of Helix’s business or any claim against any Sponsor Indemnitees alleging any expressed or implied management or endorsement by Sponsor Indemnitees of any of Helix’s activities or any express or implied association between Sponsor Indemnitees, on the one hand, and Helix or any of its other affiliates, on the other hand. For the three months ended June 30, 2025 and the year ended December 31, 2024, Helix incurred $19,374 and $67,809 in fees for these services, respectively, of which such amounts are included in accrued expenses in the accompanying balance sheets of Helix.

In the Business Combination Agreement, each of BBOT and Helix acknowledged and agreed that Helix’s obligations to indemnify and hold harmless the Sponsor and Cormorant pursuant to the Administrative Services and Indemnification Agreement expressly survives the Closing and will be the obligations of BBOT as of and following the Domestication. Further, at the Domestication Effective Time, BBOT agreed to assume all rights and obligations of Helix and its successors under all indemnification agreements then in effect between Helix and any person who is or was a director or officer of Helix or the Sponsor prior to the Domestication Effective Time that were either entered into prior to the signing of the Business Combination Agreement or following thereafter in accordance with the provisions of Section 6.1 of the Business Combination Agreement and which continue to be effective following the Closing.

Agreements Related to the Business Combination

Subscription Agreement

In connection with entering into the Business Combination Agreement, on February 28, 2025, Helix entered into the Subscription Agreements with the certain qualified institutional buyers, institutional accredited investors and other accredited investors (collectively, the “PIPE Investors”), including Cormorant and other existing Helix Shareholders, pursuant to which, among other things, Helix agreed to issue and sell to the PIPE Investors, and the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately $260.9 million of shares of Common Stock (the “PIPE Shares”) at a purchase price equal to $10.7173 per share (the “PIPE Investments”). Existing BBOT Stockholders (other than Cormorant and investors who were existing Helix Shareholders) subscribed for approximately $25 million of the PIPE Investments, existing Helix Shareholders (other than Cormorant and investors who were existing BBOT Stockholders) subscribed for approximately $85 million of the PIPE Investments, investors who were both existing shareholders of Helix and BBOT (other than Cormorant) subscribed for approximately $22.9 million of the PIPE Investments, Cormorant subscribed for an aggregate of $75 million of PIPE Investments, and investors who were neither existing BBOT Stockholders nor existing Helix Shareholders subscribed for $53 million of the PIPE Investments. On the Closing Date, the PIPE Investors purchased from BBOT an aggregate of 24,343,711 shares of Common Stock, for a purchase price of $10.7173 per share and an aggregate purchase price of $260.9 million, pursuant to separate subscription agreements entered into and effective as of February 28, 2025.

Lock-Up Agreement

In connection with the Closing, pursuant to the Business Combination Agreement, the Helix Insiders entered into the Lock-Up Agreement, pursuant to which the Helix Insiders agreed not to transfer (except for certain permitted transfers) the Lock-Up Shares immediately following the Closing Date until one year after the later of (i) the filing of the Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC and (ii) the Closing Date. The BBOT Bylaws also provide that all Lock-Up Holders who receive shares of BBOT Common Stock from BBOT as consideration pursuant to the Merger, or upon the settlement or exercise of warrants, stock options, restricted stock units or other equity awards assumed, continued, or substituted by BBOT pursuant to the Business Combination Agreement (provided that the lock-up does not apply to shares acquired in the Domestication or PIPE Investment, or in the public market or pursuant to a transaction exempt from registration under the Securities Act that occurs on or after the Closing), will not be permitted to transfer such shares of BBOT Common Stock (except for certain permitted transfers) following the Closing as follows: (i) the Employee Lock-Up Holders will be subject to the Employee Lock-Up Period and (ii) Lock-Up Holders who are not Employee Lock-Up Holders will be subject to lock-up during the Lock-Up Period. If any lock-up obligation under the BBOT Bylaws is waived or repealed by BBOT’s Board of Directors, the BBOT Board will be required to also waive or repeal (as applicable) any lock-up obligation of each party under the Lock-Up Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Helix Insiders, certain BBOT Stockholders and BBOT entered into an A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, among other things, BBOT agreed that, within 30 calendar days following the Closing Date, BBOT will file with the SEC (at BBOT’s sole cost and expense) a registration statement registering the resale of certain shares of BBOT Common Stock held by or issuable to the parties thereto, and BBOT will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Helix, the Sponsor and the Helix Insiders in connection with Helix’s IPO. The A&R Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).

MANAGEMENT

Management and Board of Directors

The following table provides information regarding our executive officers and directors as of August 15, 2025:

Name	Age	Position(s)
Executive Officers
Eli Wallace, Ph.D.	58	Chief Executive Officer and Director
Pedro J. Beltran, Ph.D.	54	Chief Scientific Officer
Yong Ben, M.D.	52	Chief Medical and Development Officer
Uneek Mehra	53	Chief Financial Officer
Non-Employee Directors
Jake Bauer	46	Director
Bihua Chen	57	Director
Michelle Doig	51	Director
Raymond Kelleher, M.D., Ph.D.	60	Director
Neil Kumar, Ph.D.	46	Director
Frank P. McCormick, Ph.D., F.R.S., D. Sc.	75	Director
Praveen Tipirneni, M.D., M.B.A.	56	Director

Information about Executive Officers and Directors

Eli Wallace, Ph.D., has served as BBOT’s Chief Executive Officer since April 2024, and as a member of our board of directors since October 2024. Before joining BBOT, from December 2019 through April 2024, Dr. Wallace led the oncology affiliate at BridgeBio Pharma, initially as Chief Scientific Officer and then as Chief Executive Officer, managing all aspects of oncology research and development portfolio. Prior to that, he was the Chief Scientific Officer at Peloton Therapeutics, Inc., a biopharmaceutical company focused on developing novel small-molecule cancer therapies, which was acquired by Merck & Co., Inc. (NYSE: MRK). Previously, he held the position of Director of Medicinal Chemistry at Array BioPharma Inc., which was later acquired by Pfizer Inc. (NYSE: PFE). Dr. Wallace earned a B.A. in Chemistry from Lawrence University and a Ph.D. in Organic Chemistry from Colorado State University. He was an NIH postdoctoral fellow at the University of South Carolina. We believe that Dr. Wallace is qualified to serve on our board of directors as well as an executive officer based on his extensive experience in the pharmaceutical industry, his expertise in drug development, his research work for both medical and academic institutions, his public company experience, and his knowledge of BBOT from his role as BBOT’s Chief Executive Officer.

Pedro J. Beltran, Ph.D., has served as BBOT’s Chief Scientific Officer since April 2024. Previously, Dr. Beltran served as Chief Scientific Officer of BridgeBio Pharma from July 2023 to April 2024, and as Senior Vice President of Biology and Chief Scientific Officer from July 2020 to July 2023. Previously, from November 2017 to July 2020, Dr. Beltran was Senior Vice President, Head of Biology at UNITY Biotechnology and Executive Director of Oncology Research at Amgen, Inc. He has led multiple IND filings, authored more than 50 peer-reviewed articles, presented at numerous national and international scientific conferences, and holds diverse patents for the treatment of malignant diseases. Dr. Beltran completed postdoctoral work in Molecular and Cellular Pharmacology at the University of Miami, holds a Ph.D. in Cancer Biology from the University of Texas, MD Anderson Cancer Center, and a B.S. in Molecular Biology from Florida Institute of Technology.

Yong Ben, M.D., has served as BBOT’s Chief Medical and Development Officer since September 2024. Since March 2023, Dr. Ben has served as a member of the board of directors of Corbus Pharmaceuticals Holdings, Inc. (Nasdaq: CRBP). Dr. Ben has been a Venture Partner at Eight Roads Ventures, one of Fidelity’s venture capital firms, since August 2022 and was acting CEO of AlphaGen Therapeutics from September 2023 through June 2024. Before that, he served as Chief Medical Officer for solid tumors at BeiGene from February

2019 to July 2022, and as Chief Medical Officer at BioAtla from 2017 to 2019. Previously, Dr. Ben was the Global Clinical Leader of Immuno-Oncology Clinical Development at AstraZeneca. He began his career as a Surgical Oncologist at Peking Union Medical College Hospital and completed a postdoctoral fellowship at California Pacific Medical Center. Dr. Ben received his medical degree from Norman Bethune College of Medicine and his M.B.A. from the University of California, San Diego.

Uneek Mehra, has served as BBOT’s Chief Financial Officer since July 2025. Prior to joining us, Mr. Mehra served as Chief Financial & Business Officer of 4D Molecular Therapeutics, Inc. (Nasdaq: FDMT) from September 2023 to July 2025. From September 2021 to July 2023, he was the Chief Financial and Business Officer and Principal Financial Officer of Myovant Sciences, Ltd. (NYSE: MYOV), which was acquired by Sumitovant Biopharma, a subsidiary of Sumitomo Pharma. From October 2019 to September 2021, Mr. Mehra served as Chief Financial Officer and Corporate Treasurer of PACT Pharma, Inc., a privately held pharmaceutical company. Prior to that, he was Chief Financial Officer at Proteus Digital Health, Inc., a digital medicines company, from April 2017 to October 2019, where he oversaw finance, tax, treasury, information technology, facilities, and human resources. Mr. Mehra received a B.E. in Engineering from the Birla Institute of Technology and Science, an M.S. in Finance from the Jamnalal Bajaj Institute of Management Studies, and an M.B.A. in Strategy and Leadership from the International Institute for Management Development.

Non-Employee Directors

Jake Bauer, M.B.A., has served as a member of our board of directors since April 2025. Mr. Bauer has served as a Venture Partner at ARCH Venture Partners and SR One Capital Management since September 2021 and has been an independent consultant working with companies in the life sciences industry since November 2020. Prior to the acquisition of MyoKardia, Inc. (formerly Nasdaq: MYOK) by Bristol Myers Squibb in November 2020, Mr. Bauer served as the Chief Business Officer of MyoKardia, Inc. beginning in April 2018 as well as the Senior Vice President, Finance and Corporate Development and Principal Financial Officer of MyoKardia, Inc. from July 2016 to April 2018 and as Vice President, Business Development and Business Operations of MyoKardia, Inc. from July 2014 to July 2016. Mr. Bauer currently serves on the board of directors of several private biotechnology companies and public companies, including Enliven Therapeutics, Inc. (Nasdaq: ELVN) since February 2023 and Immunovant, Inc. (Nasdaq: IMVT) since April 2025. Mr. Bauer previously served on the board of directors of ARYA Sciences Acquisition Corp V, from April 2021 to July 2023, and ARYA Sciences Acquisition Corp II from May 2020 to October 2020. Mr. Bauer holds a B.S. degree in Biology and a B.A. degree in Economics from Duke University and an M.B.A. from Harvard Business School. We believe that Mr. Bauer is qualified to serve on our board of directors based on his extensive experience as an executive in the life sciences industry.

Bihua Chen was the Chairperson and Chief Executive Officer of Helix from June 2021 to August 2025 and continues to serve as a member of our board of directors. Ms. Chen is the founder and managing member of Cormorant. Ms. Chen was the Chief Executive Officer and Chairwoman of Helix I from its inception until April 2022, when Helix I completed its business combination with MoonLake. From 2020 to July 2025, Ms. Chen served as a director of Biomea Fusion, Inc. (Nasdaq: BMEA). Prior to founding Cormorant in 2013, Ms. Chen managed a separately managed account focused on the healthcare sector as a sub-adviser to a large, multi-strategy hedge fund based in New York. Prior to that, Ms. Chen was a healthcare analyst and sector portfolio manager for American Express Asset Management, Boston. Ms. Chen has also served as a portfolio manager for the Asterion Life Science Fund from 2001 through 2002, an equity analyst and portfolio manager for Bellevue Research from 2000 through 2001 and an equity analyst for Putnam Investments from 1998 through 2001. Ms. Chen obtained a Master of Business Administration degree from the Wharton School of Business in 1998 and graduated with a Master of Science degree in Molecular Biology from the Graduate School of Biomedical Science at Cornell Medical College in 1994. Ms. Chen also holds a Bachelor of Science degree in Genetics and Genetic Engineering from Fudan University, Shanghai, China, which she received in 1990. We believe that Ms. Chen is qualified to serve on our board of directors due to her demonstrated leadership in her field, her experience as a board member of biotechnology and pharmaceutical companies and her experience as an investor in life sciences companies.

Michelle Doig has served as a member of our board of directors since April 2024. She has served as a director of Artios Pharma Ltd, since July 2021 and previously, she served on the boards of directors of Nuvation Bio Inc. (NYSE: NUVB) from July 2019 to June 2021 and Omega Alpha SPAC (Nasdaq: OMEG) from November 2020 to January 2023. Since December 2016, Ms. Doig has been a Partner and the Head of Corporate Development at Omega Funds. Prior to that, she was Director of Corporate Finance at Third Rock Ventures from December 2013 to December 2016. From 2004 to 2013, she was a Principal at Abingworth. Ms. Doig has also worked as a life sciences investment banker with Lehman Brothers International (London), J.P. Morgan (New York), and Morgan Stanley Canada (Toronto). She received a degree in Business Administration from the Richard Ivey School of Business at the University of Western Ontario. We believe that Ms. Doig is qualified to serve on our board of directors because of her significant industry experience, including as an investor in the biopharmaceutical industry.

Raymond Kelleher, M.D., Ph.D., has served as a member of our board of directors since April 2024. He has been Managing Director at Cormorant Asset Management, LP since July 2020. From August 2023 to June 2024, Dr. Kelleher was a member of the board of directors of Rapport Therapeutics, Inc. (Nasdaq: RAPP). Dr. Kelleher has maintained an active clinical neurology practice at Massachusetts General Hospital specializing in neurodegenerative disorders, particularly Alzheimer’s disease and related dementias, since 1994. He was an Assistant Professor of Neurology at Harvard Medical School from July 2005 to October 2023. Dr. Kelleher received his B.S. from the Massachusetts Institute of Technology, his Ph.D. from Stanford University, and his M.D. from Stanford University School of Medicine. We believe that Dr. Kelleher is qualified to serve on our board of directors due to his extensive expertise in neurology and background in healthcare investing.

Neil Kumar, Ph.D., has served on our board of directors since August 2016. Dr. Kumar also served as BBOT’s Chief Executive Officer and President from August 2016 to April 2024. He is a co-founder and has been the Chief Executive Officer and a member of the board of directors of BridgeBio Pharma (Nasdaq: BBIO) since April 2015. Dr. Kumar has also served as the Chief Executive Officer of BridgeBio Pharma’s subsidiary, Eidos Therapeutics, Inc. (formerly Nasdaq: EIDX), and a member of its board of directors since March 2016. Prior to co-founding BridgeBio Pharma, he was the interim Vice President of Business Development at MyoKardia, Inc. (formerly Nasdaq: MYOK, acquired by Bristol Myers Squibb), from 2012 to 2014. He was a principal at Third Rock Ventures from 2011 to 2014 and an associate principal at McKinsey & Company from 2007 to 2011. Dr. Kumar has served on the board of directors of LianBio (formerly Nasdaq: LIAN) since October 2019. He received his B.S. and M.S. degrees in Chemical Engineering from Stanford University and his Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Dr. Kumar is qualified to serve on our board of directors based on his extensive experience as an executive officer of biotechnology companies.

Frank P. McCormick, Ph.D., F.R.S., D.Sc., has served as Chairman of our board of directors since May 2024, a member of our board of directors since April 2024, and was previously a member of our board of directors from August 2016 to November 2016. Since February 2023, Dr. McCormick has been a member of the board of directors of BridgeBio Pharma (Nasdaq: BBIO) and has served as Chairman of Oncology at BridgeBio Pharma since April 2019. He is a Professor at the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center, where he has been a faculty member since 1997. Dr. McCormick was the Director of the UCSF Helen Diller Family Comprehensive Cancer Center and Associate Dean of the UCSF School of Medicine from 1997 to 2014. Before joining UCSF, he worked with several biotechnology firms, including Cetus Corporation and Chiron Corporation. In 1992, he founded Onyx Pharmaceuticals and served as its Chief Scientific Officer until 1996. Dr. McCormick is a Fellow of the Royal Society since 1996 and a member of the National Academy of Sciences since 2014. He led the National Cancer Institute’s Ras Initiative at the Frederick National Laboratories for Cancer Research since 2013. Dr. McCormick has also served on the boards of Olema Pharmaceuticals, Inc. (Nasdaq: OLMA) and Aduro Biotech, Inc. (Nasdaq: KDNY). He received his B.Sc. in Biochemistry from the University of Birmingham and his Ph.D. in Biochemistry from the University of Cambridge, with postdoctoral fellowships at the State University of New York at Stony Brook and Imperial Cancer Research Fund in London. We believe that Dr. McCormick is qualified to serve on our board of directors based on his extensive scientific background, particularly in oncology.

Praveen Tipirneni, M.D., M.B.A., has served as a member of our board of directors since November 2024. Since June 2024, he has been a member of the board of directors of Tectonic Therapeutic Inc. (Nasdaq: TECX) (formerly known as AVROBIO, Inc.). Dr. Tipirneni previously served on the legacy Tectonic Therapeutic board of directors since February 2020. He is currently the Chief Executive Officer and a member of the board of directors of Morphic Holding, Inc. (Nasdaq: MORF), a position he has held since July 2015. Dr. Tipirneni received a B.A. in Mechanical Engineering from the Massachusetts Institute of Technology, an M.D. from McGill University, and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. We believe that Dr. Tipirneni is qualified to serve on our board of directors because of his experience with biotechnology companies, including working with and serving in various executive positions in life sciences companies.

Board Composition

Our board of directors manages the business and affairs of BBOT, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. Our board of directors consists of eight members. The primary responsibilities of our board of directors are to provide risk oversight and strategic guidance to BBOT and to counsel and direct BBOT’s management. Our board of directors meets on a regular basis and convenes additional meetings, as required.

Staggered Board

In accordance with the terms of the Charter and Bylaws, our board of directors is divided into three staggered classes of directors and each director is assigned to one of the three classes. At each regularly-scheduled annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the regularly-scheduled annual meeting of stockholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.

•	BBOT’s Class I directors are Frank McCormick and Michelle Doig;

•	BBOT’s Class II directors are Neil Kumar, Bihua Chen, and Raymond Kelleher; and

•	BBOT’s Class III directors are Eli Wallace, Praveen Tipirneni, and Jake Bauer.

The Charter and the Bylaws provide that the number of directors that constitutes our board of directors shall be fixed from time to time by a resolution of our board of directors. If the number of directors is thereafter changed, any increase or decrease in directorships will be apportioned among the classes by our board of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of BBOT management or a change in control.

Director Independence

BBOT adheres to the rules of Nasdaq in determining whether a director is independent. Our board of directors consulted with its counsel to ensure that our board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Our board of directors has determined that Jake Bauer, Michelle Doig, Praveen Tipirneni, Frank McCormick, and

Raymond Kelleher are considered independent directors of BBOT. BBOT’s independent directors have regularly scheduled meetings at which only independent directors are present.

There are no family relationships among any of BBOT’s executive officers and directors.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. Copies of each Board committee’s charter are posted on BBOT’s website. BBOT’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The audit committee consists of Jake Bauer, Michelle Doig, and Praveen Tipirneni and is chaired by Jake Bauer. The functions of the audit committee include, among other things:

•	appointing, approving the compensation of, and assessing the independence of BBOT’s independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by BBOT’s independent registered public accounting firm;

•	reviewing the overall audit plan with BBOT’s independent registered public accounting firm and members of management responsible for preparing BBOT’s financial statements;

•

reviewing and discussing with management and BBOT’s independent registered public accounting firm BBOT’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by BBOT;

•	coordinating the oversight and reviewing the adequacy of BBOT’s internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon the audit committee’s review and discussions with management and BBOT’s independent registered public accounting firm whether BBOT’s audited financial statements shall be included in its Annual Report on Form 10-K;

•	monitoring the integrity of BBOT’s financial statements and BBOT’s compliance with legal and regulatory requirements as they relate to BBOT’s financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in BBOT’s annual proxy statement;

•	reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. Our board of directors has determined that Jake Bauer qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our board of directors considered the nature and scope of experience that Mr. Bauer has previously had. Our board of directors has determined that all of the directors that are members of our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both BBOT’s independent registered public accounting firm and management will periodically meet privately with the audit committee.

Compensation Committee

The compensation committee consists of Jake Bauer, Raymond Kelleher, and Praveen Tipirneni and is chaired by Praveen Tipirneni. The functions of the compensation committee include, among other things:

•	annually reviewing and recommending to our board of directors the corporate goals and objectives relevant to the compensation of BBOT’s Chief Executive Officer;

•

evaluating the performance of BBOT’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of BBOT’s Chief Executive Officer and (ii) reviewing and approving grants and awards to BBOT’s Chief Executive Officer under equity-based plans;

•	reviewing and approving the compensation of BBOT’s other executive officers;

•	reviewing and establishing BBOT’s overall management compensation, philosophy and policy;

•	overseeing and administering BBOT’s compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;

•	reviewing and approving BBOT’s policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to our board of directors the compensation of BBOT’s directors;

•	preparing BBOT’s compensation committee report if and when required by SEC rules;

•	reviewing and discussing annually with management BBOT’s “Compensation Discussion and Analysis,” if and when required, to be included in BBOT’s annual proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Michelle Doig and Frank McCormick and is chaired by Frank McCormick. The functions of the nominating and corporate governance committee include, among other things:

•	developing and recommending to our board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of our board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise BBOT;

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of its committees;

•	developing and recommending to our board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is, or has at any time during the prior three years been, one of BBOT’s officers or employees. None of BBOT’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or the compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of BBOT’s employees, officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants, and is available on BBOT’s website at https://www.bbotx.com. BBOT intends to disclose future amendments to certain provisions of its Code of Business Conduct and Ethics on its website. The inclusion of BBOT’s website address in this prospectus does not include or incorporate by reference the information on BBOT’s website into this prospectus, and you should not consider that information a part of this prospectus.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to “TheRas” or “BBOT” refers to BBOT prior to the consummation of the Business Combination and to BBOT and its consolidated subsidiaries following the Business Combination.

The following discussion contains forward-looking statements that are based on BBOT’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that BBOT adopts in the future may differ materially from currently planned programs as summarized in this discussion.

As an emerging growth company, BBOT has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. The compensation provided to BBOT’s named executive officers (the “NEOs”) for the fiscal year ended December 31, 2024 is detailed in the 2024 Summary Compensation Table and accompanying footnotes and narrative that follow. Unless otherwise stated, all references in the following sections and tables to compensation earned, including stock options, relate to compensation provided by BBOT. BBOT’s NEOs for the fiscal year ended December 31, 2024, which consist of its Chief Executive Officers and the next two most highly compensated executive officers (other than its Chief Executive Officers), all of whom are executive officers of BBOT (except for Neil Kumar), are:

•	Neil Kumar, Ph.D., its former President and Chief Executive Officer, prior to the closing of the Series B preferred stock financing of BBOT on April 30, 2024 (the “BBOT Series B Financing”);

•	Eli Wallace, Ph.D., its current President and Chief Executive Officer, effective as of May 1, 2024;

•	Pedro Beltran, Ph.D., its Chief Scientific Officer; and

•	Yong Ben, M.D., M.B.A., its Chief Medical Officer and Development Officer.

Uneek Mehra was appointed as the Company’s Chief Financial Officer, effective as of July 21, 2025.

2024 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by, or paid to, BBOT’s NEOs for services rendered to us in all capacities during the fiscal year ended December 31, 2024.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(5)	Total ($)
Neil Kumar, Ph.D.,(6) Former President and Chief Executive Officer	2024	—	—	—	—		—	—
Eli Wallace, Ph.D., President and Chief Executive Officer	2024	544,154	237,600	—	1,703,271	2,000,000	21,661	4,506,686
Pedro Beltran, Ph.D., Chief Scientific Officer	2024	517,188	225,826	1,125,000	1,216,622	—	24,648	3,109,284
Yong Ben, M.D.,(7) M.B.A., Chief Medical and Development Officer	2024	170,346	73,827	—	1,206,650	—	4,764	1,455,587

(1)

The amounts reported represent base salary, paid by both BridgeBio Pharma (prior to the BBOT Series B Financing) and BBOT (following the BBOT Series B Financing). From January 1, 2024 through April 30,

2024, Drs. Wallace and Beltran were employed by BridgeBio Pharma and allocated 76% and 93%, respectively, of their work hours toward providing services to BBOT, resulting in $137,326 (i.e., 76% of $180,692) and $159,716 (i.e., 93% of $171,738), respectively, in base salary paid by BridgeBio Pharma attributable to services to BBOT. From May 1, 2024 through December 31, 2024, Drs. Wallace and Beltran each received $363,462 and $345,450, respectively, in base salary paid by us for their services to BBOT. The base salary for Dr. Ben, who commenced employment with the Company on September 3, 2024, was paid entirely by BBOT. For more information on these salaries, see the description of the 2024 salaries below.
(2)

The amounts reported in this column reflect discretionary bonuses earned based on the achievement of individual and corporate performance metrics for the 2024 fiscal year. For more information on these bonuses, see the description of the 2024 cash bonuses below.

(3)

The amounts reported in this column represent incentive awards earned during the 2024 fiscal year by each applicable NEO for the Company’s achievement of pre-determined milestones. The awards were payable in cash to Dr. Wallace and in either cash or shares of stock, in the Company’s discretion, to Dr. Beltran. The amount in the “Stock Awards” column represents the grant date fair value of Dr. Beltran’s award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining the value, see Note 8 of BBOT’s financial statements included elsewhere in this prospectus. The awards were paid in cash in October and August, 2024, to Drs. Wallace and Beltran, respectively ($2,000,000 and $1,125,000 to Drs. Wallace and Beltran, respectively). For more information on these milestone bonuses, see the description of the 2024 cash bonuses below.

(4)

The amounts reported represent the aggregate grant date fair value of stock options awarded to BBOT’s NEOs during the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 8 of BBOT’s financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by BBOT’s NEOs upon the exercise of the stock options or any sale of the underlying shares.

(5)

From January 1, 2024 through April 30, 2024, Drs. Wallace and Beltran each received $8,554 and $13,800, respectively, in 401(k) matching contributions made by BridgeBio Pharma, and from May 1, 2024 through December 31, 2024, Drs. Wallace, Beltran and Ben each received $13,107, $10,848, and $4,764, respectively, in 401(k) matching contributions made by BBOT.

(6)

Dr. Kumar served as BBOT’s President and Chief Executive Officer from January 1, 2024 through April 30, 2024. During this period, while Dr. Kumar received compensation from BridgeBio Pharma for his services to BridgeBio Pharma, he did not receive any additional compensation for his services as BBOT’s Chief Executive Officer. The compensation received by Dr. Kumar for his services to BridgeBio Pharma and its subsidiaries is disclosed in BridgeBio Pharma’s definitive proxy statement for its 2025 annual meeting of stockholders.

(7)	Dr. Ben commenced employment with the Company on September 3, 2024. As such, his base salary and bonus were prorated for the 2024 fiscal year.

Narrative Disclosure to Summary Compensation Table

2024 salaries

Other than Dr. Kumar, BBOT’s NEOs each receive a base salary to compensate them for services rendered to BBOT. The base salary payable to each applicable NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries will be reviewed annually, typically in connection with BBOT’s annual performance review process, approved by the BBOT Board or the compensation committee of the BBOT Board (the “compensation committee”), and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

From January 1, 2024 through April 30, 2024, prior to the BBOT Series B Financing, each of Drs. Wallace and Beltran received base salaries from BridgeBio Pharma in the amounts of $180,692 and $171,738, respectively. Of these amounts, 76% ($137,326) for Dr. Wallace and 93% ($159,716) for Dr. Beltran were for services to BBOT. From May 1, 2024 through December 31, 2024, following the BBOT Series B Financing, Drs. Wallace and Beltran received base salaries from BBOT in the amounts of $363,462 and $345,450, respectively, for their services to BBOT (based on annualized base salaries of $540,000 and $513,240, respectively). For fiscal year 2024, Dr. Ben received a base salary from BBOT in the amount of $170,346, which represents the pro-rated amount of his annualized base salary ($515,000), from his employment commencement date of September 3, 2024.

2024 bonuses

Annual bonuses

For the fiscal year ended December 31, 2024, other than Dr. Kumar, each NEO was eligible to earn a discretionary annual bonus from BBOT based on the achievement of certain corporate performance metrics. The fiscal year 2024 annual bonus targets for each NEO was 40% of their respective annual base salaries.

The BBOT Board determined that, for fiscal year ended 2024, its corporate performance objectives were achieved at 100% of target, and that Drs. Wallace and Beltran each received credit for their services provided to BBOT while they were employed by BridgeBio Pharma from January 1, 2024 through April 30, 2024. Accordingly, Drs. Wallace and Beltran received bonuses equal to $237,600 and $225,826, respectively, and Dr. Ben received a bonus equal to $73,827, which reflects pro-rationing from his commencement date of September 3, 2024. The bonuses to each NEO for fiscal year ended 2024 were paid entirely by BBOT.

Milestone bonuses

During the fiscal year ended December 31, 2024, Drs. Wallace and Beltran each earned a milestone incentive award, which was payable in cash for Dr. Wallace and payable in cash or shares of stock, in BBOT’s discretion, for Dr. Beltran. The milestone incentive awards were based on the FDA’s acceptance of BBOT’s investigational new drug (IND) application for its PI3Ka Breaker product, which was achieved on August 9, 2024. Such milestone incentive awards were paid in cash to Drs. Wallace ($2,000,000) and Beltran ($1,125,000) in October and August, 2024, respectively.

Equity-based compensation

Although BBOT does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, BBOT believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, BBOT believes that equity grants promote executive retention because it incentivizes its executive officers to remain in its employment during the vesting period. Accordingly, the BBOT Board or its compensation committee periodically review the equity incentive compensation of its executives and may grant equity incentive awards to them from time to time. Each NEO’s outstanding awards as of the fiscal year ended December 31, 2024 is set forth in more detail in the “Outstanding Equity Awards at Fiscal 2024 Year-End” table below.

Perquisites or personal benefits

BBOT does not provide perquisites or personal benefits to its employees with an aggregate amount equal to or greater than $10,000.

401(k) plan

BBOT currently maintains a tax-qualified 401(k) retirement savings plan for its employees, including its NEOs (other than Dr. Kumar), who satisfy certain eligibility requirements. BBOT’s applicable NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. BBOT’s 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. BBOT’s 401(k) plan allows for safe harbor matching contributions under the plan equal to 100% of participant contributions up to the first 3% of eligible compensation and 50% of participant contributions that exceeds 3% but not to exceed 5% of eligible compensation. BBOT believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies. Other than the 401(k) plan, BBOT does not provide any qualified or non-qualified retirement or deferred compensation benefits to its employees, including its NEOs.

In addition, from January 1, 2024 through April 30, 2024, employees providing services to BBOT through BridgeBio Pharma, including its NEOs, were eligible to participate in BridgeBio Pharma’s tax-qualified 401(k) retirement savings plan. BridgeBio Pharma’s 401(k) plan allowed for matching contributions under the plan equal to 100% of participant contributions up to the first 3% of eligible compensation and 50% of participant contributions that exceeds 3% but not to exceed 5% of eligible compensation. Participants to BridgeBio Pharma’s 401(k) were required to contribute at least 5% of eligible compensation to receive a matching contribution of 4%.

From January 1, 2024 through April 30, 2024, Drs. Wallace and Beltran were eligible to participate in the BridgeBio Pharma 401(k) plan and received matching contributions from BridgeBio Pharma in amounts equal to $8,554 and $13,800, respectively. Dr. Kumar’s matching contributions under the BridgeBio Pharma 401(k) plan are disclosed in BridgeBio Pharma’s definitive proxy statement for its 2025 annual meeting of stockholders. Effective as of May 1, 2024, employees of BBOT, including its NEOs (other than Dr. Kumar), were eligible to participate in BBOT’s 401(k) plan, and each of Drs. Wallace, Beltran and Ben received matching contributions from BBOT in the amounts equal to $13,107, $10,848, and $4,764, respectively.

Executive Employment Arrangements

BBOT has entered into an offer letter with each of its NEOs (other than Dr. Kumar) in connection with their employment with BBOT, which set forth the terms and conditions of each applicable NEO’s employment. Drs. Wallace, Beltran, and Ben have each also entered into customary proprietary information and inventions agreements with BBOT.

Offer letters in place during the fiscal year ended December 31, 2024 for BBOT’s named executive officers (other than Dr. Kumar)

Neil Kumar, Ph.D.

Dr. Kumar’s offer letter for his services to BridgeBio Pharma and its subsidiaries is described in BridgeBio Pharma’s definitive proxy statement for its 2025 annual meeting of stockholders.

Eli Wallace, Ph.D.

Offer Letter with BridgeBio Pharma, effective from January 1, 2024 through April 30, 2024

On October 19, 2019, BridgeBio Pharma entered into an offer letter with Dr. Wallace, effective as of December 9, 2019 (the “Prior Wallace Offer Letter”). Under the Prior Wallace Offer Letter, Dr. Wallace was entitled to receive an annual base salary, an annual discretionary bonus, a sign-on bonus, and a milestone bonus. Dr. Wallace was also eligible to participate in BridgeBio Pharma’s employee benefit plans, subject to the terms of such plans. Pursuant to the Prior Wallace Offer Letter, Dr. Wallace was not entitled to any change in control or severance benefits.

Offer Letter with BBOT, effective as of May 1, 2024

On April 30, 2024, BBOT entered into an offer letter with Dr. Wallace, effective as of May 1, 2024, which was amended on September 10, 2024 (as amended, the “Wallace Offer Letter”). Under the Wallace Offer Letter, Dr. Wallace is entitled to receive an annual base salary, an annual discretionary bonus, a milestone bonus and an initial equity grant. The initial equity grant is further detailed in the “Outstanding Equity Awards at Fiscal 2024 Year-End” section below. Dr. Wallace is also eligible to participate in BBOT’s employee benefit plans, subject to the terms of such plans.

Pursuant to the Wallace Offer Letter, Dr. Wallace is eligible to receive a milestone incentive award, payable in cash, equal to the value $2,000,000 upon the occurrence of the FDA’s acceptance of the Company’s IND application for its PI3Ka Breaker product, subject to Dr. Wallace’s continued employment through the date of such FDA acceptance. Dr. Wallace is also eligible to receive an additional $3,000,000 milestone cash bonus upon the occurrence of the earlier to occur of (i) the closing of a bona fide private financing in which BBOT issues equity securities to one or more investors, (ii) the closing of an initial public offering, (iii) the closing of a reverse merger of BBOT or a business combination transaction between BBOT and a special purpose acquisition pursuant to which stockholders of BBOT receive shares in a publicly traded company (includes the Business Combination) or (iv) a “change in control” (as defined in the Wallace Offer Letter) of BBOT, in each case, subject to his continued employment through the occurrence of one of the foregoing events. In connection with the closing of the Business Combination, Dr. Wallace was paid the milestone cash bonus in August 2025.

In addition, the Wallace Offer Letter provides that in the event that Dr. Wallace’s employment is terminated by BBOT without cause or by Dr. Wallace for good reason, subject to Dr. Wallace’s execution and delivery of an irrevocable general release of claims in BBOT’s favor, he will be entitled to receive (i) a lump sum payment equal to 12 months of his then-current base salary, (ii) a pro-rated annual target bonus, to be paid no later than March 15 of the calendar year following his termination, and (iii) upon a timely election to enroll in COBRA, health premium reimbursements equal to 12 months for Dr. Wallace and his dependents as if he remained employed with BBOT; provided that, in the event that Dr. Wallace is eligible for health benefits under a subsequent employer’s health plan within 3 months of his termination date, he will be required to return a pro-rated amount of the COBRA reimbursement to BBOT within 60 days from the date he first becomes eligible to participate in such subsequent employer’s plan.

Pedro Beltran, Ph.D.

Offer Letter with BridgeBio Pharma, effective from January 1, 2024 through April 30, 2024

On June 12, 2020, BridgeBio Pharma entered into an offer letter with Dr. Beltran, effective as of July 7, 2020 (the “Prior Beltran Offer Letter”). Under the Prior Beltran Offer Letter, Dr. Beltran was entitled to receive an annual base salary, an annual discretionary bonus, a sign-on bonus, a milestone bonus, initial equity grants, and certain relocation reimbursements. Dr. Beltran was also eligible to participate in BridgeBio Pharma’s employee benefit plans, subject to the terms of such plans. Pursuant to the Prior Beltran Offer Letter, Dr. Beltran was not entitled to any change in control or severance benefits.

Offer Letter with BBOT, effective as of May 1, 2024

On April 30, 2024, BBOT entered into an offer letter with Dr. Beltran, effective as of May 1, 2024 (the “Beltran Offer Letter”). Under the Beltran Offer Letter, Dr. Beltran is entitled to receive an annual base salary, an annual discretionary bonus, a milestone bonus and an initial equity grant. The initial equity grant is further detailed in the “Outstanding Equity Awards at Fiscal 2024 Year-End” section below. Dr. Beltran is also eligible to participate in BBOT’s employee benefit plans, subject to the terms of such plans.

Pursuant to the Beltran Offer Letter, Dr. Beltran is eligible to receive a milestone incentive award, which may be settled in cash and/or shares of stock, upon the occurrence of the FDA’s acceptance of BBOT’s IND application for its PI3Ka Breaker product, subject to Dr. Beltran’s continued employment through the date of such FDA acceptance.

In addition, the Beltran Offer Letter provides that in the event that Dr. Beltran’s employment is terminated by BBOT without cause or by Dr. Beltran for good reason, subject to Dr. Beltran’s execution and delivery of an irrevocable general release of claims in BBOT’s favor, he will be entitled to receive (i) a lump sum payment equal to 9 months of his then-current base salary, (ii) a pro-rated annual target bonus, to be paid no later than March 15 of the calendar year following his termination, and (iii) upon a timely election to enroll in COBRA, health premium reimbursements equal to 9 months for Dr. Beltran and his dependents as if he remained employed with BBOT, provided that, in the event that Dr. Beltran is eligible for health benefits under a subsequent employer’s health plan within 3 months of his termination date, he will be required to return a pro-rated amount of the COBRA reimbursement to BBOT within 60 days from the date he first becomes eligible to participate in such subsequent employer’s plan.

Yong Ben, M.D., M.B.A.

Offer Letter with BBOT, effective as of September 3, 2024

On August 12, 2024, BBOT entered into an offer letter with Dr. Ben, effective as of September 3, 2024 (the “Ben Offer Letter”). Under the Ben Offer Letter, Dr. Ben is entitled to receive an annual base salary, an annual discretionary bonus, and an initial equity grant. The initial equity grant is further detailed in the “Outstanding Equity Awards at Fiscal 2024 Year-End” section below. Dr. Ben is also eligible to participate in our employee benefit plans, subject to the terms of such plans.

In addition, the Ben Offer Letter provides that in the event that Dr. Ben’s employment is terminated by BBOT without cause or by Dr. Ben for good reason, subject to Dr. Ben’s execution and delivery of an irrevocable general release of claims in BBOT’s favor, he will be entitled to receive (i) a lump sum payment equal to 9 months of his then-current base salary, (ii) a pro-rated annual target bonus, to be paid no later than March 15 of the calendar year following his termination, and (iii) upon a timely election to enroll in COBRA, health premium reimbursements equal to 9 months for Dr. Ben and his dependents as if he remained employed with BBOT; provided that, in the event that Dr. Ben is eligible for health benefits under a subsequent employer’s health plan within 3 months of his termination date, he will be required to return a pro-rated amount of the COBRA reimbursement to BBOT within 60 days from the date he first becomes eligible to participate in such subsequent employer’s plan.

Employment agreements effective post-Business Combination

BBOT entered into employment agreements with each of Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben, effective as of the Closing (the “New Employment Agreements”), which replaced and superseded any existing offer letters entered into with each such executive and BBOT and/or BridgeBio Pharma. Under the New Employment Agreements, Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben are entitled to receive an annual base salary equal to $550,800, $525,000, $523,505, and $525,300, respectively, and an annual target bonus equal to 40% of each of their respective annual base salaries. Such executives are also eligible to receive future equity awards, to participate in the BBOT employee benefit plans, subject to the terms of such plans, and to receive severance benefits pursuant to the Severance Plan (as defined below) as a Tier 1 officer for Dr. Wallace and as Tier 2 officers for Mr. Mehra, Dr. Beltran and Dr. Ben. The severance benefits are further detailed in the “Executive severance plan implemented post-Business Combination” section below. Dr. Wallace, Mr. Mehra, Dr. Beltran and Dr. Ben continue to be subject to their existing proprietary information and inventions agreements.

In addition, Mr. Mehra will receive a one-time sign-on bonus equal to $75,000, subject to his continued employment with BBOT (or its successor, the Company) through the 12-month anniversary following the start of his employment; provided that, in the event that Mr. Mehra voluntarily resigns or is terminated by BBOT (or its successor, the Company) for cause (as defined in the Severance Plan), in either case, within 12 months following the start of his employment, Mr. Mehra will be required to repay the full amount of such sign-on bonus within 30 days of such separation date.

Executive Severance Plan

In connection with the Business Combination, the Board adopted an Executive Severance Plan (as may be amended from time to time, the “Severance Plan”), effective as of the Closing, in which BBOT’s NEOs, and certain other executives, will participate. The benefits provided in the Severance Plan replaced and superseded any severance for which BBOT’s NEOs may have been eligible under their prior severance and change in control rights under any plan, agreement or arrangement, including any offer letters entered into with BBOT.

The Severance Plan provides that upon a (i) termination by BBOT for any reason other than due to “cause,” as defined in the Severance Plan, death or “disability,” as defined in the Severance Plan, or (ii) resignation for “good reason”, as defined in the Severance Plan, in each case outside of the change in control period (i.e., the period beginning 3 months prior to and ending 12 months after a “change in control,” as defined in the Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective and irrevocable release of claims in favor of BBOT and continued compliance with all applicable restrictive covenants, (A) 12 months of “base salary” (i.e., the annual base salary in effect immediately prior to the date of termination unless the executive has resigned for good reason following a material diminution in the executive’s annual base salary, in which case the annual base salary immediately prior to such diminution shall be the base salary) for the Chief Executive Officer (other than Dr. Kumar), 9 months for Tier 2 officers (which is determined by the plan administrator and includes the NEOs other than the Chief Executive Officer) and 6 months for Tier 3 officers (which is determined by the plan administrator), (B) a lump sum amount equal to the eligible participant’s annual target bonus in effect in the year of such termination, pro-rated for the number of days of service provided by the participant during the year of the termination, and (C) an amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us until the earliest of (x) 12 months for the Chief Executive Officer (other than Dr. Kumar), 9 months for Tier 2 officers and 6 months for Tier 3 officers, (y) the participant becomes eligible for group medical and plan benefits under any other employer’s group medical plan or (z) the cessation of the participant’s health continuation rights under COBRA. The payments under (A) and (C) will be paid in substantially equal installments in accordance with the Company’s payroll practice over 12 months for the Chief Executive Officer (other than Dr. Kumar), 9 months for Tier 2 officers and 6 months for Tier 3 officers.

The Severance Plan also provides that upon a (i) termination by BBOT other than due to cause, death or disability or (ii) resignation for good reason, in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective and irrevocable release of claims in favor of BBOT and continued compliance with all applicable restrictive covenants, (A) a lump sum amount equal to the sum of 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for the Chief Executive Officer (other than Dr. Kumar), 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for the Tier 2 officers (which is determined by the plan administrator and includes the NEOs other than the Chief Executive Officer) and 75% of the base salary and 75% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control if higher) for the Tier 3 officers, (B) an amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us until the earliest of (x) 18 months for the Chief Executive Officer (other than Dr. Kumar), 12 months for the Tier 2 officers and 9 months for the Tier 3 officers, (y) the participant becomes eligible for group medical and plan benefits under any other employer’s group medical plan or (z) the cessation of the participant’s health continuation rights under COBRA, and (C) for all outstanding and unvested equity awards of the company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied in accordance with the terms of the applicable award agreement. The payments under (B) will be paid in substantially equal installments in accordance with the Company’s payroll practice over 18 months for the Chief Executive Officer (other than Dr. Kumar), 12 months for Tier 2 officers and 9 months for Tier 3 officers.

The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the NEOs (but excluding Dr. Kumar), to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant.

Compensation Recovery Policy

In accordance with the requirements of the SEC and Nasdaq listing rules, the Helix Board adopted a compensation recovery policy on June 20, 2025, which became effective upon the Closing. The compensation recovery policy provides that in the event BBOT is required to prepare a restatement of financial statements due to material noncompliance with any financial reporting requirement under securities laws, BBOT will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation exceeds the amount that the executive officers would have received based on the restated financial statements.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table lists all outstanding equity awards held by BBOT’s NEOs as of December 31, 2024.

				Option awards				Stock awards
Name	Grant Date		Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Neil Kumar(2)	—		—	—	—	—	—	—	—
Eli Wallace	9/18/2020	(3)(4)	9/18/2020	8,209	—	42.19	9/17/2030	—	—
	2/10/2021	(3)(5)	2/16/2021	—	—	—	—	144	3,951
	12/2/2021	(3)(6)	12/2/2021	—	—	—	—	813	22,309
	2/7/2023	(3)(7)	2/7/2023	—	—	—	—	11,250	308,700
	7/23/2024	(8)(9)	5/1/2024	1,018,007	5,962,613	0.37	7/22/2034	—	—
Pedro Beltran	8/3/2020	(10)(4)	7/7/2020	3,824	—	27.20	8/2/2020	—	—
	2/10/2021	(3)(5)	2/16/2021	—	—	—	—	144	3,951
	12/2/2021	(3)(6)	12/2/2021	—	—	—	—	2,438	66,899
	2/7/2023	(3)(7)	2/7/2023	—	—	—	—	22,163	608,153
	7/23/2024	(8)(9)	5/1/2024	727,147	4,259,010	0.37	7/22/2034	—	—
Yong Ben	9/25/2024	(8)(11)	5/1/2024	—	4,986,157	0.37	9/24/2034	—	—

(1)

Based on a price of $27.44 per share of BridgeBio Pharma, which was the closing price per share of BridgeBio Pharma’s common stock as reported by the Nasdaq Global Select Market on December 31, 2024, the last trading day of 2024.

(2)

Dr. Kumar has not received any equity grants from BBOT. Dr. Kumar’s outstanding equity awards from BridgeBio Pharma and its subsidiaries is disclosed in BridgeBio Pharma’s definitive proxy statement for its 2025 annual meeting of stockholders.

(3)

This equity award is subject to the terms of the BridgeBio Pharma, Inc. 2019 Stock Option and Incentive Plan, as amended from time to time (the “2019 Plan”). The 2019 Plan was later amended in the form of the 2021 Amended and Restated BridgeBio Pharma, Inc. Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”).

(4)	The shares underlying this award are fully vested.
(5)

The shares underlying this award vest over a four year period in equal quarterly installments starting on the vesting commencement date, subject to the NEO’s continuous “service relationship” (as defined in the 2021 Plan) with BBOT through each applicable vesting date.

(6)

The shares underlying this award vest over a four-year period as follows: 25% vests on the first anniversary of the vesting commencement date and the remaining 75% vests in 36 equal monthly installments thereafter, subject to the NEO’s continuous “service relationship” (as defined in the 2021 Plan) with BBOT through each applicable vesting date.

(7)

The shares underlying this award vest over a four year period in equal quarterly installments starting on the vesting commencement date, subject to the NEO’s continuous “service relationship” (as defined in the 2021 Plan) with BBOT through each applicable vesting date.

(8)	This equity award is subject to the terms of BBOT’s 2016 Equity Incentive Plan, as amended from time to time (the “2016 Plan”).
(9)

The shares underlying this award vest over a four-year period as follows: 1/48th of the award vests in equal monthly installments starting on the vesting commencement date, subject to the NEO’s “continuous service” (as defined in the 2016 Plan) with BBOT through each applicable vesting date; provided that, in the event that the NEO is terminated by BBOT without “cause” (as defined in the 2016 Plan) or by such NEO for “good reason” (as defined in the applicable stock option agreement), in each case, upon or within 12 months after BBOT’s consummation of a “change in control” (as defined in the applicable stock option agreement), the vesting of all then-unvested shares of common stock shall accelerate in full and become immediately exercisable.

(10)	This equity award is subject to the terms of the BridgeBio Pharma, Inc. Amended and Restated 2019 Inducement Equity Plan, as amended from time to time (the “2019 Inducement Plan”).
(11)

The shares underlying this award vest over a four-year period as follows: 25% vests on the first anniversary of the vesting commencement date and the remaining 75% vests in 36 equal monthly installments thereafter, subject to the Dr. Ben’s “continuous service” (as defined in the 2016 Plan) with BBOT through each applicable vesting date; provided that, in the event that Dr. Ben is terminated by BBOT without “cause” (as defined in the 2016 Plan) or by Dr. Ben for “good reason” (as defined in the applicable stock option agreement), in each case, upon or within 12 months after BBOT’s consummation of a “change in control” (as defined in the applicable stock option agreement), the vesting of all then-unvested shares of common stock shall accelerate in full and become immediately exercisable.

Employee Benefit and Equity Compensation Plans

TheRas, Inc. 2016 Equity Incentive Plan

BBOT’s 2016 Plan was initially adopted by the BBOT board of directors, and approved by its stockholders, on January 20, 2017 and subsequently amended on May 15, 2017 and April 30, 2024 thereafter. The 2016 Plan allowed for the grant of incentive stock options to BBOT’s employees and any of its subsidiary corporations’ employees, and for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units awards and other stock-based awards to its employees, officers, directors and consultants of BBOT and its subsidiary corporations. Following the closing of the Business Combination, BBOT will not grant any further awards under the 2016 Plan, but all outstanding awards under the 2016 Plan will continue to be governed by their existing terms.

Under the 2016 Plan, BBOT reserved for issuance an aggregate of 45,789,702 shares of BBOT’s common stock. Any stock award or any portion thereof that expires or otherwise terminates without all of the shares covered by such stock award having been issued or is settled in cash will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the 2016 Plan. Following the closing of the Business Combination, any shares that are forfeited or repurchased by BBOT due to a failure to meet a condition required to vest or any shares reacquired by BBOT in satisfaction of any tax withholdings or as consideration for the exercise or purchase price of a stock award will revert to the reserve and become available for issuance under the 2025 Plan. The number of shares of common stock reserved for issuance is subject to adjustment in the event of a capitalization adjustment, including, but not limited to, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, and no more than 137,369,106 shares may be issued pursuant to incentive stock options.

The 2016 Plan is administered by the BBOT Board or a committee appointed by it. The plan administrator has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2016 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. Notwithstanding the foregoing, the plan administrator will seek stockholder approval of any amendment of the 2016 Plan that (i) materially increases the number of shares of common stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive stock awards under the 2016 Plan, (iii) materially increases the benefits accruing to participants under the 2016 Plan, (iv) materially reduces the price at which shares of common stock may be issued or purchased under the 2016 Plan, (v) materially extends the term of the 2016 Plan, or (vi) materially expands the types of stock awards available for issuance under the 2016 Plan. Except as otherwise provided in the 2016 Plan or a stock award agreement, no amendment of the 2016 Plan will materially impair a participant’s rights under an outstanding stock award without the participant’s written consent.

Stock options could have been granted under the 2016 Plan. The exercise price per share of all options must equal at least 100% of the fair market value per share of BBOT’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of BBOT’s stock on the date of grant, or any subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of BBOT’s common stock on the date of grant. The plan administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the plan administrator. Once vested, a participant may exercise his or her option at any time during their continuous service with BBOT; provided that, non-exempt employees may not exercise any vested shares until at least six months following the date of grant. After a participant’s termination of service, the participant generally may exercise his or her options, to the extent vested as of such date of termination, for three months after termination. If termination is due to disability, the option generally will remain exercisable, to the extent vested as of such date of termination, for twelve months after such termination If termination is due to the participant’s death, which occurs either during his or her continuous service or during the three month period after his or her termination without cause, then the option will generally remain exercisable, to the extent vested as of such date of termination, for eighteen months. However, in no event may an option be exercised later than the expiration of its term. If termination is for cause, then an option automatically expires upon the date of the optionee’s termination.

Restricted stock could have been granted under the 2016 Plan. Restricted stock awards are grants of shares of BBOT’s common stock that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the plan administrator.

Restricted stock units could have been granted under the 2016 Plan. A restricted stock unit is an award that covers a number of shares of BBOT’s common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The plan administrator determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to BBOT) and the form and timing of payment.

The 2016 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the plan administrator, by the laws of descent and distribution and domestic relations orders, and only the recipient of an award may exercise such an award during his or her lifetime.

In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options, and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by our board of directors or our stockholders.

The 2016 Plan provides that upon the effectiveness of a corporate transaction, BBOT has flexibility in determining the treatment of the awards under the 2016 Plan, including, but not limited to, the following actions (i) arrange for an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2016 Plan, (ii) accelerate vesting or arrange for the lapse of a an award, (iii) cancel unvested awards or (iv) provide cash payment to any vested awards. In the event BBOT determines to provide cash payment for vested options, BBOT may make or provide for a cash payment equal to (i) in the case of vested and exercisable options, the excess between the exercise price and the per share cash consideration payable to stockholders (as determined by the plan administrator) in the corporate transaction and (ii) in the case of restricted stock and restricted stock unit awards, the per share cash consideration payable to stockholders in the sale event multiplied by the number of shares of stock subject to such stock awards (payable at the time of the sale event or upon the later vesting of the awards). In the event of the forfeiture of shares of restricted stock issued under the 2016 Plan, such shares of restricted stock shall be repurchased from the holder at a price per share equal to the lower of (i) the fair market value of the shares on the date of repurchase or (ii) the original per share purchase price paid by the recipient of such shares. Additionally, the board of directors may resolve, in its sole discretion, to subject any assumed options or payments in respect of options to any escrow, holdback, indemnification, earn-out or similar provisions in the transaction agreements as such provisions apply to holders of BBOT’s common stock.

As of December 31, 2024, options to purchase up to 40,135,398 shares of common stock at a weighted average exercise price of $0.38 per share and no shares of restricted stock were outstanding under the 2016 Plan.

BridgeBio Pharma, Inc. Amended and Restated 2019 Inducement Equity Plan

On November 13, 2019, the board of directors of BridgeBio Pharma adopted the 2019 Inducement Equity Plan. The 2019 Inducement Plan provides for the grant of stock-based awards to induce highly qualified prospective officers and employees who are not currently employed by BridgeBio Pharma or its subsidiaries to accept employment and to provide them with a proprietary interest in BridgeBio Pharma, including common stock options and other stock-based awards. The board of directors of BridgeBio Pharma were authorized to issue 1,000,000 shares of common stock for inducement awards under the 2019 Inducement Plan, which may be allocated among stock options, awards of restricted common stock, restricted common units and other stock-based awards. In February 2023, the 2019 Inducement Plan was amended and restated to increase the total number of shares authorized for issuance from 1,000,000 shares to 2,000,000 shares. In December 2023, the 2019 Inducement Plan was further amended and restated to increase the number of shares authorized for issuance from 2,000,000 shares to 3,750,000 shares.

The terms and administration of the 2019 Inducement Plan are substantially similar to that of the Amended and Restated Plan, as described in detail below, with the exception of the information provided herein. The 2019 Inducement Plan is reserved for individuals whom BridgeBio Pharma may issue securities to without stockholder approval as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market LLC. Individuals who were not previously an employee or director of BridgeBio Pharma or its subsidiaries, or following a bona fide period of non-employment, are eligible to participate in the 2019 Inducement Plan, subject to the discretion of the administrator. The 2019 Inducement Plan does not include a maximum value of awards that may be granted to non-employee directors in any given calendar year. Further, the 2019 Inducement Plan permits (i) permits granting of non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards and dividend equivalent rights but does not permit granting of incentive stock options or cash-based awards and (ii) permits the administrator to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants. Lastly, the 2019 Inducement Plan also does not permit the administrator to delegate authority to a committee of one or more officers of BridgeBio Pharma to grant awards under such plan.

The 2019 Inducement Plan was effective immediately upon approval by the board of directors of BridgeBio Pharma. The board of directors of BridgeBio Pharma may at any time amend or discontinue the 2019 Inducement Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose without the holder’s consent.

BridgeBio Pharma, Inc. Amended and Restated 2021 Stock Option and Incentive Plan

On June 21, 2019, the board of directors of BridgeBio Pharma adopted the 2019 Plan, subject to stockholder approval, which was obtained on June 22, 2019. On April 14, 2020, the board of directors of BridgeBio Pharma adopted an amendment and restatement of the 2019 Plan (the “Amended 2019 Plan”), also subject to stockholder approval, which was obtained on June 2, 2020. On October 28, 2021, the board of directors of BridgeBio Pharma adopted an amendment and restatement of the Amended 2019 Plan in the form of the 2021 Amended and Restated BridgeBio Pharma, Inc. Stock Option and Incentive Plan, subject to stockholder approval, which was obtained on December 15, 2021.

On April 19, 2024, the board of directors of BridgeBio Pharma adopted an amendment and restatement of the 2021 Plan (the “Amended and Restated Plan”), subject to stockholder approval. The Amended and Restated Plan amends the 2021 Plan to (i) increase the aggregate number of shares authorized for issuance under the 2021 Plan by 6,500,000 shares, which includes an increase in the aggregate number of shares that may be issued in the form of incentive stock options by 6,500,000 shares, in each case subject to adjustment as provided for in the 2021 Plan, and (ii) remove the ability to pay dividends and dividend equivalents on unvested or unearned awards.

The Amended and Restated Plan will be administered by the compensation committee of BridgeBio Pharma (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, to modify or accelerate any award and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated Plan. The Administrator may delegate to a committee consisting of one or more officers of BridgeBio Pharma, including the Chief Executive Officer of BridgeBio Pharma, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not a member of the delegated committee, subject to certain limitations and guidelines.

All full-time and part-time officers, employees, non-employee directors and consultants of BridgeBio Pharma are eligible to participate in the Amended and Restated Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the Amended and Restated Plan. For example, the maximum number of shares of common stock to be issued under the Amended and Restated Plan is 47,723,827 shares. The maximum number of shares of common stock that may be issued in the form of incentive stock options under the Amended and Restated Plan shall not exceed 47,723,827 shares.

The Amended and Restated Plan provides that the value of all awards awarded under the Amended and Restated Plan and all other cash compensation paid by BridgeBio Pharma to any non-employee director in any calendar year shall not exceed $1,250,000 and in any calendar year subsequent to the calendar year in which any non-employee director is first elected to the board of BridgeBio Pharma may not exceed $600,000.

The Amended and Restated Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended and Restated Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of BridgeBio Pharma and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants of BridgeBio Pharma. The option exercise price of each option will be determined by the compensation committee of BridgeBio Pharma but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the Nasdaq Global Select Market (or another national securities exchange) on the date immediately preceding the grant date.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Amended and Restated Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership following such procedures as BridgeBio Pharma may prescribe) of shares of common stock that are not then subject to restrictions under any BridgeBio Pharma plan. Subject to applicable law, the exercise price may also be delivered to BridgeBio Pharma by a broker pursuant to irrevocable instructions to the broker from the optionee, provided that the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as BridgeBio Pharma shall prescribe as a condition of such payment procedure. In addition, the Administrator may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in BridgeBio Pharma stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of BridgeBio Pharma common stock on the date of grant. The term of each stock appreciation right will be fixed by BridgeBio Pharma’s compensation committee and may not exceed 10 years from the date of grant. The Administrator will determine at what time or times each stock appreciation right may be exercised.

The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with BridgeBio Pharma through a specified restricted period. Any dividend equivalent rights paid during the restriction period will be automatically deferred and/or reinvested in additional restricted stock, and such right will be deferred, and paid contingent on, the vesting of the restricted stock.

The Administrator may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash (to the extent explicitly provided for in the applicable award certificate) subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with BridgeBio Pharma through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

The Administrator may also grant shares of common stock which are free from any restrictions under the Amended and Restated Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. No dividends or dividend equivalents shall be paid out or settled unless and until, and then only to the extent that, the applicable securities underlying an award have been earned or vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

The Administrator may grant cash bonuses under the Amended and Restated Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

The Amended and Restated Plan provides that, in the event of and subject to the consummation of a “sale event,” as defined in the Amended and Restated Plan, except as otherwise provided by the Administrator in the award agreement, and unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity, all stock options and stock appreciation rights with time-based conditions will become vested and exercisable upon the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such sale event, individuals holding stock options and stock appreciation rights will be permitted to exercise such stock options and stock appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the Amended and Restated Plan upon a sale event, BridgeBio Pharma may make or provide for a cash payment to participants holding vested and exercisable stock options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights. BridgeBio Pharma may also make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares subject to such awards. Finally, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the Amended and Restated Plan (taking into account the acceleration of such awards under the Amended and Restated Plan). All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Awards under the Amended and Restated Plan shall be subject to BridgeBio Pharma’s clawback policy, as in effect from time to time.

The Amended and Restated Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Amended and Restated Plan, to certain limits in the Amended and Restated Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Participants in the Amended and Restated Plan are responsible for the payment of any federal, state or local taxes that BridgeBio Pharma is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the tax withholding obligations satisfied by authorizing BridgeBio Pharma to withhold shares of common stock to be issued pursuant to exercise or vesting.

The board of directors of BridgeBio Pharma may at any time amend or discontinue the Amended and Restated Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the Nasdaq Global Select Market, any amendments that materially change the terms of the Amended and Restated Plan will be subject to approval by BridgeBio Pharma’s stockholders. Amendments shall also be subject to approval by BridgeBio Pharma’s stockholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive stock options. The Administrator may not reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder consent.

The Amended and Restated Plan will be effective until June 25, 2029. Awards of incentive options may be granted under the Amended and Restated Plan until June 21, 2029. No other awards may be granted under the Plan after June 25, 2029. The Amended and Restated Plan would not extend the term of the 2021 Plan.

BridgeBio Oncology Therapeutics, Inc. 2025 Stock Option and Incentive Plan

The 2025 Plan was adopted by the Helix Board on June 20, 2025 and was approved by Helix’s shareholders on August 4, 2025. The 2025 Plan was ratified and adopted by our board of directors and became effective immediately following the Closing, on the Closing Date. The 2025 Plan allows the Company to make equity and equity-based incentive awards to officers, employees, directors and consultants. Our board of directors anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Following the consummation of the Business Combination, the Company shall make future grants of equity incentive awards under the 2025 Plan.

The 2025 Plan will be administered by the compensation committee of the our board of directors, our board of directors or such other similar committee pursuant to the terms of the 2025 Plan. The plan administrator, which initially will be the compensation committee of our board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. The plan administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

The total number of shares of Common Stock initially reserved for issuance under the 2025 Plan was 5,373,641 shares (the “Initial Limit”). The 2025 Plan provides that the number of shares reserved and available for issuance under the 2025 Plan will automatically increase each January 1, beginning on January 1, 2026, by 5% of the sum of (a) the number of shares of Common Stock issued and outstanding, (b) the number of shares of Common Stock underlying any outstanding stock options, restricted stock units, stock appreciation rights or other equity awards exercisable for or convertible or exchangeable into shares of Common Stock pursuant to the Company’s equity incentive plans or similar arrangements, (c) the number of shares of Common Stock reserved for future issuance under the Company’s equity incentive plans or similar arrangements, and (d) the number of shares of Common Stock issuable upon (i) the exercise of any outstanding warrants or other rights to purchase shares of Common Stock or (ii) the conversion or exchange of any outstanding shares of preferred stock or other securities convertible or exchangeable into shares of Common Stock, to the extent not included in clause (b) or

(c) ((a) through (d) collectively, the “Fully Diluted Shares”) on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in the Company capitalization. The maximum aggregate number of shares of Common Stock that may be issued upon exercise of incentive stock options under the 2025 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2026 and on each January 1 thereafter by the lesser of the Annual Increase or 5,842,855 shares of Common Stock, subject, in each case, to any adjustments permitted under the 2025 Plan.

BridgeBio Oncology Therapeutics, Inc. 2025 Employee Stock Purchase Plan

The 2025 ESPP was adopted by the Helix Board on June 20, 2025 and was approved by Helix’s shareholders on August 4, 2025. The 2025 ESPP was ratified and adopted by our board of directors and became effective immediately following the Closing, on the Closing Date. The 2025 ESPP will be administered by the person or persons appointed by our board of directors. Initially, the compensation committee of our board of directors will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2025 ESPP as it deems advisable. It is intended that a component of the 2025 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Any employee of the Company or one of its subsidiaries that has been designated to participate in the 2025 ESPP is eligible to participate in the 2025 ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed by the Company for at least 30 days. No person who owns or holds, or as a result of participation in the 2025 ESPP would own or hold, Common Stock or options to purchase Common Stock, that together equal to 5% or more of total combined voting power or value of all classes of stock of the Company or any parent or subsidiary is entitled to participate in the 2025 ESPP. No employee may exercise an option granted under the 2025 ESPP that permits the employee to purchase Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

The number of shares of Common Stock initially reserved and authorized for issuance under the 2025 ESPP was 895,607 shares of Common Stock. The 2025 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2026, by the lesser of 973,809 shares of Common Stock, 1% of the Fully Diluted Shares on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2025 ESPP will be appropriately adjusted.

Senior Executive Cash Incentive Bonus Plan

In connection with the Business Combination, the Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), effective as of the Closing. The Bonus Plan provides for cash bonus payments based upon BBOT and/or individual performance targets established by the plan administrator. The payment targets may be related to financial and/or operational measures or objectives with respect to the company, or the corporate performance goals, as well as individual performance objectives.

The plan administrator may select corporate performance goals from among the following: research, preclinical, developmental, publication, clinical or regulatory milestones; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of BBOT common stock; economic value-added; acquisitions, licenses, collaborations or strategic transactions; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; total shareholder return; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings

(loss) per share of BBOT’s common stock; bookings, new bookings or renewals; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention and recruiting and other human resources matters; operating income and/or net annual recurring revenue or any other performance goal selected by the compensation committee of the Board, as applicable, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) as compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis. Further, any corporate performance goals may be used to measure the performance of BBOT as a whole or a business unit or other segment of BBOT, or one or more product lines or specific markets. The corporate performance goals may differ from individual to individual and from performance period to performance period.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the administrator and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after BBOT’s financial reports have been published or such other appropriate time as the plan administrator determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 2.5 months after the end of the year in which such performance period ends. Subject to the rights contained in any written agreement between the executive officer and BBOT, an executive officer shall be required to be employed by us on the bonus payment date to be eligible to receive a bonus payment under the Bonus Plan. The Bonus Plan also permits the plan administrator to approve additional bonuses to executive officers in its sole discretion.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of the BBOT Board during the fiscal year ended December 31, 2024. Non-employee directors Michelle Doig and Raymond Kelleher did not receive cash or equity compensation from BBOT for their services as directors during 2024 due to their affiliation with Omega Funds and Cormorant Asset Management, respectively. Other than as set forth in the table and described more fully below, BBOT did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of its board of directors in 2024. During the fiscal year ended December 31, 2024, Dr. Wallace, BBOT’s Chief Executive Officer, served as a member of its board of directors and received no additional compensation for his services as a member of the BBOT Board. The compensation for the fiscal year ended December 31, 2024 received by Dr. Wallace, as an NEO of BBOT, is presented in the “2024 Summary Compensation Table” above. In addition, during the fiscal year ended December 31, 2024, Dr. Kumar, BBOT’s former Chief Executive Officer, served as a member of its board of directors and received no additional compensation for his services as a member of the BBOT Board. The compensation for the fiscal year ended December 31, 2024 received by Dr. Kumar, as the Chief Executive Officer of BridgeBio Pharma is disclosed in BridgeBio Pharma’s definitive proxy statement for its 2025 annual meeting of stockholders, and Dr. Kumar did not receive any additional compensation as an NEO of BBOT.

2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Michelle Doig(3)	—	—	—
Raymond Kelleher, M.D., Ph.D.(3)	—	—	—
Frank McCormick, Ph.D.(4)(5)	40,000	386,170	426,170
Praveen Tipirneni, M.D.(4)(6)	5,000	279,027	284,027

(1)	The amounts reported represents the fees each director received for their services to the BBOT Board during the fiscal year ended December 31, 2024.
(2)

The amounts reported represent the aggregate grant date fair value of the option awards granted to our directors during the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported in this column are set forth in note 8 of BBOT’s financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting costs for these option awards and do not correspond to the actual economic value that may be received by BBOT’s directors upon the exercise of the option award or any sale of the underlying shares of common stock.

(3)	As of December 31, 2024, Ms. Doig and Dr. Kelleher did not hold any outstanding equity awards.
(4)

As of December 31, 2024, Drs. McCormick and Tipirneni each held outstanding options to purchase an aggregate of 1,595,742 and 911,853 shares of BBOT’s common stock, respectively, and did not hold any other unvested stock awards.

(5)

Dr. McCormick joined as a member and the chair of the our board of directors on May 1, 2024. As such, his fees were prorated for the services he provided during fiscal year ended 2024. Although Dr. McCormick is affiliated with BridgeBio Pharma, his compensation reflected herein solely reflects his services as a member of our board of directors.

(6)	Dr. Tipirneni joined as a member of the our board of directors on November 11, 2024. As such, his fees were prorated for the services he provided during the fiscal year ended December 31, 2024.

Director Offer Letters

Frank McCormick, Ph.D.

On September 10, 2024, we entered into an offer letter with Frank McCormick (the “McCormick Offer Letter”) pursuant to which Dr. McCormick serves as a member and chair of the BBOT Board, effective as of May 1, 2024. In accordance with the McCormick Offer Letter, on September 25, 2024, BBOT granted Dr. McCormick an early exercisable option to purchase 1,595,742 shares of common stock (the “McCormick Option”), which vests in equal monthly installments over a four-year period following May 1, 2024, subject to Dr. McCormick’s “continuous service” (as defined in the 2016 Plan) with BBOT through each applicable vesting date; provided that, in the event of a “change in control” (as defined in the applicable stock option agreement) the McCormick Option will accelerate vesting and become fully exercise, subject to Dr. McCormick’s continuous service with BBOT through the closing of such event.

Upon a termination of his services, and in the event that Dr. McCormick early exercises any portion of the McCormick Option, BBOT will have the right to repurchase any unvested shares thereunder in accordance to the terms in the 2016 Plan. In addition, Dr. McCormick is entitled to an annual cash retainer of $60,000 for his role as chair of the board of directors, payable quarterly, subject to pro-rationing for the fiscal year ended 2024, as well as reimbursement for reasonable travel expenses incurred by Dr. McCormick for his attendance at meetings of the BBOT Board.

Praveen Tipirneni, M.D.

On October 25, 2024, BBOT entered into an offer letter with Praveen Tipirneni (the “Tipirneni Offer Letter”) pursuant to which Dr. Tipirneni serves as a member of the BBOT Board, effective as of November 11, 2024. In accordance with the Tipirneni Offer Letter, on December 26, 2024, BBOT granted Dr. Tipirneni an early exercisable option to purchase 911,853 shares of common stock (the “Tipirneni Option”), which vests in equal monthly installments over a four-year period following November 11, 2024, subject to Dr. Tipirneni’s “continuous service” (as defined in the 2016 Plan) with BBOT through each applicable vesting date; provided that, in the event of a “change in control” (as defined in the applicable stock option agreement) the Tipirneni Option will accelerate vesting and become fully exercise, subject to Dr. Tipirneni’s continuous service through the closing of such event. Upon a termination of his services, and in the event that Dr. Tipirneni early exercises any portion of the Tipirneni Option, BBOT will have the right to repurchase any unvested shares thereunder in accordance to the terms in the 2016 Plan. In addition, Dr. Tipirneni is entitled to an annual cash retainer of $30,000 for his role as a member of the board of directors, payable quarterly, subject to proration for the fiscal year ended 2024, as well as reimbursement for reasonable travel expenses incurred by Dr. Tipirneni for his attendance at meetings of the BBOT Board.

Jake Bauer, M.B.A.

On April 25, 2025, BBOT entered into an offer letter with Jake Bauer (the “Bauer Offer Letter”) pursuant to which Mr. Bauer serves as a member of the BBOT Board, effective as of April 25, 2025. Mr. Bauer is entitled to an annual cash retainer of $30,000 for his role as a member of the board of directors, payable quarterly, subject to proration for the fiscal year 2025, as well as reimbursement for reasonable travel expenses incurred by Mr. Bauer for his attendance at meetings of the BBOT Board.

Non-Employee Director Compensation Policy

In connection with the Business Combination, our board of directors adopted a non-employee director compensation policy, effective immediately following the Closing. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, the non-employee directors are eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership:
Members:	$40,000
Additional Retainer for Non-Executive Chairperson or Lead Independent Director:	$30,000
Additional Annual Retainer for Committee Membership:
Audit Committee:
Members (other than chair):	$7,500
Chair:	$15,000
Compensation Committee:
Members (other than chair):	$5,000
Chair:	$10,000
Nominating and Corporate Governance Committee:
Members (other than chair):	$4,250
Chair:	$8,500

In addition, the non-employee director compensation policy provides that, upon initial election or appointment to the board of directors, each non-employee director will be granted a stock option to purchase 69,693 shares of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s common stock (the “Initial Grant”). The Initial Grant will vest in equal monthly installments over three years following the grant date, subject to continued service through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders following the completion of the Business Combination, each non-employee director who continues as a non-employee director following such meeting will be granted a stock option to purchase 34,946 shares of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s common stock (the “Annual Grant”). The Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders, subject to continued service through the applicable vesting date. If a non-employee director joins the Board on a date other than the date of the annual meeting of stockholders, then in lieu of the Annual Grant, such non-employee director will be granted a prorated portion of the Annual Grant corresponding to such partial year of service at the next annual meeting of stockholders. The Initial Grant and the Annual Grant (and any pro-rated portions thereof) are subject to full accelerated vesting upon the sale of the company.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.

Our board of directors will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the board of directors or any committee thereof.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter and the Bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Charter and the Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 500,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The Charter authorizes the issuance of 500,000,000 shares of common stock, par value $0.0001 per share. As of August 29, 2025, there were issued and outstanding 79,196,710 shares of Common Stock.

The Charter provides that:

•

The holders of Common Stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided that such holders shall not be entitled to vote on any amendment to the Charter (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Charter (or pursuant to a certificate of designations of any series of Preferred Stock);

•

dividends may be declared and paid or set apart for payment upon common stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

•	upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of Common Stock.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that the Company will not do so in the future.

Dividends

Under the Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current Charter and the Bylaws, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Charter.

Preemptive or Other Rights

The Charter does not provide for any preemptive or other similar rights.

Election of Directors

Our board of directors currently consists of eight directors and is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on our board of directors.

Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

Annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, the Company may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and Bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. The Company has entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter.

The Company purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, Helix purchased a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of Helix’s prior policy. The Company will maintain such tail policy for a period of six years following the Closing.

These provisions may discourage current and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, Charter and Bylaws

The Charter, Bylaws and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Exclusive Forum

The Company’s organizational documents establish that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Charter or Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

Advance Notice of Director Nominations and New Business

We have established advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Listing of Securities

Our Common Stock is listed on Nasdaq under the symbol “BBOT”.

Registration Rights

At the Closing, the Company entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the Helix Insiders and certain BBOT Stockholders will have specified rights to require the Company to register all or a portion of their shares of Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. The PIPE Investors also have registration rights pursuant to the terms of the Subscription Agreements.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Resales under Rule 144

Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”). Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of common stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell securities pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates or (B) if we satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of stock of ours pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:

•	1.0% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us;

•

the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•

the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of common stock.

Rule 145

The shares of common stock to be issued to certain persons or entities pursuant to the registration statement of which this prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (the “merger”) at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:

•	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and

•

either (i) the sale occurs at least 90 days after the securities were acquired in the merger and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the expected beneficial ownership of shares of Common Stock immediately following consummation of the Business Combination by:

•	each person who is the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company as a group;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock as of the ownership date is based on 79,196,710 shares issued and outstanding as of August 29, 2025.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned	Percent
Directors and Executive Officers
Eli Wallace, Ph.D.(2)	224,447	*
Pedro Beltran, Ph.D.(3)	160,320	*
Yong Ben, M.D. (4)	123,378	*
Uneek Mehra	—	—
Jake Bauer(5)	—	—
Bihua Chen(9)	17,878,594	22.6%
Michelle Doig	—	—
Raymond Kelleher, M.D., Ph.D.	—	—
Neil Kumar, Ph.D.	—	—
Frank P. McCormick, Ph.D., F.R.S., D. Sc.(6)	142,933	*
Praveen Tipirneni, M.D., M.B.A.(7)	82,889	*
All Directors and Executive Officers as a Group (11 individuals) (8)	18,612,561	23.5%
5% Holders
Certain investment vehicles managed by Cormorant Asset Management, LP(9)	17,878,594	22.6%
BridgeBio Pharma LLC(10)	13,878,554	17.5%
Entities affiliated with Deerfield Management Company, L.P.(11)	4,885,446	6.2%

(1)	The business address of each Director and Executive Officer is 256 E. Grand Avenue, Suite 104, South San Francisco, CA 94080.
(2)

Reflects 224,448 shares of Common Stock underlying stock options to purchase Common Stock exercisable within 60 days of August 29, 2025, which does not include 20,822 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.

(3)

Reflects 160,320 shares of Common Stock underlying stock options to purchase Common Stock exercisable within 60 days of August 29, 2025, which does not include 14,882 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.

(4)

Reflects 123,378 shares of Common Stock underlying stock options to purchase Common Stock exercisable within 60 days of August 29, 2025, which does not include 14,882 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.

(5)	This does not include 17,274 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.
(6)

Reflects 142,933 shares of Common Stock underlying stock options to purchase Common Stock exercisable within 60 days of August 29, 2025, which does not include 3,795 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.

(7)

Reflects 82,889 shares of Common Stock underlying stock options to purchase Common Stock exercisable within 60 days of August 29, 2025, which does not include 2,178 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8.

(8)	Includes the Common Stock beneficially owned by the Company’s officers and directors as a group.
(9)

Reflects (i) 4,528,186 shares of Common Stock owned by the Sponsor, (ii) 2,187,536 shares owned by Cormorant Private Healthcare Fund III, LP (“Fund III”), (iii) 1,905,046 shares owned by Cormorant Private Healthcare Fund IV, LP (“Fund IV”), (iv) 3,305,470 shares owned by Cormorant Private Healthcare Fund V, LP (“Fund V”), and (v) 5,952,356 shares owned by Cormorant Global Healthcare Master Fund, LP (“Master Fund”, and together with Fund III, Fund IV, and Fund V, the “Cormorant Funds”). Bihua Chen is the manager of Sponsor and has voting and investment discretion with respect to the shares held of record by Sponsor. Cormorant Asset Management, LP serves as the investment manager to Fund III, Fund IV, Fund V, and Master Fund. Cormorant Private Healthcare GP III, LLC (“GP III”) is the general partner of Fund III; Cormorant Private Healthcare GP IV, LLC (“GP IV”) is the general partner of Fund IV; Cormorant Private Healthcare GP V, LLC (“GP V”) is the general partner of Fund V; and Cormorant Global Healthcare GP, LLC (“Global GP”) is the general partner of the Master Fund. Bihua Chen serves as the managing member of GP III, GP IV, GP V, and Global GP, and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by each of the Cormorant Funds. Ms. Chen disclaims any beneficial ownership of the securities held by the Sponsor and the each of the Cormorant Funds other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(10)

Reflects 13,805,126 shares of Common Stock held by BridgeBio Pharma LLC and 73,428 shares of Common Stock issuable upon the exercise of vested stock options. Voting and investment power over the shares held by BridgeBio Pharma LLC is exercised by its parent entity, BridgeBio Pharma, Inc. The board of directors of BridgeBio Pharma, Inc. consists of Neil Kumar, Ph.D., Eric Aguiar, M.D., Jennifer E. Cook, Douglas A. Dachille, Ronald J. Daniels, Andrea J. Ellis, Fred Hassan, Charles Homcy, M.D., Andrew W. Lo, Ph.D., Frank P. McCormick, Ph.D., F.R.S., D.Sc., James C. Momtazee, Ali J. Satvat, Randal W. Scott, Ph.D., and Hannah A. Valantine, M.D. None of the members of the board of directors of BridgeBio Pharma, Inc. or BridgeBio Pharma LLC has individual voting or investment power with respect to such shares. The address for BridgeBio Pharma LLC and the individuals listed above is c/o BridgeBio Pharma, Inc., 3160 Porter Drive, Suite 250, Palo Alto, California 94304.

(11)

Reflects 2,442,723 shares of Common Stock held by Deerfield Partners, L.P. and 2,442,723 shares of Common Stock held by Deerfield Private Design Fund V, L.P. Deerfield Mgmt V, L.P. is the general partner of, and may be deemed to beneficially own the shares of Common Stock held by Deerfield Private Design Fund V, L.P. Deerfield Mgmt, L.P. is the general partner of, and may be deemed to beneficially own the shares of Common Stock held by Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of both Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. James E. Flynn is the sole manager of the general partner of each of Deerfield Mgmt V, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the shares of Common Stock held by Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. The address Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, New York 10010.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and resale by the Selling Securityholders of up to 63,054,549 Common Stock, consisting of up to (i) 24,343,711 PIPE shares issued in the PIPE Financing at a per share price of $10.7173 per share, (ii) 4,648,186 shares of Common Stock issued to the Sponsor and certain initial shareholders of Helix in connection with the Business Combination, (iii) 32,155,445 shares of Common Stock issued or issuable to certain equity holders of the Company pursuant to the Business Combination and (iv) 1,907,207 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $1.02 to $7.88 per share, issued to certain of our affiliates. Sales of the foregoing shares of Common Stock, which comprise a significant portion of our public float, by the Selling Securityholders, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Common Stock.

The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock after the date of this prospectus such that registration rights shall apply to those securities.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership after this offering on 79,196,710 shares of common stock outstanding as of the Closing Date.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

Unless otherwise indicated below, the address of each Selling Securityholder listed in the tables below is c/o BridgeBio Oncology Therapeutics, Inc., 256 E. Grand Avenue, Suite 104, South San Francisco, CA 94080.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock to be Sold in this Offering	Common Stock Owned After this Offering	Percent
Aisling Capital V, LP (1)	564,625	564,625	—	—
ADAR1 Partners, LP (2)	828,960	797,775	31,185	*
Aedan Lev Weinstein (3)	93,307	93,307	—	—
Albert A. Holman III (4)	30,000	30,000	—	—
Andrew Philips (5)	30,000	30,000	—	—
BC Global Opportunities IX, LP (6)	4,365,747	3,265,747	1,100,000	*
BlackRock Global Funds World Healthscience Fund (7)	1,547,964	1,547,964	—	—
BlackRock Health Sciences Opportunities Portfolio (8)	1,060,002	209,287	850,715	*

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock to be Sold in this Offering	Common Stock Owned After this Offering	Percent
BlackRock Health Sciences Trust (9)	77,112	15,582	61,530	*
BP Fund LLC Series 1 (10)	46,653	46,653	—	—
BridgeBio Pharma LLC (11)	13,878,554	13,878,554	—	—
Casdin Private Growth Equity Fund II, L.P. (12)	282,312	282,312	—	—
Citadel CEMF Investments Ltd. (13)	2,528,762	1,399,512	1,129,250	1.4%
Compass SAV II LLC (14)	27,059	27,059	—	—
Compass Offshore SAV II PCC Limited (15)	17,261	17,261	—	—
Cormorant Private Healthcare Fund III, LP (16)	2,187,536	760,496	1,427,040	1.8%
Cormorant Private Healthcare Fund IV, LP (17)	1,905,046	1,905,046	—	—
Cormorant Private Healthcare Fund V, LP (18)	3,305,470	2,401,870	903,600	1.1%
Cormorant Global Healthcare Master Fund, LP (19)	5,952,356	5,882,996	69,360	*
Davos Equities LLC (20)	93,307	93,307	—	—
Entities affiliated with Deerfield Management Company, L.P. (21)	4,885,446	4,885,446	—	—
Eli Wallace (22)	224,447	657,790	—	—
Eventide Healthcare Innovation Fund I LP (23)	1,082,362	1,082,362	—	—
Frank McCormick (24)	142,933	150,367	—	—
GV 2023, L.P. (25)	2,823,126	2,823,126	—	—
Helix Holdings II LLC (26)	4,528,186	4,528,186	—	—
Integrated Core Strategies (US) LLC (27)	1,148,141	466,535	681,606	*
Jeffery G. Murphy Revocable Living Trust DTD 12/27/1996 (28)	93,307	93,307	—	—
John P. Schmid (29)	30,000	30,000	—	—
Mark C. McKenna (30)	30,000	30,000	—	—
Mekn Investment LLC (31)	46,653	46,653	—	—
Napoli 2015 Quogue Holdings LLC (32)	46,653	46,653	—	—
Naz II Holding LLC (33)	93,307	93,307	—	—
Novo Holdings A/S (34)	1,866,141	1,866,141	—	—
Octagon Investments Master Fund LP (35)	1,043,110	793,110	250,000	*
Omega Fund VII, L.P. (36)	3,289,661	3,289,661	—	—
Paradigm BioCapital Advisors LP (37)	219,831	219,831	—	—
Paradigm BioCapital International Fund Ltd. (38)	1,646,310	1,646,310	—	—
Pedro Beltran (39)	160,320	469,849	—	—
Praveen Tipirneni (40)	82,889	85,924	—	—
Sio Partners LP (41)	50,385	50,385	—	—
Sio Partners Offshore Ltd (42)	35,923	35,923	—	—
Spearhead Insurance Solutions IDF, LLC – Series ADAR1 (43)	136,880	135,295	1,585	*

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock to be Sold in this Offering	Common Stock Owned After this Offering	Percent
StemPoint Capital LP (44)	186,614	186,614	—	—
TheRas Aggregator, LP (45)	2,626,946	2,626,946	—	—
Wellington Biomedical Innovation Master Investors (Cayman) II L.P. (46)	2,818,348	2,818,348	—	—
Wellington Biotechnology Long/Short Fund (Bermuda) L.P. (47)	83,958	83,958	—	—
Wellington Biotechnology Long/Short Fund, L.P. (48)	93,320	93,320	—	—
Yong Ben (49)	123,378	469,849	—	—

*	Indicates beneficial ownership less than 1%.
(1)

Consists of 564,625 shares of Common Stock held by Aisling Capital V, LP (“Aisling V”). The securities are held directly by Aisling Capital V, LP (“Aisling V”) and held indirectly by Aisling Capital Partners V, LP (“Aisling GP V”), as general partner of Aisling V, Aisling Capital Partners V LLC (“Aisling Partners V”), as general partner of Aisling GP V, and each of the individual managing members of Aisling Partners V. The individual managing members (collectively, the “Managers”) of Aisling Partners V are Dr. Andrew Schiff and Steve Elms. Aisling GP V, Aisling Partners V and the Managers share voting and dispositive power over the shares directly held by Aisling V. Each of Aisling GP V, Aisling Partners V and the Managers may be deemed to be the beneficial owner of the securities listed above only to the extent of its pecuniary interest therein and each of Aisling GP V, Aisling Partners V and the Managers disclaim beneficial ownership other than to the extent of each of its pecuniary interest in the shares of Common Stock held by Aisling V. The address for this entity is 489 5th Avenue, 10th Floor, New York, NY 10017.

(2)

Reflects 828,960 shares of Common Stock held by ADAR1 Partners, LP of which 797,775 shares of Common Stock held by ADAR1 Partners, LP are being registered and offered pursuant to this registration statement. Daniel P. Schneeberger may be deemed to beneficially own the shares of Common Stock held by ADAR1 Partners, LP and disclaims beneficial ownership of the shares of Common Stock held by ADAR1 Partners LP. The address for this entity is 3503 Wild Cherry Drive, Building 9, Austin TX 78738.

(3)	Consists of 93,307 shares of Common Stock held by Aedan Lev Weinstein. The address for this entity is 59 Calle Kings Ct #202, San Juan, PR 00911.
(4)	Consists of 30,000 shares of Common Stock held by Albert A. Holman III. The address for this individual is c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(5)	Consists of 30,000 shares of Common Stock held by Andrew Philips. The address for this individual is c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(6)

Reflects 4,365,747 shares of Common Stock held by BC Global Opportunities IX, LP of which 3,265,747 shares of Common Stock held by BC Global Opportunities IX, LP are being registered and offered pursuant to this registration statement. BC Capital Management Limited is the General Partner of BC Global Opportunities IX, LP. Tan Kuangming as the shareholder and director of BC Capital Management Limited may be deemed to beneficially own the shares of Common Stock held by BC Global Opportunities IX, LP. The address for this entity is Room 1202-07, 12 Floor, Nan Fung Tower, No. 88 Connaught Road Central, Central, Hong Kong.

(7)

Consists of 1,547,964 shares of Common Stock held by BlackRock Global Funds World Healthscience Fund. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Health Sciences Trust, BlackRock Health Sciences Opportunities Portfolio, BlackRock Global Funds World Healthsciences Fund, BlackRock Health Sciences Term Trust and Pacific Select Fund- Health Sciences Portfolio. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(8)

Reflects 1,060,002 shares of Common Stock held by BlackRock Health Sciences Opportunities Portfolio, of which 209,287 shares of Common Stock held by BlackRock Health Sciences Opportunities Portfolio are being registered and offered pursuant to this registration statement. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Health Sciences Trust, BlackRock Health Sciences Opportunities Portfolio, BlackRock Global Funds World Healthsciences Fund, BlackRock Health Sciences Term Trust and Pacific Select Fund- Health Sciences Portfolio. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(9)

Reflects 77,112 shares of Common Stock held by BlackRock Health Sciences Trust, of which 15,582 shares of Common Stock held by BlackRock Health Sciences Trust are being registered and offered pursuant to this registration statement. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Health Sciences Trust, BlackRock Health Sciences Opportunities Portfolio and BlackRock Global Funds World Healthsciences Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 50 Hudson Yards, New York, NY 10001. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(10)

Consists of 46,653 shares of Common Stock held by BP Fund LLC Series 1. Mark Mashburn as the President of BO Fund LLC Series 1 may be deemed to beneficially own the shares of Common Stock held by BP Fund LLC Series 1. The address for this entity is PO Box 363866, San Juan, PR 00936.

(11)

Consists of 13,805,126 shares of Common Stock to be held by BridgeBio Pharma LLC and 73,428 shares of Common Stock issuable upon the exercise of Options. Voting and investment power over the shares held by BridgeBio Pharma LLC is exercised by its parent entity, BridgeBio Pharma, Inc. The board of directors of BridgeBio Pharma, Inc. consists of Neil Kumar, Ph.D., Eric Aguiar, M.D., Jennifer E. Cook, Douglas A. Dachille, Ronald J. Daniels, Andrea J. Ellis, Fred Hassan, Charles Homcy, M.D., Andrew W. Lo, Ph.D., Frank P. McCormick, Ph.D., F.R.S., D.Sc., James C. Momtazee, Ali J. Satvat, Randal W. Scott, Ph.D., and Hannah A. Valantine, M.D. None of the members of the board of directors of BridgeBio Pharma, Inc. or BridgeBio Pharma LLC has individual voting or investment power with respect to such shares. The address for BridgeBio Pharma LLC and the individuals listed above is c/o BridgeBio Pharma, Inc., 3160 Porter Drive, Suite 250, Palo Alto, California 94304.

(12)

Consists of 282,312 shares of Common Stock held by Casdin Private Growth Equity Fund II, L.P. Casdin Capital, LLC serves as the investment manager of Casdin Private Growth Equity Fund II, L.P. The general partner of Casdin Private Growth Equity Fund II, L.P. is Casdin Private Growth Equity Fund II GP, LLC. Eli Casdin is the managing member of both Casdin Capital, LLC and Casdin Private Growth Equity Fund II GP, LLC and may be deemed to have voting and dispositive power over the shares held by the fund. The address of Casdin Capital, LLC, as the investment manager, is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.
(13)

Reflects 2,528,762 shares of Common Stock held by Citadel CEMF Investments Ltd. of which 1,399,512 shares of Common Stock held by Citadel CEMF Investments Ltd. are being registered pursuant to this registration statement. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors LLC. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares of Common Stock covered by this registration statement. The foregoing should not be construed in and of itself as an admission by Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, FL 33131.

(14)

Consists of 27,059 shares of Common Stock held by Compass SAV II LLC. Sio Capital Management, LLC is the investment manager for Compass SAV II LLC and Michael Castor is the managing member of such investment manager. Mr. Caster may be deemed the beneficial owner of the shares of Common Stock held by Compass SAV II LLC. Mr. Castor disclaims beneficial ownership of the shares of Common Stock held by Compass SAV II LLC, except to the extent of any pecuniary interest therein. The address for this entity is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, NY 10016.

(15)

Consists of 17,261 shares of Common Stock held by Compass Offshore SAV II PCC Limited. Sio Capital Management, LLC is the investment manager for Compass Offshore SAV II PCC Limited and Michael Castor is the managing member of such investment manager. Mr. Caster may be deemed the beneficial owner of the shares of Common Stock held by Compass Offshore SAV II PCC Limited. Mr. Castor disclaims beneficial ownership of the shares of Common Stock held by Compass Offshore SAV II PCC Limited, except to the extent of any pecuniary interest therein. The address for this entity is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, NY 10016.

(16)

Reflects 2,187,536 shares of Common Stock owned by Cormorant Private Healthcare Fund III, LP (“Fund III”) of which 760,496 shares of Common Stock held by Fund III are being registered and offered pursuant to this registration statement. Cormorant Asset Management, LP serves as the investment manager to Fund III and Cormorant Private Healthcare GP III, LLC (“GP III”) is the general partner of Fund III; Bihua Chen serves as the managing member of GP III and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by Fund III. Ms. Chen disclaims any beneficial ownership of the securities held by Fund III other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Fund III, GP III and Cormorant Asset Management, LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(17)

Consists of 1,905,046 shares of Common Stock owned by Cormorant Private Healthcare Fund IV, LP (“Fund IV”). Cormorant Asset Management, LP serves as the investment manager to Fund IV and Cormorant Private Healthcare GP IV, LLC (“GP IV”) is the general partner of Fund IV. Bihua Chen serves as the managing member of GP IV and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by Fund IV. Ms. Chen disclaims any beneficial ownership of the securities held by Fund IV other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Fund IV, GP IV and Cormorant Asset Management, LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(18)

Reflects 3,305,470 shares of Common Stock owned by Cormorant Private Healthcare Fund V, LP (“Fund V”) of which 2,401,870 shares of Common Stock held by Fund V are being registered and offered pursuant to this registration statement. Cormorant Asset Management, LP serves as the investment manager Fund V and Cormorant Private Healthcare GP V, LLC (“GP V”) is the general partner of Fund V. Bihua Chen serves as the managing member of GP V and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by Fund V.

Ms. Chen disclaims any beneficial ownership of the securities held by Fund V other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Fund V, GP V and Cormorant Asset Management, LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(19)

Reflects 5,952,356 shares of Common Stock owned by Cormorant Global Healthcare Master Fund, LP (“Master Fund”) of which 5,882,996 shares of Common Stock held by Master Fund are being registered and offered pursuant to this registration statement. Cormorant Asset Management, LP serves as the investment manager to Master Fund and Cormorant Global Healthcare GP, LLC (“Global GP”) is the general partner of the Master Fund. Bihua Chen serves as the managing member of Global GP and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by Master Fund. Ms. Chen disclaims any beneficial ownership of the securities held by Master Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Master Fund, Global Fund and Cormorant Asset Management, LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(20)

Consists of 93,307 shares of Common Stock held by Davos Equities LLC. David P. Nolan is the manager of Davos Equities LLC and Mr. Nolan may be deemed to beneficially own the shares of Common Stock held by Davos Equities LLC. The address of this entity is 200 Dorado Beach Dr #3722, Dorado, PR 00646.

(21)

The shares of Common Stock beneficially owned consist of (A) 2,442,723 shares of Common Stock held by Deerfield Partners, L.P. and (B) 2,442,723 shares of Common Stock held by Deerfield Private Design Fund V, L.P. Deerfield Mgmt V, L.P. is the general partner of, and has shared voting power and shared dispositive power over the shares of Common Stock held by Deerfield Private Design Fund V, L.P. Deerfield Mgmt, L.P. is the general partner of, and has shared voting power and shared dispositive power over the shares of Common Stock held by Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment manager of both Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. James E. Flynn is the sole manager of the general partner of each of Deerfield Mgmt V, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Management Company, L.P. and Mr. Flynn have shared voting power and shared dispositive power over the shares of Common Stock held by Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. The address for Deerfield Private Design Fund V, L.P. and Deerfield Partners, L.P. is c/o Deerfield Management Company, L.P., 345 Park Avenue South, 12th Floor, New York, New York 10010.

(22)

Reflects 224,447 shares of Common Stock underlying stock options exercisable within 60 days of August 29, 2025 which are beneficially owned by Eli Wallace as of such date, which does not include 20,822 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8. 657,790 shares of Common Stock issuable upon the exercise of the Options held by Eli Wallace are being registered and offered pursuant to this registration statement.

(23)

Consists of 1,082,362 shares of Common Stock held by Eventide Healthcare Innovation Fund I LP. Finny Kuruvilla and Robin John may be deemed to beneficially own the shares of Common Stock held by Eventide Healthcare Innovation Fund I LP. The address of this entity is 1 International Place, Suite 4210, Boston, MA 02110.

(24)

Reflects 142,933 shares of Common Stock underlying stock options exercisable within 60 days of August 29, 2025 which are beneficially owned by Frank McCormick as of such date, which does not include 3,795 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8. 150,367 shares of Common Stock issuable upon the exercise of the Options held by Frank McCormick are being registered and offered pursuant to this registration statement.

(25)

Consists of 2,823,126 shares of Common Stock held by GV 2023, L.P. GV 2023 GP, L.P. (the General Partner of GV 2023, L.P.), GV 2023 GP, L.L.C. (the General Partner of GV 2023 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2023 GP, L.L.C.), XXVI Holdings Inc. (the sole member of Alphabet Holdings LLC), and Alphabet Inc. (the controlling stockholder of XXVI Holdings Inc.) may each be deemed to share power to vote or dispose of the shares held directly by GV 2023, L.P. The principal business address for each of GV 2023, L.P., GV 2023 GP, L.P. GV 2023 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc., and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(26)

Consists of 4,528,186 shares of Common Stock held by the Helix Holdings II (“Sponsor”). Bihua Chen is the manager of Sponsor and has voting and investment discretion with respect to the shares held of record by Sponsor. Ms. Chen disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Sponsor is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(27)

Reflects 1,148,141 shares of Common Stock held by Integrated Core Strategies (US) LLC of which 466,535 shares of Common Stock held by Integrated Core Strategies (US) LLC are being registered and offered pursuant to this registration statement. The shares of Common Stock listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by Integrated Core Strategies (US) LLC. The address for Integrated Core Strategies (US) LLC is c/o Millenium Management LLC, 399 Park Avenue, New York, NY 10022.

(28)

Consists of 93,307 shares of Common Stock held by Jeffery G. Murphy Revocable Living Trust DTD 12/27/1996. Jeffrey G. Murphy may be deemed to beneficially own the shares of Common Stock and has the power to vote and dispose the shares of Common Stock held by Jeffrey G. Murphy Revocable Living Trust DTD 12/27/1996. The address for this entity is 6085 Timberidge Drive, Parkville, MO 64152.

(29)	Consists of 30,000 shares of Common Stock held by John P. Schmid. The address for this individual is c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(30)	Consists of 30,000 shares of Common Stock held by Mark C. McKenna. The address for this individual is c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(31)

Consists of 46,653 shares of Common Stock held by Mekn Investment LLC. Marie Kaiser Napoli may be deemed to beneficially own the shares of Common Stock held by Mekn Investment LLC. The address for this entity is 200 Dorado Beach Dr #3722, Dorado, PR 00646.

(32)

Consists of 46,653 shares of Common Stock held by Napoli 2015 Quogue Holdings LLC. Marie Kaiser Napoli and Paul Napoli may be deemed to beneficially own the shares of Common Stock held by Napoli 2015 Quogue Holdings LLC. The address for this entity is 200 Dorado Beach Dr #3812, Dorado, PR 00646.

(33)	Consists of 93,307 shares of Common Stock held by Naz II Holding LLC. The address for this entity is 53 Palmeras St, Suite 601, San Juan, PR 00911.
(34)

Consists of 1,866,141 shares of Common Stock held by Novo Holdings A/S (“Novo”). Novo has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Novo. All decisions are made by a committee of three or more, all of whom are employees of Novo Holdings or its affiliates. The address for Novo is Tuborg Havnevej 19, DK 2900, Hellerup, Denmark.

(35)

Reflects 1,043,110 shares of Common Stock held by Octagon Investments Master Fund LP of which 793,110 shares of Common Stock held by Octagon Investments Master Fund LP are being registered and offered pursuant to this registration statement. Octagon Capital Advisors LP is the general partner of Octagon Investments Master Fund LP. Ting Jia, as the managing member of Octagon Capital Advisors LP, may be deemed to beneficially own the shares of Common Stock held by Octagon Investments Master Fund LP. The address for this entity is 654 Madison Avenue, 21st Floor, New York, NY 10065.

(36)

Consists of 3,289,661 shares of Common Stock held by Omega Fund VII, L.P. (“Omega Fund”). Omega Fund VII GP Manager, Ltd. (“Omega Ltd”) is the sole general partner of Omega Fund VII GP, L.P. (“Omega GP”), which is the sole general partner of Omega Fund; and each of Omega Ltd. and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Claudio Nessi, Francesco Draetta and Otello Stampacchia are the directors of Omega Ltd. and, as a result, may be deemed to share voting and investment power over the shares held directly by Omega Fund. Each of Dr. Stampacchia, Mr. Draetta, Dr. Nessi, Omega Ltd. and Omega GP disclaim beneficial ownership of the shares held by Omega Fund except to the extent of their pecuniary interest therein. The business address of the Omega Fund and its affiliates is 888 Boylston Street, Suite 1111, Boston, MA 02199.

(37)

Consists of 219,831 shares of Common Stock held by Paradigm BioCapital Advisors LP, as discretionary investment manager on behalf of a separate account client solely with respect to the assets for which Paradigm BioCapital Advisors LP acts as its investment manager. The shares may be deemed to be indirectly beneficially owned by each of Paradigm BioCapital Advisors LP, Paradigm BioCapital Advisors GP LLC, and Senai Asefaw, M.D. Paradigm BioCapital Advisors GP LLC is the general partner of

Paradigm BioCapital Advisors LP and Senai Asefaw, M.D. is the managing member of the Paradigm BioCapital Advisors GP LLC. The shares are managed by Paradigm BioCapital Advisors LP, with full investment and voting discretion, on behalf of one or more separately managed accounts managed by Paradigm BioCapital Advisors LP, or collectively, the Account. The foregoing statements shall not be construed as an admission that any of Paradigm BioCapital Advisors LP, Paradigm BioCapital Advisors GP LLC, Senai Asefaw, M.D. and the Account is a beneficial owner of the shares. The address for Paradigm BioCapital Advisors LP is 767 Third Avenue, 17th Floor, New York, NY 10017.
(38)

Consists of 1,646,310 shares of Common Stock held by Paradigm BioCapital International Fund Ltd. The shares may be deemed to be indirectly beneficially owned by each of Paradigm BioCapital Advisors LP, Paradigm BioCapital Advisors GP LLC, and Senai Asefaw, M.D. Paradigm BioCapital Advisors GP LLC is the general partner of Paradigm BioCapital Advisors LP and Senai Asefaw, M.D. is the managing member of the Paradigm BioCapital Advisors GP LLC. Paradigm BioCapital Advisors LP is the investment manager of Paradigm BioCapital International Fund Ltd. The foregoing statements shall not be construed as an admission that any of Paradigm BioCapital Advisors LP, Paradigm BioCapital Advisors GP LLC and Senai Asefaw, M.D. is a beneficial owner of the shares. The address for Paradigm BioCapital Internal Fund Ltd. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(39)

Reflects 160,320 shares of Common Stock underlying stock options exercisable within 60 days of August 29, 2025 which are beneficially owned by Pedro Beltran as of such date, which does not include 14,882 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8. 469,849 shares of Common Stock issuable upon the exercise of the Options held by Pedro Beltran are being registered and offered pursuant to this registration statement.

(40)

Reflects 82,889 shares of Common Stock underlying stock options exercisable within 60 days of August 29, 2025 which are beneficially owned by Praveen Tipirneni as of such date, which does not include 2,178 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8. 85,924 shares of Common Stock issuable upon the exercise of the Options held by Praveen Tipirneni are being registered and offered pursuant to this registration statement.

(41)

Consists of 50,385 shares of Common Stock held by Sio Partners LP. Sio Capital Management, LLC is the investment manager for Sio Partners LP and Michael Castor is the managing member of such investment manager. Mr. Caster may be deemed the beneficial owner of the shares of Common Stock held by Sio Partners LP. Mr. Castor disclaims beneficial ownership of the shares of Common Stock held by Sio Partners LP, except to the extent of any pecuniary interest therein. The address for this entity is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, NY 10016.

(42)

Consists of 35,923 shares of Common Stock held by Sio Partners Offshore Ltd. Sio Capital Management, LLC is the investment manager for Sio Partners Offshore Ltd and Michael Castor is the managing member of such investment manager. Mr. Caster may be deemed the beneficial owner of the shares of Common Stock held by Sio Partners Offshore Ltd. Mr. Castor disclaims beneficial ownership of the shares of Common Stock held by Sio Partners Offshore Ltd, except to the extent of any pecuniary interest therein. The address for this entity is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, NY 10016.

(43)

Reflects 136,880 shares of Common Stock held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1 of which 102,637 shares of Common Stock held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1 are being registered and offered pursuant to this registration statement. Kenneth E. Foley may be deemed to beneficially own the shares of Common Stock held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1 and disclaims beneficial ownership of the shares of Common Stock held by Spearhead Insurance Solutions IDF, LLC – Series ADAR1. The address for this entity is 3828 Kennett Pike, Ste 202, Greenville, DE 19807.

(44)

Consists of 186,614 shares of Common Stock held by StemPoint Capital LP. Michelle Ross may be deemed to beneficially own the shares of Common Stock held by StemPoint Capital LP. The address for this entity is 520 Madison Avenue, 19th Floor, New York, NY 10022.

(45)

Consists of 2,626,946 shares of Common Stock held by TheRas Aggregator, LP. The voting and dispositive power with respect to the shares of Common Stock held by TheRas Aggregator, LP are made collectively by the managers of the general partner, James Momtazee, Laura Furmanski, Neel Varshney and James P. Boylan. The address for this entity and the managers is 106 West 56th Street, 8th Floor, New York, NY 10019.
(46)

Consists of 2,818,348 shares of Common Stock held by Wellington Biomedical Innovation Master Investors (Cayman) II L.P. Wellington Management Company LLP (“WMC”) has the power to vote and dispose the shares of Common Stock pursuant to WMC’s investment management relationship with Wellington Biomedical Innovation Master Investors (Cayman) II L.P. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential; however, no single partner owns or has right to vote more than 5% of WMG’s capital. The address for Wellington Biomedical Innovation Master Investors (Cayman) II L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.

(47)

Reflects 127,647 shares of Common Stock held by Wellington Biotechnology Long/Short Fund (Bermuda) L.P. of which 83,958 shares of Common Stock held by Wellington Biotechnology Long/Short Fund (Bermuda) L.P. are being registered pursuant to this registration statement. Wellington Management Company LLP (“WMC”) has the power to vote and dispose the shares of Common Stock pursuant to WMC’s investment management relationship with Wellington Biotechnology Long/Short Fund (Bermuda) L.P. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential; however, no single partner owns or has right to vote more than 5% of WMG’s capital. The address for Wellington Biotechnology Long/Short Fund (Bermuda) L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.

(48)

Reflects 141,927 shares of Common Stock held by Wellington Biotechnology Long/Short Fund, L.P. of which 93,320 shares of Common Stock held by Wellington Biotechnology Long/Short Fund, L.P. are being registered pursuant to this registration statement. Wellington Management Company LLP (“WMC”) has the power to vote and dispose the shares of Common Stock pursuant to WMC’s investment management relationship with Wellington Biotechnology Long/Short Fund L.P. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential; however, no single partner owns or has right to vote more than 5% of WMG’s capital. The address for Wellington Biotechnology Long/Short Fund L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210.

(49)

Reflects 123,378 shares of Common Stock underlying stock options exercisable within 60 days of August 29, 2025 which are beneficially owned by Yong Ben as of such date, which does not include 14,882 shares of Common Stock underlying stock options that will vest upon the filing of the registration statement on Form S-8. 469,849 shares of Common Stock issuable upon the exercise of the Options held by Yong Ben are being registered and offered pursuant to this registration statement.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to any amounts received by us upon exercise of the Options to the extent the Options are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such members, partners, stockholders or other equityholders to use the prospectus to resell the securities acquired in such distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock is listed on Nasdaq under the symbol “BBOT”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the shares of our securities offered by this prospectus will be passed upon by Goodwin Procter LLP, San Francisco, California.

EXPERTS

The financial statements of TheRas, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Helix Acquisition Corp. II as of December 31, 2024 and 2023 and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.bbotx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

THERAS, INC.

HELIX ACQUISITION CORP. II

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of TheRas, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TheRas, Inc. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Francisco, California

April 14, 2025

We have served as the Company’s auditor since 2024.

TheRas, Inc.

Balance Sheets

(In thousands, except shares and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$30,851	$250
Short-term marketable securities	124,780	—
Receivables from related parties	81	1,723
Prepaid expenses and other current assets	2,981	1,964

Total current assets	158,693	3,937
Property and equipment, net	490	596
Other non-current assets	4,986	1,409
Restricted cash	132	—

Total assets	$164,301	$5,942

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,074	$575
Accrued compensation and benefits	3,821	—
Accrued research and development liabilities	8,276	3,373
Accrued professional services	655	138
Payables to related parties	483	12,664
Other accrued liabilities	166	25
Participation right liability	3,105	—

Total current liabilities	19,580	16,775
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock, $0.0001 par value; 409,272,108 and 172,522,822 shares authorized as of December 31, 2024 and 2023, respectively; aggregate liquidation preference of $347,227 and $121,571 as of December 31, 2024 and 2023, respectively; 409,272,108 and 129,580,878 shares issued and outstanding as of December 31, 2024 and 2023 respectively	323,358	104,808
Stockholders’ deficit:
Common stock, $0.0001 par value; 465,000,000 and 177,814,887 shares authorized as of December 31, 2024 and 2023, respectively; 319,612 and 124,726 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	43,538	32,607
Accumulated deficit	(222,523)	(148,248)
Accumulated other comprehensive income	348	—

Total stockholders’ deficit	(178,637)	(115,641)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$164,301	$5,942

The accompanying notes are an integral part of these financial statements.

TheRas, Inc.

Statements of Operations

(In thousands, except shares and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development (includes related party amounts of $8,917 and $15,951 for the years ended December 31, 2024 and 2023, respectively)	$73,107	$56,286
General and administrative (includes related party amounts of $2,779 and $7,744 for the years ended December 31, 2024 and 2023, respectively)	7,756	8,485

Total operating expenses	80,863	64,771

Loss from operations	(80,863)	(64,771)
Other income (expense), net:
Interest income	6,377	72
Income from related party under transition services agreement	775	—
Change in fair value of the participation right liability	(564)	—

Total other income (expense), net	6,588	72

Net loss	$(74,275)	$(64,699)

Net loss per share attributable to common stockholders, basic and diluted	$(511.80)	$(518.73)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	145,125	124,726

The accompanying notes are an integral part of these financial statements.

TheRas, Inc.

Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2024	2023
Comprehensive loss, net of tax:
Net loss	$(74,275)	$(64,699)
Unrealized gain on marketable securities	348	—

Comprehensive loss	$(73,927)	$(64,699)

The accompanying notes are an integral part of these financial statements.

TheRas, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except shares)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2022	76,012,137	$60,946	124,726	$—	$15,891	$(83,549)	$—	$(67,658)
Issuance of Series A redeemable convertible preferred stock to BridgeBio Pharma for cash consideration	51,505,150	42,034	—	—	9,466	—	—	9,466
Contribution from BridgeBio Pharma	—	—	—	—	3,624	—	—	3,624
Stock-based compensation	—	—	—	—	3,391	—	—	3,391
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	2,063,591	1,828	—	—	235	—	—	235
Net loss	—	—	—	—	—	(64,699)	—	(64,699)

Balances as of December 31, 2023	129,580,878	104,808	124,726	—	32,607	(148,248)	—	(115,641)
Issuance of Series A redeemable convertible preferred stock to BridgeBio Pharma for cash consideration	5,916,103	5,090	—	—	825	—	—	825
Issuance of Series B redeemable convertible preferred stock for cash consideration, net of issuance costs	254,032,765	196,720	—	—	—	—	—	—
Contribution from
BridgeBio Pharma	—	—	—	—	1,062	—	—	1,062
Stock-based compensation	—	—	—	—	2,294	—	—	2,294
Exercise of common stock options for cash	—	—	194,886	—	52	—	—	52
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	19,742,362	16,740	—	—	3,000	—	—	3,000
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	—	—	—	—	3,698	—	—	3,698
Unrealized gains on marketable securities	—	—	—	—	—	—	348	348
Net loss	—	—	—	—	—	(74,275)	—	(74,275)

Balance as of December 31, 2024	409,272,108	$323,358	319,612	$—	$43,538	$(222,523)	$348	$ (178,637)

The accompanying notes are an integral part of these financial statements.

TheRas, Inc.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(74,275)	$(64,699)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	208	92
Stock-based compensation	4,425	16,465
Net accretion and amortization of premiums and discounts on marketable securities	(1,543)	—
Change in fair value of the participation right liability	564	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,018)	(98)
Other non-current assets	(3,576)	(1,410)
Accounts payable	2,498	267
Accrued compensation and benefits	2,696	—
Accrued research and development liabilities	4,901	(185)
Accrued professional services	518	20
Other accrued liabilities	141	25
Balances due to and from related parties	9,434	(2,556)

Net cash used in operating activities	(55,027)	(52,079)
Investing activities
Maturities of marketable securities	31,544	—
Purchases of marketable securities	(154,431)	—
Change in related party receivables related to cash pooling arrangement	2,406	(2,406)
Purchases of property and equipment	(49)	(414)

Net cash used in investing activities	(120,530)	(2,820)
Financing activities
Issuance of Series A redeemable convertible preferred stock	5,915	51,500
Issuance of Series B redeemable convertible preferred stock, net of issuance costs	199,261	—
Contribution from BridgeBio Pharma	1,062	3,624
Exercise of common stock options for cash	52	—

Net cash provided by financing activities	206,290	55,124

Net increase in cash, cash equivalents, and restricted cash	30,733	225
Cash, cash equivalents, and restricted cash at beginning of period	250	25

Cash, cash equivalents, and restricted cash at end of period	$30,983	$250

Supplemental disclosures of non-cash investing and financing activities:
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	$19,740	$2,063
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	$3,698	$—
Initial recognition of participation right liability in connection with issuance of Series B redeemable convertible preferred stock	$2,541	$—
Transfers of property and equipment from BridgeBio Pharma	$54	$74

TheRas, Inc.

Statements of Cash Flows—(Continued)

(In thousands)

	Year Ended December 31,
	2024	2023
Reconciliation of cash, cash equivalents, and restricted cash:
Cash	$185	$100
Cash equivalents	30,666	150
Restricted cash	132	—

Total cash, cash equivalents, and restricted cash	$30,983	$250

The accompanying notes are an integral part of these financial statements.

TheRas, Inc.

Notes to Financial Statements

1. Organization

Description of the Business

TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (the “Company,” “we,” “our,” or “us”) was formed as a Delaware corporation in August 2016. The Company is a clinical-stage biopharmaceutical entity advancing a next-generation pipeline of novel small molecule therapeutics targeting renin-angiotensin system (“RAS”) and Phosphoinositide 3-kinase (“PI3K”) malignancies. The Company is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of the Company.

On February 28, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq under the ticker symbol “HLXB.” Subject to the Business Combination Agreement closing, Helix II Merger Sub, Inc., a wholly owned subsidiary of Helix, will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Helix. In connection with the Merger, it is expected that Helix will change its name to BridgeBio Oncology Therapeutics, Inc., and the combined company is anticipated to be listed on the Nasdaq under the new ticker symbol “BBOT.” The Company anticipates this transaction to be completed during 2025.

Basis of Presentation

These financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All costs, as well as assets and liabilities directly associated with the Company’s business activity, are included in the financial statements.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024, the Company had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in the Company, and the Company has operated on a standalone basis. Subsequent to April 30, 2024, the financial information included in these financial statements relates to the Company on a standalone basis.

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, these financial statements have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, these financial statements include allocations of certain general and administrative expenses to the Company from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently from BridgeBio Pharma. The carve-out allocation process and the related transactions are discussed further in Note 11.

Liquidity

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of December 31, 2024, the Company had an accumulated deficit of $222.5 million and incurred net losses of $74.3 million and $64.7 million during the years ended December 31, 2024 and 2023, respectively.

TheRas, Inc.

Notes to Financial Statements

1. Organization (cont.)

In April and May 2024, the Company issued and sold Series B shares for aggregate gross proceeds of $200.0 million, which were partially utilized to finance its operations during the year ended December 31, 2024. In March 2025, the Regents of the University of California (“UCSF”) elected to exercise the Participation Right. The Company settled the Participation Right in April 2025 through the issuance of 28,225,863 shares of the Series B redeemable convertible preferred stock for $22.2 million of cash proceeds (Note 12).

The Company estimated that its existing cash, cash equivalents, and marketable securities of $155.6 million as of December 31, 2024, and $22.2 million of cash proceeds received during April 2025, without any future financing, will not be sufficient for the Company to continue as a going concern. If sufficient funds on acceptable terms are not available when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts, advances its product candidates through preclinical and clinical development, enhances its approach and programs, expands its product pipeline, seeks regulatory approval, prepares for commercialization, hires additional personnel, protects its intellectual property and grows its business. The Company will need to raise additional capital to support its continuing operations and pursue its long-term business plan, including the development and commercialization of its product candidates if approved. Financing activities may include but are not limited to public or private equity offerings, debt financings, potential collaborations, licensing agreements, or other sources. Such activities are subject to significant risks and uncertainties. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Concentration of Credit Risk and Other Risks and Uncertainties

Cash, cash equivalents, marketable securities, and restricted cash are financial instruments that subject us to significant concentrations of credit risk. These financial instruments are held in financial institutions in the United States. At times, the amounts on deposit may exceed federally insured limits. We believe that these financial institutions are financially sound, and, accordingly, minimal credit risk exists with respect to the amounts deposited. The Company has not experienced any credit losses associated with its balances in such accounts during the years ended December 31, 2024 and 2023.

We are subject to certain risks and uncertainties, and we believe that changes in any of the following areas could have a material adverse effect on future financial position or results of operations: ability to obtain future financing, regulatory approval and market acceptance of, and reimbursement for, product candidates, performance of third-party contract research organizations and manufacturers upon which we rely, protection of our intellectual property, litigation or claims against us based on intellectual property, patent, product, regulatory, clinical or other factors, and our ability to attract and retain employees necessary to support our growth.

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

We depend on third-party manufacturers to supply products for research and development activities in our programs. Specifically, we rely and expect to continue to rely on a small number of manufacturers to supply us with our requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. A significant interruption in the supply of active pharmaceutical ingredients and formulated drugs could adversely affect these programs.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to:

•	Accruals for research and development activities and contingent clinical, development, regulatory, and sales-based milestone payments in our in-licensing agreements,

•	The fair value of redeemable convertible preferred stock and common stock,

•	The fair value of share-based awards and participation right liability,

•	Accruals for performance-based milestone compensation arrangements,

•	Recoverability of deferred tax assets,

•	Allocations of operating expenses, including stock-based compensation.

We base our estimates on historical experience and various other reasonable assumptions. Actual results may differ from those estimates or assumptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2024 and 2023, cash equivalents consisted of money market funds. As of December 31, 2024, restricted cash represents security deposits in the form of a letter of credit issued in connection with the Company’s lease agreement that is anticipated to commence in 2025.

Marketable Securities

Marketable securities classified as available-for-sale are carried at fair value with the unrealized gains and losses included in accumulated other comprehensive income as a component of stockholders’ deficit until realized. Realized gains and losses are calculated using the specific identification method and recorded as interest income.

The Company reports the accrued interest receivable as a component of prepaid and other assets on its balance sheet, which is presented separately from available-for-sale securities. The Company does not measure an allowance for credit losses on the accrued interest receivable and instead writes off accrued interest receivable if an issuer defaults or is expected to default on payments.

For available-for-sale securities in an unrealized loss position, the Company first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, the security before recovery of its amortized

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income or loss. For available-for-sale securities that do not meet the above criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the severity of the impairment, any changes in interest rates, market conditions, changes to the underlying credit ratings, and forecasted recovery, among other factors. The credit-related portion of unrealized losses and any subsequent improvements are recorded in interest income through an allowance account. Any impairment that has not been recorded through an allowance for credit losses is included in other comprehensive income on the statements of operations and comprehensive loss. No allowance for credit losses has been recorded as of December 31, 2024.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level 1 —Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•

Level 2 —Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3 —Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment we exercise in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Due to their short-term nature, the carrying amounts reflected in the accompanying balance sheet for cash, cash equivalents, prepaid expenses and other current assets, accounts payable, and other accrued liabilities approximate their fair values.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the asset’s estimated useful life. Our property and equipment consists of lab equipment with an estimated useful life of 5 years. Maintenance and repairs that do not improve or extend the life of the assets are expensed when incurred. Depreciation expense for property and equipment was $0.2 million and $0.1 million during the years ended December 31, 2024 and 2023, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

of the carrying amount of an asset group to the future net undiscounted cash flows that the assets are expected to generate. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. No impairment charges related to long-lived assets have been recorded during the years ended December 31, 2024 and 2023.

Segments

The Company operates in one operating and reportable segment within the United States, developing oncology therapies through various related development projects. All of the Company’s assets are located in the United States. The single operating segment conclusion is further supported by the Company’s organizational and management structure and other factors. The Company’s chief operating decision-maker is its Chief Executive Officer, who manages operations, allocates resources, and evaluates financial performance using a top-down approach and by setting and reviewing company-wide targets. The chief operating decision-maker reviews research and development expenses by the following significant categories presented in the table below (in thousands):

	Year ended December 31,
	2024	2023
Personnel-related expenses	$21,004	$13,313
Research and drug discovery	14,858	18,288
Contract manufacturing	10,571	4,767
Clinical development	9,253	1,285
Professional and consultant fees	8,872	1,033
Stock-based compensation	3,073	13,072
Facility-related and other expenses	3,478	3,394
License fees	1,998	1,134

Total research and development	$73,107	$56,286

Since the Company operates in a single operating and reportable segment represented by the entire entity, significant segment expenses are provided to the chief operating decision-maker using the same basis as presented in the statements of operations, including the research and development itemization above. Net loss is the key measure of segment profit and loss that the chief operating decision-maker uses to allocate resources, assess performance, monitor expenditures and review budget versus actual analysis. The chief operating decision-maker does not review assets at a different level or category other than the amounts disclosed in the Company’s balance sheets.

Receivables from and Payables to Related Parties

Receivables from and payables to related parties represent the amounts due to and from various BridgeBio Pharma entities, which are expected to be settled in cash within 12 months from the reporting date.

Prior to April 30, 2024, receivables from related parties represented the receivables under the centralized cash management balances used by BridgeBio Pharma for cash management and financing its operations. These arrangements may not reflect how the Company would have financed its operations had it been a separate,

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

standalone entity during the applicable periods. Changes in related party receivables related to cash pooling arrangements are presented as investing activities in the statements of cash flows. Subsequent to April 30, 2024, receivables from related parties represent amounts due from various BridgeBio Pharma entities for services rendered by the Company under the transition services agreement.

Payables to related parties represent the amounts due for various research and development and administrative services performed by BridgeBio Pharma to the Company. None of BridgeBio Pharma’s third-party debt and related interest has been attributed to the Company because the Company is not the legal obligor of the debt, and the borrowings are not specifically identifiable to the Company.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist of salaries, benefits, and other personnel-related costs, including stock-based compensation, laboratory supplies, preclinical studies, clinical trials, and related clinical manufacturing costs, costs related to manufacturing preparations, fees paid to other entities to conduct certain research and development activities on our behalf, and allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed.

Accrued Research and Development Liabilities

We record accruals for estimated costs of research and development activities conducted by third-party service providers, including preclinical studies, clinical trials, and contract manufacturing activities. We record the estimated costs of research and development activities based on the estimated amount of services provided but not yet invoiced and include these costs in accrued research and development liabilities in the balance sheets and within research and development expenses in the statements of operations and comprehensive loss. These costs are a significant component of our research and development expenses. Examples of estimated research and development expenses that we accrue include:

•	Fees paid to contract research organizations (“CROs”) in connection with preclinical and toxicology studies and clinical trials;

•	Fees paid to investigative sites in connection with clinical trials;

•	Fees paid to contract manufacturing organizations in connection with the production of product and clinical trial materials; and

•	Professional service fees for consulting and related services.

We base our expense accruals related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors, such as the successful enrollment of patients and the completion of clinical trial milestones. Our service providers generally invoice us monthly in arrears for services performed. In accruing service fees, we estimate the period over which services will be performed and the level of effort to be expended in each period. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. We record advance payments to service providers as prepaid assets.

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

We record accruals for the estimated costs of our contract manufacturing activities performed by third parties. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows to our vendors. Payments under the contracts include upfront payments and milestone payments, which depend on factors such as the achievement of the completion of certain stages of the manufacturing process. To recognize expense, we assess whether we consider the production process sufficiently defined to be considered the delivery of a good or the delivery of a service, where processes and yields are developing and less certain. If we consider the process to be the delivery of a good, we recognize the expense when the drug product is delivered, or we otherwise bear the risk of loss. If we consider the process to be the delivery of a service, we recognize expense based on our best estimates of the contract manufacturer’s progress towards completion of the stages in the contract. We base our estimates on the best information available at the time. However, additional information may become available to us which may allow us to make a more accurate estimate in future reporting periods. In this event, we may be required to record adjustments to research and development expenses in future reporting periods when the actual level of activity becomes more certain. Any increases or decreases in cost are generally considered to be changes in estimates and will be reflected in research and development expenses in the reporting period identified.

General and Administrative Expenses

General and administrative expenses represent salaries, benefits, and other personnel-related costs, including stock-based compensation, costs related to third-party service providers, and professional and legal fees.

Asset Acquisitions

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets, which includes transaction costs. Goodwill is not recognized in asset acquisitions. The costs allocated to acquire in-process research and development (“IPR&D”) with no alternative future use are expensed as research and development as of the asset acquisition date. Contingent consideration payments for asset acquisitions include development, regulatory, and sales-based milestone payments due upon the occurrence of a specific event. Contingent payments are recognized when the milestone is met unless the contingent consideration meets the definition of a derivative, in which case the amount becomes part of the cost of the asset acquired. Upon recognition of the contingent consideration payment, the amount is expensed as research and development expense if it relates to IPR&D with no alternative future use or capitalized if it relates to a developed product, which is generally when clinical trials have been completed and regulatory approval obtained.

Milestone Payments Under In-Licensing Agreements

Under our in-licensing agreements, the Company is required to pay development, regulatory, and sales-based milestone payments if certain substantive milestones are met. We recognize development milestones once they are achieved.

Stock-Based Compensation

Stock-based compensation is recorded in research and development expenses or general and administrative expenses based on the grantee function.

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Prior to April 30, 2024, stock-based compensation recorded included the following components:

•

Amounts related to equity and liability-classified awards issued by BridgeBio Pharma to non-employees of the Company engaged in its research and development activities. These amounts were initially credited to liability and subsequently settled by the Company through conversion of related party payables into the Series A redeemable convertible preferred stock (“Series A”).

•

Amounts related to equity-based awards issued by BridgeBio Pharma and allocated to the Company based on the carve-out expense allocation methodology (refer to Note 11). These amounts were not expected or required to be settled in cash and were credited to stockholders’ deficit, within additional paid-in capital.

Subsequent to April 30, 2024, stock-based compensation includes expenses related to common stock options granted by the Company. The associated stock-based compensation is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of share-based awards are accounted for as they occur. The fair value of stock options is estimated on the grant date using the Black-Scholes option-pricing model, which requires certain assumptions further discussed below:

•

Fair Value of Common Stock —The fair value of the Company’s common stock was determined by the board of directors (“Board”) with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company with no significant revenues, the Company believes that it was appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. In addition, the Company considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the achievement of the development milestones by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for comparable, privately held, early-stage life science companies; (4) the Company’s available liquidity, financial condition, and results of operations; (5) the sales of the Company’s shares to third parties, such as the Series B financing; and (6) the preferential rights of the redeemable convertible preferred stockholders.

•	Expected Dividend Yield —The Company has historically paid no dividends and does not anticipate paying dividends in the future.

•

Expected Equity Volatility —The Company has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to the Company (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.

•	Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.

•

Expected Term — The Company uses the simplified method to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term.

Participation Right Liability

The participation right liability represents the right granted to a third party to potentially participate in the future offerings of the Series B at the fixed price of $0.7873 per share. The participation right is a freestanding

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

instrument that is substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, which is initially and subsequently accounted for at fair value, until the participation right is exercised or expires. Changes in the fair value are presented separately in the statements of operations. The participation right liability is classified in the balance sheet as current since settlement could be required within twelve months of the balance sheet date.

The fair value of the participation right liability is determined using the Black-Scholes option pricing model. The assumptions used to calculate the fair value are consistent with the methodology used for common stock options issued by the Company, except as discussed below:

•

Fair Value of Series B —The fair value of the Company’s Series B redeemable convertible preferred stock was determined by the Board with input from management and consideration of third-party valuation reports. The measurement approach is consistent with the fair value measurement of the Company’s common stock.

•	Expected Term —The Company uses the contractual exercise period of 30 days from the period end reporting date as the expected term.

Accrued Milestone Compensation Arrangements

During the years ended December 31, 2024 and 2023, we had performance-based milestone compensation arrangements with certain employees and consultants, whose vesting is contingent upon meeting various regulatory and development milestones, with fixed monetary amounts known at inception that can be settled upon achievement of certain contingent milestones in the form of (1) cash, (2) equity of BridgeBio Pharma, or (3) cash or equity of BridgeBio Pharma or the Company at the issuer’s sole election.

For arrangements that involve settlement by cash or equity of BridgeBio Pharma or the Company at their sole election, the Company classifies the milestone compensation arrangements as liability-classified awards when they are assessed to be probable of being achieved because of the possible fixed monetary amounts settlement outcomes. The arrangements could also result in a settlement with a variable number of shares based on the then-current stock price at the achievement date of each contingent milestone should we elect to settle in equity.

We record accruals for the compensation expense arising from each development milestone when the specific contingent development milestone is probable of achievement, and such accruals are measured at each reporting period. We estimate the probability of achieving such milestones based on the progression and expected outcome of the related clinical programs. We base our estimates on the best available information at that time. However, additional information may become available to us which may allow us to make a more accurate estimate in future periods. In this event, we may be required to record adjustments to milestone compensation expenses in future periods. Any increases or decreases in such expenses are generally considered to be changes in estimates and will be reflected in the reporting period identified.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

amounts of existing assets and liabilities and their respective tax base and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are determined based on the difference between the carrying amounts under U.S. GAAP and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

We evaluate our deferred tax assets regularly to determine whether adjustments to the valuation allowance are appropriate due to changes in facts or circumstances, such as changes in expected future pre-tax earnings, tax law, interactions with taxing authorities, and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings or losses. Our material assumptions are our forecasts of future pre-tax earnings and the nature and timing of future deductions and income represented by the deferred tax assets and liabilities, all of which involve the exercise of judgment. Although we believe our estimates are reasonable, we are required to use significant judgment in determining the appropriate amount of valuation allowance recorded against deferred tax assets.

We recognize uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. Changes in recognition or measurement are reflected in the period in which judgment occurs. Our policy is to recognize interest and penalties related to the underpayment of income taxes as a component of the provision for income taxes. To date, no interest or penalties have been recorded concerning unrecognized tax benefits.

Net Loss per Share Attributable to Common Stockholders

The Company follows the two-class method when computing net loss per share as it has issued shares of redeemable convertible preferred stock that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities, accounting for dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share attributable to common shareholders is computed by dividing the diluted net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares.

Diluted net loss per share considers potentially dilutive common shares, including outstanding common stock options and shares of redeemable convertible preferred stock. Potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. As such, in periods in which the Company reports a net loss, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders because the effects of potentially dilutive securities are anti-dilutive.

Redeemable Convertible Preferred Stock

The Company initially records redeemable convertible preferred stock at fair value on the dates of issuance, less issuance costs. The preferred stockholders, as a group, controlled the Company’s Board during the periods presented and could initiate a deemed liquidation event, such as a change in control or transfer of substantially all of the Company’s assets. Upon a deemed liquidation event, the preferred stockholder may cause a redemption of

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

the redeemable convertible preferred stock for cash and other assets available for distribution. Based on these considerations, the redeemable convertible preferred stock is classified as temporary equity outside of the stockholders’ deficit in the accompanying balance sheets.

The carrying values of the redeemable convertible preferred stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur. The Company did not accrete the value of the redeemable convertible preferred stock to its redemption value since a liquidation event was not considered probable as of December 31, 2024. Subsequent adjustments to the carrying values of the redeemable convertible preferred stock will be made only when it becomes probable that such liquidation events will occur, causing the shares to become redeemable.

The Company also evaluates the features of its redeemable convertible preferred stock to determine if the features require bifurcation from the underlying shares by evaluating whether they are clearly and closely related to the underlying shares and whether they meet the definition of a derivative. Any feature that meets the definition of a freestanding instrument is bifurcated from the redeemable convertible preferred stock host, recorded at fair value, and is remeasured to fair value each reporting period until settlement or extinguishment. The Company concluded that no features of its redeemable convertible preferred stock require bifurcation.

In determining if an extinguishment or modification of changes to the temporary equity-classified preferred stock has occurred, the Company has elected a policy to evaluate if changes add, delete, or significantly change a substantive contractual term (e.g., one that is at least reasonably possible of being exercised), or fundamentally change the nature of the redeemable convertible preferred stock. This evaluation includes the consideration of both the expected economics as well as the business purpose for the amendment.

Other Comprehensive Loss

Other comprehensive income or loss represent the change in the Company’s stockholders’ deficit from all sources other than investments by or distributions to stockholders. The Company’s other comprehensive income is the result of unrealized gains and losses on marketable securities.

Emerging Growth Company Status

The Company intends to operate as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. The Company historically operated as part of BridgeBio Pharma and adopted new accounting pronouncements using the same timeline as BridgeBio Pharma. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires disclosures of significant segment expenses that are regularly provided to the chief operating decision maker

TheRas, Inc.

Notes to Financial Statements

2. Summary of Significant Accounting Policies (cont.)

(“CODM”), a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM for resource allocation. The Company adopted the guidance using a retrospective approach as of January 1, 2024. The adoption of this new guidance resulted in additional disclosures presented in these financial statements.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. The guidance is effective for the Company’s annual periods beginning on January 1, 2025, with early adoption permitted. The ASU should be applied on a prospective basis with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

3. Fair Value Measurements and Disclosures

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis by level within the valuation hierarchy (in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$30,666	$—	$—	$30,666

Total cash equivalents	$30,666	$—	$—	$30,666

Marketable securities:
Treasury bills	$30,932	$—	$—	$30,932
Commercial paper	—	5,876	—	5,876
Corporate debt securities	—	87,972	—	87,972

Total marketable securities	$30,932	$93,848	$—	$124,780

Total assets	$61,598	$93,848	$—	$155,446

Liability
Participation right liability	$—	$—	$3,105	$3,105

Total liabilities	$—	$—	$3,105	$3,105

TheRas, Inc.

Notes to Financial Statements

3. Fair Value Measurements and Disclosures (cont.)

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$150	$—	$—	$150

Total cash equivalents	$150	$—	$—	$150

Money market funds are highly liquid and actively traded marketable securities that generally transact at a stable $1.00 net asset value representing their estimated fair value. The fair value of marketable securities is based upon observable market inputs obtained from third-party pricing services. The pricing services use industry-standard valuation models and observable inputs, including reported trades, broker-dealer quotes, bids or offers on the same or similar securities issuer, credit spreads, benchmark securities, prepayment and default projections based on historical data, and other observable inputs.

The following table summarizes the activity of the Company’s participation right liability (Note 4) initially recognized in April 2024 in connection with the Series B financing and measured using unobservable inputs (in thousands):

December 31, 2024
Initial recognition of participation right liability	$2,541
Change in fair value of participation right liability	564

Balance as of end period	$3,105

During the year ended December 31, 2024, the fair value of the participation right liability was estimated using the Black-Scholes option pricing model with the following assumptions:

Expected term, years	0.08
Expected volatility	99.3%
Expected dividends	—
Risk-free interest rate	4.35% – 5.41%

The following tables summarize the amortized cost and fair value of the Company’s cash equivalents and marketable securities by major investment category for the periods indicated (in thousands):

	December 31, 2024
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$30,825	$107	$—	$30,932
Commercial paper	5,857	19	—	5,876
Corporate debt securities	87,750	222	—	87,972

Total marketable securities	$124,432	$348	$—	$124,780

There were no unrealized gains or losses on cash equivalents as of December 31, 2024, and 2023. There were no securities in an unrealized loss position as of December 31, 2024. No marketable securities were outstanding during the year ended December 31, 2023.

TheRas, Inc.

Notes to Financial Statements

4. License and Collaboration Agreements

From time to time, the Company enters into asset purchase and license agreements with third parties, which are generally accounted for as asset acquisitions.

The Regents of the University of California License Agreements

In September 2016, the Company entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and terminated in June 2021.

Under the UCSF License, UCSF received a right but not an obligation to purchase up to 10% of securities in any offering on the same terms as other investors (“Participation Right”), which survived the termination of the UCSF License. Because UCSF was not notified of the Series B financing at the time it was completed in May 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of the Series B redeemable convertible preferred stock at the original issue price of $0.7873 per share. As of December 31, 2024, the Company recognized a liability of $3.1 million in connection with the Participation Right.

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, the Company entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). In December 2018, the Company and Leidos entered into a license agreement (“Initial Leidos License”), under which the Company was granted certain worldwide exclusive licenses to use the licensed compounds related to its drug discovery and development initiatives. The Initial Leidos License was terminated in 2021.

The Company and Leidos subsequently entered into three additional license agreements (“Additional Leidos Licenses”), including two related to KRAS G12C inhibitor and P13Ka breaker compounds that were executed in August 2022, and one related to the PanKRAS inhibitor executed in December 2023. The Leidos CRADA, Initial Leidos License, and Additional Leidos Licenses are referred to as the Leidos Agreements.

Under the Additional Leidos Licenses, the Company incurred initial upfront fees of $1.8 million, and the Company is required to pay Leidos certain annual license maintenance fees of $0.5 million and royalties on net sales for such licensed compounds. With respect to such royalty obligations, the Company agreed to pay Leidos low single-digit royalties on annual net sales of licensed products. The Company’s obligation to pay royalties continues on a country-by-country basis until the expiration of all licensed patent rights covering licensed products in such country. Leidos is also entitled to receive a low double-digit percentage of the sublicensing income received by the Company. As of December 31, 2024, the Company is obligated to make contingent milestone payments totaling up to $24.9 million upon the achievement of certain clinical and regulatory milestones.

For the years ended December 31, 2024 and 2023, the Company recognized research and development expenses of $3.6 million and $3.1 million, respectively, in connection with the Leidos Agreements.

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, the Company entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge therapeutics

TheRas, Inc.

Notes to Financial Statements

4. License and Collaboration Agreements (cont.)

possibilities to KRAS drug discovery utilizing LLNS’s high-performance computing machines. The Company and LLNS executed subsequent amendments to the LLNS CRADA between December 2019 and December 2024 to clarify the scope and provide for term extensions. In July 2022, the Company entered into an exclusive patent license agreement for KRAS G12C inhibitors and an exclusive patent license agreement for PI3Kα breaker compounds. In December 2024, the Company entered into an exclusive license agreement with LLNS for research and development of Pan KRAS inhibitor. These three agreements are collectively referred to as the LLNS Agreements.

Upon execution of the LLNS Agreements, the Company paid initial upfront cash fees of $0.2 million. In addition, under the terms of the LLNS Agreements, the Company is required to pay LLNS certain annual license maintenance fees of $0.1 million and royalties to LLNS on net sales for such licensed compounds. With respect to such royalty obligations, the Company agreed to pay LLNS low single-digit tiered royalties on annual net sales of licensed products, with a minimum royalty requirement ranging between $0.1 million and $0.5 million, depending on the anniversary of the first commercial sale of the products. The Company’s obligation to pay royalties continues on a country-by-country basis until the expiration of all licensed patent rights covering licensed products in such country. LLNS is also entitled to receive half of the sublicensing income received by the Company, capped at $2.0 million per year for each indication. As of December 31, 2024, the Company is required to make contingent milestone payments totaling up to $20.5 million upon the achievement of certain clinical, regulatory, and sales milestones.

For the years ended December 31, 2024 and 2023, the Company recognized research and development expenses of $2.1 million and $0.5 million, respectively, in connection with the LLNS Agreements.

5. Commitments and Contingencies

Other Research and Development Agreements

We may also enter into contracts in the normal course of business with contract research organizations for clinical trials, with contract manufacturing organizations for clinical supplies, and with other vendors for preclinical studies, supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice with potential termination charges.

Cash Bonuses with Performance Conditions

In May 2024, the Company granted bonuses of $7.6 million to various executives and employees that were linked to a development milestone. These bonuses were settled in cash during the year ended December 31, 2024.

In May 2024, the Company committed to making a $3.0 million cash payment to an executive contingent upon the consummation of an equity financing, a change in control transaction, an initial public offering, or a reverse merger with a SPAC. As the underlying events were not probable, no accrual has been recorded as of December 31, 2024. The potential closing of the Business Combination Agreement discussed in Note 1 qualifies as a change of control event that will result in the payment of the $3.0 million cash bonus upon the transaction closing.

Indemnification

In the ordinary course of business, we may provide indemnifications of varying scope and terms to vendors, lessors, business partners, Board members, officers, and other parties with respect to certain matters, including,

TheRas, Inc.

Notes to Financial Statements

5. Commitments and Contingencies (cont.)

but not limited to, losses arising out of breach of such agreements, services to be provided by us, our negligence or willful misconduct, violations of law, or intellectual property infringement claims made by third parties. No material demands have been made upon us to provide indemnification under such agreements, and thus, there are no claims that we are aware of that could have a material effect on our financial statements.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

6. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Redeemable Convertible Preferred Stock

In January 2017, the Company issued to BridgeBio Pharma 8,998,965 shares of Series Seed redeemable convertible preferred stock (“Series Seed”) in a single closing at $0.1112 per share for cash consideration of $1.0 million. The Company did not incur any material transaction costs related to the Series Seed financing.

Between May 2017 and April 2024, the Company issued to BridgeBio Pharma 122,927,763 shares of the Series A at $0.9999 per share for cash consideration of $122.9 million and 23,312,615 shares of the Series A at $0.9999 per share through the $23.3 million conversion of the related party payables. The Company did not incur any material transaction costs related to the Series A financing.

Prior to April 30, 2024, BridgeBio Pharma was the Company’s controlling stockholder, and all Series Seed and Series A issuances represented related party transactions. As such, upon issuance, the Series A shares were credited to the redeemable convertible preferred stock at their issuance date fair values. During the years ended December 31, 2024 and 2023, there was an excess of the original issue price over the fair value of the Series A shares issued to BridgeBio Pharma for cash and from conversion of related party payables of $3.8 million and $9.7 million, respectively, which was treated as a capital contribution and recorded to additional paid-in capital.

In April 2024, the Company received $175.0 million in gross proceeds through the issuance of 222,278,669 shares of the Series B at $0.7873 per share. In May 2024, the Company received $25.0 million in gross proceeds through the issuance of 31,754,096 shares of the Series B at $0.7873 per share. The Company recorded the issuance costs of $0.7 million in connection with the Series B financing as a reduction of the proceeds received, and allocated $2.5 million to recognize the initial fair value of the participation right liability.

The Series B financing was executed at a lower price per share compared to the Series A financing of $0.9999 per share (“Down Round Financing”). In April 2024, BridgeBio Pharma waived its anti-dilution adjustments for the outstanding Series A shares in connection with the Down Round Financing, and no adjustment to the Series A conversion price was applied. The Company determined that the resulting decrease in the fair value per share was less than 10%, and that the amendment represented a modification and not an extinguishment. As such, no adjustments were recorded to the carrying value of the Series A, and no charges were required to be reflected in the stockholders’ deficit.

TheRas, Inc.

Notes to Financial Statements

6. Redeemable Convertible Preferred Stock and Stockholders’ Deficit (cont.)

The redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	254,032,765	254,032,765	$0.7873	196,720	200,000

Total	409,272,108	409,272,108		$323,358	$347,227

	As of December 31, 2023
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	9,000,000	8,998,965	$0.1112	$1,001	$1,001
Series A	163,522,822	120,581,913	$0.9999	103,807	120,570

Total	172,522,822	129,580,878		$104,808	$121,571

The holders of the redeemable convertible preferred stock have different rights, preferences, privileges, and restrictions regarding voting, dividends, liquidation, conversion, and redemption.

Voting Rights

Each share of the redeemable convertible preferred stock has voting rights equal to the number of shares of common stock into which it is convertible. The holders of redeemable convertible preferred stock vote together with the holders of common stock as a single class.

Dividends

The holders of the redeemable convertible preferred stock are entitled to receive noncumulative dividends at an annual rate of 8.0% of the original issuance price per share of the respective series when declared by the Company’s Board prior and in preference to any dividends on common stock. The holders of the redeemable convertible preferred stock have priority and are entitled to participate in any distributions to the holders of common stock on an as-converted basis. No dividends have been declared or paid by the Company since inception and through December 31, 2024.

Redemption

Shares of the redeemable convertible preferred stock are contingently redeemable upon the occurrence of certain change in control events that are outside the Company’s control, including a sale, lease, transfer, or other disposition of all or substantially all of the Company’s assets, merger with a special purpose acquisition company or with a public company (“Deemed Liquidation Event”). The following stockholders group are each required to vote to initiate or waive such redemption: (i) the holders of a majority of the then outstanding shares of the redeemable convertible preferred stock, voting together as a single class on an as-converted into common stock basis (“Requisite Holders”), and (ii) the holders of a majority of the then outstanding shares of the Series B, voting as a separate class (“Requisite Series B Holders”).

TheRas, Inc.

Notes to Financial Statements

6. Redeemable Convertible Preferred Stock and Stockholders’ Deficit (cont.)

Subsequent adjustments to the carrying values of the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur. No subsequent measurement adjustments have been made through December 31, 2024.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, and upon a Deemed Liquidation Event, the holders of the redeemable convertible preferred stock are entitled to receive, with equal priority among them, prior and in preference to any distribution of any of the Company’s assets to the holders of common stock, an amount equal to the greater of (a) original issue price per share of redeemable convertible preferred stock of the respective series then outstanding, plus any declared or accrued but unpaid dividends, or (b) an amount payable on an as-converted into common stock basis. After payment of the preferential amounts to the holders of the redeemable convertible preferred stock, the remaining assets of the Company available for distribution are distributed among the holders of common stock in proportion to the number of shares then held.

Conversion Rights

At the option of the holder, each share of the redeemable convertible preferred stock is convertible at any time into such number of shares of common stock as determined by dividing the original issue price per share of the respective series by the applicable conversion price. The initial conversion price per share equals the original issue price per share of the respective series. The conversion price of the redeemable convertible preferred stock is subject to adjustments for recapitalizations and under anti-dilution provisions contained in the Company’s amended and restated certificate of incorporation.

All outstanding shares of the redeemable convertible preferred stock are automatically converted into shares of common stock, at the applicable conversion price, upon either of the following: (a) the closing of the sale of shares of common stock at a price per share of at least $1.5746 in a firm-commitment underwritten public offering under the Securities Act of 1933, as amended, resulting in at least $100.0 million of proceeds to the Company, net of the underwriting discount and commissions, and on a qualified stock exchange, or (b) the date and time, or the occurrence of an event, specified by the Requisite Holders and the Requisite Series B Holders, voting or consenting as two separate groups. The potential closing of the Business Combination Agreement discussed in Note 1 does not represent a triggering event that will result in the automatic conversion of the outstanding redeemable convertible preferred stock.

Common Stock

The holder of each share of common stock is entitled to one vote and is entitled to receive dividends when and if declared by the Board, subject to the preferential rights of the redeemable convertible preferred stockholders. The Company had the following shares reserved for issuance:

	December 31,
	2024	2023
Common stock options issued and outstanding	40,961,404	899,342
Redeemable convertible preferred stock on as-converted into common stock basis	409,272,108	129,580,878
Shares reserved for issuance under the equity incentive plan	5,335,692	2,469,866
Shares issuable under the participation right	28,225,863	—
Total	483,795,067	132,950,086

TheRas, Inc.

Notes to Financial Statements

7. Leases

In November 2024, the Company executed an operating lease for office space and laboratory facilities for approximately 10,934 rentable sq. ft of space in South San Francisco, California. The anticipated commencement date is in 2025. As of December 31, 2024, future minimum lease payments related to this noncancelable lease are as follows (in thousands):

Year ending December 31:
2025	$201
2026	705
2027	730
2028	755
2029	782
Thereafter	263

Total future minimum lease payments	$3,436

8. Stock-Based Compensation

Stock-based compensation is included under the following expense categories presented in our statements of operations (in thousands):

	Year ended December 31,
	2024	2023
Research and development	$3,073	$13,072
General and administrative	1,352	3,393

Total	$4,425	$16,465

Stock-based compensation is comprised of the following components further discussed below (in thousands):

	Year ended December 31,
	2024	2023
Common stock options issued by the Company	$1,355	$—
Performance-based milestone awards	1,125	10,428
Equity awards issued by BridgeBio Pharma	1,006	2,646
Amounts recognized under the carve-out methodology	939	3,391

Total	$4,425	$16,465

Common Stock Options Issued by the Company

2016 Equity Incentive Plan

In January 2017, the Company adopted the 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan provided for the grant of stock-based incentive awards, including common stock options and other stock-based awards. Any cancelled or forfeited awards under the 2016 Plan become available for future issuances. As of December 31, 2024, 5,335,692 shares were reserved for issuance under the 2016 Plan.

TheRas, Inc.

Notes to Financial Statements

8. Stock-Based Compensation (cont.)

2020 Stock and Equity Award Exchange Program

In April 2020, BridgeBio Pharma completed its 2020 Stock and Equity Award Exchange Program (“2020 Exchange Program”) for certain eligible controlled entities, including the Company. Under the 2020 Exchange Program, equity-based awards, including common stock options and outstanding common stock initially issued by the Company, were transferred to BridgeBio Pharma, and the eligible grantees received the corresponding type of BridgeBio Pharma equity-based awards based on the applicable exchange ratio. As a result, BridgeBio Pharma received 826,006 options to purchase common stock of the Company and 37,588 shares of common stock of the Company, which remained outstanding through December 31, 2024.

Outstanding Stock Common Options

The Company had the following common stock options outstanding as of December 31, 2024:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding as of December 31, 2023	899,342	$0.29	5.4	$178
Granted	42,294,379	0.38
Exercised	(194,886)	0.26
Forfeited and cancelled	(2,037,431)	0.37

Outstanding as of December 31, 2024	40,961,404	$0.38	9.5	$3,437

Exercisable as of December 31, 2024	7,847,234	$0.37	9.1	$676

The aggregate intrinsic value in the above table is calculated as the difference between the exercise price of the underlying stock options and the Company’s estimated fair value of its common stock as of each balance sheet date.

As of December 31, 2024, 16,952,934 common stock options included accelerated vesting upon termination of the grantees without cause (as defined under the 2016 Plan) or for good reason (as defined by the grant terms) within 12 months after the occurrence of a qualified change in control transaction over the Company. Additionally, 2,507,595 common stock options included accelerated vesting upon the occurrence of a qualified change in control over the Company, which definition excludes an initial public offering or other bona fide financing transactions. The potential closing of the Business Combination Agreement discussed in Note 1 does not represent a qualified change of control event for the 19,460,529 common stock options discussed above.

The weighted-average grant-date fair value of common stock options granted during the year ended December 31, 2024 was $0.25 per share. The weighted-average grant-date fair value of common stock options vested and forfeited during the period each was $0.24 per share. As of December 31, 2024, there was $8.7 million of unrecognized stock-based compensation related to unvested common stock options, which is expected to be recognized over a weighted-average period of 3.5 years. No options were granted, cancelled, or exercised during the year ended December 31, 2023.

TheRas, Inc.

Notes to Financial Statements

8. Stock-Based Compensation (cont.)

The fair value of stock options granted during the year ended December 31, 2024 was estimated at the grant date using the Black-Scholes option pricing model based on the following assumptions:

Expected term, years	6.02 – 6.08
Expected volatility	70.2% – 70.9%
Expected dividends	—
Risk-free interest rate	3.6% – 4.5%

Performance-Based Milestone Awards

BridgeBio Pharma granted performance-based milestone compensation arrangements with certain non-employees of the Company, with vesting contingent on meeting various regulatory and development milestones (“Performance Awards”). The Performance Awards were based on fixed monetary amounts known at inception and could be settled in the form of cash or BridgeBio Pharma equity at BridgeBio Pharma’s sole discretion upon the achievement of the contingent milestones. BridgeBio Pharma also granted performance-based milestone compensation arrangements with certain non-employees of the Company as part of the 2020 Exchange Program. The compensation arrangements issued under the Exchange Program were expected to be settled in the form of equity only (“Exchange Performance Awards”). If these Performance Awards or Exchange Performance Awards are settled in the form of equity, they are satisfied in the form of fully vested restricted stock awards of BridgeBio Pharma.

The Company recognized stock-based compensation associated with these Performance Awards and Exchange Performance Awards when the milestone was probable of achievement. The Company was required to reimburse BridgeBio Pharma for performance-based milestone payments to the extent they were related to its operations. As such, the associated amounts were credited to related party liability. The table below shows the outstanding commitments for the potential milestone amounts and the associated related party liability related to the milestones that were deemed probable of achievement as of December 31, 2023 (in thousands):

	Outstanding Potential Fixed Monetary Amount	Related Party Liability
Performance awards	$2,070	$310
Exchange performance awards	61,605	10,418

Total	$63,675	$10,728

After the Series B financing, the grantees of the above awards terminated their employment with BridgeBio Pharma and became employees of the Company. As a result, all of the performance-based milestone awards of BridgeBio Pharma of $52.9 million that were not achieved prior to the Series B financing were forfeited as they were based on the grantees’ employment with BridgeBio Pharma. No additional expense was recognized in connection with the performance-based milestone awards of BridgeBio Pharma during the year ended December 31, 2024. The Company settled the associated related party liability as of December 31, 2023 through the issuance of the Series A redeemable convertible preferred stock to BridgeBio Pharma (Note 6).

Performance-Based Milestone Award of the Company

In May 2024, the Company granted a performance award of $1.1 million to an executive. This award could be settled in the form of cash or equity at the Company’s sole discretion, and the associated amount is classified

TheRas, Inc.

Notes to Financial Statements

8. Stock-Based Compensation (cont.)

as stock-based compensation within research and development expenses. The underlying milestone was achieved, and this award was settled in cash during the year ended December 31, 2024. There were no outstanding milestone awards that may be settled in the Company’s shares or related liabilities outstanding as of December 31, 2024.

Equity Awards Issued by BridgeBio Pharma

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma, and certain non-employees received restricted stock units of BridgeBio Pharma as compensation for research and development services related to the Company’s operations. The Company recognized the grant date fair value of these awards as expenses over the applicable vesting term with a corresponding credit to related party liability. The Company subsequently reimbursed BridgeBio Pharma for these charges through the conversion of these amounts into the Series A redeemable convertible preferred stock shares.

Amounts Recognized under the Carve-Out Methodology

The amounts recognized under the carve-out methodology represent allocated stock-based compensation for certain management and administrative services provided by BridgeBio Pharma, further discussed in Note 11.

9. Income Taxes

There was no current or deferred income tax expense or benefit for the years ended December 31, 2024 and 2023.

The following table reconciles the statutory federal rate and our effective tax rate.

	Year Ended December 31,
	2024	2023
Tax at statutory federal rate	21.0%	21.0%
Change in valuation allowance	(22.8%)	(21.4%)
Research and development credits	2.8%	0.3%
Other	(1.0%)	0.1%
Effective income tax rate	—%	—%

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$13,699	$12,685
Amortization of intangibles not recognized under U.S. GAAP	1,081	898
Stock-based compensation	274	2,985
Capitalized research and experimental expenditures	25,641	13,263
Tax Credits	3,939	1,327
Other	557	7

TheRas, Inc.

Notes to Financial Statements

9. Income Taxes (cont.)

	December 31,
	2024	2023
Gross deferred tax assets	45,191	31,165
Less: valuation allowance	(45,180)	(31,006)

Deferred tax assets, net of valuation allowance	11	159

Deferred tax liabilities:
Property and equipment	(11)	—
Accrual and reserves	—	(159)

Total deferred tax liabilities	(11)	(159)

Net deferred tax assets	$—	$—

As of December 31, 2024, we have net operating loss carryforwards available to reduce future taxable income, if any, for federal and state income tax purposes of $60.1 million and $12.2 million, respectively. The federal net operating losses generated prior to 2018 of $4.9 million will begin to expire in 2036, losses generated after 2018 amounting to $55.2 million will carry over indefinitely and would be subject to an 80% taxable income limitation in the year utilized. State net operating losses will generally begin to expire in 2036.

As of December 31, 2024, we had federal research and development credit carryforwards of $4.2 million, which will expire beginning in 2036 if not utilized. As of December 31, 2024, we have California and other state research and development tax credit carryforwards of $1.0 million. The California research and development tax credits will carry over indefinitely.

A valuation allowance is provided for deferred tax assets where the recoverability of the assets is uncertain. The determination to provide a valuation allowance depends on whether it is more likely than not that sufficient future taxable income will be generated to utilize the deferred tax assets. Based on the weight of the available evidence, which includes our historical operating losses and forecast of future losses, we provided a valuation allowance against the U.S. Federal and state deferred tax assets resulting from the tax loss and credits carried forward. The valuation allowance increased by $14.2 million and $13.8 million for the years ended December 31, 2024 and 2023, respectively.

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to an ownership change limitation as provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. If we had a change of ownership, utilization of the net operating loss and tax credit carryforwards may be restricted.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Balance at the beginning of the year	$442	$386
Reductions of prior year positions	(13)	—
Additions based on tax positions related to current year	884	56

Balance at the end of the year	$1,313	$442

TheRas, Inc.

Notes to Financial Statements

9. Income Taxes (cont.)

As of December 31, 2024 and 2023, we have not recorded interest and penalties associated with our unrecognized tax benefits. Our policy is to recognize interest and penalties related to income tax matters in income tax expense. Our unrecognized gross tax benefits would not reduce the annual effective tax rate if recognized because we have recorded a valuation allowance on our deferred tax assets. We file federal and various state income tax returns. We currently have no federal or state tax examinations in progress. Due to historic losses, all years are open for examination by federal and state authorities.

10. Net Loss Per Share Attributable to Common Stockholders

The following common stock equivalents were excluded from the computation of diluted net loss per share as their impact would have been anti-dilutive:

	Year Ended December 31,
	2024	2023
Common stock options issued and outstanding	40,961,404	899,342
Redeemable convertible preferred stock on as-converted into common stock basis	409,272,108	129,580,878
Shares issuable under the participation right	28,225,863	—

Total	478,459,375	130,480,220

11. Related Party Transactions

Redeemable Convertible Preferred Stock

All shares of the Series Seed and Series A were issued to BridgeBio Pharma.

Forgiveness of the Related Party Payables by BridgeBio Pharma

As of April 30, 2024, BridgeBio Pharma extinguished $3.7 million in outstanding related party payables that were due from the Company. Since the extinguishment was executed by a related party and was not compensatory, no resulting gain was recognized, and this amount was treated as a deemed contribution and credited to additional paid-in capital.

Financial Guarantees

In March 2023, the Company entered into a joinder agreement with U.S. Bank Trust Company, benefiting from credit extended to BridgeBio Pharma under a loan agreement executed in November 2021. In January 2024, BridgeBio Pharma repaid all outstanding principal, interest, and fees, terminating the loan agreement, and the Company was released from these guarantor obligations and liens.

Between January 2024 and April 2024, the Company was a guarantor under the loan agreement executed between BridgeBio Pharma and Blue Owl Capital Corporation. Upon the Series B closing, the Company was released from the guarantor obligations and liens.

Related Party Income and Expenses

During the year ended December 31, 2024, the Company recognized $8.9 million in research and development expenses and $2.8 million in general and administrative expenses for the services provided by

TheRas, Inc.

Notes to Financial Statements

11. Related Party Transactions (cont.)

BridgeBio Pharma. Prior to April 30, 2024, these general and administrative expenses included the amounts calculated using the carve-out allocation methodology of $0.9 million for stock-based compensation and $1.1 million related to other administrative expenses, presented as contribution from BridgeBio Pharma.

During the year ended December 31, 2024, the Company also recognized $0.8 million in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series B financing to facilitate the Company’s transition to the standalone entity operations.

During the year ended December 31, 2023, the Company recognized $16.0 million in research and development expenses and $7.7 million in general and administrative expenses for the services provided by BridgeBio Pharma. These general and administrative expenses included the amounts calculated using the carve-out methodology of $3.4 million for stock-based compensation and $3.6 million related to other administrative expenses, presented as contribution from BridgeBio Pharma.

Allocated Operating Expenses

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the Company’s operations were recorded in the Company’s ledger with a corresponding liability, based on their nature. The Company also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if the Company were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by the Company in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to the Company’s operations.

The Company is not contractually required to reimburse BridgeBio Pharma or its controlled entities for the allocated operating expenses, including stock-based compensation. As such, the allocated operating expenses are presented as a deemed contribution from BridgeBio Pharma to the Company and were credited to additional paid-in capital. The corresponding amounts are presented as constructive cash inflows from financing activities in the statements of cash flows.

The Company considers the allocation methodology used to be reasonable and to appropriately reflect the related expenses attributable to the Company based on its activity in each reporting period and for the purposes of these financial statements. However, the allocated expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had operated as a separate standalone entity. In addition, the allocated expenses may not be indicative of expenses the Company will incur in the future.

12. Subsequent Events

We have reviewed and evaluated material subsequent events from the balance sheet date of December 31, 2024, through April 14, 2025. Other than those noted below, no subsequent events have been identified for disclosure.

SPAC Transaction

As discussed in Note 1, on February 28, 2025, the Company entered into the BCA with Helix, a publicly traded SPAC. Subject to the Business Combination Agreement closing, the combined company is anticipated to

TheRas, Inc.

Notes to Financial Statements

12. Subsequent Events (cont.)

be listed on the Nasdaq. Prior to the Business Combination Agreement closing, the Company remains subject to customary interim operating covenants imposed by Helix.

Concurrent with the execution of the Business Combination Agreement, Helix entered into subscription agreements (“Subscription Agreements”) with certain investors to which it agreed to issue and sell to investors in a private placement financing shares of its common stock for an aggregate purchase price of $260.9 million, which is expected to close immediately prior to the closing of the Business Combination.

Amendment to Certificate of Incorporation

In April 2025, the Company amended and restated its certificate of incorporation to increase the authorized redeemable convertible preferred stock from 409,272,108 to 437,497,971 shares, and the authorized common stock from 465,000,000 to 495,000,000 shares.

UCSF Option under the Participation Right

In February 2025, the Company notified UCSF of a right to purchase up to 28,225,863 shares of Series B redeemable convertible preferred stock at a purchase price of $0.7873 per share on or before March 29, 2025 (“UCSF Option”).

In March 2025, UCSF elected to exercise the Participation Right in full. In April 2025, the Participation Right was settled through the issuance of 28,225,863 shares of the Series B redeemable convertible preferred stock, and the Company received $22.2 million in cash from the exercise of the UCSF Option.

Equity Award Grants

In April 2025, the Board granted 6,162,275 common stock options at an exercise price of $0.70 to the Company’s employees and board members, which included 826,583 common stock options that became available for issuance under the 2016 Plan due to award cancellations subsequent to December 31, 2024.

TheRas, Inc.

Unaudited Condensed Balance Sheets

(In thousands, except shares and per share data)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$31,518	$30,851
Short-term marketable securities	99,880	124,780
Receivables from related parties	175	81
Prepaid expenses and other current assets	10,773	2,981

Total current assets	142,346	158,693
Property and equipment, net	900	490
Operating lease right-of-use asset	2,549	—
Other non-current assets	5,326	4,986
Restricted cash	132	132

Total assets	$151,253	$164,301

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,197	$3,074
Accrued compensation and benefits	2,740	3,821
Accrued research and development liabilities	19,802	8,276
Accrued professional services	1,640	655
Payables to related parties	330	483
Operating lease liability, current	320	—
Other accrued liabilities	222	166
Participation right liability	—	3,105

Total current liabilities	27,251	19,580
Operating lease liability, noncurrent	2,514	—

Total liabilities	29,765	19,580
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, $0.0001 par value; 437,497,971 and 409,272,108 shares authorized as of June 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $369,256 and $347,227 as of June 30, 2025 and December 31, 2024, respectively; 437,252,971 and 409,272,108 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	349,221	323,358
Stockholders’ deficit:
Common stock, $0.0001 par value; 495,000,000 and 465,000,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 564,612 and 319,612 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	45,229	43,538
Accumulated deficit	(273,013)	(222,523)
Accumulated other comprehensive income	51	348

Total stockholders’ deficit	(227,733)	(178,637)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$151,253	$164,301

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development (1)	$27,438	$22,508	$48,073	$35,678
General and administrative (2)	2,655	1,363	5,157	3,642

Total operating expenses	30,093	23,871	53,230	39,320

Loss from operations	(30,093)	(23,871)	(53,230)	(39,320)
Other income (expense), net:
Interest income	1,666	1,766	3,475	1,771
Change in fair value of participation right liability	—	—	(725)	—
Income from related party under transition services agreement	—	282	—	284
Other income (expense)	(8)	—	(10)	—

Total other income (expense), net	1,658	2,048	2,740	2,055

Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)

Net loss per share attributable to common stockholders, basic and diluted	$(50.36)	$(174.97)	$(103.87)	$(298.77)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	564,612	124,726	486,104	124,726

(1)

Research and development expenses include related party amounts of $174 and $2,547 for the three months ended June 30, 2025 and 2024, respectively, and $438 and $8,009 for the six months ended June 30, 2025 and 2024, respectively.

(2)

General and administrative expenses include related party amounts of $201 and $750 for the three months ended June 30, 2025 and 2024, respectively, and $370 and $2,389 for the six months ended June 30, 2025 and 2024, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Comprehensive Loss

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Comprehensive loss, net of tax:
Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)
Unrealized losses on marketable securities	(140)	(59)	(297)	(59)

Comprehensive loss	$(28,575)	$(21,882)	$(50,787)	$(37,324)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholder s’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	409,272,108	$323,358	319,612	$—	$43,538	$(222,523)	$348	$(178,637)
Conversion of Series B redeemable convertible preferred stock into common stock	(245,000)	(189)	245,000	—	189	—	—	189
Stock-based compensation	—	—	—	—	627	—	—	627
Unrealized losses on marketable securities	—	—	—	—	—	—	(157)	(157)
Net loss	—	—	—	—	—	(22,055)	—	(22,055)

Balances as of March 31, 2025	409,027,108	323,169	564,612	—	44,354	(244,578)	191	(200,033)
Issuance of Series B redeemable convertible preferred stock for cash consideration and settlement of participation right liability	28,225,863	26,052	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	875	—	—	875
Unrealized losses on marketable securities	—	—	—	—	—	—	(140)	(140)
Net loss	—	—	—	—	—	(28,435)	—	(28,435)

Balances as of June 30, 2025	437,252,971	$349,221	564,612	$—	$45,229	$(273,013)	$51	$(227,733)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder s’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2023	129,580,878	$104,808	124,726	$—	$32,607	$(148,248)	$—	$(115,641)
Issuance of Series A redeemable convertible preferred stock to BridgeBio Pharma for cash consideration	5,916,103	5,090	—	—	825	—	—	825
Contribution from BridgeBio Pharma	—	—	—	—	732	—	—	732
Stock-based compensation	—	—	—	—	660	—	—	660
Net loss	—	—	—	—	—	(15,442)	—	(15,442)

Balances as of March 31, 2024	135,496,981	109,898	124,726	—	34,824	(163,690)	—	(128,866)
Issuance of Series B redeemable convertible preferred stock for cash consideration, net of issuance costs	254,032,765	196,720	—	—	—	—	—	—
Contribution from BridgeBio Pharma	—	—	—	—	330	—	—	330
Stock-based compensation	—	—	—	—	279	—	—	279
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	19,742,362	16,740	—	—	3,000	—	—	3,000
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	—	—	—	—	3,698	—	—	3,698
Unrealized losses on marketable securities	—	—	—	—	—	—	(59)	(59)
Net loss	—	—	—	—	—	(21,823)	—	(21,823)

Balances as of June 30, 2024	409,272,108	$323,358	124,726	$—	$42,131	$(185,513)	$(59)	$(143,441)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities
Net loss	$(50,490)	$(37,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	123	104
Stock-based compensation	1,502	3,070
Change in fair value of participation right liability	725	—
Net accretion of premiums on marketable securities	(797)	(213)
Amortization of right-of-use assets	112	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,656)	(1,880)
Other non-current assets	(341)	(79)
Accounts payable	(1,514)	(475)
Accrued compensation and benefits	(1,082)	6,962
Accrued research and development liabilities	11,526	3,289
Accrued professional services	311	73
Operating lease liabilities	21	—
Other accrued liabilities	(85)	51
Balances due to and from related parties	(247)	9,343

Net cash used in operating activities	(42,892)	(17,020)
Investing activities
Maturities of marketable securities	83,818	—
Purchases of marketable securities	(58,418)	(151,488)
Change in related party receivables related to cash pooling arrangement	—	2,406
Purchases of property and equipment	(393)	(28)

Net cash provided by (used in) investing activities	25,007	(149,110)
Financing activities
Issuance of Series A redeemable convertible preferred stock	—	5,915
Issuance of Series B redeemable convertible preferred stock, net of issuance costs	22,222	199,261
Payment of deferred transaction costs	(3,670)	—
Contribution from BridgeBio Pharma	—	1,062

Net cash provided by financing activities	18,552	206,238

Net increase in cash, cash equivalents, and restricted cash	667	40,108
Cash, cash equivalents, and restricted cash at beginning of period	30,983	250

Cash, cash equivalents, and restricted cash at end of period	$31,650	$40,358

Supplemental disclosures of non-cash investing and financing activities:
Settlement of participation right liability upon issuance of Series B redeemable convertible preferred stock	$3,830	$—
Right-of-use asset recognized in exchange for operating lease liabilities	$2,706	$—
Deferred de-SPAC transaction costs included in accounts payable and accrued professional services	$1,312	$—
Unpaid property and equipment included in other accrued liabilities	$140	$—
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	$—	$19,740
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	$—	$3,698
Initial recognition of participation right liability in connection with issuance of Series B redeemable convertible preferred stock	$—	$2,541
Non-cash transfers of property and equipment from BridgeBio Pharma	$—	$54

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

1. Organization

Description of the Business

TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (the “Company,” “we,” “our,” or “us”) was formed as a Delaware corporation in August 2016. The Company is a clinical-stage biopharmaceutical entity advancing a next-generation pipeline of novel small molecule therapeutics targeting renin-angiotensin system (“RAS”) and Phosphoinositide 3-kinase (“PI3K”) malignancies. The Company is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of the Company.

de-SPAC Transaction

On February 28, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq under the ticker symbol “HLXB.”

On August 11, 2025, Helix II Merger Sub, Inc., a wholly owned subsidiary of Helix, merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT” (“de-SPAC Transaction”). Immediately prior to the closing of the de-SPAC Transaction, Helix issued and sold to investors in a private placement financing shares of its common stock for an aggregate purchase price of $260.9 million (“PIPE Financing”). These unaudited condensed financial statements do not reflect the impact of the de-SPAC Transaction, since it was executed after June 30, 2025.

Basis of Presentation

These unaudited condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) for interim financial information. All costs, as well as assets and liabilities directly associated with the Company’s business activity, are included in the unaudited condensed financial statements. The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These unaudited condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial information. The unaudited results for the three and six months ended June 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025 or for any other future annual or interim period.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024, the Company had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in the Company, and the Company has operated independently from BridgeBio Pharma. Subsequent to April 30, 2024, the financial information included in these unaudited financial statements relates to the Company on a standalone basis.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, these unaudited financial statements have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the unaudited condensed statement of operations includes allocations of certain general and administrative expenses to the Company from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the unaudited financial statements had the Company operated independently from BridgeBio Pharma. The related transactions are discussed further in Note 12.

Liquidity

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of June 30, 2025, the Company had an accumulated deficit of $273.0 million and incurred net losses of $50.5 million and $37.3 million during the six months ended June 30, 2025 and June 30, 2024, respectively.

As of June 30, 2025, the Company had a balance of cash, cash equivalents, and marketable securities of $131.4 million. Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. The Company believes that its existing cash, cash equivalents, and marketable securities balance, along with the financing received upon the de-SPAC Transaction, will be sufficient to support operations for at least one year from the issuance date of these unaudited condensed financial statements.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts, advances its product candidates through preclinical and clinical development, enhances its approach and programs, expands its product pipeline, seeks regulatory approval, prepares for commercialization, hires additional personnel, protects its intellectual property and grows its business. The Company will need to raise additional capital to support its continuing operations and pursue its long-term business plan, including the development and commercialization of its product candidates if approved. Financing activities may include, but are not limited to, public or private equity offerings, debt financings, potential collaborations, licensing agreements, or other sources. Such activities are subject to significant risks and uncertainties.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the Company’s financial statements for the year ended December 31, 2024, and related notes. There were no material changes to the Company’s significant accounting policies.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash, cash equivalents, marketable securities, and restricted cash are financial instruments that subject us to significant concentrations of credit risk. These financial instruments are held in financial institutions in the United States. At times, the amounts on deposit may exceed federally insured limits. We believe that these financial institutions are financially sound, and, accordingly, minimal credit risk exists with respect to the amounts deposited. The Company has not experienced any credit losses associated with its balances in such accounts through June 30, 2025.

We are subject to certain risks and uncertainties, and we believe that changes in any of the following areas could have a material adverse effect on future financial position or results of operations: ability to obtain future

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

financing, regulatory approval and market acceptance of, and reimbursement for, product candidates, performance of third-party contract research organizations and manufacturers upon which we rely, protection of our intellectual property, litigation or claims against us based on intellectual property, patent, product, regulatory, clinical or other factors, and our ability to attract and retain employees necessary to support our growth.

We depend on third-party manufacturers to supply products for research and development activities in our programs. Specifically, we rely and expect to continue to rely on a small number of manufacturers to supply us with our requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. A significant interruption in the supply of active pharmaceutical ingredients and formulated drugs could adversely affect these programs.

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent liabilities at the date of the unaudited financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in these unaudited financial statements include, but are not limited to:

•	Accruals for research and development activities and contingent clinical, development, regulatory, and sales-based milestone payments in our in-licensing agreements,

•	The fair value of redeemable convertible preferred stock and common stock,

•	The fair value of share-based awards and participation right liability,

•	Accruals for performance-based milestone compensation arrangements,

•	Recoverability of deferred tax assets,

•	Allocations of operating expenses, including stock-based compensation prior to April 30, 2024,

•	The determination of the incremental borrowing rate used in lease-related calculations.

The Company bases its estimates on historical experience and various other reasonable assumptions. Actual results may differ from those estimates or assumptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of June 30, 2025 and December 31, 2024, cash and cash equivalents consisted of money market funds, and restricted cash represented security deposits in the form of a letter of credit issued in connection with the Company’s lease agreement.

The following represents the Company’s cash, cash equivalents, and restricted cash (in thousands):

	June 30, 2025	December 31, 2024
Cash	$190	$185
Cash equivalents	31,328	30,666
Restricted cash	132	132

Total cash, cash equivalents, and restricted cash	$31,650	$30,983

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3—Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment we exercise in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Due to their short-term nature, the carrying amounts reflected in the accompanying balance sheet for cash, cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate their fair values.

Leases

The Company determines if an arrangement contains a lease at inception and the classification of the lease on the commencement date. An arrangement contains a lease if there is an identified asset and if the Company controls the use of the identified asset throughout the period of use. The Company determines whether leases meet the classification criteria of a finance or operating lease considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of June 30, 2025, our lease population consisted of real estate operating leases. Lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term at the commencement date. Right-of-use assets also include any initial direct costs incurred and any lease payments made on or before the lease commencement date, less any lease incentives received. Lease incentives are included in the calculation of lease liability as of the commencement date to the extent it is probable that the Company will utilize them.

In determining the present value of its lease liabilities, the Company uses its incremental borrowing rate when the rate implicit in the lease is not readily determinable, based on information available at lease commencement date. The Company’s incremental borrowing rate is based on the rate of interest that the Company would have to pay

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment, and the determination of the rate requires the Company to make certain assumptions and judgements, including on its synthetic credit rating. Leases may include options to extend or early terminate the lease term. If the Company, using judgment, is reasonably certain that an option will be exercised, then the option will be included in the calculation of the lease term.

The Company elected to combine lease and non-lease components for office leases, and not to recognize right-of-use assets or lease liabilities for short-term leases. A short-term lease is a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Segments

The Company operates in one operating and reportable segment within the United States, developing oncology therapies through various related development projects. All of the Company’s assets are located in the United States. The single operating segment conclusion is further supported by the Company’s organizational and management structure and other factors. The Company’s chief operating decision-maker is its Chief Executive Officer, who manages operations, allocates resources, and evaluates financial performance using a top-down approach and by setting and reviewing company-wide targets. The chief operating decision-maker reviews research and development expenses by the following significant categories presented in the table below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Personnel-related expenses	$5,377	$5,222	$10,498	$9,845
Research and drug discovery	3,402	3,305	6,445	7,767
Contract manufacturing	11,095	1,693	17,115	2,423
Clinical development	5,317	2,594	8,620	3,750
Professional and consultant fees	796	6,718	1,656	6,975
Stock-based compensation	612	1,232	1,052	2,138
Facility-related and other expenses	645	869	1,581	1,774
License fees	194	875	1,106	1,006

Total research and development	$27,438	$22,508	$48,073	$35,678

Since the Company operates in a single operating and reportable segment represented by the entire entity, significant segment expenses are provided to the chief operating decision-maker using the same basis as presented in the condensed statements of operations, including the research and development itemization above. Net loss is the key measure of segment profit and loss that the chief operating decision-maker uses to allocate resources, assess performance, monitor expenditures, and review budget versus actual analysis. The chief operating decision-maker does not review assets at a different level or category other than the amounts disclosed in the Company’s unaudited condensed balance sheets.

Participation Right Liability

The participation right liability represented the right granted to a third party to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

value, until its full exercise and settlement, which occurred in April 2025. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. On the settlement date, the participation right liability remeasured to the intrinsic value of the shares issued and reclassified to temporary equity.

Deferred de-SPAC Transaction Costs

The Company may capitalize certain directly attributable legal, accounting, and other third-party fees associated with the anticipated de-SPAC Transaction as deferred transaction costs until such transaction is consummated. Upon consummation of the transaction, the related capitalized costs are recorded in stockholders’ deficit as a reduction of the proceeds. As of June 30, 2025, the Company recorded $5.0 million related to the de-SPAC Transaction, presented as prepaid expenses and other current assets in the unaudited condensed balance sheet. As of December 31, 2024, no similar costs were capitalized.

Emerging Growth Company Status

The Company operates as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and adopted new accounting pronouncements using the same timeline as BridgeBio Pharma. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. The guidance is effective for the Company’s annual periods beginning on January 1, 2025, with early adoption permitted. The ASU should be applied on a prospective basis, with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the unaudited financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with Topic 606 and Topic 718. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

3. Fair Value Measurements and Disclosures

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis by level within the valuation hierarchy (in thousands):

	June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$31,328	$—	$—	$31,328

Total cash equivalents	$31,328	$—	$—	$31,328

Marketable securities:
Treasury bills	$18,903	$—	$—	$18,903
Commercial paper	—	21,361	—	21,361
Corporate debt securities	—	59,616	—	59,616

Total marketable securities	$18,903	$80,977	$—	$99,880

Total assets	$50,231	$80,977	$—	$131,208

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$30,666	$—	$—	$30,666

Total cash equivalents	$30,666	$—	$—	$30,666

Marketable securities:
Treasury bills	$30,932	$—	$—	$30,932
Commercial paper	—	5,876	—	5,876

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Corporate debt securities	—	87,972	—	87,972

Total marketable securities	$30,932	$93,848	$—	$124,780

Total assets	$61,598	$93,848	$—	$155,446

Liability
Participation right liability	$—	$—	$3,105	$3,105

Total liabilities	$—	$—	$3,105	$3,105

Money market funds are highly liquid and actively traded marketable securities that generally transact at a stable $1.00 net asset value, representing their estimated fair value. The fair value of marketable securities is based upon observable market inputs obtained from third-party pricing services. The pricing services use industry-standard valuation models and observable inputs, including reported trades, broker-dealer quotes, bids or offers on the same or similar securities issuer, credit spreads, benchmark securities, prepayment and default projections based on historical data, and other observable inputs. As of June 30, 2025, the Company’s marketable securities have maturities of less than one year and are classified as current assets.

The following table summarizes the activity of the Company’s participation right liability measured using unobservable inputs (in thousands):

Balance as of December 31, 2024	$3,105
Change in fair value of participation right liability	725

Balance as of March 31, 2025	$3,830
Settlement of participation right liability	(3,830)

Balance as of June 30, 2025	$—

As of the settlement date, the fair value of the participation right liability approximated the intrinsic value of $0.14 Series B per share issued. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the de-SPAC Transaction, an initial public offering, and a sale of the Company, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

Probability of a qualifying liquidity event	15.0% – 50.0%
Expected term, years	0.29 – 1.67
Discount rate	20.0%

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

The following tables summarize the amortized cost and fair value of the Company’s cash equivalents and marketable securities by major investment category for the periods indicated (in thousands):

	June 30, 2025
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$18,899	$7	$(3)	$18,903
Commercial paper	21,369	—	(8)	21,361
Corporate debt securities	59,561	62	(7)	59,616

Total marketable securities	$99,829	$69	$(18)	$99,880

	December 31, 2024
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$30,825	$107	$—	$30,932
Commercial paper	5,857	19	—	5,876
Corporate debt securities	87,750	222	—	87.972

Total marketable securities	$124,432	$348	$—	$124,780

There were no unrealized gains or losses on cash equivalents as of June 30, 2025, and December 31, 2024. As of June 3 0, 2025, there were immaterial non-credit-related unrealized losses for available-for-sale securities. There were no securities in an unrealized loss position as of December 31, 2024. No allowance for credit losses for the Company’s marketable securities was recorded as of June 30, 2025 and December 31, 2024.

4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following components:

	June 30, 2025	December 31, 2024
Deferred de-SPAC transaction costs	$4,983	$—
Prepaid clinical expenses	2,955	—
Prepaid research and development	991	760
Interest receivables	902	1,093
Prepaid rent and related deposits	350	614
Other current assets	592	514

Total prepaid expenses and other current assets	$10,773	$2,981

5. License and Collaboration Agreements

From time to time, the Company enters into asset purchase and license agreements with third parties, which are generally accounted for as asset acquisitions.

The Regents of the University of California License Agreements In September 2016, the Company entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and terminated in June 2021.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors (“Participation Right”), which survived the termination of the UCSF License. Because UCSF was not notified of the Series B financing at the time it was completed in May 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B redeemable convertible preferred stock at a purchase price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. The Participation Right was settled in full in April 2025 (Note 7).

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, the Company entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). The Company’s obligation to pay royalties continues on a country-by-country basis until the expiration of all licensed patent rights covering licensed products in such country. Leidos is also entitled to receive a low double-digit percentage of the sublicensing income received by the Company. As of June 30, 2025, the Company is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, the Company recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, the Company entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge and therapeutic possibilities to KRAS drug discovery utilizing LLNS’s high-performance computing machines. In May 2025, the Company and LLNS executed an amendment to extend the LLNS CRADA expiration date by six months to December 22, 2 025. As of June 30, 2025, the Company is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, the Company recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, the Company recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

6. Commitments and Contingencies

Other Research and Development Agreements

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

We may also enter into contracts in the normal course of business with contract research organizations for clinical trials, with contract manufacturing organizations for clinical supplies, and with other vendors for preclinical studies, supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice with potential termination charges.

Cash Bonus with Performance Conditions

In May 2024, the Company committed to making a $3.0 million cash payment to an executive contingent upon the consummation of an equity financing, a change in control transaction, an initial public offering, or a reverse merger with a SPAC. The de-SPAC Transaction discussed in Note 1 represents a qualifying change of control event for the $3.0 million cash payment, and the Company will record the associated expense upon the closing.

Indemnification

In the ordinary course of business, we may provide indemnifications of varying scope and terms to vendors, lessors, business partners, Board members, officers, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us, our negligence or willful misconduct, violations of law, or intellectual property infringement claims made by third parties. No material demands have been made upon us to provide indemnification under such agreements, and thus, there are no claims that we are aware of that could have a material effect on our unaudited condensed financial statements.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

7. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Redeemable Convertible Preferred Stock

In February 2025, one investor elected to voluntarily convert 245,000 shares of the Series B redeemable convertible preferred stock into common stock. In March 2025, UCSF elected to exercise the Participation Right, and the Company settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million, and the amount credited to redeemable convertible preferred stock included the settlement date fair value of the participation right liability of $3.8 million.

As disclosed in Note 13, the Company’s redeemable convertible preferred stock was converted into common stock in August 2025, immediately before the closing of the de-SPAC Transaction.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

The redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	As of June 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	282,258,628	282,013,628	$0.7873	222,583	222,029

Total	437,497,971	437,252,971		$349,221	$369,256

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	254,032,765	254,032,765	$0.7873	196,720	200,000

Total	409,272,108	409,272,108		$323,358	$347,227

Common Stock

Amendment to Certificate of Incorporation

In April 2025, the Company amended and restated its certificate of incorporation to increase the authorized redeemable convertible preferred stock from 409,272,108 to 437,497,971 shares, and the authorized common stock from 465,000,000 to 495,000,000 shares. Shares Reserved for Issuance

The Company had the following shares reserved for issuance:

	June 30, 2025	December 31, 2024
Common stock options issued and outstanding	46,057,695	40,961,404
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares reserved for issuance under the equity incentive plan	239,401	5,335,692
Shares issuable under the participation right	—	28,225,863

Total	483,550,067	483,795,067

8. Leases

In November 2024, the Company entered into an agreement for the lease of approximately 10,934 square feet of office space in South San Francisco, California for 61 months. The Company has an option to renew for an additional term of four years. The renewal option was not reasonably certain to be exercised by the Company and was excluded from the lease term. The lease commenced in March 2025 and will expire in April 2030. The associated lease costs were not material during the six and three months ended June 30, 2025. As of June 30, 2025, the weighted average remaining lease term for the Company’s lease was 4.83 years, and the discount rate used was 7.40%.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

The following table presents the amortization of the Company’s lease liabilities (in thousands):

Fiscal year ended December 31:
Remainder of 2025	$172
2026	705
2027	730
2028	755
2029	782
Thereafter	263

Total lease payments	3,407
Less: imputed interest	(573)

Total operating lease liabilities	2,834

Short-term lease costs were $0.2 million and $0.4 million for the three months ended June 30, 2025 and 2024, respectively. Short -term lease costs were $0.7 million and $0.4 million for the six months ended June 30, 2025 and June 30, 2024, respectively.

9. Stock-Based Compensation

Stock-based compensation is included under the following expense categories presented in the unaudited condensed statements of operations (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Research and development	$612	$1,232	$1,052	$2,138
General and administrative	263	272	450	932

Total	$875	$1,504	$1,502	$3,070

Stock-based compensation is comprised of the following components further described below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Common stock options issued by the Company	$875	$—	$1,502	$—
Performance-based milestone awards	—	1,125	—	1,125
Equity awards issued by BridgeBio Pharma	—	100	—	1,006
Amounts recognized under the carve-out methodology	—	279	—	939

Total	$875	$1,504	$1,502	$3,070

Common Stock Options Issued by the Company

2016 Equity Incentive Plan

In January 2017, the Company adopted the 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan provided for the grant of stock-based incentive awards, including common stock options and other forms of stock-based compensation. Any cancelled or forfeited awards under the 2016 Plan become available for future issuances. As of June 30, 2025, 239,401 shares were reserved for issuance under the 2016 Plan.

Outstanding Common Stock Options

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

The Company had the following common stock options outstanding:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding as of December 31, 2024	40,961,404	$0.38	9.5	$3,437
Granted	6,162,275	0.70
Forfeited and cancelled	(1,065,984)	0.38

Outstanding as of June 30, 2025	46,057,695	$0.42	9.2	$17,736

Exercisable as of June 30, 2025	10,679,128	$0.38	8.8	$4,573

The aggregate intrinsic value in the above table is calculated as the difference between the estimated fair value of the Company’s common stock and the exercise price of the underlying stock options as of each reporting date.

As of June 30, 2025, a total of 19,460,529 common stock options included provisions for accelerated vesting in connection with a qualified change in control of the Company. These instruments included 16,952,934 options, with vesting if the grantee is terminated without cause (as defined in the 2016 Plan) or for good reason (as defined in the grant terms) within 12 months following such a transaction. The remaining 2,507,595 options vest immediately upon the occurrence of a qualified change in control, excluding events such as an initial public offering or other bona fide financing transactions. The closing of the de-SPAC Transaction described in Note 1 does not constitute a qualified change in control event under these definitions.

The weighted-average grant-date fair value of common stock options vested and forfeited during the six months ended June 30, 2025 each was $0.25 per share. No options were granted, vested, or exercised during the six months ended June 30, 2024. As of June 30, 2025, there was $9.8 million of unrecognized stock-based compensation related to unvested common stock options, which is expected to be recognized over a weighted-average period of 3.2 years.

Performance-Based Milestone Awards of the Company

In May 2024, the Company granted a performance award of $1.1 million to an executive. This award could be settled in the form of cash or equity at the Company’s sole discretion, and the associated amount is classified as stock-based compensation within research and development expenses. The underlying milestone was achieved, and this award was settled in cash during the year ended December 31, 2024. No performance milestone awards that may be settled in the Company’s shares or related liabilities were outstanding during the six months ended June 30, 2025.

Equity Awards Issued by BridgeBio Pharma

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma, and certain non-employees received restricted stock units of BridgeBio Pharma as compensation for research and development services related to the Company’s operations. The Company recognized the grant date fair value of these awards as expenses over the applicable vesting term, with a corresponding credit to related party liability. The Company subsequently reimbursed BridgeBio Pharma for these charges through the conversion of these amounts into the Series A redeemable convertible preferred stock shares.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Amounts Recognized under the Carve-Out Methodology

The amounts recognized under the carve-out methodology represent allocated stock-based compensation for certain management and administrative services provided by BridgeBio Pharma (Note 12).

10. Income Taxes

The Company is subject to U.S. federal and state income taxes as a corporation. The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate adjusted for the effect of discrete items arising in that quarter. There was no provision for income tax for the three and six months ended June 30, 2025 and 2024.

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, we have recorded a full valuation allowance against our otherwise recognizable net deferred tax assets.

Our policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the condensed balance sheets. To date, we have not recognized any interest and penalties on our condensed statements of operations, nor have we accrued for or made payments for interest and penalties. Our unrecognized gross tax benefits would not reduce the estimated annual effective tax rate if recognized because the Company recorded a full valuation allowance on its deferred tax assets.

11. Net Loss Per Share Attributable to Common Stockholders

The following common stock equivalents were excluded from the computation of diluted net loss per share as their impact would have been anti-dilutive:

	Six Months Ended June 30,
	2025	2024
Common stock options issued and outstanding	46,057,695	899,342
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares issuable under the participation right	—	28,225,863

Total	483,310,666	438,397,313

12. Related Party Transactions

Redeemable Convertible Preferred Stock

All shares of the Series Seed and Series A that were issued by the Company through June 30, 2025 remain owned by BridgeBio Pharma. Related Party Income and Expenses During the three and six months ended June 30, 2025, the Company recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

During the three and six months ended June 30, 2024, the Company recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

During each of the three and six months ended June 30, 2024, the Company recognized $0.3 million and $0.3 million, respectively, in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series B financing to facilitate the Company’s transition to standalone operations.

Allocated Operating Expenses

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the Company’s operations were recorded in the Company’s ledger with a corresponding liability, based on their nature. The Company also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if the Company were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by the Company in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to the Company’s operations.

The Company is not contractually required to reimburse BridgeBio Pharma or its controlled entities for the allocated operating expenses, including stock-based compensation. As such, the allocated operating expenses are presented as a deemed contribution from BridgeBio Pharma to the Company and were credited to additional paid-in capital. The corresponding amounts are presented as constructive cash inflows from financing activities in the statements of cash flows.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.3 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

13. Subsequent Events

We have reviewed and evaluated material subsequent events from the reporting date of June 30, 2025, through August 12, 2025, the date that the condensed financial statements were available to be issued. Other than those noted below, no subsequent events have been identified for disclosure.

One Big Beautiful Bill Act

In July 2025, the One Big Beautiful Bill Act was enacted in the United States, which includes significant changes to federal tax law and other regulatory provisions that may impact the Company. The Company is currently evaluating the potential impact of the new legislation, including implications for deferred taxes and related disclosures.

De-SPAC Transaction

As discussed in Note 1, on August 11, 2025, upon the closing of the de-SPAC Transaction, the Company became a wholly-owned subsidiary of Helix. In connection with the Merger, Helix changed its name to BridgeBio

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT.” Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs.

Immediately before the closing of the de-SPAC Transaction, the outstanding redeemable convertible preferred stock of the Company was converted into common stock. After this conversion, all outstanding shares of the Company’s common stock were cancelled and exchanged for common stock of the combined company based on the applicable exchange ratio of approximately 0.0889 determined under the provisions of the Business Combination Agreement (“Consideration Ratio”). Additionally, all outstanding stock options of the Company were cancelled and exchanged for common stock options of the combined company based on the Consideration Ratio. The exercise price for each option was also adjusted to reflect the number of shares issued by the combined company to preserve the intrinsic value per option at the time of closing.

The closing of the de-SPAC Transaction resulted in the recognition of $3.0 million cash bonus liability discussed in Note 6.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Helix Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Helix Acquisition Corp. II as of December 31, 2024 and 2023 the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Helix Acquisition Corp. II, as of December 31, 2024 and 2023, and the results of its operations and its cash flows for years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ( “PCAOB”) and are required to be independent with respect to Helix Acquisition Corp. II in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Helix Acquisition Corp. II is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 10, 2025

PCAOB ID Number 100

HELIX ACQUISITION CORP. II

BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$1,697,777	$—
Prepaid expense	2,160	—
Prepaid insurance – current portion	249,840	—

Total current assets	1,949,777	—
Deferred offering costs	—	332,894
Long-term prepaid insurance	25,128
Marketable securities held in Trust Account	192,449,291	—

TOTAL ASSETS	$194,424,196	$332,894

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued offering costs	$—	$311,368
Accounts payable and accrued expenses	119,706	15,000
Due to related party	67,809	—
Promissory note – related party	—	70,095

Total current liabilities	187,515	396,463
Deferred underwriting fee	5,520,000	—

TOTAL LIABILITIES	5,707,515	396,463

Commitments (Note 6)
Class A ordinary shares subject to possible redemption, 18,400,000 shares at redemption value of $10.46 per share as of December 31, 2024 and 0 shares at December 31, 2023	192,449,291	—
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 509,000 and 0 shares issued and outstanding (excluding 18,400,000 and 0 shares subject to possible redemption) at December 31, 2024 and 2023, respectively	51	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,600,000 shares issued and outstanding at December 31, 2024 and 2023(1)	460	460
Additional paid-in capital	—	24,540
Accumulated deficit	(3,733,121)	(88,569)

TOTAL SHAREHOLDERS’ DEFICIT	(3,732,610)	(63,569)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$194,424,196	$332,894

(1)

On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor.

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
General and administrative expenses	$584,389	$41,692

Loss from operations	(584,389)	(41,692)

Other income (expense):
Share-based compensation expense	(271,572)	—
Interest earned on bank deposits	6,182	—
Interest earned on marketable securities held in Trust Account	8,449,291	—

Total other income	8,183,901	—

Net income (loss)	$7,599,512	$(41,692)

Basic weighted average shares outstanding, Class A ordinary shares	16,635,787	—

Basic net income per share, Class A ordinary shares	$0.36	$—

Diluted weighted average shares outstanding, Class A ordinary shares	16,635,787	—

Diluted net income per share, Class A ordinary shares	$0.36	$—

Basic weighted average shares outstanding, Class B ordinary shares(1)(2)	4,527,869	4,000,000

Basic net income (loss) per share, Class B ordinary shares	$0.36	$(0.01)

Diluted weighted average shares outstanding, Class B ordinary shares(1)(2)	4,600,000	4,000,000

Diluted net income (loss) per share, Class B ordinary shares	$0.36	$(0.01)

(1)

As of December 31, 2023, excludes an aggregate of up to 600,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised. On February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter fully exercised its over-allotment option, and accordingly, the 600,000 Founder Shares are no longer subject to forfeiture (Note 5).

(2)

On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor.

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP. II

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance –December 31, 2022(1)	—	$—	4,600,000	$460	$24,540	$(46,877)	$(21,877)
Net loss	—	—	—	—	—	(41,692)	(41,692)

Balance – December 31, 2023(2)	—	$—	4,600,000	$460	$24,540	$(88,569)	$(63,569)
Sale of 509,000 Private
Placement Shares	509,000	51	—	—	5,089,949	—	5,090,000
Allocated value of transaction costs to private shares	—	—	—	—	(22,096)	—	(22,096)
Share-based compensation expense	—	—	—	—	271,572	—	271,572
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(5,363,965)	(11,244,064)	(16,608,029)
Net income	—	—	—	—	—	7,599,512	7,599,512

Balance – December 31, 2024 (unaudited)(2)	509,000	$51	4,600,000	$460	$—	$(3,733,121)	$(3,732,610)

(1)

Includes an aggregate of up to 600,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised. On February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter fully exercised its over-allotment option, and accordingly, the 600,000 Founder Shares are no longer subject to forfeiture (Note 5).

(2)

On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor.

The accompanying notes are an integral part of these financial statements.

HELIX ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$7,599,512	$(41,692)
Adjustments to reconcile net income to net cash used in operating activities:
Formation and operation expenses paid by Sponsor	—	26,692
Interest earned on marketable securities held in Trust Account	(8,449,291)	—
Non-cash accrued offering costs adjustment	(81,000)	—
Share-based compensation expense	271,572	—
Changes in operating assets and liabilities:
Prepaid expense	(2,160)	—
Short-term prepaid insurance	(249,840)	—
Long-term prepaid insurance	(25,128)	—
Due to related party	67,809	—
Accounts payable and accrued expenses	104,706	15,000

Net cash used in operating activities	(763,820)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(184,000,000)	—

Net cash used in investing activities	(184,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Public Shares, net of underwriting discounts paid	182,160,000	—
Proceeds from sale of Private Placement Shares	5,090,000	—
Repayment of promissory note – related party	(209,853)	—
Payment of offering costs	(578,550)	—

Net cash provided by financing activities	186,461,597	—

Net Change in Cash	1,697,777	—
Cash – Beginning of period	—	—

Cash – End of period	$1,697,777	$—

Non-cash investing and financing activities:
Deferred offering costs paid by Sponsor through promissory note	$139,758	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Helix Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 15, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination but intends to focus on healthcare and healthcare related industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2024, the Company had not commenced any operations. All activity for the period from June 15, 2021 (inception) through December 31, 2024 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2024. On February 13, 2024, the Company consummated the Initial Public Offering of 18,400,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,400,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $184,00 0,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 509,000 Class A ordinary shares (the “Private Placement Shares”) to Helix Holdings II, LLC (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $5,090,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $8,180,834, consisting of $1,840,000 of upfront cash underwriting fee, $5,520,000 of deferred underwriting fee (see additional discussion on Note 6), and $820,834 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of Nasdaq require that the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company anticipates structuring the initial Business Combination so that the post transaction company in which the Public Shareholders (as defined below) own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure the initial Business Combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such Business Combination if the post transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on February 13, 2024, an amount of $184,000,000 ($10.00 per Share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares, after deducting $1,840,000 in underwriting discounts and commissions paid upon the closing of the Initial Public Offering and an aggregate of $3,250,000 to pay fees and expenses in connection with the closing of the Initial Public Offering and for working capital following the closing, was placed in the trust account (“Trust Account”), and either held in cash, deposited into an interest bearing or non-interest bearing bank demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more, or invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earliest of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the Annual Report. The per-share amount to be distributed to the Public Shareholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares (as defined below), Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until (i) the period ending on the date that is 24 months from the closing of the Initial Public Offering, or such earlier liquidation as the Company’s board of directors may approve, in which the Company must complete an initial Business Combination or (ii) such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Completion Window”). However, if the Company has not completed a Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-

share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, the Public Shares acquired by affiliates of the Sponsor in the Initial Public Offering, and any other Public Shares that the Sponsor or its affiliates may acquire thereafter, will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Share ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses, provided that this liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2024, the Company had cash of $1,697,777 and working capital of $1,762,262.

Until the consummation of an Initial Business Combination, the Company will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing an Initial Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust

Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of December 31, 2024 and

2023, the Company had no outstanding borrowings under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete an Initial Business Combination by February 14, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an Initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 14, 2026.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of other income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $1,697,777 and $0 in cash as of December 31, 2024 and 2023, respectively, and no cash equivalents as of such dates.

Marketable Securities Held in Trust Account

At December 31, 2024, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills. The Company accounts for its marketable securities as trading securities under ASC 320, “Investments— Debt and Equity Securities”, where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the statements of operations. As of December 31, 2024, the Company has $8,449,291 of interest earned in the Trust Account of which $7,358,108 was invested in marketable securities and $1,098,183 of accrued interest will be invested in marketable securities. As of December 31, 2024, the Company has not withdrawn any interest earned on the Trust Account. As of December 31, 2023, there were no funds deposited in the Trust

Account.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Private Placement Shares were charged to additional paid-in capital.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes change in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at

December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. At December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$184,000,000
Less:
Class A ordinary shares issuance costs	(8,158,738)
Plus:
Accretion of carrying value to redemption value	16,608,029

Class A ordinary shares subject to possible redemption, December 31, 2024	$192,449,291

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was $0 for the periods presented.

Net Income (loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of the FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) per ordinary share by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Basic and diluted net income (loss) per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income (loss) attributable to the Company by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following tables reflect the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31,
	2024		2023
	Class A	Class B	Class A	Class B
Basic net income (loss) per share Numerator:
Allocation of net income (loss)	$5,973,630	$1,625,882	$—	$(41,692)
Denominator:
Basic weighted average shares outstanding(1)	16,635,787	4,527,869	—	4,000,000

Basic net income (loss) per share	$0.36	$0.36	$—	$(0.01)

	For the Year Ended December 31,
	2024		2023
	Class A	Class B	Class A	Class B
Diluted net income (loss) per share Numerator:
Allocation of net income (loss)	$5,953,340	$1,646,173	$—	$(41,692)
Diluted weighted average shares outstanding(1)	16,635,787	4,600,000	—	4,000,000

Diluted net income (loss) per share	$0.36	$0.36	$—	$(0.01)

(1)	At December 31, 2023, excludes an aggregate of 600,000 Class B ordinary shares that are subject to forfeiture.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Recent Accounting Standards

In March 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-01, “Compensation - Stock Compensation (Topic 718): Scope Application of Profit Interest and Similar Awards” (“ASU 2024-01”). This ASU provides clarification on when profit interest awards should be accounted for similar to a cash bonus or profit-sharing arrangement in accordance with ASC 710 or as a share-based payment arrangement in accordance with ASC 718. The FASB issued this ASU to address diversity in the practice of accounting for profit interest awards. Management does not believe the adoption of ASU 2024-01 will have a material impact on the accompanying financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): “Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. The Company adopted ASU 2023-07 during the year ended December 31, 2024. See Note 9 Segment Information in the accompanying notes to the financial statements for further detail.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

On February 13, 2024, pursuant to the Initial Public Offering, the Company sold 18,400,000 Public Shares, which includes a full exercise by the underwriter of their over-allotment option in the amount of 2,400,000 Public Shares, at a price of $10.00 per Public Share.

NOTE 4. PRIVATE PLACEMENT

On February 13, 2024, simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 509,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $5,090,000. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and are held in the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 19, 2021, Sponsor paid $25,000 to cover certain offering and formation costs of the Company in exchange for 2,875,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering and excluding the Private Placement Shares). On November 29, 2023, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna and John Schmid, and to the Company’s advisor, Andrew Phillips. On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 shares, resulting in the Sponsor holding a total of 4 ,222,500 Founder Shares. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 shares, resulting in the Sponsor holding a total of 4,510,000 Founder Shares and the Company’s two independent directors and one advisor (together with the Sponsor, the “Insiders”) each holding 30,000 Founder Shares, which were retroactively presented on the financial statements, with up to 600,000 Founder Shares held by the Sponsor subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On February 11, 2024, the underwriter of the Initial Public Offering delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share. Accordingly, the Founder Shares are no longer subject to forfeiture.

The Insiders have each agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business

Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The sale or allocation of the Founder Shares to the Company’s director nominees, as described above, is within the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 90,000 Founder Shares transferred to the Company’s independent directors and advisor on November 29, 2023 is $309,600 or $3.44 per share. The Founder Shares were granted subject to a service condition (i.e., being part of the Company at the date of the Initial Public Offering through one year from the Initial Public Offering). Stock-based compensation will be recognized ratably from the date of the Initial Public Offering through the one-year anniversary of the Initial Public Offering in an amount equal to the number of Founder Shares times the grant date fair value per share less the amount initially received for the purchase of the Founder Shares.

Administrative Services and Indemnification Agreement

The Company entered into an agreement, commencing on February 8, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $6,458 per month for office space, utilities and secretarial, and administrative support services. In addition, the Company has agreed that it will indemnify the Sponsor, members and managers and representatives of the Sponsor (collectively, “Sponsor Indemnitees”) from any claims arising out of or relating to the Initial Public Offering or the Company’s operations or conduct of the Company’s business or any claim against any Sponsor Indemnitees alleging any expressed or implied management or endorsement by Sponsor Indemnitees of any of the Company’s activities or any express or implied association between Sponsor Indemnitees, on the one hand, and the Company or any of its other affiliates, on the other hand. For the year ended December 31, 2024, the Company incurred $67,809 in fees for these services, of which such amounts are shown as due to related party in the accompanying balance sheets. For the year ended December 31, 2023, the Company did not incur any such fees for these services.

Promissory Note — Related Party

On June 19, 2021, as amended in October 2023, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2024 or (ii) the completion of the Initial Public Offering. As of December 31, 2024 and 2023, the Company had $0 and $70,095 outstanding under the Promissory Note, respectively. Borrowing under the note is no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of December 31, 2024 and 2023, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Shares and any shares that may be issued upon conversion of Working Capital Loans have registration rights pursuant to a registration rights agreement dated as of February 8, 2024 (the “Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,400,000 additional Public Shares to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 11, 2024, the underwriter delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share.

The underwriter was entitled to an upfront cash underwriting discount of $0.10 per Public Share, or $1,840,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of $0.30 per Public Share, or $5,520,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2024, there were 509,000 Class A ordinary shares issued and outstanding, excluding 18,400,000 Class A ordinary shares subject to possible redemption. At December 31, 2023, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2024 and 2023, there were 4,600,000 Class B ordinary shares issued and outstanding.

Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except to vote to approve any transfer by way of continuation pursuant to the Company’s Amended and Restated Memorandum and Articles of Association or as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase agreements), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Shares issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2024, assets held in the Trust Account were comprised of $635 in cash and $192,448,657 in U.S. Treasury Bills . As of December 31, 2024, the Company did not withdraw any interest income from the Trust Account. At December 31, 2023, there were no assets held in the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2024 and 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Assets:
U.S. Treasury Bills held in Trust Account (Matures on February 13, 2025)	1	$192,448,657	$—

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s Chief Financial Officer has been identified as the chief operating decision maker (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative expenses	$584,389	$41,692
Interest earned on marketable securities held in Trust Account	$8,449,291	$—

The key measures of segment profit or loss reviewed by our CODM are interest earned on marketable securities held in Trust Ac count and general and administrative expenses. The CODM reviews interest earned marketable securities held in Trust Account to measure and monitor shareholders value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination Agreement

On February 28, 2025, the Company entered into the BBOT Business Combination Agreement by and among the Company, BBOT, and Merger Sub. The BBOT Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation , and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company. The consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

The foregoing description of the BBOT Business Combination Agreement does not purport to be complete and is qualified in its entirety by the full text of the BBOT Business Combination Agreement, a copy of which is included as Exhibit 2.1 to this Annual Report.

Other Agreements

The BBOT Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Helix Support Agreement

In connection with the execution of the BBOT Business Combination Agreement, on February 28, 2025, certain Company shareholders and Insiders (the “Helix Supporting Shareholders”), including the Sponsor, Cormorant funds each holding Class A ordinary shares, and the independent directors and an advisor of the Company each holding Class B ordinary shares (the “Helix Existing Investors”), entered into a support agreement with the Company and BBOT (the “Helix Support Agreement”). Under the Helix Support Agreement, among other things, each Helix Supporting Shareholder agreed to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of such Helix Supporting Shareholders’ Class A ordinary shares and Class B ordinary shares (i) in favor of each of the Parent Proposals (as defined in the BBOT Business Combination Agreement), and any other matters necessary or reasonably requested by the Company for consummation of the Domestication, the Merger or any other transactions contemplated by the BBOT Business Combination Agreement and the approval of the Parent Proposals; (ii) against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (as defined in the BBOT Business Combination Agreement, respectively); and (iii) in favor of any proposal sought by the Company to extend the deadline by which the Company must consummate its initial business combination. In addition, the Helix Support Agreement prohibits each Helix Supporting Shareholder from, among other things, selling, assigning or transferring any Class A ordinary shares or Class B ordinary shares held by such Helix Supporting Shareholder except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; (c) the liquidation of the Company; (d) the written agreement of each of the terminating Helix Supporting Shareholder(s), the Company and BBOT with respect to terminating the rights and obligations under the Helix Support Agreement of a specific Helix Supporting Shareholder or a subset of Helix Supporting Shareholders; and (e) the written agreement of all Helix Supporting Shareholders, the Company and BBOT to terminate the Helix Support Agreement in its entirety. Pursuant to the Helix Support Agreement, each of Cormorant Funds and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Class A ordinary shares owned by it for redemption in connection with the BBOT Business Combination. Additionally, the Sponsor and Helix Existing Investors will comply with their non-redemption obligations as specified in the Letter Agreement.

Further, if and only if the Company Closing Cash is less than $400,000,000, the Sponsor will forfeit a number of shares of PubCo Common Stock (the “Contribution Shares”) equal to (a) 3,360,000 multiplied by (b) one minus the number resulting from dividing (i) the Company Closing Cash by (ii) $400,000,000, with any fractional share rounded to the nearest whole number resulting from such product.

The foregoing description of the Helix Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Helix Support Agreement, a copy of which is included as Exhibit 10.7 to this Annual Report.

BBOT Written Consent and Support Agreements

Concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, BBOT obtained and delivered to Company the written consents of a sufficient number of shares of BBOT capital stock (the holders of such shares, the “BBOT Consenting Stockholders”) required to approve the BBOT Business Combination Agreement, each ancillary agreement to which BBOT is a party, and the BBOT Business Combination (the “BBOT Written Consent”).

The foregoing description of the BBOT Written Consent does not purport to be complete and is qualified in its entirety by the full text of the Form of Company Stockholder Written Consent, a copy of which is included as Exhibit L to the BBOT Business Combination Agreement, which is filed as Exhibit 2.1 to this Annual Report.

Additionally, concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, the Company BBOT, and certain stockholders of BBOT (the “BBOT Supporting Stockholders”) entered into a support agreement (the “BBOT Support Agreement”). Pursuant to the BBOT Support Agreement, each BBOT Supporting Stockholder (i) agreed that each existing investor rights agreement of BBOT will automatically terminate upon the Closing, (ii) agreed not to make any proposal or offer that constitutes an Alternative Transaction, among other things, and (iii) waived and agreed not to exercise any rights of appraisal or rights to dissent it may have in connection with the Merger.

The BBOT Support Agreement also prohibits the BBOT Supporting Stockholders from, among other things, selling, assigning or transferring any capital stock of BBOT held by the BBOT Supporting Stockholders except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; and (c) the written agreement of all BBOT Supporting Stockholders, the Company and BBOT to terminate the agreement in its entirety.

The foregoing description of the BBOT Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the BBOT Support Agreement, a copy of which is included as Exhibit 10.8 to this Annual Report.

Subscription Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of the Company (collectively, the “PIPE Investors”), pursuant to which, among other things, PubCo agreed to issue and sell to the PIPE investors, and the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately $260,000,000 of PubCo Common Stock (the “PIPE Shares”), at a purchase price equal to the Redemption Price (the “PIPE Investments”). Existing Company shareholders subscribed for approximately $188,000,000 of the PIPE Investments, which includes Cormorant Funds’ subscription for an aggregate of $75,000,000 of PIPE Investments.

The obligations of each party to consummate the PIPE Investments are conditioned upon, among other things, (i) the PubCo Common Stock having been approved for listing on Nasdaq Stock Market LLC; (ii) all conditions precedent to the closing of the BBOT Business Combination set forth in Article IX of the BBOT Business Combination Agreement having been satisfied or waived; and (iii) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the PIPE Investment illegal or otherwise prohibiting its consummation.

Each of the Sponsor and each Helix Existing Investor agreed to elect to convert their Class B ordinary shares into Class A ordinary shares immediately prior to the Domestication and to waive their rights under the Articles to have their Class B ordinary shares converted into Class A ordinary shares at a ratio of greater than one-to-one.

In addition, pursuant to the Helix Support Agreement, the Sponsor will, effective as of immediately prior to the Domestication and conditioned upon the Closing, forfeit and surrender to the Company such number of Class B ordinary shares (the “Sponsor Forfeited Shares”) held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4,600,000 less (B) $46,000,000 divided by (ii) the Redemption Price.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the full text of the Form of Subscription Agreement, a copy of which is included as Exhibit 10.9 to this Annual Report.

Non-Redemption Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into non-redemption agreements with certain shareholders (the “Non-Redemption Agreements” and, such shareholders, the “Non-Redeeming Holders”), pursuant to which, among other things, each Non-Redeeming Holder irrevocably and unconditionally agreed, for the benefit of the Company, that neither it or its controlled affiliates will exercise any redemption rights under the Articles with respect to Class A ordinary shares held by such holder as of the date of the Non-Redemption Agreement (the “Non-Redeeming Shares”) at any meeting of the shareholders of the Company. The Non-Redeeming Holder also agreed to (i) not to transfer directly or indirectly the Non-Redeeming Shares held by it until earlier of (x) the Closing Date, (y) the termination of the BBOT Business Combination Agreement in accordance with its terms and (z) the termination of the Non-Redemption Agreement in accordance with its terms; and (ii) vote its Non-Redeeming Shares (A) in favor of the BBOT Business Combination Agreement, the Domestication and Merger and each other proposal brought by the Company in connection with the BBOT Business Combination and (B) in favor of any proposal brought by the Company to adjourn or postpone the shareholder’s meeting of the Company in connection with the BBOT Business Combination.

An aggregate of 450,900 Class A ordinary shares are subject to the Non-Redemption Agreements.

The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by the full text of the Form of Non-Redemption Agreement, a copy of which is included as Exhibit 10.10 to this Annual Report.

Lock-Up Agreement

In connection with the Closing, the Sponsor, Cormorant Funds and the Helix Existing Investors will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Sponsor, Cormorant Funds, and each Helix Existing Investor will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such holder after the Domestication until one year after the later of (i) the filing of the Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC and (ii) the Closing Date.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of Lock-Up Agreement, a copy of which is included as Exhibit 10.11 to this Annual Report.

Amended and Restated Registration Rights Agreement

In connection with the Closing, PubCo, Sponsor, Cormorant Funds, the Helix Existing Investors, and certain former stockholders of BBOT will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, among other things, PubCo will agree that, within 30 calendar days following the Closing Date, PubCo will file with the SEC (at Pub Co’s sole cost and expense) a registration statement registering the resale of certain shares of PubCo Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand regis tration rights, including underwritten demands.

The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by the Company, the Sponsor and the Helix Existing Investors in connection with the Company’s initial public offering. The A&R Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).

The foregoing description of the A&R Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Form of A&R Registration Rights Agreement, a copy of which is included as Exhibit 10.12 to this Annual Report.

PART I - FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash	$664,231	$1,697,777
Prepaid expense and other current assets	62,500	2,160
Prepaid insurance – current portion	150,048	249,840

Total current assets	876,779	1,949,777
Long-term prepaid insurance	—	25,128
Marketable securities held in Trust Account	196,513,558	192,449,291

TOTAL ASSETS	$197,390,337	$194,424,196

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,522,262	$119,706
Due to related party	106,557	67,809

Total current liabilities	2,628,819	187,515
Deferred underwriting fee	5,520,000	5,520,000

TOTAL LIABILITIES	8,148,819	5,707,515

Commitments (Note 6)
Class A ordinary shares subject to possible redemption, 18,400,000 shares at redemption value of $10.68 and $10.46 per share as of June 30, 2025 and December 31, 2024, respectively	196,513,558	192,449,291
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 509,000 shares issued and outstanding (excluding 18,400,000 shares subject to possible redemption) as of June 30, 2025 and December 31, 2024	51	51
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,600,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	460	460
Additional paid-in capital	—	—
Accumulated deficit	(7,272,551)	(3,733,121)

TOTAL SHAREHOLDERS’ DEFICIT	(7,272,040)	(3,732,610)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$197,390,337	$194,424,196

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative expenses	$1,121,848	$152,343	$3,543,034	$219,044

Loss from operations	(1,121,848)	(152,343)	(3,543,034)	(219,044)

Other income (expense):
Share-based compensation expense	(36,000)	(77,400)	(93,919)	(116,772)
Interest earned on bank	1,159	—	3,604	—
Interest earned on marketable securities held in Trust Account	2,074,999	2,442,279	4,064,267	3,648,794

Total other income, net	2,040,158	2,364,879	3,973,952	3,532,022

Net income	$918,310	$2,212,536	$430,918	$3,312,978

Basic weighted average shares outstanding, Class A ordinary shares	18,909,000	18,909,000	18,909,000	14,416,807

Basic net income per share, Class A ordinary shares	$0.04	$0.09	$0.02	$0.18

Diluted weighted average shares outstanding, Class A ordinary shares	18,909,000	18,909,000	18,909,000	14,416,807

Diluted net income per share, Class A ordinary shares	$0.04	$0.09	$0.02	$0.17

Basic weighted average shares outstanding, Class B ordinary shares(1)	4,600,000	4,600,000	4,600,000	4,457,459

Basic net income per share, Class B ordinary shares	$0.04	$0.09	$0.02	$0.18

Diluted weighted average shares outstanding, Class B ordinary shares(1)	4,600,000	4,600,000	4,600,000	4,600,000

Diluted net income per share, Class B ordinary shares	$0.04	$0.09	$0.02	$0.17

(1)

On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. All shares and per share amounts have been retroactively restated.

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2025	509,000	$51	4,600,000	$460	$—	$(3,733,121)	$(3,732,610)
Share-based compensation expense	—	—	—	—	57,919	—	57,919
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(57,919)	(1,931,349)	(1,989,268)
Net loss	—	—	—	—	—	(487,392)	(487,392)

Balance – March 31, 2025 (unaudited)	509,000	51	4,600,000	460	—	(6,151,862)	(6,151,351)
Share-based compensation expense	—	—	—	—	36,000	—	36,000
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(36,000)	(2,038,999)	(2,074,999)
Net loss	—	—	—	—	—	918,310	918,310

Balance – June 30, 2025 (unaudited)	509,000	$51	4,600,000	$460	$—	$(7,272,551)	$(7,272,040)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2024	—	$—	4,600,000	$460	$24,540	$(88,569)	$(63,569)
Sale of 509,000 Private Placement Shares	509,000	51	—	—	5,089,949	—	5,090,000
Allocated value of transaction costs to private shares	—	—	—	—	(22,096)	—	(22,096)
Share-based compensation expense	—	—	—	—	39,372	—	39,372
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(5,131,765)	(4,233,488)	(9,365,253)
Net income	—	—	—	—	—	1,100,442	1,100,442

Balance – March 31, 2024 (unaudited)(1)	509,000	51	4,600,000	460	—	(3,221,615)	(3,221,104)
Share-based compensation expense	—	—	—	—	77,400	—	77,400
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(77,400)	(2,364,879)	(2,442,279)
Net income	—	—	—	—	—	2,212,536	2,212,536

Balance – June 30, 2024 (unaudited)(1)	509,000	$51	4,600,000	$460	$—	$(3,373,958)	$(3,373,447)

(1)

On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and Company’s two independent directors and one advisor. On February 8, 2025, in connection with the appointment of a third independent director, Albert A. Homan III, to the board of directors, the Sponsor transferred 30,000 of the Class B ordinary shares held by it to Mr. Holman. All shares and per share amounts have been retroactively restated.

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$430,918	$3,312,978
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,064,267)	(3,648,794)
Non-cash accrued offering costs adjustment	—	(81,000)
Share-based compensation expense	93,919	116,772
Changes in operating assets and liabilities:
Prepaid expense and other currents assets	(60,340)	(11,307)
Short-term prepaid insurance	99,792	(249,840)
Long-term prepaid insurance	25,128	(150,048)
Due to sponsor	38,748	—
Accounts payable and accrued expenses	2,402,556	64,141

Net cash used in operating activities	(1,033,546)	(647,098)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(184,000,000)

Net cash used in investing activities	—	(184,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Private Placement Shares, net of underwriting discounts paid	—	182,160,000
Proceeds from sale of Private Placement Shares	—	5,090,000
Repayment of promissory note – related party	—	(209,853)
Payment of offering costs	—	(578,550)

Net cash provided by financing activities	—	186,461,597

Net Change in Cash	(1,033,546)	1,814,499
Cash – Beginning of period	1,697,777	—

Cash – End of period	$664,231	$1,814,499

Non-Cash investing and financing activities:
Deferred offering costs paid by Sponsor through promissory note	$—	$139,758

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Helix Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 15, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company has one subsidiary, Helix II Merger Sub Inc., a Delaware corporation, a direct wholly owned subsidiary of the Company incorporated on February 26, 2025. As of June 30, 2025, the subsidiary had no activity.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination but intends to focus on healthcare and healthcare related industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from June 15, 2021 (inception) through June 30, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination and negotiating and attempting to complete the proposed BBOT Business Combination (defined below). The Company does not expect to generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2024. On February 13, 2024, the Company consummated the Initial Public Offering of 18,400,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,400,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $184,000,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 509,000 Class A ordinary shares (the “Private Placement Shares”) to Helix Holdings II, LLC (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $5,090,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $8,180,834, consisting of $1,840,000 of upfront cash underwriting fee, $5,520,000 of deferred underwriting fee (see additional discussion on Note 6), and $820,834 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of Nasdaq require that the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Following the closing of the Initial Public Offering, on February 13, 2024, an amount of $184,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares, after deducting $1,840,000 in underwriting discounts and commissions paid upon the closing of the Initial Public Offering and an aggregate of $3,250,000 to pay fees and expenses in connection with the closing of th e Initial Public Offering and for working capital following the closing, was placed in the trust account (“Trust Account”), and either held in cash, deposited into an interest bearing or non-interest bearing bank demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more, or invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earliest of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025. The per-share amount to be distributed to the Public Shareholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares (as defined below), Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The Company will have until (i) the period ending on the date that is 24 months from the closing of the Initial Public Offering, or such earlier liquidation as the Company’s board of directors may approve, in which the Company must complete an initial Business Combination or (ii) such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Completion Window”). However, if the Company has not completed a Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, the Public Shares acquired by affiliates of the Sponsor in the Initial Public Offering, and any other Public Shares that the Sponsor or its affiliates may acquire thereafter, will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Share ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses, provided that this liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Proposed Business Combination with TheRas, Inc. (dba BridgeBio Oncology Therapeutics)

On February 28, 2025, the Company entered into a business combination agreement (as amended on June 17, 2025, the “BBOT Business Combination Agreement”, and the transactions contemplated thereby, including the Domestication and Merger, each as defined below, the “BBOT Business Combination”) with TheRas, Inc., a Delaware corporation (doing business as BridgeBio Oncology Therapeutics, “BBOT”) and Helix II Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained in the BBOT Business Combination Agreement (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company (the “Merger”). Consummation of the transactions contemplated by the BBOT Business Combination Agreement are subject to customary conditions of the respective parties, including the approval of the BBOT Business Combination Agreement, the Business Combination and certain other actions related thereto by the Company’s shareholders, and the availability of a minimum amount of aggregate transaction proceeds. For more information, see Note 6.

Going Concern Consideration

As of June 30, 2025, the Company had cash of $664,231 and working capital deficit of $1,752,040.

Until the consummation of an initial Business Combination, the Company has been and will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing an initial Business Combination.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination do es not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. If the Company completes a Business Combination, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2025 and December 31, 2024, the Company had no outstanding borrowings under Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,“codified in the ASC 205-40, “Presentation of Financial Statements—Going Concern”, management has determined that the Company currently lacks the liquidity it needs to sustain operations for a

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, management has determined that if the Company is unable to complete an initial Business Combination by February 14, 2026, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 14, 2026.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been consolidated condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of other income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $664,231 and $1,697,777 in cash as of June 30, 2025 and December 31, 2024, respectively, and no cash equivalents as of such dates.

Marketable Securities Held in Trust Account

At June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills. The Company accounts for its marketable securities as trading securities under ASC 320, “Investments—Debt and Equity Securities”, where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the statements of operations. For the six months ended June 30, 2025, the Company has $4,064,267 of interest earned in the Trust Account of which $3,248,056 was invested in marketable securities and $816,211 of accrued interest will be invested in marketable securities. For the year ended December 31, 2024, the Company has $8,449,291 of interest earned in the Trust Account of which $7,358,108 was invested in marketable securities and $1,091,183 of accrued interest was invested in marketable securities. As of June 30, 2025 and December 31, 2024, the Company has not withdrawn any interest earned on the Trust Account.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

into its equity and debt components. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Private Placement Shares were charged to additional paid-in capital.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes change in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. At June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$184,000,000
Less:
Public Shares issuance costs	(8,158,738)
Plus:
Accretion of carrying value to redemption value	16,608,029

Class A ordinary shares subject to possible redemption, December 31, 2024	192,449,291
Plus:
Accretion of carrying value to redemption value	4,064,267

Class A ordinary shares subject to possible redemption, June 30, 2025	$196,513,558

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was $0 for the periods presented.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of the FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income per ordinary share by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Basic and diluted net income per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income attributable to the Company by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic net income per ordinary share:
Numerator:
Allocation of net income	$738,625	$179,685	$1,779,610	$432,926	$346,600	$84,318	$2,530,566	$782,412
Denominator
Weighted-average shares outstanding	18,909,000	4,600,000	18,909,000	4,600,000	18,909,000	4,600,000	14,416,807	4,457,459

Basic net income per ordinary share	$0.04	$0.04	$0.09	$0.09	$0.02	$0.02	$0.18	$0.18

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2025		2024		2025		2024
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Diluted net income per ordinary share:
Numerator:
Allocation of net income	$738,625	$179,685	$1,779,610	$432,926	$346,600	$84,318	$2,511,598	$801,380
Denominator
Weighted-average shares outstanding	18,909,000	4,600,000	18,909,000	4,600,000	18,909,000	4,600,000	14,416,807	4,600,000

Diluted net income per ordinary share	$0.04	$0.04	$0.09	$0.09	$0.02	$0.02	$0.17	$0.17

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the consolidated condensed statements of operations.

Derivative Liabilities

The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Subscription Agreements entered into on February 28, 2025 in connection with the BBOT Business Combination (see Note 6) do not qualify to be classified as a liability under ASC 480. The Company will recognize the Subscription Agreements at fair value under ASC 815 as of the contract inception date, and at each reporting period with changes in fair value recognized within earnings. The Company has followed the guidance in ASC 820 Fair Value Measurement. The initial fair value and the value as of February 28, 2025 of the Subscription Agreements issued was estimated using the underlying economic factors that influenced which of the events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e., stock price, exercise price, etc.).

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Recent Accounting Standards

In March 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-01, “Compensation—Stock Compensation (Topic 718): Scope Application of Profit Interest and Similar Awards” (“ASU 2024-01”). This ASU provides clarification on when profit interest awards should be accounted for similar to a cash bonus or profit-sharing arrangement in accordance with ASC 710 or as a share-based payment arrangement in accordance with ASC 718. The FASB issued this ASU to address diversity in the practice of accounting for profit interest awards. This ASU is effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years, with early adoption permitted. This ASU became effective as of December 31, 2024 and the Company’s management adopted it in its financial statements and related disclosures. The adoption of ASU 2024-01 did not have a material impact on the accompanying financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. This ASU became effective as of December 31, 2024 and the Company’s management adopted in its financial statements and related disclosures. See Note 9 Segment Information in the accompanying notes to the financial statements for further detail.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited consolidated condensed financial statements.

NOTE 3. PUBLIC OFFERING

On February 13, 2024, pursuant to the Initial Public Offering, the Company sold 18,400,000 Public Shares, which includes a full exercise by the underwriter of their over-allotment option in the amount of 2,400,000 Public Shares, at a price of $10.00 per Public Share.

NOTE 4. PRIVATE PLACEMENT

On February 13, 2024, simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5 09,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $5,090,000. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and are held in the Trust Account.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 19, 2021, Sponsor paid $25,000 to cover certain offering and formation costs of the Company in exchange for 2,875 ,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering and excluding the Private Placement Shares). On November 29, 2023, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna and John Schmid, and to the Company’s advisor, Andrew Phillips. On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 shares, resulting in the Sponsor holding a total of 4 ,222,500 Founder Shares. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 shares, resulting in the Sponsor holding a total of 4,510,000 Founder Shares and the Company’s two independent directors and one advisor each holding 30,000 Founder Shares, which were retroactively presented on the financial statements, with up to 600,000 Founder Shares held by the Sponsor subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On February 11, 2024, the underwriter of the Initial Public Offering delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share. Accordingly, the Founder Shares are no longer subject to forfeiture.

On February 8, 2025, the board of directors of the Company appointed Mr. Albert A. Holman, III, as an independent director. In connection with his appointment to the board of directors, the Company’s Sponsor transferred 30,000 of the Founder Shares held by it to Mr. Holman.

The Sponsor and the Company’s three independent directors and one advisor (the “Insiders”) have each agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The sale or allocation of the Founder Shares to the Company’s directors on February 8, 2024, as described above, is within the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 90,000 Founder Shares transferred to the Company’s independent directors and advisor on November 29, 2023 is $309,600 or $3.44 per share. The Founder Shares were granted subject to a service condition (i.e., being part of the Company at the date of the Initial Public Offering through one year from the Initial Public Offering). Stock-based compensation will be recognized ratably from the date of the Initial Public Offering through the one-year anniversary of the Initial Public Offering in an amount equal to the number of Founder Shares times the grant date fair value per share less the amount initially received for the purchase of the Founder Shares.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The allocation of the Founder Shares to the Company’s director on February 8, 2025, as described above, is within the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 30,000 Founder Shares transferred to the Company’s independent director on February 8, 2025 is $144,000 or $4.80 per share. The Founder Shares were granted to a service condition (i.e. in connection with the services as a member of the board of directors). Stock-based compensation will be recognized based on the award’s initial fair value upon grant date and recognized over the period in which the services are rendered.

Administrative Services and Indemnification Agreement

The Company entered into an agreement, commencing on February 8, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $6,458 per month for office space, utilities and secretarial, and administrative support services. In addition, the Company has agreed that it will indemnify the Sponsor, members and managers and representatives of the Sponsor (collectively, “Sponsor Indemnitees”) from any claims arising out of or relating to the Initial Public Offering or the Company’s operations or conduct of the Company’s business or any claim against any Sponsor Indemnitees alleging any expressed or implied management or endorsement by Sponsor Indemnitees of any of the Company’s activities or any express or implied association between Sponsor Indemnitees, on the one hand, and the Company or any of its other affiliates, on the other hand. For the three and six months ended June 30, 2025, the Company incurred $19,374 and $38,748 in fees for these services, of which such amounts are shown as due to related party in the accompanying condensed balance sheets. For the three and six months ended June 30, 2024, the Company incurred $19,374 and $29,061 in fees for these services, respectively, of which such amounts are included in accrued expenses in the accompanying condensed balance sheets.

Promissory Note — Related Party

On June 19, 2021, as amended in October 2023, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2024 or (ii) the completion of the Initial Public Offering. As of June 30, 2025 and December 31, 2024, the Company had no amounts outstanding under the Promissory Note. Borrowing under the Promissory Note is no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. If the Company completes a Business Combination, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2025 and December 31, 2024, the Company had no outstanding borrowings under Working Capital Loans.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Shares and any shares that may be issued upon conversion of Working Capital Loans have registration rights pursuant to a registration rights agreement dated as of February 8, 2024 (the “Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,400,000 additional Public Shares to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 11, 2024, the underwriter delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share.

The underwriter was entitled to an upfront cash underwriting discount of $0.10 per Public Share, or $1,840,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of $0.30 per Public Share, or $5,520,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 28, 2025, the Company entered into the BBOT Business Combination Agreement by and among the Company, BBOT, and Merger Sub. The BBOT Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company. The consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

Other Agreements

The BBOT Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Helix Support Agreement

In connection with the execution of the BBOT Business Combination Agreement, on February 28, 2025, certain Company shareholders and Insiders (the “Helix Supporting Shareholders”), including the Sponsor, three investment vehicles managed by Cormorant Asset Management, LP (“Cormorant” and, the investment vehicles

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

managed by Cormorant, the “Cormorant Funds”) each holding Class A ordinary shares, and the independent directors and an advisor of the Company each holding Class B ordinary shares (the “Helix Existing Investors”), entered into a support agreement with the Company and BBOT (the “Helix Support Agreement”). Under the Helix Support Agreement, among other things, each Helix Supporting Shareholder agreed to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of such Helix Supporting Shareholders’ Class A ordinary shares and Class B ordinary shares (i) in favor of each of the Parent Proposals (as defined in the BBOT Business Combination Agreement), and any other matters necessary or reasonably requested by the Company for consummation of the Domestication, the Merger or any other transactions contemplated by the BBOT Business Combination Agreement and the approval of the Parent Proposals; (ii) against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (as defined in the BBOT Business Combination Agreement, respectively); and (iii) in favor of any proposal sought by the Company to extend the deadline by which the Company must consummate its initial business combination. In addition, the Helix Support Agreement prohibits each Helix Supporting Shareholder from, among other things, selling, assigning or transferring any Class A ordinary shares or Class B ordinary shares held by such Helix Supporting Shareholder except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; (c) the liquidation of the Company; (d) the written agreement of each of the terminating Helix Supporting Shareholder(s), the Company and BBOT with respect to terminating the rights and obligations under the Helix Support Agreement of a specific Helix Supporting Shareholder or a subset of Helix Supporting Shareholders; and (e) the written agreement of all Helix Supporting Shareholders, the Company and BBOT to terminate the Helix Support Agreement in its entirety. Pursuant to the Helix Support Agreement, each of Cormorant Funds and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Class A ordinary shares owned by it for redemption in connection with the BBOT Business Combination. Additionally, the Sponsor and Helix Existing Investors will comply with their non-redemption obligations as specified in the Letter Agreement.

Further, if and only if the Company Closing Cash (as defined in the BBOT Business Combination Agreement) is less than $400,00 0,000, the Sponsor will forfeit a number of shares of PubCo Common Stock (the “Contribution Shares”) equal to (a) 3,360,000 multiplied by (b) one minus the number resulting from dividing (i) the Company Closing Cash by (ii) $400,000,000, with any fractional share rounded to the nearest whole number resulting from such product.

Each of the Sponsor and each Helix Existing Investor agreed to elect to convert their Class B ordinary shares into Class A ordinary shares immediately prior to the Domestication and to waive their rights under the Articles to have their Class B ordinary shares converted into Class A ordinary shares at a ratio of greater than one-to-one.

In addition, pursuant to the Helix Support Agreement, the Sponsor will, effective as of immediately prior to the Domesticatio n and conditioned upon the Closing, forfeit and surrender to the Company such number of Class B ordinary shares (the “Sponsor Forfeited Shares”) held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4,600,000 less (B) $46,000,000 divided by (ii) the Redemption Price (as defined in the BBOT Business Combination Agreement).

BBOT Written Consent and Support Agreements

Concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, BBOT obtained and delivered to Company the written consents of a sufficient number of shares of BBOT capital stock required to approve the BBOT Business Combination Agreement, each ancillary agreement to which BBOT is a party, and the BBOT Business Combination.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Additionally, concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, the Company, BBOT, and certain stockholders of BBOT (the “BBOT Supporting Stockholders”) entered into a support agreement (the “BBOT Support Agreement”). Pursuant to the BBOT Support Agreement, each BBOT Supporting Stockholder (i) agreed that each existing investor rights agreement of BBOT will automatically terminate upon the Closing, (ii) agreed not to make any proposal or offer that constitutes an Alternative Transaction, among other things, and (iii) waived and agreed not to exercise any rights of appraisal or rights to dissent it may have in connection with the Merger.

The BBOT Support Agreement also prohibits the BBOT Supporting Stockholders from, among other things, selling, assigning or transferring any capital stock of BBOT held by the BBOT Supporting Stockholders except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; and (c) the written agreement of all BBOT Supporting Stockholders, the Company and BBOT to terminate the agreement in its entirety.

Subscription Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of the Company (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE investors, and the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately $260,000,000 of PubCo Common Stock (the “PIPE Shares”), at a purchase price equal to the Redemption Price (as defined in the BBOT Business Combination Agreement) (the “PIPE Investments”). Cormorant Funds subscribed for an aggregate of $75,000,000 of PIPE Investments.

The obligations of each party to consummate the PIPE Investments are conditioned upon, among other things, (i) the PubCo Common Stock having been approved for listing on Nasdaq Stock Market LLC; (ii) all conditions precedent to the closing of the BBOT Business Combination set forth in Article IX of the BBOT Business Combination Agreement having been satisfied or waived; and (iii) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the PIPE Investment illegal or otherwise prohibiting its consummation; (iv) no subscription agreement, side letter, or other agreement or understanding with any other PIPE Investor having been amended, modified, or waived in any manner that benefits such other PIPE Investor unless each PIPE Investor has been offered the same benefits; (v) the Company having received not less than $200 million in cash from the PIPE Investments; and (vi) no BBOT Material Adverse Effect or Helix Material Adverse Effect (each as defined in the BBOT Business Combination Agreement) having occurred.

Non-Redemption Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into non-redemption agreements with certain shareholders (the “Non-Redemption Agreements” and, such shareholders, the “Non-Redeeming Holders”), pursuant to which, among other things, each Non-Redeeming Holder irrevocably and unconditionally agreed, for the benefit of the Company, that neither it or its controlled affiliates will exercise any redemption rights under the Articles with respect to Class A ordinary shares held by such holder as of the date of the Non-Redemption Agreement (the “Non-Redeeming Shares”) at any meeting of the shareholders of the Company. The Non-Redeeming Holder also agreed to (i) not to transfer directly or indirectly the Non-Redeeming Shares held by it until earlier of (x) the Closing Date, (y) the termination of the BBOT Business Combination Agreement in accordance with its terms and (z) the termination of the Non-Redemption

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Agreement in accordance with its terms; and (ii) vote its Non-Redeeming Shares (A) in favor of the BBOT Business Combination Agreement, the Domestication and Merger and each other proposal brought by the Company in connection with the BBOT Business Combination and (B) in favor of any proposal brought by the Company to adjourn or postpone the shareholder’s meeting of the Company in connection with the BBOT Business Combination.

An aggregate of 450,900 Class A ordinary shares are subject to the Non-Redemption Agreements.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 509,000 Class A ordinary shares issued and outstanding, excluding 18,400,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 4,600,000 Class B ordinary shares issued and outstanding.

Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except to vote to approve any transfer by way of continuation pursuant to the Company’s Amended and Restated Memorandum and Articles of Association or as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of (a) the total number of all Class A ordinary shares outstanding upon completion of the IPO plus (b) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B ordinary shares into Class A ordinary shares will never be at a rate of less than one-to-one.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2025, assets held in the Trust Account were comprised of $328 in cash and $196,513,230 in U.S. Treasury Bills. As of June 30, 2025, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2024, assets held in the Trust Account were comprised of $634 in cash and $192,448,657 in U.S. Treasury Bills . As of December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2025	December 31, 2024
Assets:
U.S. Treasury Bills held in Trust Account (Matures on July 31, 2025)	1	$196,513,230	$192,448,657

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s Chief Financial Officer has been identified as the CODM, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
General and administrative expenses	$1,121,848	$152,343	$3,543,034	$219,044
Interest earned on marketable securities held in Trust Account	$2,074,999	$2,442,279	$4,064,267	$3,648,794

The CODM reviews interest earned marketable securities held in Trust Account to measure and monitor shareholders value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated condensed balance sheet date up to the date that the consolidated condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated condensed financial statements.

BridgeBio Oncology Therapeutics, Inc.

63,054,549 Shares of Common Stock by the Selling Securityholders

PROSPECTUS

September 10, 2025